                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 PLATINUM ENTERTAINMENT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
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     (4) Date Filed:
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
                          PLATINUM ENTERTAINMENT, INC.
                       2001 BUTTERFIELD ROAD, SUITE 1400
                         DOWNERS GROVE, ILLINOIS 60515
                                 (630) 769-0033
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 29, 1997
                            ------------------------

To the Stockholders of

  Platinum Entertainment, Inc.:

    An Annual Meeting of Stockholders of Platinum Entertainment, Inc. (the "Company") will be held at 10:00 a.m., Chicago time, on Wednesday, October 29, 1997, at the offices of the Company, 2001 Butterfield Road, Suite 1400, Downers Grove, Illinois 60515, for the following purposes:

    (1) To elect two Class II directors to the Company's Board of Directors;

    (2) To consider and vote upon a proposal to approve the issuance and sale by the Company of 20,000 shares of Series B Convertible Preferred Stock (the "Preferred Stock"), together with warrants (the "Warrants") to purchase an aggregate 3,600,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock") (the issuance of the Preferred Stock together with the issuance of Warrants is referred to as the "The Preferred Stock with Warrants Issuance"), in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Private Placement"). The consideration to be paid for the Preferred Stock and the Warrants will total $20,000,000. On July 30, 1997, the Company's stockholders approved the issuance by the Company of up to $40 million of convertible preferred stock on the terms described in the proxy statement mailed to stockholders on July 8, 1997. In such proxy statement, the Company undertook to resolicit proxies from its stockholders if the terms of the preferred stock varied materially from the terms described therein. As the amount of Preferred Stock to be issued has been reduced from $40 million to $20 million and as other terms of the Preferred Stock vary from those described in the proxy statement mailed to stockholders on July 8, 1997, the Company is asking its stockholders to approve the Preferred Stock with Warrants Issuance. The Preferred Stock will be redeemable by the Company at any time at a price equal to the $1,000 per share liquidation value thereof plus accrued and unpaid dividends. The Preferred Stock will be convertible, beginning two years from the date of issuance, into shares of Common Stock at a price per share of $6.60. The Common Stock underlying the Warrants may be purchased at an exercise price of $6.60 per share;

    (3) To approve an amendment to the Platinum Entertainment, Inc. 1995 Directors' Stock Option Plan;

    (4) To adopt the Platinum Entertainment, Inc. 1997 Employee Stock Purchase Plan;

    (5) To ratify the appointment by the Board of Directors of Ernst & Young LLP as the independent auditors of the Company's financial statements for the fiscal year ending May 31, 1998; and

    (6) To transact such other business as may properly come before the meeting or any adjournments thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on October 3, 1997 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting.

                                          By order of the Board of Directors,

                                          Steven Devick
                                          CHAIRMAN OF THE BOARD

Downers Grove, Illinois

October   , 1997

 WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOUR STOCK WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS YOU HAVE GIVEN IN YOUR PROXY OR, IF NO INSTRUCTIONS ARE GIVEN, YOUR EXECUTED PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS CONTAINED IN THIS PROXY STATEMENT. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU PREVIOUSLY RETURNED YOUR PROXY CARD. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.

                          PLATINUM ENTERTAINMENT, INC.
                       2001 BUTTERFIELD ROAD, SUITE 1400
                         DOWNERS GROVE, ILLINOIS 60515
                                 (630) 769-0033
                            ------------------------

                                PROXY STATEMENT
                             ---------------------

    The accompanying proxy is solicited by the Board of Directors (the "Board of Directors" or "Board") of Platinum Entertainment, Inc., a Delaware corporation (the "Company"), for use at an Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., Chicago time, on Wednesday, October 29, 1997, at the offices of the Company, 2001 Butterfield Road, Suite 1400, Downers Grove, Illinois 60515, and any adjournments thereof. This Proxy Statement and the accompanying form of proxy are intended to be released to stockholders on or about October 17, 1997.

    RECORD DATE AND OUTSTANDING SHARES--The Board of Directors has fixed the close of business on October 3, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the Record Date, the Company had outstanding 5,274,403 shares of Common Stock, par value $.001 per share (the "Common Stock"). Each of the outstanding shares of Common Stock is entitled to one vote on all matters coming before the Annual Meeting.

    VOTING OF PROXIES--Steven Devick and Douglas C. Laux, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors of the Company to serve in such capacity. Each of Messrs. Devick and Laux is an officer and director of the Company. The shares represented by each executed and returned proxy will be voted and such vote will be in accordance with the directions indicated thereon or, if no direction is indicated, in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. The Board of Directors does not presently intend to bring any business before the Annual Meeting other than the specific proposals referred to in this Proxy Statement and specified in the Notice of Annual Meeting, and so far as is known to the Board of Directors, no other matters are to be brought before the Annual Meeting. As to any other business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may revoke a previously executed proxy by voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

    REQUIRED VOTE--A plurality of the shares voted in person or by proxy is required to elect the nominees for directors. Stockholders will not be allowed to cumulate their votes in the election of directors. The affirmative vote of a majority of the shares of Common Stock entitled to vote thereon that are present in person or by proxy at the Annual Meeting is required to approve the amendment to the Platinum Entertainment, Inc. 1995 Directors' Stock Option Plan and the adoption of the Platinum Entertainment, Inc. 1997 Employee Stock Purchase Plan. The affirmative vote of a majority of the shares voted affirmatively or negatively in person or by proxy is required to approve the Preferred Stock with Warrants Issuance and to ratify the appointment of Ernst & Young LLP as the independent auditors of the Company's financial statements for the fiscal year ending May 31, 1998.

    QUORUM; ABSTENTIONS AND BROKER NON-VOTES--The required quorum for the transaction of business at the Annual Meeting will be a majority of the shares of Common Stock issued and outstanding on the Record Date. Abstentions and broker non-votes will be included in determining the presence of a quorum. Abstentions will be considered present and entitled to vote with respect to the proposals to approve the amendment to the Platinum Entertainment, Inc. 1995 Employee Incentive Compensation Plan and the adoption of the Platinum Entertainment, Inc. 1997 Employee Stock Purchase Plan, and will have the same effect as votes against such proposals; broker non-votes will not be considered present and entitled to vote with respect to such proposals and will have no effect on the voting on such proposals. Neither abstentions nor broker non-votes will have any effect on the voting on the proposals to elect directors, to approve the Preferred Stock with Warrants Issuance, and to ratify the appointment of the Company's independent auditors since they will not represent votes cast at the Annual Meeting for the purpose of voting such matters.

    ANNUAL REPORT TO STOCKHOLDERS--The Company's Annual Report to Stockholders for the fiscal year ended May 31, 1997, containing financial and other information pertaining to the Company, is being furnished to stockholders separately from this Proxy Statement.
                            ------------------------

       THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL
        OR THE SOLICITATION OF AN OFFER TO BUY THE PREFERRED STOCK OR
           WARRANTS AND IS BEING USED SOLELY TO SOLICIT PROXIES
                          RELATING TO A VOTE ON THE PROPOSALS.
                            ------------------------

             THE DATE OF THIS PROXY STATEMENT IS OCTOBER    , 1997

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy or information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site (http://www.sec.gov.) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that submit electronic filings to the Commission. In addition, reports, proxy or information statements and other information concerning the Company may be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20549.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
PROXY STATEMENT SUMMARY....................................................................................           4

RISK FACTORS...............................................................................................          11

FORWARD LOOKING INFORMATION................................................................................          12

PROPOSAL 1--ELECTION OF DIRECTORS..........................................................................          13

PROPOSAL 2--PROPOSAL TO APPROVE THE ISSUANCE AND SALE OF THE PREFERRED STOCK WITH WARRANTS.................          23

ACQUISITION OF INTERSOUND..................................................................................          29

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA............................................................          34

PLATINUM ENTERTAINMENT, INC.
  SELECTED CONSOLIDATED FINANCIAL DATA.....................................................................          39

INTERSOUND, INC.
  SELECTED FINANCIAL DATA..................................................................................          41

PLATINUM ENTERTAINMENT, INC.
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS....................          42

INTERSOUND, INC.
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS....................          57

BUSINESS...................................................................................................          61

PRICE RANGE OF COMMON STOCK................................................................................          70

DIVIDEND POLICY............................................................................................          70

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS................................................          71

PROPOSAL 3--PROPOSAL TO APPROVE THE AMENDMENT TO THE 1995 DIRECTORS' STOCK OPTION PLAN.....................          73

PROPOSAL 4--PROPOSAL TO APPROVE THE ADOPTION OF THE 1997 EMPLOYEE STOCK PURCHASE PLAN......................          75

PROPOSAL 5--RATIFICATION OF INDEPENDENT AUDITORS...........................................................          78

EXPERTS....................................................................................................          78

MISCELLANEOUS MATTERS......................................................................................          79

INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1

                            PROXY STATEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROXY STATEMENT. AS USED IN THIS PROXY STATEMENT, EXCEPT WHERE THE CONTEXT CLEARLY REQUIRES OTHERWISE, REFERENCES TO "PLATINUM" SHALL MEAN PLATINUM ENTERTAINMENT, INC. AND ITS SUBSIDIARIES AND THEIR COMBINED OPERATIONS ON A HISTORICAL BASIS PRIOR TO THE ACQUISITION OF INTERSOUND, INC.; "INTERSOUND" REFERS TO INTERSOUND, INC. AND ITS OPERATIONS ON A HISTORICAL BASIS PRIOR TO ITS ACQUISITION BY PLATINUM AND AS A WHOLLY-OWNED SUBSIDIARY OF THE COMPANY THEREAFTER; AND THE "COMPANY" REFERS TO PLATINUM AND INTERSOUND ON A COMBINED BASIS AFTER CONSUMMATION OF PLATINUM'S ACQUISITION OF INTERSOUND. STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS." THIS PROXY STATEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. SEE "FORWARD LOOKING INFORMATION."

                                  THE COMPANY

    The Company is a full-service music company that produces, licenses, acquires, markets and distributes high quality recorded music for a variety of musical formats. Platinum has produced recorded music products in the Gospel, Classical/Themed, Adult Contemporary, Country, Blues and Urban/Dance music formats, primarily under its CGI Records, Intersound Classical, River North Records, Intersound Country, House of Blues and Intersound Urban labels.

    Since its inception in 1991, Platinum has sought to expand its catalog of master recordings and publishing rights through strategic and complementary acquisitions, as well as through the signing of established artists. One of the Company's core business activities, and an integral part of the Company's growth strategy, is the expansion and exploitation of its music catalog. Following the Intersound acquisition, the Company owns a music catalog with over 10,000 master recordings.

    The Company's music catalog contains master recordings of some of the best selling Gospel music acts such as The Winans, Andrae Crouch and Walter Hawkins. According to the Recording Industry Association of America ("RIAA"), Gospel is the fastest growing music segment, having increased its market share and revenues by 38% and 30%, respectively in 1996 from 1995. In addition, the Company, through the Intersound acquisition, expanded its Gospel roster to include artists such as William Becton, the Mighty Clouds of Joy and Vicki Winans. The Company believes that it is currently positioned as a market leader in Gospel music. The Company has also released music by established artists in other music genres. These artists include The Beach Boys, Peter Cetera, The Alan Parsons Project and Crystal Bernard. Through the Intersound acquisition, the Company expanded its roster to include artists such as Kansas, Crystal Gayle, The Ohio Players, Bellamy Brothers, Eddie Rabbitt, Confunkshun and The Gap Band.

    The Company's strategy for growth and expansion of its position in the recorded music business is based on: (i) selling diversified recorded music offerings in formats which management believes have growth potential; (ii) expanding and exploiting its music catalog through the acquisition of master recordings and music publishing rights from other music companies at attractive prices; (iii) introducing records by established artists with a history of successful releases; and (iv) leveraging its unique distribution position through both independent distribution channels and relationships with certain larger record companies to provide wider distribution of certain of the Company's products. The Company believes that this strategy distinguishes the Company from certain of its larger competitors which have traditionally focused on the development of new artists with the potential for mass appeal. The Company intends to remain focused on artists and musical formats characterized by relatively low development costs and predictable unit sales volumes. This strategy may also include licensed compilations of previously recorded music, "Best of" albums, and tribute albums to well known musical artists with a history of successful releases.

    Consistent with the strategy of targeting independently distributed record companies with large catalogs, Platinum has completed four acquisitions since the consummation of its initial public offering in March 1996 (the "Offering"):

    - R.E.X. MUSIC, INC.--produces, licenses and markets recorded music primarily in the contemporary Christian format of Gospel music; artists include Sixpence None the Richer, Whitecross, Six Feet Deep, The Waiting and Tammy Trent.

    - DOUBLE J MUSIC GROUP--develops and acquires ownership of musical compositions and exploits them by means of recordings and licenses; controls the copyrights to more than 250 country songs, three of which reached number one on the Country music charts during 1996 including CHECK YES OR NO by George Strait.

    - HOUSE OF BLUES MUSIC COMPANY (50% INTEREST)--develops and produces recordings featuring Blues, Gospel and other formats on the "House of Blues" label; artists on the House of Blues label include Cissy Houston and The Blues Brothers with Dan Akroyd and Jim Belushi.

    - INTERSOUND--produces, licenses, acquires, markets and distributes recorded music in a variety of formats including Gospel, Country, Classical/Themed Productions and Urban/Dance.

    The completed acquisitions described above, together with internally generated growth, have contributed to the Company's gross revenues growing from approximately $25.5 million for the fiscal year ended May 31, 1996 to approximately $61.3 million for the fiscal year ended May 31, 1997 on the pro forma basis described herein. See "Unaudited Pro Forma Consolidated Financial Statements" and "Selected Consolidated Financial Data."

    Platinum was incorporated in Delaware in November 1991. Its principal executive offices are at 2001 Butterfield Road, Suite 1400, Downers Grove, Illinois 60515, and its telephone number is (630) 769-0033.

             INTERSOUND ACQUISITION AND BANK OF MONTREAL FINANCING

    Effective January 1, 1997, the Company acquired substantially all of the assets of Intersound for $24,000,000 in cash, $5,000,000 in convertible promissory notes and the assumption of certain liabilities for a total purchase price of $41,000,000. The Company and its subsidiaries entered into the Existing Credit Facility with Bank of Montreal ("BMO"), individually and as agent for certain banks (collectively, the "Lenders"), in order to finance the cash portion of the Intersound consideration, to refinance certain bank debt incurred by Intersound and to pay fees and expenses associated with the transaction. The Existing Credit Facility matures on October 31, 1997. As of September 30, 1997, the amount outstanding under the Existing Credit Facility was approximately $35,000,000. The Company intends to repay the indebtedness incurred under the Existing Credit Facility with the net proceeds of the Preferred Stock with Warrants Issuance and the Proposed Credit Facility (as hereinafter defined) (see "Proposal 2--Proposal to Approve the Issuance and Sale of Preferred Stock with Warrants" and "Acquisition of Intersound"). The Company has obtained a commitment from a bank to provide a $30 million credit facility. Such facility is contingent upon the Company raising at least $10 million in equity. See "Acquisition of Intersound--The Proposed Credit Facility."

    On July 30, 1997, the Company's stockholders approved the issuance by the Company of up to $40 million of convertible preferred stock on the terms described in the proxy statement mailed to stockholders on July 8, 1997. At the time of such proposal, the Company intended to use the proceeds of such issuance to repay the Existing Credit Facility and to obtain a bank credit facility in the amount of $40 million to finance the then-contemplated acquisition by the Company of the music business of K-tel International, Inc. ("K-tel"). Since such time, the Company has terminated its agreement with K-tel, as described in the Company's Current Report on Form 8-K filed with the Commission on September 10, 1997. The Board of Directors has determined, in light of the Company's revised financing requirements, that the Preferred Stock with Warrants Issuance is in the best interests of the Company and its stockholders. Accordingly, the Board does not currently intend to complete the $40 million preferred stock issuance on the terms previously approved and is seeking the approval of its stockholders for the Preferred Stock with Warrants Issuance.

                               THE ANNUAL MEETING

DATE, TIME AND PLACE

    The Annual Meeting will be held on October 29, 1997 at the offices of the Company, 2001 Butterfield Road, Suite 1400, Downers Grove, Illinois 60515, commencing at 10:00 a.m., local time, and at any adjournments or postponements thereof. Only holders of record of the Common Stock at the close of business on October 3, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the Record Date, the Company had outstanding 5,274,403 shares of Common Stock. Each of the outstanding shares of Common Stock is entitled to one vote on all matters coming before the Annual Meeting.

PURPOSE

    At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon proposals to (i) elect two Class II Directors, (ii) approve the Preferred Stock with Warrants Issuance, (iii) approve the amendment to the Platinum Entertainment, Inc. 1995 Directors' Plan, (iv) adopt the Platinum Entertainment, Inc. 1997 Employee Stock Purchase Plan, and (v) ratify the appointment by the Board of Directors of Ernst & Young LLP as the independent auditors of the Company's financial statements for the fiscal year ending May 31, 1998. The Board of Directors is not currently aware of any business to be acted upon at the Annual Meeting other than as described herein. If, however, other matters are properly brought before the Annual Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their judgment.

    Under the Delaware General Corporation Law and the Company's Third Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, no action or authorization by the Company's stockholders is necessary for the Preferred Stock with Warrants Issuance. However, because transactions in the Company's Common Stock are reported on the Nasdaq National Market, the Company is subject to the rules of the National Association of Securities Dealers, Inc. (the "NASD"). The NASD requires stockholder approval for the issuance by a company, in connection with an acquisition, of shares of its common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the voting power of all shares of the company. The Company anticipates that 20,000 shares of Preferred Stock and Warrants to purchase an aggregate 3,600,000 shares of Common Stock will be issued in the Preferred Stock with Warrants Issuance for total consideration of $20,000,000. Conversion of the Preferred Stock and exercise of the Warrants would result in the issuance of shares of Common Stock in excess of the 20% threshold. See "Risk Factors--Dilution of Existing Stockholders." Therefore, the Company is asking its stockholders at this time to approve the Preferred Stock with Warrants Issuance.

    REQUIRED VOTE--A plurality of the shares voted in person or by proxy is required to elect the nominees for directors. Stockholders will not be allowed to cumulate their votes in the election of directors. The affirmative vote of a majority of the shares of Common Stock entitled to vote thereon that are present in person or by proxy at the Annual Meeting is required to approve the amendment to the Platinum Entertainment, Inc. 1995 Directors' Stock Option Plan and to adopt the Platinum Entertainment, Inc. 1997 Employee Stock Purchase Plan. The affirmative vote of a majority of the shares voted affirmatively or negatively in person or by proxy is required to approve the Preferred Stock with Warrants Issuance and to ratify the appointment of Ernst & Young LLP as the independent auditors of the Company's financial statements for the fiscal year ending May 31, 1998.

    QUORUM; ABSTENTIONS AND BROKER NON-VOTES--The required quorum for the transaction of business at the Annual Meeting will be a majority of the shares of Common Stock issued and outstanding on the Record Date. Abstentions and broker non-votes will be included in determining the presence of a quorum. Abstentions will be considered present and entitled to vote with respect to the proposals to approve the amendment to the Platinum Entertainment, Inc. 1995 Directors' Plan and the adoption of the Platinum Entertainment, Inc. 1997 Employee Stock Purchase Plan, and will have the same effect as votes against such proposals; broker non-votes will not be considered present and entitled to vote with respect to such proposals and will have no effect on the voting on such proposals. Neither abstentions nor broker non-votes will have any effect on the voting on the proposals to elect directors, to approve the Preferred Stock with Warrants Issuance and to ratify the appointment of the Company's independent auditors since they will not represent votes cast at the Annual Meeting for the purpose of voting on such matters.

    If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

    The Company will bear the cost of soliciting proxies from its stockholders. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of the Company will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

                          PLATINUM ENTERTAINMENT, INC.
                     SUMMARY CONSOLIDATED FINANCIAL DATA(1)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                    THREE MONTHS
                                                                FIVE MONTHS                                             ENDED
                                                  YEAR ENDED       ENDED     YEAR ENDED   YEAR ENDED   YEAR ENDED    AUGUST 31,
                                                 DECEMBER 31,     MAY 31,      MAY 31,      MAY 31,      MAY 31,        1996
                                                     1993          1994         1995         1996         1997      -------------
                                                 -------------  -----------  -----------  -----------  -----------   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Gross revenues(3)..............................    $   5,489     $   4,255    $  15,866    $  25,488    $  42,633    $     6,968
Returns, allowances and discounts(3)...........         (590)         (584)      (3,633)      (5,444)     (11,176)        (1,517)
Allowance for unrecoupable artist advances.....       (1,361)         (433)      (1,128)      (2,506)        (855)          (150)
                                                 -------------  -----------  -----------  -----------  -----------  -------------
Total net revenues.............................        3,538         3,238       11,105       17,538       30,602          5,301
Gross profit...................................          576           490        4,204        4,236       12,812          1,656
Merger, restructuring and one-time costs(4)....       --            --           --           --            3,336        --
Operating loss.................................       (1,766)         (901)      (4,729)      (3,937)      (4,638)          (718)
Interest and other financing costs.............          (33)          (27)        (157)        (570)      (4,918)            (3)
Loss from continuing operations................       (1,799)         (928)      (4,840)      (4,401)      (9,354)          (631)
Loss from discontinued operations..............       (1,519)         (755)      (4,684)        (226)      --            --
Net loss.......................................       (3,318)       (1,683)      (9,524)      (4,627)      (9,354)          (631)
Less--Cumulative preferred dividends(5)........                                                 (602)
Loss applicable to common shares...............                                               (5,229)
Per common share:
  Loss from continuing operations..............                               $   (2.12)   $   (1.71)   $   (1.82)   $     (0.12)
  Loss from discontinued operations............                                   (2.05)       (0.08)      --            --
                                                                             -----------  -----------  -----------  -------------
Net loss(6)....................................                               $   (4.17)   $   (1.79)   $   (1.82)   $     (0.12)
                                                                             -----------  -----------  -----------  -------------
                                                                             -----------  -----------  -----------  -------------
Weighted average number of common shares
  outstanding(6)...............................                               2,284,099    2,925,987    5,136,830      5,063,204

                                                                              AS ADJUSTED
                                                     ENDED      YEAR ENDED       ENDED
                                                  AUGUST 31,      MAY 31,     AUGUST 31,
                                                     1997         1997(2)       1997(2)
                                                 -------------  -----------  -------------

STATEMENT OF OPERATIONS DATA:
Gross revenues(3)..............................   $    13,437    $  61,332    $    13,437
Returns, allowances and discounts(3)...........        (3,621)     (12,959)        (3,621)
Allowance for unrecoupable artist advances.....          (143)      (3,659)          (143)
                                                 -------------  -----------  -------------
Total net revenues.............................         9,673       43,859          9,673
Gross profit...................................         4,925       20,898          4,925
Merger, restructuring and one-time costs(4)....         1,001        3,336          1,001
Operating loss.................................          (525)      (2,959)          (525)
Interest and other financing costs.............        (1,659)      (1,454)          (504)
Loss from continuing operations................        (2,148)      (4,211)          (993)
Loss from discontinued operations..............       --            --            --
Net loss.......................................        (2,148)      (4,211)          (993)
Less--Cumulative preferred dividends(5)........                     (2,400)          (600)
Loss applicable to common shares...............
                                                                    (6,611)        (1,593)
Per common share:
  Loss from continuing operations..............   $     (0.42)   $   (1.29)   $     (0.31)
  Loss from discontinued operations............       --            --            --
                                                 -------------  -----------  -------------
Net loss(6)....................................   $     (0.42)   $   (1.29)   $     (0.31)
                                                 -------------  -----------  -------------
                                                 -------------  -----------  -------------
Weighted average number of common shares
  outstanding(6)...............................     5,174,734    5,136,830      5,174,734

                                                                                           AS OF AUGUST 31, 1997
                                                                                         -------------------------
                                                                                          ACTUAL    AS ADJUSTED(8)
                                                                                         ---------  --------------
                                                                                                (UNAUDITED)
                                                                                          (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..............................................................  $       8    $    2,483
Working capital (deficit)(7)...........................................................    (27,483)        9,992
Total assets...........................................................................     62,441        65,641
Long-term obligations..................................................................      5,000        25,000
Total stockholders' equity.............................................................      5,718        23,918

------------------------

(1) The Summary Consolidated Financial Data presented in this table is derived from the Selected Consolidated Financial Data and the Consolidated Financial Statements of Platinum Entertainment, Inc. included elsewhere in this Proxy Statement. The Summary Consolidated Financial Data should be read in conjunction with the Selected Consolidated Financial Data, the Consolidated Financial Statements and notes thereto of Platinum Entertainment, Inc. and the other financial information included in this Proxy Statement. The table also includes certain unaudited pro forma consolidated statement of operations data for fiscal 1997 and the three months ended August 31, 1997 which (i) gives pro forma effect to the Intersound Acquisition; (ii) reflects the refinancing of a portion of the Existing Credit Facility with the net proceeds of the Preferred Stock Issuance and (iii) reflects the refinancing of the remaining portion of the Existing Credit Facility with the proceeds of the Proposed Credit Facility, all as if such transaction and refinancing had occurred on June 1, 1996. See "Unaudited Pro Forma Consolidated Financial Data" contained elsewhere in this Proxy Statement.

(2) The unaudited As Adjusted statement of operations data for fiscal 1997 and the three months ended August 31, 1997 (i) gives pro forma effect to the Intersound Acquisition; (ii) reflects the refinancing of a portion of the Existing Credit Facility with the net proceeds of the Preferred Stock Issuance and (iii) reflects the refinancing of the remaining portion of the Existing Credit Facility with the proceeds of the Proposed Credit Facility, all as if such transaction and refinancing had occurred on June 1, 1996. See "Unaudited Pro Forma Consolidated Financial Data" contained elsewhere in this Proxy Statement.

(3) During the Company's normal course of business, discounts are extended to customers on product sales. The gross revenues and returns, allowances and discounts for the years ended May 31, 1995 and 1996 and the three months ended August 31, 1996 have been reclassified by $507,000, $712,000 and $444,000, respectively, to conform to the financial statement presentation for the fiscal year ended May 31, 1997 and three months ended August 31, 1997. Discounts for the year ended December 31, 1993 and the five months ended May 31, 1994 were insignificant.

(4) As a result of the acquisitions completed by the Company during fiscal 1997, the Company incurred significant costs to merge and restructure its business with the acquired companies. Such merger and restructuring costs include severance costs, relocation costs, lease commitment write-offs, warehouse closing costs and other related costs. Such costs approximated $1,650,000 for fiscal 1997, of which $315,000 and $240,000 were accrued at May 31 and August 31, 1997, respectively, relating primarily to severance costs and a distribution termination fee. The restructuring is expected to be completed by the end of the second quarter of fiscal 1998. Such restructuring resulted in shifts in the selling and promotion efforts of the Company's Country label and in-house sales department and a shift in third-party fulfillment of Platinum Christian Distribution. One-time costs for fiscal 1997, totaling $1,686,000, include approximately $1,100,000 of product returns which were significantly in excess of the Company's historical returns experience due to the termination of a distribution agreement and the termination of certain customer relationships. In addition, one-time costs for fiscal 1997 include write-offs of artist advances and accounts receivables in areas from which the Company has chosen to redirect its resources. One time costs for the three months ended August 31, 1997 include approximately $155,000 of product returns which were significantly in excess of the Company's historical returns experience due to the termination of a distribution agreement. The shift in third-party fulfillment of Platinum Christian Distribution was not fully implemented until September 1, 1997, resulting in negligible revenues for this distribution channel during the current fiscal quarter. In addition, one-time costs for the three months ended August 31, 1997 include $775,000 of legal, accounting, and other incremental costs incurred by the Company associated with the K-tel Acquisition. Such transaction was terminated by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Significant Matters."

(5) Represents accrued dividends on the Series A-1 Non-Convertible Preferred Stock. The Company has never paid a dividend on its Common Stock. See "Dividend Policy."

(6) Net loss per common share is computed based upon the weighted average number of common shares outstanding. Common and common equivalent shares issued during the 12-month period prior to the Company's IPO have been included in the calculation for fiscal 1996 as if they were outstanding for that period using the treasury stock method and the IPO price of $13 per share. In addition, all convertible Preferred Stock and convertible Class A Common Stock and Class B Common Stock are treated as if converted into shares of Common Stock at the date of issuance. No effect has been given to common equivalent shares issued for any other period as the effect would be antidilutive. A portion of the net proceeds received from the IPO during fiscal 1996 were used to retire indebtedness of the Company and redeem a portion of the Series A-1 Non-Convertible Preferred Stock. Supplemental loss per common share, adjusted to reflect the elimination of interest expense incurred on such borrowings during fiscal 1996 and the payment of mandatory preferred dividends, is $1.52 per common share for fiscal 1996.

(7) Working deficit includes short-term debt under the Existing Credit Facility of $35,000,000 as of August 31, 1997.

(8) Adjusted to reflect the refinancing of the Existing Credit Facility with (i) the net proceeds of the Preferred Stock with Warrants Issuance ($20,000,000, less estimated costs of $1,800,000) and (ii) the proceeds of the Proposed Credit Facility ($20,000,000, less estimated financing costs of $725,000), all as if such refinancing occurred on August 31, 1997.

                                INTERSOUND, INC.
                         SUMMARY OF OPERATIONS DATA(1)

                                                             YEAR ENDED APRIL 30,
                                                        -------------------------------
                                                          1994       1995       1996
                                                        ---------  ---------  ---------     EIGHT MONTHS ENDED
                                                                                               DECEMBER 31,
                                                                                         ------------------------
                                                                                            1995         1996
                                                                                         -----------  -----------
                                                                                         (UNAUDITED)  (UNAUDITED)
                                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Gross revenues........................................  $  26,504  $  31,620  $  31,382   $  21,661    $  20,152
Returns, allowances and discounts.....................     (6,655)    (9,026)    (8,886)     (6,182)      (5,864)
                                                        ---------  ---------  ---------  -----------  -----------
Total net revenues....................................     19,849     22,594     22,496      15,479       14,288
Gross profit..........................................     10,081     12,580     13,215       9,050        8,771
Operating income......................................      1,675      2,191      2,311       2,067        2,385
Net income............................................      1,359      1,946      1,957       1,777        2,169

------------------------

(1) The Summary of Operations Data presented in this table is derived from the Financial Statements of Intersound, Inc. included elsewhere in this Proxy Statement. The statement of operations data for the eight months ended December 31, 1995 and 1996 are derived from unaudited financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods presented. The Summary of Operations Data should be read in conjunction with the Financial Statements and notes thereto of Intersound, Inc. and other financial information included in this Proxy Statement.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROXY STATEMENT, STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE ACTING ON THE PROPOSALS TO APPROVE THE PREFERRED STOCK ISSUANCE.

DILUTION OF EXISTING STOCKHOLDERS

    The sale of a significant number of securities convertible into Common Stock could cause substantial dilution to the voting power and interests of current stockholders and, possibly, lead to a change in control of the Company. Based upon the 5,274,403 shares of Common Stock outstanding as of October 14, 1997, the shares of Common Stock issuable upon exercise of the Warrants will constitute 31.2% of the Common Stock outstanding on a fully diluted basis, assuming the exercise of currently outstanding vested options and warrants and the conversion of currently outstanding debt securities; the shares of Common Stock issuable upon the conversion of the Preferred Stock have been excluded from this calculation as conversion into Common Stock is not allowed until two years from date of issue. The ownership interests of directors and executive officers of the Company and their affiliates would decrease from 32.8% to 22.6% and the ownership interests of other stockholders would decrease from 67.2% to 46.2%, in each case on the fully diluted basis described above. Assuming the conversion of the Preferred Stock into shares of Common Stock on the date of issuance, such shares along with the shares of Common Stock issuable upon exercise of the Warrants would constitute 45.6% of the Common Stock outstanding on the fully diluted basis described above; and the ownership interests of directors and executive officers of the Company and their affiliates would decrease from 32.8% to 17.9% and the ownership interests of other stockholders would decrease from 67.2% to 32.8%, in each case on the fully diluted basis described above.

MARKET VALUE OF COMMON STOCK

    The sale of a significant number of securities convertible into shares of Common Stock could cause a decline in the market value of the Common Stock.

CONSEQUENCES IF THE PREFERRED STOCK WITH WARRANTS ISSUANCE IS NOT APPROVED

    If the Preferred Stock with Warrants Issuance is not approved by the Company's stockholders at the Annual Meeting, the consequences could be materially adverse to the Company's business, results of operations and financial condition. First, the failure by the Company to repay the Existing Credit Facility by October 31, 1997 would constitute an Event of Default under the Existing Credit Facility. In addition to triggering default interest rate increases and late charges as described under "Proposal 2--Approval of the Issuance and Sale of Preferred Stock with Warrants--Intersound Acquisition--Existing Credit Facility," a default would allow BMO, in its discretion, to pursue any remedy available to it under the Existing Credit Facility and applicable law. While the Company would pursue alternative methods to refinance the Existing Credit Facility, including, without limitation, obtaining longer term debt with the same or different lenders, there can be no assurances that such financing could be obtained on terms favorable to the Company, or at all. Second, failure to consummate the Preferred Stock with Warrants Issuance would eliminate the Company's ability to execute the Proposed Credit Facility.

ANTITAKEOVER EFFECT OF CERTAIN PROVISIONS

    Certain provisions of the Preferred Stock and the Warrants could render more difficult or discourage attempts to obtain control of the Company. See "Proposal 2--Proposal to Approve the Issuance and Sale of the Preferred Stock with Warrants--Terms of the Preferred Stock--Change of Control" and "--Terms of the Warrants--Put Options."

POTENTIAL CONFLICT OF INTEREST

    The Company intends to use the proceeds of the Preferred Stock with Warrants Issuance to repay the indebtedness incurred by the Company under the Existing Credit Facility. Steven Devick, who is Chairman of the Board, a Director and Chief Executive Officer of the Company, has personally guaranteed borrowings under the Existing Credit Facility up to $12,500,000. If the Preferred Stock with Warrants Issuance is approved by stockholders and consummated (assuming the execution of the Proposed Credit Facility), Mr. Devick's obligations under the Existing Credit Facility guarantee will be discharged. Accordingly, Mr. Devick may have interests in the Preferred Stock with Warrants Issuance that are in addition to or different from the interests of the Company's stockholders generally.

                          FORWARD LOOKING INFORMATION

    This Proxy Statement contains certain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve substantial risks and uncertainties. When used in this Proxy Statement, the words "anticipate," "believe," "estimate" and "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. A number of important factors could cause the Company's actual results, performance or achievements for fiscal 1998 and beyond to differ materially from those expressed in such forward-looking statements. These factors include, without limitation, commercial success of the Company's repertoire, charges and costs related to acquisitions, relationships with artists and producers, attraction and retention of key personnel, general economic and business conditions and enhanced competition and new competitors in the recorded music industry. In addition, the Company intends to refinance the Existing Credit Facility when or before it becomes due in full on October 31, 1997. If the Preferred Stock with Warrants Issuance is not consummated or such refinancing does not occur for any reason, the consequences could be materially adverse to the Company's business, results of operations and financial position.

    The Company has consolidated indebtedness that is substantial in relation to its stockholders' equity. As of August 31, 1997, the Company had outstanding approximately $40 million of total debt and approximately $6 million of stockholders' equity.

    The Company's indebtedness has several important consequences, including but not limited to the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service requirements (principal and interest) on its indebtedness and will not be available for other purposes;
(ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or for general corporate purposes may be impaired; (iii) the Company's leverage may increase its vulnerability to economic downturns and limit its ability to withstand competitive pressures and (iv) the Company's ability to capitalize on significant business opportunities may be limited.

    The Company's ability to satisfy its existing debt obligations will depend in the near term on its ability to sell additional equity and obtain long-term financing to replace its current debt, and its ability to satisfy both existing and future debt obligations will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. If the Company is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets or restructuring its indebtedness. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. In addition, there can be no assurance that the Company will not increase its leverage to meet capital requirements in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" contained elsewhere in this Proxy Statement.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    The Company's Board of Directors currently consists of eight directors. Article Six of the Company's Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that the Board of Directors shall be classified with respect to the terms for which its members shall hold office by dividing the members into three classes. At the Annual Meeting, two directors of Class II will be elected, each to be elected for a term of three years expiring at the 2000 Annual Meeting of Stockholders. Both of the nominees are presently serving as directors of the Company. The Board of Directors recommends that the stockholders vote in favor of the election of the nominees named in this Proxy Statement to serve as directors of the Company.

    Pursuant to the Investment Agreement (as hereinafter defined), the purchasers of the Preferred Stock and the Warrants will have the right to designate four members of the Company's Board of Directors. Immediately following the closing of the Preferred Stock with Warrants Issuance, the Board of Directors intends to (i) increase its size from eight to eleven, (ii) accept the resignation of Mr. Salentine and (iii) appoint four designees of the purchasers of Preferred Stock and Warrants to fill the resulting four vacancies. See "Proposal 2--Proposal to Approve the Issuance and Sale of the Preferred Stock with Warrants--Other--Corporate Governance."

    The current directors (other than Mr. Salentine) whose terms of office do not expire in 1997 will continue to serve after the Annual Meeting until such time as their respective terms of office expire or their successors are duly elected and qualified. See "Other Directors" below.

    If at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominee or nominees as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board, as the Board recommends. The Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

NOMINEES

    The names of the nominees for the office of director, together with certain information concerning such nominees, are set forth below:

                                                                                          SERVED AS
NAME                                                   AGE      POSITION WITH COMPANY  DIRECTOR SINCE
-------------------------------------------------      ---      ---------------------  ---------------
Michael P. Cullinane(1)(2).......................          47         Director                 1992
Andrew J. Filipowski(1)..........................          46         Director                 1992

------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    Michael P. Cullinane has been a Director of the Company since March 1992. Mr. Cullinane joined PLATINUM TECHNOLOGY, INC. (Nasdaq: PLAT), a publicly-held software company not affiliated with the Company ("PTI"), in 1988 as Senior Vice President and Chief Financial Officer. He has also served as Treasurer of PTI since 1989, as its Executive Vice President since 1994 and as a Director since 1989. See "Compensation Committee Interlocks and Insider Participation."

    Andrew J. Filipowski is a co-founder of the Company and has served as a Director since January 1992. Mr. Filipowski is also a co-founder of PTI and has been Chairman of the Board of Directors, President and Chief Executive Officer of PTI since its formation in April 1987. Mr. Filipowski serves as a director of Eagle River Interactive (Nasdaq: ERIV) ("Eagle River") and System Software Associates (Nasdaq: SSAX), both publicly-held companies, and as a director of several privately-held companies. See "Compensation Committee Interlocks and Insider Participation."

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR BOTH OF THE NOMINEES FOR ELECTION AS CLASS II DIRECTORS.

OTHER DIRECTORS

    The following persons will continue to serve as directors of the Company after the Annual Meeting until their terms of office expire (as indicated below) or until their successors are elected and qualified.

                                                                                                       SERVED AS
                                                                                                       DIRECTOR       TERM
NAME                                          AGE                  POSITION WITH COMPANY                 SINCE       EXPIRES
----------------------------------------  -----------  ---------------------------------------------  -----------  -----------
Steven Devick(1)........................          45   Chairman of the Board, Chief Executive               1992         1998
                                                       Officer and President
Douglas C. Laux.........................          44   Chief Financial Officer, Secretary and               1995         1999
                                                       Director
Craig Duchossois(1)(2)..................          52   Director                                             1994         1998
Rodney L. Goldstein(1)..................          45   Director                                             1994         1998
Paul L. Humenansky......................          40   Director                                             1992         1999
Thomas J. Salentine(2)..................          29   Director                                             1997         1999

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    Steven Devick is a co-founder of the Company and has served as its Chairman of the Board and Chief Executive Officer since January 1992. On January 1, 1996, Mr. Devick assumed the additional office of President. Mr. Devick is also a director of PTI, and an officer and director of several privately-held companies. See "Compensation Committee Interlocks and Insider Participation."

    Douglas C. Laux has served the Company as Chief Financial Officer and as a Director since September 1995 and as Secretary since February 1996. From October 1986 until he joined the Company, Mr. Laux was a partner in the accounting firm of Ernst & Young LLP.

    Craig Duchossois has been a Director of the Company since April 1994. Mr. Duchossois has been President and Chief Executive Officer of Duchossois Industries, Inc., a privately-held diversified manufacturing and service organization since 1986. Mr. Duchossois also serves as Chairman of the Board of Directors of a privately-held company.

    Rodney L. Goldstein has been a Director of the Company since June 1994. Since 1981, Mr. Goldstein has been the managing partner of Frontenac Company ("Frontenac"). Mr. Goldstein currently serves on the boards of Eagle River and a number of privately-held companies.

    Paul L. Humenansky has been a Director of the Company since March 1992. Mr. Humenansky is a founder and director of PTI and was appointed Chief Operations Officer of PTI in January 1993. Mr. Humenansky also served as PTI's Executive Vice President, Product Development from 1987 until 1992. Mr. Humenansky also serves on the boards of two privately-held companies.

    Thomas J. Salentine has been a director of the Company since February 1997. Mr. Salentine served as an investment analyst at Frontenac from 1993 to 1994, and returned to Frontenac in 1996 after completing a Masters of Management degree with distinction from the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Salentine previously spent three years as an analyst and associate with Bear, Stearns & Co., Inc. and also worked with DreamWorks SKG.

DIRECTOR COMPENSATION

    The Company's non-employee Directors do not receive any cash compensation for their services; however, the Company reimburses such Directors for travel expenses incurred in connection with their activities on behalf of the Company. Each of Messrs. Cullinane, Duchossois, and Humenansky has been granted 4,000 shares of Common Stock pursuant to the Company's 1995 Directors' Stock Option Plan.

Each of Messrs. Filipowski, Humenansky, Cullinane, Duchossois and Goldstein has been granted options to purchase 19,000 shares of Common Stock pursuant to the Company's 1995 Employee Incentive Compensation Plan. In addition, the Board has approved, subject to the approval by the stockholders of the Company of Proposal No. 3 hereunder, the issuance of options to purchase 15,000 shares of Common Stock pursuant to the Company's 1995 Directors' Stock Option Plan to each of Messrs. Filipowski, Humenansky, Cullinane, Duchossois and Goldstein. See "Proposal 3--Approval of Amendment to the Company's 1995 Directors' Stock Option Plan."

MEETINGS

    During the year ended May 31, 1997, the Board of Directors held eight formal meetings. Each current Director attended at least 75% of the aggregate of the number of board meetings held and the total number of meetings of committees on which he served that were held during the fiscal year ended May 31, 1997.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee currently consists of Messrs. Cullinane, Duchossois, Humenansky and Salentine. The Compensation Committee currently consists of Messrs. Devick, Duchossois, Filipowski and Goldstein. The Board of Directors may establish such other committees as deemed necessary and appropriate from time to time, including, but not limited to, an Executive Committee. The Company does not have a nominating committee.

    The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of public accounts, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee held one formal meeting in fiscal 1997.

    The Compensation Committee determines the compensation of the Company's executive officers and the members of the Compensation Committee who are not employees of the Company make determinations as to the grant of options to purchase shares of the Company's stock under the Company's stock option plans. The Compensation Committee held three formal meetings in fiscal 1997.

EXECUTIVE OFFICERS

    Set forth below is a table identifying the executive officer of the Company who is not identified in the tables entitled "Directors and Executive Officers of the Registrant--Directors."

NAME                                                        AGE                           POSITION
------------------------------------------------------  -----------  ---------------------------------------------------
Thomas R. Leavens.....................................          49   Chief Operating Officer and General Counsel
Lynne Hoffman-Engel...................................          45          Executive Vice President-Sales and Marketing

    Mr. Leavens has been the General Counsel and Chief Operating Officer of the Company since September 1992. From December 1986 until he joined the Company, Mr. Leavens was a partner in the law firm McBride, Baker & Coles.

    Ms. Hoffman-Engel joined the Company as its Senior Vice President--Sales and Marketing in June 1996. In September 1997, Ms. Hoffman-Engel was promoted to Executive Vice President--Sales and Marketing. Prior to joining the Company, from 1993 to 1996 Ms. Hoffman-Engel served as Senior Vice President--Sales and Marketing--Classics and Jazz for PolyGram Inc. ("PolyGram") and from 1987 to 1993 as Vice President for London Records, a PolyGram label.

    The Board of Directors elects officers annually and such officers serve at the discretion of the Board. Each of Messrs. Devick, Laux and Leavens and Ms. Hoffman-Engel, however, has an employment agreement with the Company. See "--Executive Compensation--Employment Agreements." There are no family relationships among any of the directors or officers of the Company.

SECTION 16(A) COMPLIANCE

    Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's officers and directors and persons who own greater than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and The Nasdaq Stock Market. Based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, the Company believes that, during fiscal 1997 all Section 16 filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with by such persons, except that Mr. Duchossois inadvertently failed to timely report a purchase of shares of Common Stock of the Company on Form 4, Messrs. Laux and Leavens inadvertently failed to timely file a Form 5 and Mr. Salentine inadvertently failed to timely file a Form 3.

EXECUTIVE COMPENSATION.

    The following table provides information concerning the annual and long-term compensation for services rendered to the Company during the fiscal year ended May 31, 1997 to its chief executive officer and the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 during such period (each, a "Named Executive Officer").

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                                        -------------
                                                               ANNUAL COMPENSATION       SECURITIES
                                                           ---------------------------   UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION                                SALARY ($)     BONUS ($)      OPTIONS (#)     COMPENSATION ($)
---------------------------------------------------------  ----------  ---------------  -------------  ---------------------
Steven Devick............................................  $  570,263        --             200,000(1)          --
  President and Chief Executive Officer(1)                                                  268,044(2)
Douglas C. Laux..........................................     252,911        --             125,000             --
  Chief Financial Officer and Secretary(3)
Lynne Hoffman-Engel......................................     227,884            --          20,000                 --
  Executive Vice President--Sales and Marketing
Thomas R. Leavens........................................     200,483        --              55,000             --
  Chief Operating Officer and General Counsel

------------------------

(1) Such options were granted on February 18, 1997 in connection with an option repricing transaction in consideration of the Devick Guaranty. See "Compensation Committee Report on Repricing of Options."

(2) The vesting of such options held by Mr. Devick was accelerated to February 18, 1997 in consideration of the Devick Guaranty (as hereinafter defined). See "Certain Relationships and Related Transactions."

    OPTION GRANTS IN LAST FISCAL YEAR--The following table provides information on grants of stock options during the fiscal year ended May 31, 1997 to the Named Executive Officers. No stock appreciation rights were granted to the Named Executive Officers during fiscal 1997.

                                                         INDIVIDUAL GRANTS
                                       -----------------------------------------------------
                                                     PERCENT OF                                POTENTIAL REALIZABLE
                                        NUMBER OF       TOTAL                                    VALUE AT ASSUMED
                                        SECURITIES     OPTIONS                                ANNUAL RATES OF STOCK
                                        UNDERLYING   GRANTED TO                               PRICE APPRECIATION FOR
                                         OPTIONS      EMPLOYEES    EXERCISE OR                    OPTION TERM(2)
                                         GRANTED      IN FISCAL    BASE PRICE    EXPIRATION   ----------------------
NAME                                      (#)(1)        YEAR         ($/SH)         DATE        5% ($)     10% ($)
-------------------------------------  ------------  -----------  -------------  -----------  ----------  ----------

Steven Devick........................    200,000(3)       90.5%          6.75       4/29/06      604,674   1,762,491
                                         268,044(4)                      6.00       1/13/07    1,011,429   2,563,159
Douglas C. Laux......................    125,000(5)       24.2%          6.00       1/13/07      471,671   1,195,307
Thomas R. Leavens....................     55,000(5)       10.6%          6.00       1/13/07      207,535     525,935
Lynne Hoffman-Engel..................     20,000(5)        3.9%          6.00       1/13/07       75,400     191,200

------------------------

(1) Each of these options was granted pursuant to the Employee Incentive Compensation Plan and is subject to the terms of such plan. All options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant as determined by the Compensation Committee of the Board of Directors of the Company.

(2) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), shown are the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the option was granted over the full option term of ten years. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection for future increases in the price of its Common Stock.

(3) Such options were granted on February 18, 1997 in connection with an option repricing transaction and vested in full on such date in consideration of the Devick Guaranty. See "Compensation Committee Report on Repricing of Options."

(4) The vesting of such options held by Mr. Devick was accelerated to February 18, 1997 in consideration of the Devick Guaranty. See "Certain Relationships and Related Transactions."

(5) One-third of these options become exercisable annually beginning 1/13/98.

    FISCAL YEAR-END OPTION VALUES--The following table sets forth for the Named Executive Officers information concerning the value of unexercised stock options at May 31, 1997. No stock options were exercised during the fiscal year ended May 31, 1997.

                                                                    NUMBER OF SHARES
                                                                 UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED
                                                                    OPTIONS AT FISCAL      IN-THE-MONEY OPTIONS
                                                                        YEAR-END           AT FISCAL YEAR-END(1)
                                                                           (#)                      ($)
                                                                 -----------------------  -----------------------
NAME                                                             EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
---------------------------------------------------------------  -----------------------  -----------------------
Steven Devick..................................................        676,344/676,344                 --/--
Douglas C. Laux................................................         65,100/216,200                 --/--(2)
Thomas R. Leavens..............................................          53,333/81,667            125,000/--
Lynne Hoffman-Engel............................................              --/20,000                 --/--

------------------------

(1) The value per option is calculated by subtracting the exercise price from the closing price of the Common Stock on the Nasdaq National Market on May 31, 1997 of $5.625 per share.

(2) Upon exercise of certain of these options (exercisable for 39,000 shares of Common Stock at an exercise price of $6.00 per share), Mr. Laux will receive a cash bonus equal to the exercise price.

EMPLOYMENT AGREEMENTS

    On June 1, 1997, the Company entered into a three-year employment agreement with Steven Devick, for the position of Chief Executive Officer of the Company. Unless terminated or not renewed by the Company or Mr. Devick, the term of the agreement will continue after the initial three-year term on a year-to-year basis. The agreement provides for an annual base salary of $625,000 plus bonus compensation determined by the Compensation Committee of the Board of Directors. Mr. Devick's employment agreement also provides for continuation of his salary, bonus and fringe benefits for three years following termination of employment if Mr. Devick (i) is terminated by the Company without cause, (ii) terminates his employment for Good Reason (as defined below) or (iii) is notified by the Company of its intent not to extend the agreement beyond its initial term. So long as Mr. Devick does not engage in conduct giving rise to the right to terminate employment for cause, Good Reason includes (i) the failure to elect the executive to the office previously held, the removal of the executive from his position or the assignment to the executive of any additional duties or responsibilities or a reduction in executive's duties or responsibilities which, in either case, are inconsistent with those customarily associated with such position; (ii) a relocation by the Company of the executive's place of employment beyond a specified area; (iii) material breach by the Company of the agreement; (iv) a purported termination of executive's employment in contravention of the notice provisions of the agreement and (v) the occurrence of a change in control of the Company.

    On June 1, 1997, the Company also entered into employment agreements with Douglas C. Laux, for the position of Chief Financial Officer, and Thomas R. Leavens, for the position of General Counsel. Each of the agreements is for a three-year term, subject to renewal on a year-to-year basis unless terminated or not renewed by the Company or the executive. The agreements provide for annual salaries of $300,000 for Mr. Laux and $250,000 for Mr. Leavens, plus bonus compensation determined by the Compensation Committee of the Board of Directors. The employment agreements contain severance provisions substantially identical to those contained in Mr. Devick's agreement except that the severance periods for Messrs. Laux and Leavens extend until the later of (i) the end of the term of the employment agreement and (ii) the first anniversary of the date of executive's termination.

    In addition, under a previous employment agreement with the Company, Mr. Laux was granted options to purchase 39,000 shares of Common Stock at an exercise price of $6.00 per share of Common Stock, with options for 13,000 shares becoming exercisable on each of July 25, 1996, 1997 and 1998. Such agreement further provides that upon the exercise by Mr. Laux of any of such options, he will be entitled to receive a cash bonus equal to the exercise price.

    The Company entered into an employment agreement on July 1, 1996 with Lynne Hoffman-Engel pursuant to which Ms. Hoffman-Engel became the Senior Vice President--Sales and Marketing of the Company. In September 1997, she was promoted to Executive Vice President--Sales and Marketing. The term of Ms. Hoffman-Engel's employment is for a period of three years and four months. The agreement provides for an annual base salary of $250,000 plus a bonus in the amount of $25,000 and further incentive compensation (determined and based on an annual basis) for achieving sales results that meet performance goals established from time to time by the Company. Under the agreement, the Company also granted Ms. Hoffman-Engel an option to purchase 20,000 shares of the Company's Common Stock pursuant to the Company's Employee Incentive Compensation Plan.

    No other Named Executive Officer has an employment agreement with the Company.

COMPENSATION COMMITTEE REPORT ON REPRICING OF OPTIONS

    The Compensation Committee and the Board of Directors approved and ratified the repricing of certain options to purchase Common Stock for Mr. Devick during the fiscal year ended May 31, 1997.

    On February 18, 1997, in consideration of the Devick Guaranty, the Board of Directors approved and ratified the repricing by the Company of certain options to purchase Common Stock granted to Mr. Devick under the Employee Compensation Plan in fiscal 1997, at the fair market value of the Company's Common Stock on February 18, 1997, as determined by the Compensation Committee. See "Certain Relationships and Related Transactions."

    The following table provides information on repricing of stock options granted to Mr. Devick during the fiscal year ended May 31, 1997.

                                                             NUMBER OF
                                                            SECURITIES   MARKET PRICE    EXERCISE                 EXPIRATION
                                                            UNDERLYING    OF STOCK AT    PRICE AT        NEW        DATE OF
                                                              OPTIONS       TIME OF       TIME OF     EXERCISE     OPTION AT
                                                 DATE OF     REPRICED      REPRICING     REPRICING      PRICE       DATE OF
NAME                                            REPRICING       (#)           ($)           ($)          ($)       REPRICING
---------------------------------------------  -----------  -----------  -------------  -----------  -----------  -----------
Steven Devick................................     2/18/97      200,000          6.75        11.625         6.75      4/29/06

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors sets and administers the policies that govern the annual and long-term compensation of executive officers of the Company. The non-employee members of the Compensation Committee (the "Incentive Plan Committee"), based in part on recommendations by Mr. Devick, make all decisions concerning awards of stock options under the Company's stock option plans, except the plan for non-employee directors. Mr. Devick does not participate in the Compensation Committee's determinations with respect to his own compensation.

    COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS

    The Compensation Committee aims to provide competitive levels of compensation that relate compensation with the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. The Compensation Committee attempts to achieve these objectives through a combination of base salary, stock options, and cash bonus awards. In making its determination, the Compensation Committee utilizes outside information to obtain compensation information concerning comparable companies in the entertainment industry.

    BASE SALARY

    The base salaries for Messrs. Devick and Laux and Ms. Hoffman-Engel for fiscal 1997 were governed by the terms of their then-existing respective employment agreements with the Company. Messrs. Devick and Laux have executed new employment agreements in fiscal 1998. See "Executive Compensation-- Employment Agreements." The base salary for fiscal 1997 reported herein for Mr. Leavens was determined by the Compensation Committee based on subjective evaluations of his performance, the Company's performance, and a comparison to salary ranges for executives of other companies in the entertainment industry.

    INCENTIVE STOCK OPTIONS

    Stock options are granted to executive officers and other employees of the Company as a means of providing long-term incentives. The Compensation Committee believes that stock options encourage increased performance by the Company's employees, including its officers, and align the interests of the Company's employees with the interests of the Company's stockholders. Stock options were granted to Messrs. Devick, Laux and Leavens and Ms. Hoffman-Engel utilizing the same criteria as were used for setting base salaries. During fiscal 1997, the Company repriced certain stock options and accelerated the vesting of certain stock options held by Mr. Devick in consideration of the Devick Guaranty, and not as compensation for Mr. Devick's services. See "Certain Relationships and Related Transactions" and "Compensation Committee Report on Repricing of Options."

    CASH BONUS AWARDS

    The Compensation Committee considers on an annual basis whether to pay cash bonuses to some or all of the Company's employees, including the Company's executive officers. None of the Named Executive Officers received cash bonuses for fiscal 1997.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    The base salary for Mr. Devick ($575,000) for fiscal 1997 was governed by the terms of an employment agreement dated January 31, 1997. The Company entered into a new employment agreement with Mr. Devick on June 1, 1997. Pursuant to such agreement, Mr. Devick's annual base salary was set at $625,000 plus an annual bonus subject to the terms of the agreement. See "Executive Compensation-- Employment Agreements." The Incentive Plan Committee granted certain stock options to Mr. Devick to recognize fully his contributions, including the successful acquisition of Intersound, Inc. by the Company on January 31, 1997, and to provide him with sufficient incentives to continue his efforts as Chief Executive Officer.

    COMPLIANCE WITH SECTION 162(M)

    The Compensation Committee currently intends for all compensation paid to the Named Executive Officers to be tax deductible to the Company pursuant to
Section 162(m) ("Section 162(m)") of the Code. Section 162(m) provides that compensation paid to the Named Executive Officers in excess of $1,000,000 cannot be deducted by the Company for Federal income tax purposes unless, in general, such compensation is performance based, is established by a committee of outside directors and is objective and the plan or agreement providing for such performance-based compensation has been approved in advance by stockholders. Consistent with this intention, the Company submitted the Incentive Plan for stockholder approval last year, and the Compensation Committee made all stock option awards to the Named Executive Officers for 1995 pursuant to the Incentive Plan. In the future, however, the Board may determine to adopt a compensation program that does not satisfy the conditions of Section 162(m) if in the Board's judgment, after considering the additional costs of not satisfying 162(m), such program is appropriate.

                             COMPENSATION COMMITTEE
                                 Steven Devick
                              Michael P. Cullinane
                                Craig Duchossois
                              Andrew J. Filipowski
                              Rodney L. Goldstein

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Devick, Cullinane, Duchossois, Filipowski and Goldstein are the members of the Company's Compensation Committee. Mr. Devick serves on the Compensation Committee of PTI, of which Mr. Filipowski is Chairman and Chief Executive Officer and Mr. Cullinane is Executive Vice President, Chief Financial Officer and Treasurer.

PERFORMANCE GRAPH

                COMPARISON OF 14 MONTH CUMULATIVE TOTAL RETURN*
          AMONG PLATINUM ENTERTAINMENT, INC., THE NASDAQ STOCK MARKET
                         (U.S.) INDEX AND A PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              PLATINUM ENTERTAINMENT, INC.        PEER GROUP        NASDAQ STOCK MARKET (U.S.)
3/12/96                                   $100             $100                              $100
5/96                                      $129              $98                              $116
8/96                                      $115              $88                              $107
11/96                                      $65              $91                              $121
2/97                                       $46              $90                              $122
5/97                                       $43             $102                              $131

* $100 invested on 3/12/96 in stock or index - including reinvestment of dividends. Fiscal year ending May 31.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

DEVICK GUARANTY

    In order to fund the cash consideration for the acquisition of Intersound, Inc. the Company and its subsidiaries entered into that certain Credit Agreement, dated January 31, 1997, as amended and restated, with Bank of Montreal, individually and as agent for certain lenders, pursuant to which the lenders agreed to provide a term loan in the amount of $25,000,000 and a revolving credit facility in the amount of $10,000,000 (the "Existing Credit Facility"). Steven Devick, a director and officer of the Company, has personally guaranteed borrowings under the Existing Credit Facility up to $12,500,000 (the "Devick Guaranty"). In consideration of the Devick Guaranty, in fiscal 1997 the Company repriced certain stock options and accelerated the vesting of certain options held by Mr. Devick. See "--Compensation Committee Report on Repricing of Options." In addition, in fiscal 1998 the Company issued certain stock options to Mr. Devick in consideration of the Devick Guaranty.

    The Company has adopted a policy that all future transactions with affiliated entities or persons will be on terms no less favorable than could be obtained from unrelated parties and all future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Company's independent directors.

            PROPOSAL 2--PROPOSAL TO APPROVE THE ISSUANCE AND SALE OF
                       THE PREFERRED STOCK WITH WARRANTS

GENERAL

    The stockholders of the Company are being asked to approve the Preferred Stock with Warrants Issuance, the proceeds from which will be used to retire a portion of the indebtedness incurred under the Existing Credit Facility. The Company entered into the Existing Credit Facility primarily to fund the cash consideration for the acquisition of Intersound. See "Acquisition of Intersound."

    The Company has entered into an Investment Agreement, dated as of October 12, 1997 (the "Investment Agreement") with MAC Music LLC, a Delaware limited liability company ("MAC"), and SK-Palladin Partners, LP, a Delaware limited partnership ("Palladin" and, together with MAC, the "Purchasers"). Pursuant to the Investment Agreement, the Company has agreed to issue and sell to the Purchasers, and the Purchasers have agreed to purchase from the Company, for aggregate consideration of $20,000,000, 20,000 shares of Preferred Stock and Warrants to purchase an aggregate 3,600,000 shares of Common Stock. The consummation of the Preferred Stock with Warrants Issuance is subject to a number of closing conditions, including without limitation (i) approval by the Company's stockholders of the Preferred Stock with Warrants Issuance, (ii) execution of the Proposed Credit Facility, (iii) satisfactory completion by the Purchasers of their due diligence review of the Company and (iv) other customary closing conditions.

    The following is a summary of the terms of the Preferred Stock and the Warrants. The Investment Agreement, the Certificate of Designations for the Preferred Stock and a Form of Warrant have been filed with the Securities and Exchange Commission as appendices to this Proxy Statement.

TERMS OF THE PREFERRED STOCK

    DIVIDENDS

    The Preferred Stock will accrue dividends compounded quarterly at an annual rate of 12% for the first year, 14% for the second year, 16% for the third year, 18% for the fourth and fifth years and 20% at all times thereafter, of the $1,000 per share liquidation value (the "Liquidation Value") in preference to any dividend on any other class of capital stock. The Company does not currently intend to pay dividends accrued on the Preferred Stock in cash.

    OPTIONAL REDEMPTION

    The Preferred Stock will be redeemable, in whole or part, at the option of the Company, at any time, on at least 60 days notice, at a redemption price equal to the Liquidation Value plus accrued and unpaid dividends (the "Redemption Value").

    CONVERSION

    A Preferred Stockholder will have the right to convert each share of Preferred Stock, at the option of the holder, at any time or times, commencing two years from the date of issuance, into shares of Common Stock at the Conversion Price. The Conversion Price of the Common Stock will be $6.60 per share (the "Conversion Price") and will be subject to adjustment as described under "--Antidilution Protection." The number of shares of Common Stock issuable upon conversion of a share of Preferred Stock will be such number as is equal to the quotient obtained by dividing the then applicable Redemption Value of such share by the Conversion Price. At the Conversion Price of $6.60 per share, conversion of all of the shares of the Preferred Stock at the two-year and five-year anniversaries of the date of issuance would result in the issuance of 3,914,000 and 6,511,000 shares of Common Stock, respectively.

    CHANGE OF CONTROL

    In the event that there is a Change of Control of the Company (as defined below), the Company will be obligated to offer to purchase all of the outstanding shares of the Preferred Stock at a price equal to

110% of the then applicable Redemption Value. The Company is obligated to make such offer as soon as practicable and if possible not less than 60 days prior to the effective date of the change of control (the "Trigger Date"). Payment for the Preferred Stock tendered pursuant to such offer will be made on the Trigger Date. "Change of Control" means (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any Person or entity or group of Persons or entities acting in concert as a partnership or other group (a "Group of Persons"), (ii) the merger or consolidation of the Company with or into another corporation with the effect that the then existing stockholders of the Company hold less than 50% of the combined voting power of the then outstanding securities of the surviving corporation of such merger or the corporation resulting from such consolidation ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors, (iii) the replacement of a majority of the Board of Directors, over a two-year period, from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by the Board of Directors (or its replacements approved by the Board of Directors) as constituted at the beginning of such period, and (iv) a Person or Group of Persons (other than the Purchasers and their affiliates) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 49% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

    LIQUIDATION PREFERENCES

    In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Preferred Stockholders will be entitled to receive, after payment or provision for payment of the Company's debts and other obligations, in preference to the holders of any class of stock junior to the Preferred Stock, an aggregate amount equal to the Liquidation Value plus accrued and unpaid dividends.

    VOTING RIGHTS

    Approval by holders of a majority of the outstanding shares of Preferred Stock, voting as a separate class, will be required for any action which (a) alters or changes the rights, preferences or privileges of the Preferred Stock,
(b) creates or issues any new class of shares having, or reclassifies any junior class or series of shares to have, a preference over or parity with the Preferred Stock, (c) effects any redemption or repurchase of any capital stock or options of the Company (other than upon the repurchase by the Company of Common Stock or options issued to employees or others providing services to the Company up to an aggregate amount of $1 million), or (d) declares or pays any dividends with respect to any class of stock junior to or on a parity with the Preferred Stock.

    In addition, if any shares of Preferred Stock remain outstanding on the fifth anniversary of the issuance date, then the number of directors on the Company's Board of Directors will be increased by four and the holders of the shares of Preferred Stock, voting separately as a class, will be entitled to elect eight directors.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    The Company will not directly or indirectly enter into any transaction with an affiliate including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service, with or to any affiliate, and investments, loans or advances by or to any affiliate except for transactions entered into in good faith, on terms substantially no less favorable to the Company than could be obtained from a third party.

    ANTIDILUTION PROTECTION

    The Conversion Price and the number of shares issuable upon conversion of the Preferred Stock will be subject to (i) adjustment in connection with any stock split or stock dividend and (ii) antidilution adjustment on a price-based weighted average basis if (x) subject to certain exceptions, the Company issues Common Stock or common stock equivalents at a purchase price per share that is less than the greater of the then current market price of the Common Stock and the Conversion Price of the Common Stock or
(y) the Company purchases or exchanges shares of Common Stock for cash or Company securities (or any combination thereof) having a value greater than the then current market price of the Common Stock.

TERMS OF THE WARRANTS

    EXERCISE RIGHTS

    The Common Stock underlying the Warrants may be purchased at the price of $6.60 per share (the "Exercise Price"), paid in cash, or equivalent shares. The Exercise Price will be subject to adjustment as described under "--Antidilution Protection." The number of shares which may be received upon exercise of the Warrants will be increased by an amount equal to 12% of the shares initially underlying the Warrants on each anniversary of the original date of issuance of the Preferred Stock, so long as any Preferred Stock remains outstanding.

    Based upon the 5,274,403 shares of Common Stock outstanding as of October 14, 1997, the shares of Common Stock issuable upon exercise of the Warrants will constitute 31.2% of the Common Stock outstanding on a fully diluted basis, assuming the exercise of currently outstanding vested options and warrants and the conversion of currently outstanding debt securities; the shares of Common Stock issuable upon the conversion of the Preferred Stock have been excluded from this calculation as conversion into Common Stock is not allowed until two years from the date of issue. On the fully diluted basis described above, the ownership interests of directors and executive officers of the Company and their affiliates would decrease from 32.8% to 22.6% and the ownership interests of other stockholders would decrease from 67.2% to 46.2%.

    EXERCISE PERIOD

    The Warrants will be exercisable by the holders at any time, or from time to time, until October 31, 2007.

    SEPARABILITY

    The Warrants may be transferred separately from the Preferred Stock.

    PUT OPTIONS

    At any time on or after the fifth anniversary of the issue date, any Warrant holder may require the Company to repurchase all of its Warrants and shares of Common Stock issued in connection with the exercise of its Warrants at a price equal to the current market price of the Common Stock less any applicable exercise price for the Warrants. At or any time after a Change of Control, any Warrant holder may require the Company to repurchase its Warrants at Fair Market Value (as defined in the Warrants). In the event that the Company defaults on its repurchase obligations, the Purchasers may, in addition to any other remedies available to them, designate a majority of the Board of Directors. Change of Control under the Warrants is defined in the same manner as such term is defined in the Certificate of Designations for the Preferred Stock.

    ANTIDILUTION PROTECTION

    The Exercise Price and the number of shares issuable upon exercise of the Warrants will be subject to (i) adjustment in connection with any stock split or stock dividend and (ii) antidilution adjustment on a price-based weighted average basis if (x) subject to certain exceptions, the Company issues Common Stock or common stock equivalents at a purchase price per share that is less than the greater of the then current market price of the Common Stock and the Exercise Price of the Warrants or (y) the Company purchases or exchanges shares of Common Stock for cash or Company securities (or any combination thereof) having a value greater than the then current market price of the Common Stock.

OTHER

    REGISTRATION RIGHTS

    REGISTRABLE SECURITIES. All shares of Common Stock issued or issuable upon conversion of the Preferred Stock or exercise of the Warrants shall be deemed "Registrable Securities."

    DEMAND RIGHTS. Holders of Registrable Securities will be entitled to six demand registrations beginning 270 days after the closing of the Private Placement. Demands are exercisable by holders of least 25% of the Registrable Securities; provided, however, that the Company will not be obligated to effect more than four registrations on forms other than Form S-3; and provided further that the Company will not be required to file any registration statement after the fourth demand unless the anticipated aggregate proceeds to holders of Registrable Securities participating in such demand registration net of underwriting discounts and commissions, would exceed $2,500,000. Holders of Registrable Securities will have priority over the Company or any other person piggybacking on any demand registration.

    PIGGYBACK REGISTRATION. If the Company proposes to register any of its equity securities other than on Forms S-4 and S-8, it will notify each holder of Registrable Securities and, if so requested by such holder, will use its best efforts to register such holder's Registrable Securities. The holders of Registrable Securities are subject to pro-rata cutback on any piggyback registration if the underwriters for such offering believe that the offering cannot support all requested piggyback securities.

    REGISTRATION EXPENSES. The registration expenses (exclusive of underwriting discounts and commissions) will be borne by the Company.

    CORPORATE GOVERNANCE

    BOARD REPRESENTATION. For so long as the Purchasers (and their affiliates) hold in the aggregate not less than 35% of the Warrant Shares (as hereinafter defined), the Company's Board of Directors will consist of not more than eleven members, four of which will be designated by the Purchasers (the "Purchaser Directors") and two of which shall be individuals who are neither Purchaser Directors nor officers or employees of the Company or its affiliates ("Unaffiliated Directors"). During such time as the Purchasers (and their affiliates) hold in the aggregate at least 15% but less than 35% of the Warrant Shares, the Purchasers shall be entitled to designate two directors. If (a) the Company defaults on its obligation to purchase Warrants in accordance with the terms of the Warrants or (b) an Event of Default occurs under the Company's senior loan facility and (1) such default continues for at least 30 days after any applicable notice or grace period or (2) the senior indebtedness is accelerated, the Purchasers shall be entitled to designate additional directors such that Purchaser Directors constitute a majority of the Board. If on the fifth anniversary of the date of issuance any shares of Preferred Stock remain outstanding, the number of directors will be increased by four, and the Purchasers will be entitled to designate eight directors. "Warrant Shares" means shares of Common Stock underlying the Warrants and shares of Common Stock that were received upon exercise of the Warrants.

    COMMITTEES. For so long as the Purchasers (and their affiliates) hold in the aggregate not less than 35% of the Warrant Shares, any Committees of the Board of Directors, including the executive, audit and compensation committees, will have a majority of Purchaser Directors and Unaffiliated Directors. Two members of each committee shall be Purchaser Directors. If the Purchasers (and their affiliates) hold at least 15% but less than 35% of the Warrant Shares, one member of each committee shall be a Purchaser Director.

    MAJOR DECISIONS. For so long as the Purchasers (and their affiliates) hold in the aggregate not less than 35% of the Warrant Shares, certain major decisions, including (i) subject to certain exceptions, the incurrence of debt in excess of $1,000,000 or the issuance of securities, (ii) acquisitions or dispositions of material assets, (iii) the approval of, and any amendments to, the corporate budget, (iv) changes in the senior management team or the material terms and conditions of their employment, and (v) joint ventures or material or extraordinary licensing agreements, must be approved by two-thirds of the Board of Directors. For so long as any Warrants or Warrant Shares remain outstanding, any transactions between the Company and an affiliate (other than transactions between or among the Company and its subsidiaries in the ordinary course) including payments, property or assets in excess of $200,000 must be approved by members of the Board of Directors who constitute a majority of those directors who are either Unaffiliated Directors or Purchaser Directors.

    BYLAW AMENDMENT. The closing of the Preferred Stock with Warrants Issuance is conditioned upon, among other things, the adoption and approval by the Board of Directors of an amendment to the Company's Amended and Restated Bylaws effecting the corporate governance provisions described above. The form of such amendment has been filed with the Securities and Exchange Commission as an appendix to this Proxy Statement.

    PRINCIPAL STOCKHOLDERS' AGREEMENT. Each of Steven Devick, Frontenac VI Limited Partnership, Andrew J. Filipowski and Craig Duchossois has agreed with the Purchasers to (i) vote all shares of Common Stock held by them in favor of the Preferred Stock with Warrants Issuance, (ii) not grant any proxy to vote any shares in a manner inconsistent with such agreement and (iii) take such action as shall be necessary to permit the Company to comply with the corporate governance provisions set forth above.

    TRANSACTION FEE

    The Company will pay the Purchasers a Transaction Fee equal to 2% of the Preferred Stock.

    CONSULTING FEE

    The Company will enter into a five-year consulting agreement with each Purchaser (or its affiliate) pursuant to which each Purchaser (or its affiliate) will provide certain financial and business consulting services to the Company and will be paid an annual management fee of $200,000. Cash compensation payable to officers or employees of such consultants serving as Directors of the Company will be reduced, pro rata, up to the amount of the fee paid to the consultant. The Company will also indemnify each Purchaser and its affiliates for any liability it may incur in connection with the performance of the consulting agreement.

    RIGHT OF FIRST REFUSAL

    The Company will grant to MAC an exclusive right for 90 days following the closing of the Preferred Stock with Warrants Issuance to negotiate with the Company to agree upon terms for granting MAC an exclusive license to distribute all of the Company's master recordings in China. In addition, the Company will grant to MAC a similar 90-day exclusive negotiating period when the existing distribution licenses relating to Indonesia, Malaysia, Thailand or Vietnam expire, with respect to a distribution license in those countries. If the parties are unable to agree upon the terms for any such license during any such exclusive period, the Company may not enter into any license with any third party to distribute the Company's master recordings in any such country without first offering MAC an opportunity to enter into a license for such country on substantially the same terms to which the third party was prepared to agree.

USE OF PROCEEDS

    The gross proceeds of $20,000,000 to be received by the Company are expected to be used as follows: approximately $18,200,000 will be used to repay indebtedness incurred under the Existing Credit Facility, $900,000 will be paid to the placement agents as fees for their services, approximately $500,000 will be used to pay legal and accounting fees and other expenses incurred in connection with the Private Placement and $400,000 will be paid to the Purchasers as a transaction fee.

DISTRIBUTION

    The Preferred Stock will be sold to the Purchasers in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act. On March 21, 1997, the Company entered into a letter agreement with Donaldson, Lufkin and Jenrette Securities Corporation ("DLJ"), pursuant to which the Company engaged DLJ as a placement agent for the private placement of up to $40,000,000 of securities. The principal terms of the agreement are as follows: As compensation for its services DLJ is entitled to 4 1/2% of the gross proceeds. In addition, DLJ is entitled to reimbursement of its out-of-pocket expenses, including fees and expenses of counsel not in excess of $75,000. If (i) the agreement terminates prior to the consummation of such financing and (ii) (a) within 12 months after such termination, the Company consummates the proposed or similar financing with any party or (b) within 18 months after such termination, the Company consummates a private placement with a party contacted by DLJ during its engagement, DLJ will be entitled to the compensation described above. The Company is required under the agreement to prepare and furnish to DLJ a private placement memorandum, to represent and warrant as to the accuracy and completeness thereof and to provide such legal opinions, certificates and other documents at closing as DLJ may reasonably request. The agreement contains customary disclosure and confidentiality provisions. The Company is required to indemnify DLJ and affiliates (i) for losses arising from inaccuracies in or omissions from the offering materials and (ii) otherwise arising from advice or services rendered by DLJ pursuant to the Agreement, except where such losses result solely from the gross negligence or willful misconduct of the indemnified person.

    For a period of 18 months from the date of the agreement, DLJ has the exclusive right (i) to act as lead managing underwriter if the Company makes a public offering of securities and (ii) if the Company determines to engage a financial advisor in connection with any acquisition or disposition, to act as the exclusive advisor.

    The agreement provides that Nesbitt Burns Securities, Inc. ("Nesbitt Burns") will serve as co-placement agent for the transaction. The Company has not entered into any written agreement with Nesbitt Burns in connection with the transaction. Pursuant to an expired agreement between the Company and Nesbitt Burns, the Company paid Nesbitt Burns $50,000 for its services, but Nesbitt Burns will not receive any further compensation from the Company in connection with the Private Placement.

    Nesbitt Burns is a subsidiary of BMO.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PREFERRED STOCK WITH WARRANTS ISSUANCE.

                           ACQUISITION OF INTERSOUND

BACKGROUND OF THE INTERSOUND ACQUISITION

    Platinum's management was originally contacted by NationsBanc Capital Markets, Inc. ("NationsBanc") in April 1996 regarding Platinum's interest in acquiring Intersound. NationsBanc was engaged by the owners of Intersound to solicit offers for the acquisition of Intersound. NationsBanc identified Platinum as a potential acquirer of Intersound upon recognizing the significant similarities in the business plans and musical genres of the two companies, as well as the potential synergies which would result from the combination of the two entities.

    Management of the two companies met in both Atlanta, Georgia and Chicago, Illinois in early July 1996 to further explore the benefits of a combination of the two companies. The terms of a potential acquisition were discussed in mid July 1996 subject to several contingencies, including due diligence and financing. Initial due diligence was conducted in late July 1996 and terms of the acquisition were negotiated in detail during August 1996. Negotiations were suspended in late August when acquisition terms satisfactory to both parties could not be reached.

    Discussions between Platinum and Intersound resumed in October 1996 and further due diligence was conducted during early November, resulting in the signing of the definitive asset purchase agreement (the "Intersound Agreement") on November 13, 1996. The acquisition of Intersound (the "Intersound Acquisition") was effective as of January 1, 1997.

REASONS FOR THE INTERSOUND ACQUISITION

    In reaching the determination to approve the Intersound Acquisition, the Board of Directors of Platinum considered, without assigning relative weight to, the following factors, which include all factors considered to be material:

    - The Intersound Acquisition positions the Company as a market leader in Gospel music.

    - The Intersound Acquisition further broadens the Company's distribution capabilities. Intersound has its own internal proprietary distribution capabilities, while the Company has historically distributed its products primarily through PolyGram Group Distribution, Inc. ("PolyGram") to the major music retail market, and through its Platinum Christian Distribution division (formerly Light Distribution) to Christian bookstores. The Intersound Acquisition provides the Company with a third significant distribution channel for its products, allowing the Company the flexibility of selecting the distribution channel which provides the greatest sales potential for its releases in a specific musical genre.

    - The Intersound Acquisition is consistent with Platinum's strategy of growth and expansion of its music catalog through acquisition of master recordings and music publishing rights from other record companies at attractive prices.

    - The Intersound Acquisition adds to Platinum's management team a group of seasoned music industry executives with a long history of identifying marketing opportunities, controlling costs and producing strong cash flow and earnings.

    - The Intersound Acquisition provides the Company with certain economies of scale which management anticipates will eliminate a number of costs in areas of sales, marketing, promotion, administration and manufacturing.

    - The Intersound Acquisition provides a roster of active artists and projects which complements Platinum's strategy of developing music products with artists who have a history of successful releases. In addition, Intersound's classical and themed music business allows the Company to supplement its artist driven releases with low cost promotion driven releases, which management expects to reduce the Company's susceptibility to the cyclical nature of the business.

THE INTERSOUND AGREEMENT

    The Intersound Acquisition was effective as of January 1, 1997. The following is a brief summary of certain provisions of the Intersound Agreement, which was executed by Intersound and River North Studios, Inc., a wholly-owned subsidiary of Platinum ("RNS"). RNS has since changed its name to Intersound, Inc.

    THE TRANSACTION

    Pursuant to the Intersound Agreement, Intersound sold and RNS acquired substantially all of the assets of Intersound for a total consideration of $41,000,000 which was paid as follows: (a) $24,000,000 in cash, (b) $5,000,000 in convertible promissory notes (the "Notes") and (c) the assumption of certain liabilities. The Notes mature on January 31, 2004, bear interest at the seven-year Treasury rate (adjusted as of each quarterly interest payment date) plus one percent per annum and are convertible, in whole or in part, at any time prior to maturity into the Company's Common Stock at a conversion price of $9.80 per share (subject to adjustment as provided in the Notes.) The holders of the Notes were granted certain registration rights with respect to the shares of Common Stock issuable upon conversion.

    In addition, RNS assumed certain liabilities of Intersound (the "Assumed Liabilities") including the following: (a) liabilities or obligations reflected or reserved against in Intersound's September 30, 1996 balance sheet (the "Interim Balance Sheet"), (b) all other liabilities of Intersound incurred in the ordinary course of business subsequent to the date of the Interim Balance Sheet and prior to the closing of the transactions contemplated by the Intersound Agreement (the "Closing") and accrued in accordance with generally accepted accounting principles, excluding lawsuits or causes of action relating directly or indirectly to tax, patent, trademark, copyright, labor, employment, environmental and product liability, (c) liabilities first arising after the Closing under any contract or permit assumed by RNS pursuant to the Intersound Agreement and which obligations are to be performed in the ordinary course of business and (d) all obligations of Intersound, including principal, interest, premiums or other charges under Intersound's loan agreement with NationsBanc (the "NationsBanc Loan") as existing at the Closing or to be performed on or after the Closing. The NationsBanc Loan was paid in full with proceeds from the New Credit Facility.

    EMPLOYMENT AND CONSULTING AGREEMENTS

    The Company also entered into an employment agreement with Bryan Hadley, Intersound's Executive Vice President, on February 1, 1997. This agreement provides that Mr. Hadley serve in this capacity for a term of three years at an annual base salary of $150,000. Under the agreement, the Company also granted Mr. Hadley an option to purchase 20,000 shares of the Company's Common Stock pursuant to its 1995 Employee Incentive Compensation Plan.

    On February 1, 1997 the Company entered into an employment agreement with Michael Olsen as Intersound's Vice President and General Counsel. This agreement provides that Mr. Olsen serve in this capacity for a term of three years at an annual base salary of $150,000. Under the agreement, the Company also granted Mr. Olsen an option to purchase 20,000 shares of the Company's Common Stock pursuant to its 1995 Employee Incentive Compensation Plan.

    INDEMNIFICATION

    The Intersound Agreement provides that all representations and warranties made therein or in any other certificate or document delivered pursuant thereto will survive the Closing until January 31, 1998

(the "Sunset Period"). Unless a specified period is set forth in the Intersound Agreement, all agreements and covenants contained therein survived the Closing and will remain in effect indefinitely.

    Intersound's indemnification obligations will only apply if, and to the extent that, the aggregate Losses (as defined below), incurred by all indemnified parties exceed $250,000 (the "Basket Threshold"). However, the Basket Threshold will not apply for certain losses including (i) Losses relating to the Excluded Liabilities (as defined in the Intersound Agreement), (ii) Losses relating to third party claims which are excluded liabilities, (iii) Losses relating to third party claims known by Intersound to be pending or threatened as of the Closing, (iv) Losses relating to claims for brokers' or finders' fees, (v) Losses relating to claims by the Harry Fox Agency (except to the extent specifically assumed by RNS), and (vi) Losses relating to Intersound's obligations to pay for its own expenses.

    Following the Closing, Intersound's liability may not exceed, in the aggregate, $1,875,000 (the "Cap"). Further, Intersound has no indemnification obligation to satisfy any claim for Losses other than through recourse against the $1,875,000 principal amount of Notes (or underlying Common Stock to the extent converted) held in escrow pursuant to the Intersound Agreement.

    The Sunset Period, Basket Threshold and Cap will not apply to limit Intersound's liability in the event such Losses occur or arise, directly or indirectly, as a result of (i) any fraudulent acts committed by Intersound or any of its officers, directors, employees, agents or stockholders, (ii) a breach of Intersound's representations and warranties concerning its title to, and the absence of liens on, other than permitted liens, its properties and assets, and
(iii) any claims by any third parties relating to any audit or investigation by the Harry Fox Agency for any period prior to the Closing Date, except to the extent specifically assumed by RNS.

    Intersound agreed to indemnify RNS and its affiliates and hold each of them harmless from any and all liabilities, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, taxes, fines or expenses (whether or not arising out of third party claims), including without limitation, interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Losses"), with respect to: (a) any misrepresentation or ommission or breach of warranty on the part of Intersound; (b) any nonfulfillment or breach of any covenant or agreement on the part of Intersound; (c) any action, demand, proceeding, investigation or claim by any third party (including any governmental body) against or affecting RNS or its affiliates which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties, agreements or covenants of Intersound; (d) any Losses incurred by RNS arising out of or relating, directly or indirectly to the Excluded Liabilities; or (e) any broker's or finder's fees or expenses in connection with the Intersound Agreement based on any alleged agreement between the claimant and either Intersound or any Intersound stockholder.

    Under a separate agreement, the stockholders of Intersound, at the Closing, agreed to indemnify RNS and its affiliates for any Losses which arise in connection with: (a) claims made by the Harry Fox Agency (which are not specifically accrued in the Interim Balance Sheet); (b) a breach by Intersound of its representations and warranties in the Intersound Agreement concerning title to Intersound's assets; (c) a breach by a stockholder of Intersound of certain securities law representations and warranties made by such stockholder in connection with the Intersound Acquisition; and (d) any fraudulent act committed by a stockholder of Intersound against whom indemnification is sought.

    RNS agreed to indemnify each of Intersound and its affiliates and hold each of them harmless for any and all Losses with respect to: (a) any misrepresentation or breach of warranty on the part of RNS; (b) any nonfulfillment or breach of any covenant or agreement on the part of RNS; (c) any action, demand, proceeding, investigation or claim by any third party (including any governmental body) against or affecting Intersound or its affiliates which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties, agreements or covenants of RNS; (d) any claim arising out of RNS's failure to pay, satisfy or discharge the Assumed Liabilities;

(e) any broker's or finder's fees or expenses in connection with the Intersound Agreement based on any alleged agreement between the claimant and RNS; or (f) any requirement of any federal, state or local taxing authority that Intersound recognize taxable income for any period prior to the Closing when the income of Intersound is attributed to RNS.

    EXPENSES

    Except as paid prior to the date of the Intersound Agreement or otherwise provided for in the Intersound Agreement, each of RNS and Intersound agreed to pay their respective costs and expenses incurred in negotiating and preparing the Intersound Agreement and carrying out the Intersound Acquisition.

    AMENDMENT

    The Intersound Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

    ACCOUNTING TREATMENT

    For financial reporting purposes, the Intersound Acquisition was accounted for by the purchase method of accounting in accordance with generally accepted accounting principles.

THE EXISTING CREDIT FACILITY

    Assuming the Preferred Stock with Warrants Issuance is consummated, approximately $18,200,000 of the net proceeds ($20,000,000 less estimated issuance costs of $1,800,000) will be used to repay a portion of the debt outstanding under the Existing Credit Facility. The remaining portion of the debt outstanding under the New Credit Facility is to be paid with proceeds from a credit agreement with a bank ("Proposed Credit Facility"). See "Proposed Credit Facility" below. In order to fund the cash consideration for the Intersound acquisition, the Company and its subsidiaries entered into the Existing Credit Facility with BMO, individually and as agent for Lenders, pursuant to which the Lenders agreed to provide a term loan in the amount of $25,000,000 and a revolving credit facility in the amount of $10,000,000. Proceeds of the term loan, together with approximately $2,900,000 borrowed under the revolver, were used to finance the cash portion of the Intersound Acquisition, to refinance certain bank debt incurred by Intersound and to pay fees and expenses associated with the transaction. In addition, on March 3, 1997, the Company borrowed $1,750,000 under the revolver to pay a deposit relating to the proposed K-tel Acquisition, which was subsequently terminated. Since that time, the Company has borrowed approximately $5,000,000 under the revolver for working capital and approximately $350,000 for various additional fees and expenses. Borrowings under the Existing Credit Facility bear interest at LIBOR plus 6.0% per annum (increased to LIBOR plus 9.0% effective August 1, 1997), are secured by substantially all of the assets of the Company and its subsidiaries and mature on October 31, 1997. Any principal not paid when due will bear interest at the default rate of LIBOR plus 9% per annum and will trigger late charges equal to the sum of (i) 1% of such overdue principal as of the date such payment becomes due plus (ii) one percent of the overdue principal outstanding one month and two months after the date payment becomes due, plus
(iii) 2% of such overdue principal outstanding on the same day of each month thereafter. See "Risk Factors-- Consequences If The Preferred Stock with Warrants Issuance Is Not Approved."

    Upon the signing of the Existing Credit Facility, the Company issued to BMO warrants to purchase 258,571.95 shares of Common Stock at an exercise price of $.01 per share. The Warrants were valued at $4.80 per share, which is the closing market price on the day the Existing Credit Facility was executed discounted by 40% due to the restricted nature and volatility of the stock, for a total value of $1,240,000. This amount is included in additional paid-in capital. The warrants expire on January 31, 2002 and are subject to antidilution adjustment if, during the term of the Existing Credit Facility, the Company issues shares of Common Stock and does not use the proceeds of such issuance to pay borrowings under the Existing Credit Facility. The holder of the warrants has been granted certain registration rights with respect to the shares of Common Stock issuable upon exercise.

    The Existing Credit Facility contains financial and other covenants applicable to the Company and its subsidiaries. Pursuant to the Existing Credit Facility, the Company may not, so long as the Existing Credit Facility is outstanding, invest in or acquire a substantial part of the assets of another business, make loans or guarantee loans made to another business, declare or distribute dividends, consolidate or merge with another company, sell or lease any of its assets (except for inventory sold in the ordinary course of business) or pay any debt that is subordinate to its debt under the Existing Credit Facility. The Company is currently in compliance with all covenants under the Existing Credit Facility.

    During the term of the Existing Credit Facility, the Company must pay a commitment fee of 0.5% per annum on the average daily unused amount of the revolving credit facility. The Company may voluntarily prepay amounts outstanding under the revolving credit facility and the term loan, and may be required to make mandatory prepayment upon the occurrence of any of several conditions, including (i) any breach of the Existing Credit Facility agreement,
(ii) the outstanding principal amount under the revolving credit facility falling below $2,500,000 (which may trigger payment of the term loan), or payment of the term loan (which may trigger payment of the revolving credit facility), or (iii) sale of the Preferred Stock contemplated hereby.

    Steven Devick, a director and officer of the Company, has personally guaranteed borrowings under the Existing Credit Facility up to $12,500,000. The Proposed Credit Facility will not require such a guaranty.

THE PROPOSED CREDIT FACILITY

    The Company has obtained a commitment from a bank to provide a $30,000,000 credit facility. The closing of the Proposed Credit Facility is subject to negotiation of definitive documentation, including customary closing conditions, and is contingent upon the Company raising at least $10,000,000 in equity. Under the terms of the Proposed Credit Facility, the Company will have available a three year $20,000,000 term loan, due in quarterly installments and bearing interest at the bank's base rate plus 1.0% per annum, and a $10,000,000 revolving line of credit, due in three years and bearing interest at the bank's base rate plus 1/2 of 1.0% per annum. Borrowings under the revolving line of credit are limited to the Borrowing Base, which is based upon eligible accounts receivable and inventory, as defined. The Proposed Credit Facility will be secured by sustantially all of the Company's assets.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    Set forth below is the Unaudited Pro Forma Consolidated Statement of Operations Data for the fiscal year ended May 31, 1997 and the three months ended August 31, 1997 and the Unaudited Pro Forma Consolidated Balance Sheet Data at August 31, 1997. The Unaudited Pro Forma Consolidated Statement of Operations for the fiscal year ended May 31, 1997 and the three months ended August 31, 1997 (i) gives pro forma effect to the acquisition of Intersound;
(ii) reflects the refinancing of a portion of the Existing Credit Facility with the net proceeds of the Preferred Stock with Warrants Issuance and (iii) reflects the refinancing of the remaining portion of the Existing Credit Facility with the proceeds of the Proposed Credit Facility, all as if such transaction and refinancing had occurred on June 1, 1996. The Unaudited Pro Forma Consolidated Balance Sheet at August 31, 1997 reflects the refinancing of the Existing Credit Facility with the net proceeds of the Preferred Stock with Warrants Issuance and the proceeds of the Proposed Credit Facility, as if such refinancing had occurred on August 31, 1997.

    The unaudited pro forma consolidated financial data presented herein is based on the assumptions and adjustments described in the accompanying notes. The Unaudited Pro Forma Consolidated Statement of Operations does not purport to represent what the Company's results of operations would have been if the events described above had occurred as of the date indicated or what such results will be for any future periods. The unaudited pro forma consolidated financial data is based upon assumptions and adjustments that the Company believes are reasonable. The unaudited pro forma consolidated financial data and the accompanying notes should be read in conjunction with (i) the historical financial statements of the Company, including the notes thereto, and (ii) the historical financial statements of Intersound, including the notes thereto, which are included elsewhere in this Proxy Statement.

         UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA

                         FISCAL YEAR ENDED MAY 31, 1997

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      PRO FORMA
                                                                                     INTERSOUND
                                                                     HISTORICAL    AND REFINANCING  AS ADJUSTED
                                                        PLATINUM    INTERSOUND(A)  ADJUSTMENTS(B)     PLATINUM
                                                      ------------  -------------  ---------------  ------------
Gross product sales.................................  $     37,502   $    18,361      $  --         $     55,863
Less: Returns and allowances........................        (8,713)       (4,246)        --              (12,959)
Less: Discounts.....................................        (2,463)       (1,196)        --               (3,659)
                                                      ------------  -------------       -------     ------------
Net product sales...................................        26,326        12,919         --               39,245
Cost of product sales...............................        14,038         5,019         --               19,057
                                                      ------------  -------------       -------     ------------
                                                            12,288         7,900         --               20,188

Gross artist project revenues.......................         3,876       --              --                3,876
Less: Allowance for unrecoupable artist advances....          (855)      --              --                 (855)
                                                      ------------  -------------       -------     ------------
Net artist project revenues.........................         3,021       --              --                3,021
Licensing, publishing and other revenues............         1,255           277             61            1,593
                                                      ------------  -------------       -------     ------------
Net artist project and other revenues...............         4,276           277             61            4,614
Cost of artist project and other revenues...........         3,752           111             41            3,904
                                                      ------------  -------------       -------     ------------
                                                               524           166             20              710

Gross profit........................................        12,812         8,066             20           20,898

Other operating expenses:
Selling, general and administrative expenses........        13,141         5,388              2           18,531
Merger, restructuring and one-time costs............         3,336       --              --                3,336
Depreciation and amortization.......................           973           371            646(c)         1,990
                                                      ------------  -------------       -------     ------------
                                                            17,450         5,759            648           23,857
                                                      ------------  -------------       -------     ------------
Operating income (loss).............................        (4,638)        2,307           (628)          (2,959)
Interest income.....................................           154       --              --                  154
Interest expense....................................        (1,385)         (194)           367(d)        (1,212)
Financing costs.....................................        (3,533)      --               2,931(e)          (242)
Equity gain.........................................            48       --              --                   48
                                                      ------------  -------------       -------     ------------
Income (loss) before income taxes...................        (9,354)        2,113          2,670           (4,211)

Provision for income taxes..........................       --            --              --              --
                                                      ------------  -------------       -------     ------------
Net income (loss)...................................        (9,354)        2,113          2,670           (4,211)

Less: Cumulative preferred dividends................       --            --              (2,400)(f)       (2,400)
                                                      ------------  -------------       -------     ------------
Loss applicable to common shares....................  $     (9,354)  $     2,113      $     270     $     (6,611)
                                                      ------------  -------------       -------     ------------
                                                      ------------  -------------       -------     ------------
Net loss per common share...........................  $      (1.82)                                 $      (1.29)

Weighted average number of common shares
  outstanding.......................................     5,136,830                                     5,136,830

------------------------

(a) The historical statement of operations data for Intersound represents the unaudited results of operations from June 1, 1996 to December 31, 1996. The operations of Intersound for the months of January through May 1997 are reflected in the Platinum amounts. The Acquisition has been accounted for as a purchase totaling $41,000,000 which exceeds the fair value of the assets acquired by $6,098,000, which represents goodwill. See financial statements and notes thereto of Intersound, Inc. contained elsewhere in this Proxy Statement.

(b) The pro forma adjustments include the unaudited activities of Red Rewmar Music, Inc., Rappel Music, Inc. and Spec Twelve Music, Inc. for the six month period ended December 31, 1996 that were acquired simultaneously with the Acquisition and not reflected in the historical Intersound amounts. Such adjustments increased licensing, publishing and other revenues, cost of artist project and other revenues, and selling, general and administrative expenses by $61,000, $41,000 and $2,000, respectively.

(c) The adjustment to depreciation and amortization consists of an increase in amortization of music catalog, music publishing rights and goodwill acquired from Intersound, Inc. over a 25-year period, as if such purchase had occurred on June 1, 1996.

(d) The adjustment to interest expense reflects a decrease in interest expense related to (i) the funding of a portion of the Acquisition with the net proceeds of a Preferred Stock with Warrants Issuance ($20,000,000, less estimated issuance costs of $1,800,000) and (ii) a reduction in the interest rate of the bank debt borrowed necessary to fund the remaining portion of the Acquisition under the Proposed Credit Facility (9.5% per annum) compared to the Existing Credit Facility (12.0% per annum), as if such Acquisition and relating funding occurred on June 1, 1996. In addition, the historical interest expense incurred by Intersound ($194,000) has been eliminated as the related debt was paid in full upon the closing of the Acquisition.

(e) The adjustment to financing costs reflects a decrease in such costs related to the Proposed Credit Facility (estimated $725,000 amortized over three years, or $242,000 per annum) compared to the financing costs related to the Existing Credit Facility ($1,385,000).

(f) Reflects dividends accrued on the Preferred Stock with Warrants Issuance of 12.0% per annum.

         UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA

                       THREE MONTHS ENDED AUGUST 31, 1997

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                        REFINANCING   AS ADJUSTED
                                                                           PLATINUM     ADJUSTMENTS     PLATINUM
                                                                         ------------  -------------  ------------
Gross product sales....................................................  $     11,478    $  --        $     11,478
Less: Returns and allowances...........................................        (3,017)      --              (3,017)
Less: Discounts........................................................          (604)      --                (604)
                                                                         ------------        -----    ------------
Net product sales......................................................         7,857       --               7,857
Cost of product sales..................................................         3,526       --               3,526
                                                                         ------------        -----    ------------
                                                                                4,331       --               4,331
Gross artist project revenues..........................................         1,290       --               1,290
Less: Allowance for unrecoupable artist advances.......................          (143)      --                (143)
                                                                         ------------        -----    ------------
Net artist project revenues............................................         1,147       --               1,147
Licensing, publishing and other revenues...............................           669       --                 669
                                                                         ------------        -----    ------------
Net artist project and other revenues..................................         1,816       --               1,816
Cost of artist project and other revenues..............................         1,222       --               1,222
                                                                         ------------        -----    ------------
                                                                                  594       --                 594
Gross profit...........................................................         4,925       --               4,925
Other operating expenses:
Selling, general and administrative expenses...........................         3,964       --               3,964
Merger, restructuring and one-time costs...............................         1,101       --               1,101
Depreciation and amortization..........................................           485       --                 485
                                                                         ------------        -----    ------------
                                                                                5,450       --               5,450
                                                                         ------------        -----    ------------
Operating loss.........................................................          (525)      --                (525)
Interest income........................................................            21       --                  21
Interest expense.......................................................        (1,209)         765(a)         (444)
Financing costs........................................................          (450)         390(b)          (60)
Equity gain............................................................            15       --                  15
                                                                         ------------        -----    ------------
Income (loss) before income taxes......................................        (2,148)       1,155            (993)
Provision for income taxes.............................................       --            --             --
                                                                         ------------        -----    ------------
Net income (loss)......................................................        (2,148)       1,155            (993)
Less: Cumulative preferred dividends...................................       --              (600)(c)         (600)
                                                                         ------------        -----    ------------
Income (loss) applicable to common shares..............................  $     (2,148)   $     555    $     (1,593)
                                                                         ------------        -----    ------------
                                                                         ------------        -----    ------------
Net loss per common share..............................................  $      (0.42)                $      (0.31)
Weighted average number of common shares outstanding...................     5,174,734                    5,174,734

------------------------
(a) The adjustment to interest expense reflects a decrease in interest expense related to (i) the funding of a portion of the Acquisition with the net proceeds of the Preferred Stock with Warrants Issuance ($20,000,000, less estimated issuance costs of $1,800,000) and (ii) a reduction in the interest rate of the bank debt borrowed necessary to fund the remaining portion of the Acquisition under the Proposed Credit Facility (9.5% per annum) compared to the Existing Credit Facility (12.0% per annum), as if such Acquisition and relating funding occurred on June 1, 1996.

(b) The adjustment to financing costs reflects a decrease in such costs related to the Proposed Credit Facility (estimated $725,000 amortized over three years, or $242,000 per annum) compared to the financing costs related to the Existing Credit Facility ($450,000).

(c) Reflects dividends accrued on the Preferred Stock with Warrants Issuance of 12.0% per annum.

              UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET DATA

                                AUGUST 31, 1997

                             (DOLLARS IN THOUSANDS)

                                                                                        REFINANCING    AS ADJUSTED
                                                                           PLATINUM   ADJUSTMENTS (A)   PLATINUM
                                                                           ---------  ---------------  -----------
Cash.....................................................................  $       8    $     2,475     $   2,483
Cash in escrow...........................................................      1,750        --              1,750
Accounts receivable, net.................................................     13,778        --             13,778
Artist advances..........................................................      2,705        --              2,705
Inventories, net.........................................................      5,685        --              5,685
Notes receivable.........................................................         50        --                 50
Other....................................................................        264        --                264
                                                                           ---------  ---------------  -----------
Total current assets.....................................................     24,240          2,475        26,715

Artist advances, net of current amounts and allowances...................      3,442        --              3,442
Equipment and leasehold improvements, net................................      1,123        --              1,123
Music catalog, net.......................................................     19,081                       19,081
Music publishing rights, net.............................................      3,572        --              3,572
Goodwill, net............................................................      6,714        --              6,714
Equity investment in joint venture.......................................      3,169        --              3,169
Deferred financing costs, net............................................     --                725           725
Other....................................................................      1,100        --              1,100
                                                                           ---------  ---------------  -----------
Total assets.............................................................  $  62,441    $     3,200     $  65,641
                                                                           ---------  ---------------  -----------
                                                                           ---------  ---------------  -----------
Bank line of credit......................................................  $  10,000    $   (10,000)    $  --
Term loan................................................................     25,000        (25,000)       --
Accounts payable.........................................................      6,150        --              6,150
Accrued liabilities and other............................................      1,997        --              1,997
Reserve for future returns...............................................      2,710        --              2,710
Royalties payable........................................................      5,866        --              5,866
                                                                           ---------  ---------------  -----------
Total current liabilities................................................     51,723        (35,000)       16,723

Convertible subordinated debentures......................................      5,000        --              5,000
Debt.....................................................................     --             20,000        20,000

Stockholders' equity.....................................................      5,718         18,200        23,918
                                                                           ---------  ---------------  -----------
Total liabilities and stockholders' equity...............................  $  62,441    $     3,200     $  65,641
                                                                           ---------  ---------------  -----------
                                                                           ---------  ---------------  -----------

------------------------

(a) The refinancing adjustments reflect the refinancing of the Existing Credit Facility with (i) the net proceeds of the Preferred Stock with Warrants Issuance ($20,000,000, less estimated issuance costs of $1,800,000) and (ii) the proceeds of the Proposed Credit Facility ($20,000,000, less estimated financing costs of $725,000), all as is such refinancing occurred on August 31, 1997

                          PLATINUM ENTERTAINMENT, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated statement of operations and consolidated balance sheet data for Platinum as of the dates and for the periods indicated. The selected consolidated financial data as of and for the year ended December 31, 1993, the five months ended May 31, 1994 and the years ended May 31, 1995, 1996 and 1997 listed below have been derived from the audited consolidated financial statements of Platinum. The selected financial data as of and for the three months ended August 31, 1996 and 1997 have been derived from the finanical statements for such periods which have not been audited. In the opinion of management of Platinum, the unaudited interim financial statements have been prepared on the same basis as necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the three months ended August 31, 1997 are not necessarily indicative of the results to be expected for the entire fiscal year. The following data should be read in conjunction with "Platinum Entertainment, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes of Platinum Entertainment, Inc. contained elsewhere in this Proxy Statement.

                                                                                                                         THREE
                                                                                                                         MONTHS
                                                      YEAR ENDED                                                         ENDED
                                                     DECEMBER 31,    FIVE MONTHS           YEAR ENDED MAY 31,          AUGUST 31,
                                                     -------------      ENDED      ----------------------------------  ----------
                                                         1993       MAY 31, 1994      1995        1996        1997
                                                     -------------  -------------  ----------  ----------  ----------
                                                                                                                          1996
                                                                                                                       ----------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)            (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Gross product sales(1).............................    $   4,010      $   3,474    $   12,575  $   18,322  $   37,502  $    5,647
Less: Returns and allowances.......................         (590)          (584)       (3,126)     (4,732)     (8,713)     (1,073)
Less: Discounts(1).................................       --             --              (507)       (712)     (2,463)       (444)
                                                     -------------  -------------  ----------  ----------  ----------  ----------
Net product sales..................................        3,420          2,890         8,942      12,878      26,326       4,130
Cost of product sales..............................        1,901          1,743         4,300       8,107      14,038       2,416
                                                     -------------  -------------  ----------  ----------  ----------  ----------
                                                           1,519          1,147         4,642       4,771      12,288       1,714
Gross artist project revenues......................        1,451            728         3,084       5,368       3,876       1,180
Less: Allowance for unrecoupable artist advances...       (1,361)          (433)       (1,128)     (2,507)       (855)       (150)
                                                     -------------  -------------  ----------  ----------  ----------  ----------
Net artist project revenues........................           90            295         1,956       2,861       3,021       1,030
Licensing, publishing and other revenues...........           28             53           207       1,799       1,255         141
                                                     -------------  -------------  ----------  ----------  ----------  ----------
Net artist project and other revenues..............          118            348         2,163       4,660       4,276       1,171
                                                     -------------  -------------  ----------  ----------  ----------  ----------
Cost of artist project and other revenues..........        1,061          1,005         2,601       5,195       3,752       1,229
                                                     -------------  -------------  ----------  ----------  ----------  ----------
                                                            (943)          (657)         (438)       (535)        524         (58)
                                                     -------------  -------------  ----------  ----------  ----------  ----------
Gross profit.......................................          576            490         4,204       4,236      12,812       1,656
Other operating expenses:
Selling, general and administrative................        2,287          1,352         8,800       8,017      13,141       2,304
Merger, restructuring and one-time costs(2)........       --             --            --          --           3,336      --
Depreciation and amortization......................           55             39           133         156         133          70
                                                     -------------  -------------  ----------  ----------  ----------  ----------
                                                           2,342          1,391         8,933       8,173      17,450       2,374
                                                     -------------  -------------  ----------  ----------  ----------  ----------
Operating loss.....................................       (1,766)          (901)       (4,729)     (3,937)     (4,638)       (718)
Interest income....................................       --             --                46         106         154          90
Interest expense...................................          (33)           (27)         (157)       (570)     (1,385)         (3)
Other financing costs..............................       --             --            --          --          (3,533)     --
Equity gain........................................       --             --            --          --              48      --
                                                     -------------  -------------  ----------  ----------  ----------  ----------
Loss from continuing operations....................       (1,799)          (928)       (4,840)     (4,401)     (9,354)       (631)
Discontinued operations:
Loss from operations...............................       (1,519)          (755)       (2,073)     --          --          --
Loss on disposal...................................       --             --            (2,611)       (226)     --          --
                                                     -------------  -------------  ----------  ----------  ----------  ----------
Loss from discontinued operations..................       (1,519)          (755)       (4,684)       (226)     --          --
                                                     -------------  -------------  ----------  ----------  ----------  ----------
Net loss...........................................    $  (3,318)     $  (1,683)   $   (9,524)     (4,627) $   (9,354) $     (631)
                                                     -------------  -------------  ----------  ----------  ----------  ----------
                                                     -------------  -------------  ----------  ----------  ----------  ----------
Less: Cumulative preferred dividends(3)............                                                  (602)
                                                                                               ----------
Loss applicable to common shares...................                                            $   (5,229)
                                                                                               ----------
                                                                                               ----------
Per common share:
Loss from continuing operations....................                                $    (2.12) $    (1.71) $    (2.12) $    (0.12)
Loss from discontinued operations..................                                     (2.05)      (0.08)     --          --
                                                                                   ----------  ----------  ----------  ----------
Net loss(4)........................................                                $    (4.17) $    (1.79) $    (2.12) $    (0.12)
                                                                                   ----------  ----------  ----------  ----------
                                                                                   ----------  ----------  ----------  ----------
Weighted average number of common shares
  outstanding(4)...................................                                 2,284,090   2,925,987   5,136,830   5,063,204


                                                        1997
                                                     ----------

STATEMENT OF OPERATIONS DATA:
Gross product sales(1).............................  $   11,478
Less: Returns and allowances.......................      (3,017)
Less: Discounts(1).................................        (604)
                                                     ----------
Net product sales..................................       7,857
Cost of product sales..............................       3,526
                                                     ----------
                                                          4,331
Gross artist project revenues......................       1,290
Less: Allowance for unrecoupable artist advances...        (143)
                                                     ----------
Net artist project revenues........................       1,147
Licensing, publishing and other revenues...........         669
                                                     ----------
Net artist project and other revenues..............       1,816
                                                     ----------
Cost of artist project and other revenues..........       1,222
                                                     ----------
                                                            594
                                                     ----------
Gross profit.......................................       4,925
Other operating expenses:
Selling, general and administrative................       3,964
Merger, restructuring and one-time costs(2)........       1,001
Depreciation and amortization......................         485
                                                     ----------
                                                          5,450
                                                     ----------
Operating loss.....................................        (525)
Interest income....................................          21
Interest expense...................................      (1,209)
Other financing costs..............................        (450)
Equity gain........................................          15
                                                     ----------
Loss from continuing operations....................      (2,148)
Discontinued operations:
Loss from operations...............................      --
Loss on disposal...................................      --
                                                     ----------
Loss from discontinued operations..................      --
                                                     ----------
Net loss...........................................  $   (2,148)
                                                     ----------
                                                     ----------
Less: Cumulative preferred dividends(3)............

Loss applicable to common shares...................

Per common share:
Loss from continuing operations....................  $    (0.42)
Loss from discontinued operations..................      --
                                                     ----------
Net loss(4)........................................  $    (0.42)
                                                     ----------
                                                     ----------
Weighted average number of common shares
  outstanding(4)...................................  $5,174,734

                          PLATINUM ENTERTAINMENT, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                      MAY 31,
                                                      DECEMBER 31,   ------------------------------------------
                                                          1993         1994       1995       1996       1997
                                                      -------------  ---------  ---------  ---------  ---------  AUGUST 31,
                                                                                                                    1997
                                                                                                                 -----------
                                                                                                                 (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...........................    $      36    $       9  $      87  $   8,222  $      53   $       8
Working capital (deficit)(5)........................       (3,349)      (4,117)    (9,128)    12,055    (23,673)    (27,483)
Total assets........................................        4,656        5,385      6,353     19,744     62,304      62,441
Long-term debt (including current portion)..........        1,243        1,140     --         --          5,000       5,000
Redeemable preferred stock..........................       --           --          5,423     --         --          --
Stockholders' equity (net capital deficiency).......       (1,618)      (3,302)   (12,320)    15,215      7,866       5,718

------------------------------

(1) During the Company's normal course of business, discounts are extended to customers on product sales. The gross revenues and returns, allowances and discounts for the years ended May 31, 1995 and 1996 and the three months ended August 31, 1996 have been reclassified by $507,000, $712,000 and $444,000, respectively, to conform to the financial statement presentation for the fiscal year ended May 31, 1997 and three months ended August 31, 1997. Discounts for the year ended December 31, 1993 and the five months ended May 31, 1994 were insignificant.

(2) As a result of the acquisitions completed by the Company during fiscal 1997, the Company incurred significant costs to merge and restructure its business with the acquired companies. Such merger and restructuring costs included severance costs, relocation costs, lease commitment write-offs, warehouse closing costs and other related costs. Such costs approximated $1,650,000 for fiscal 1997, of which $315,000 and $1,240,000 were accrued at May 31 and August 31, 1997 respectively, relating primarily to severance costs and a distribution termination fee. The restructuring is expected to be completed by the end of the second quarter of fiscal 1998. Such restructuring resulted in shifts in the selling and promotion efforts of the Company's Country label and in-house sales department and a shift in third-party fulfillment of Platinum Christian Distribution. One-time costs for fiscal 1997, totaling $1,686,000 for fiscal 1997, include approximately $1,100,000 of product returns which were significantly in excess of the Company's historical returns experience due to the termination of a distribution agreement and the termination of certain customer relationships. In addition, for fiscal 1997, one-time costs include write-offs of artist advances and accounts receivables in areas from which the Company has chosen to redirect its resources. One-time costs for the three months ended August 31, 1997, include approximately $155,000 of product returns which were significantly in excess of the Company's historical returns experience due to the termination of a distribution agreement. The shift in third-party fulfillment of Platinum Christian Distribution was not fully implemented until September 1, 1997, resulting in negligible revenues for this distribution channel during the current fiscal quarter. In addition, one-time costs for the three months ended August 31, 1997 include $775,000 of legal, accounting and other incremental costs incurred by the Company associated with the K-tel Acquisition. Such transaction was terminated by the Company--see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Significant Matters."

(3) Represents accrued dividends on the Company's Series A-1 Non-Convertible Preferred Stock, which dividends were paid concurrent with the redemption of such stock on March 15, 1996. The Company has never paid a dividend on its Common Stock. See "Dividend Policy."

(4) Net loss per common share is computed based upon the weighted average number of common shares outstanding. Common and common equivalent shares issued during the 12-month period prior to the Company's IPO have been included in the calculation for fiscal 1996 as if they were outstanding for that period using the treasury stock method and the IPO price of $13 per share. In addition, all convertible Preferred Stock and convertible Class A Common Stock and Class B Common Stock are treated as if converted into shares of Common Stock at the date of issuance. No effect has been given to common equivalent shares issued for any other period as the effect would be antidilutive.

   A portion of the net proceeds received from the IPO during fiscal 1996 were used to retire indebtedness of the Company and redeem a portion of the Series A-1 Non-Convertible Preferred Stock. Supplemental loss per common share, adjusted to reflect the elimination of interest expense incurred on such borrowings during fiscal 1996 and the payment of mandatory preferred dividends, is $1.52 per common share for fiscal 1996.

(5) Includes short-term debt for all periods indicated.

                                INTERSOUND, INC.
                            SELECTED FINANCIAL DATA

    The following table sets forth selected statement of operations and balance sheet data for Intersound as of the dates and for the periods indicated. The selected financial data as of and for the years ended April 30, 1994, 1995 and 1996 have been derived from the audited financial statements of Intersound. The selected financial data as of and for the eight months ended December 31, 1995 and 1996 have been derived from the financial statements for such periods which have not been audited. In the opinion of Intersound's management, the unaudited interim financial statements have been prepared on the same basis as Intersound's audited financial statements and include all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the eight months ended December 31, 1996 are not necessarily indicative of the results to be expected for the entire fiscal year. The following data should be read in conjunction with "Intersound, Inc.'s Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes of Intersound, Inc. contained elsewhere in this Proxy Statement.

                                                             YEAR ENDED APRIL 30,           EIGHT MONTHS ENDED
                                                        -------------------------------        DECEMBER 31,
                                                          1994       1995       1996     ------------------------
                                                        ---------  ---------  ---------     1995         1996
                                                                                         -----------  -----------
                                                                                         (UNAUDITED)  (UNAUDITED)
                                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Gross product sales...................................  $  26,041  $  31,438  $  30,753   $  21,487    $  19,835
Less: Returns and allowances..........................     (4,999)    (6,579)    (7,212)     (4,939)      (4,604)
Less: Discounts.......................................     (1,656)    (2,447)    (1,674)     (1,243)      (1,260)
                                                        ---------  ---------  ---------  -----------  -----------
Net product sales.....................................     19,386     22,412     21,867      15,305       13,971
Cost of product sales.................................      9,583      9,941      9,030       6,360        5,390
                                                        ---------  ---------  ---------  -----------  -----------
                                                            9,803     12,471     12,837       8,945        8,581
Licensing revenues....................................        463        182        629         174          317
Cost of licensing revenues............................        185         73        251          69          127
                                                        ---------  ---------  ---------  -----------  -----------
                                                              278        109        378         105          190
                                                        ---------  ---------  ---------  -----------  -----------
Gross profit..........................................     10,081     12,580     13,215       9,050        8,771
Other Operating Expenses:
Selling, general and administrative expenses..........      8,050      9,955     10,324       6,606        5,958
Depreciation and amortization.........................        356        434        580         377          428
                                                        ---------  ---------  ---------  -----------  -----------
                                                            8,406     10,389     10,904       6,983        6,386
                                                        ---------  ---------  ---------  -----------  -----------
Operating income......................................      1,675      2,191      2,311       2,067        2,385
Interest expense......................................       (184)      (245)      (354)       (290)        (216)
                                                        ---------  ---------  ---------  -----------  -----------
Income before income taxes............................      1,491      1,946      1,957       1,777        2,169
Provision for income taxes............................       (132)    --         --          --           --
                                                        ---------  ---------  ---------  -----------  -----------
Net income............................................  $   1,359  $   1,946  $   1,957   $   1,777    $   2,169
                                                        ---------  ---------  ---------  -----------  -----------
                                                        ---------  ---------  ---------  -----------  -----------

                                                                                    APRIL 30,
                                                                               --------------------  DECEMBER 31,
                                                                                 1995       1996         1996
                                                                               ---------  ---------  ------------
                                                                                                     (UNAUDITED)
                                                                                     (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash.........................................................................  $       6  $      16   $       17
Working capital (deficit)....................................................        300       (138)         506
Total assets.................................................................     10,851     12,390       15,163
Long-term debt...............................................................         60     --           --
Stockholders' equity.........................................................      2,470      2,652        3,666

                          PLATINUM ENTERTAINMENT, INC.
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE DISCUSSION BELOW CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS (AS SUCH TERM IS DEFINED IN THE RULES PROMULGATED PURSUANT TO THE SECURITIES ACT) THAT ARE BASED ON THE BELIEFS OF PLATINUM'S MANAGEMENT, AS WELL AS ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO, PLATINUM'S MANAGEMENT. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS IN THE FUTURE COULD DIFFER MATERIALLY FROM THOSE EXPRESSED IN, OR IMPLIED BY, ANY SUCH FORWARD-LOOKING STATEMENTS. SEE "FORWARD LOOKING INFORMATION." THE OVERVIEW AND LIQUIDITY AND CAPITAL RESOURCES SECTIONS GIVE EFFECT TO THE INTERSOUND ACQUISITION AND THE EXISTING CREDIT FACILITY. THIS DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA AND ACCOMPANYING NOTES THERETO SET FORTH ELSEWHERE IN THIS PROXY STATEMENT.

OVERVIEW

    The Company is a full-service music company that produces, licenses, acquires, markets and distributes high quality recorded music for a variety of musical genres. The Company currently produces music in the Gospel, Classical/Themed, Adult Contemporary, Country, Blues and Urban/Dance genres, primarily under its CGI Records, Intersound Classical, River North Records, Intersound Country, House of Blues and Intersound Urban labels. The Company's products include new releases, typically by artists established in a particular format, as well as compilations and repackagings of previously recorded music that enable the Company to exploit its catalog of master recordings.

    As an integral part of the Company's growth strategy, during fiscal 1997, the Company completed several acquisitions: (i) substantially all of the assets of REX during June 1996; (ii) substantially all of the assets of Double J during September 1996; (iii) a 50% interest in the HOB Joint Venture during November 1996 and (iv) substantially all of the assets of Intersound effective January 1, 1997. See "Significant Matters" below for more details of these transactions.

    In connection with the Intersound Acquisition, the Company obtained the Existing Credit Facility totaling $35,000,000 which matures in full on October 31, 1997. The Company intends to repay the Existing Credit Facility with the proceeds of the Preferred Stock with Warrants Issuance and the Proposed Credit Facility. See "Significant Matters" and "Capital Resources" below for further details.

    As a result of the acquisitions completed by the Company during fiscal 1997, the Company incurred significant costs to merge and restructure its business with the acquired companies. Such merger and restructuring costs include severance costs, relocation costs, lease commitment write-offs, warehouse closing costs and other related costs. Such costs approximated $1,650,000 for fiscal 1997, of which $315,000 and $240,000 were accrued at May 31 and August 31, 1997, respectively, relating primarily to severance costs and a distribution termination fee. The restructuring is expected to be completed by the end of the second quarter of fiscal 1998. Such restructuring resulted in shifts in the selling and promotion efforts of the Company's Country label and in-house sales department and a shift in third-party fulfillment of Platinum Christian Distribution. One-time costs for fiscal 1997, totaling $1,686,000, include approximately $1,100,000 of product returns which were significantly in excess of the Company's historical returns experience due to the termination of a distribution agreement and the termination of certain customer relationships. In addition, one-time costs for fiscal 1997 include write-offs of artist advances and accounts receivables in areas from which the Company has chosen to redirect its resources. One time costs for the three months ended August 31, 1997, include approximately $155,000 of product returns which were significantly in excess of the Company's historical returns experience due to the termination of a distribution agreement. The shift in third-party fulfillment of Platinum Christian Distribution was not fully implemented until September 1, 1997, resulting in negligible revenues for this distribution channel during the current fiscal quarter. In addition, one-time costs for the three months ended August 31, 1997 include

$775,000 of legal, accounting, and other incremental costs incurred by the Company associated with the K-tel Acquisition. Such transaction was terminated by the Company--see "Significant Matters" below.

    The Company has historically sustained losses, in part due to the high costs associated with the establishment and expansion of its activities. Management believes that the significant investments made to date will enhance future profitability. In addition, a significant portion of the Company's historical losses resulted from the operation of the Company's River North recording studio (the "Studio"). During fiscal 1995, the Company decided to discontinue this business and disposed of the Studio operations in conjunction with the Company's IPO.

    The Company records revenues for music products, other than telemarketing C.O.D. sales, when such products are shipped to retailers. In accordance with industry practice, the Company's music products are sold on a returnable basis. The Company's allowance for future returns is based upon its historical returns, SoundScan data and the return rate of the Company's primary distributor, PGD. For the three months ended August 31, 1997 and 1996 and the fiscal years ended 1997, 1996 and 1995, the amounts charged against gross revenues for returns and allowances for future returns were $3,017,000, $1,073,000, $8,713,000,
$4,732,000 and $3,126,000, respectively.

    The Company recognizes revenues from the shipment of telemarketing C.O.D. sales when cash is received from the customer. C.O.D. product shipments began during the first quarter of fiscal 1995 and were discontinued in the third quarter of fiscal 1996, when the Company determined C.O.D. orders would no longer be accepted due to the significant cost of television advertising. Telemarketing revenues were $1,422,000 and $1,949,000 for fiscal 1996 and 1995, respectively.

    A significant recurring funding requirement of the Company is for artist and repertoire ("A&R") expenses, which include recording costs and advances to artists. The Company makes substantial payments each year for recording costs and advances in order to maintain and enhance its artist roster. These costs are recouped from the artists' royalties, to the extent possible, from future album sales. Artist advances are capitalized as an asset when the current popularity and past performance of the artist provides a sound basis for estimating the probable future recoupment of such advances from earnings otherwise payable to the artist.

    The Company primarily distributes internationally by means of licensing arrangements. The first of these arrangements began during fiscal 1996 with MCA Records, Ltd. ("MCA"). The Company subsequently terminated this arrangement and has entered international licensing arrangements on a country-by-country basis. Revenues derived from the licensing of recorded masters are calculated as a percentage of retail sales by the licensee net of returns and are recognized by the Company upon notification of retail sales net of returns by the licensee.

RESULTS OF OPERATIONS

    The following table sets forth, as a percentage of gross revenues, certain items which are included in the Company's statements of operations for the fiscal years and quarterly periods reflected below. Operating results for any period are not necessarily indicative of results for any future periods.

                                                                                                         THREE MONTHS ENDED
                                                             YEAR ENDED MAY 31,                              AUGUST 31,
                                      ----------------------------------------------------------------  --------------------
                                              1995                  1996                  1997                  1996
                                      --------------------  --------------------  --------------------  --------------------
                                                           (DOLLARS IN THOUSANDS)
Total gross revenues................  $  15,866      100.0% $  25,489      100.0% $  42,633      100.0% $   6,968      100.0%

Less: Returns and allowances........     (3,126)     (19.7)%    (4,732)     (18.6)%    (8,713)     (20.4)%    (1,073)     (15.4)%
Less: Discounts.....................       (507)      (3.2)%      (712)      (2.8)%    (2,463)      (5.8)%      (444)      (6.4)%
Less: Allowance for unrecoupable
  artist advances...................     (1,128)      (7.1)%    (2,507)      (9.8)%      (855)      (2.0)%      (150)      (2.2)%
                                      ---------             ---------             ---------             ---------
Total net revenues..................     11,105       70.0%    17,538       68.8%    30,602       71.8%     5,301       76.0%
Cost of product sales...............      4,300       27.1%     8,107       31.8%    14,038       32.9%     2,416       34.7%
Cost of artist projects and other
  revenues..........................      2,601       16.4%     5,195       20.4%     3,752        8.8%     1,229       17.6%
                                      ---------             ---------             ---------             ---------
Total cost of sales and services....      6,901       43.5%    13,302       52.2%    17,790       41.7%     3,645       52.3%
                                      ---------             ---------             ---------             ---------
Gross profit........................      4,204       26.5%     4,236       16.6%    12,812       30.1%     1,656       23.7%

Other operating expenses:
Selling, general and administrative
  expenses..........................      8,800       55.5%     8,017       31.5%    13,141       30.8%     2,304       33.1%
Merger, restructuring and one-time
  costs.............................     --         --         --         --          3,336        7.8%    --         --
Depreciation and amortization.......        133        0.8%       156        0.6%       973        2.3%        70        1.0%
                                      ---------             ---------             ---------             ---------
Operating loss......................     (4,729)     (29.8)%    (3,937)     (15.5)%    (4,638)     (10.8)%      (718)     (10.4)%
Interest income.....................         46        0.3%       106        0.4%       154        0.4%        90        1.3%
Interest expense....................       (157)      (1.0)%      (570)      (2.2)%    (1,385)      (3.2)%        (3)    --
Other financing costs...............     --         --         --         --         (3,533)      (8.3)%    --        --
Equity gain.........................     --         --         --         --             48        0.1%    --         --
                                      ---------             ---------             ---------             ---------
Loss from continuing operations.....     (4,840)     (30.5)%    (4,401)     (17.3)%    (9,354)     (21.8)%      (631)      (9.1)%
Discontinued operations:
  Loss from operations..............     (2,073)     (13.1)%    --        --         --         --         --         --
  Loss on disposal..................     (2,611)     (16.5)%      (226)      (0.9)%    --       --         --         --
                                      ---------             ---------             ---------             ---------
Loss from discontinued operations...     (4,684)     (29.6)%      (226)      (0.9)%    --       --         --         --
                                      ---------             ---------             ---------             ---------
Net loss............................  $  (9,524)     (60.1)% $  (4.627)     (18.2)% $  (9,354)     (21.8)% $    (631)      (9.1)%
                                      ---------             ---------             ---------             ---------
                                      ---------             ---------             ---------             ---------


                                              1997
                                      --------------------

Total gross revenues................  $  13,437      100.0%
Less: Returns and allowances........     (3,017)     (22.5)%
Less: Discounts.....................       (604)      (4.5)%
Less: Allowance for unrecoupable
  artist advances...................       (143)      (1.1)%
                                      ---------
Total net revenues..................      9,673       71.9%
Cost of product sales...............      3,526       26.2%
Cost of artist projects and other
  revenues..........................      1,222        9.1%
                                      ---------
Total cost of sales and services....      4,748       35.3%
                                      ---------
Gross profit........................      4,925       36.6%
Other operating expenses:
Selling, general and administrative
  expenses..........................      3,964       29.5%
Merger, restructuring and one-time
  costs.............................      1,001        7.4%
Depreciation and amortization.......        485        3.6%
                                      ---------
Operating loss......................       (525)      (3.9)%
Interest income.....................         21        0.2%
Interest expense....................     (1,209)      (9.0)%
Other financing costs...............       (450)      (3.3)%
Equity gain.........................         15        0.1%
                                      ---------
Loss from continuing operations.....     (2,148)     (15.9)%
Discontinued operations:
  Loss from operations..............     --         --
  Loss on disposal..................     --         --
                                      ---------
Loss from discontinued operations...     --         --
                                      ---------
Net loss............................  $  (2,148)     (15.9)%
                                      ---------
                                      ---------

THREE MONTHS ENDED AUGUST 31, 1997 COMPARED TO THREE MONTHS ENDED AUGUST 31,
  1996

    Gross revenues increased $6,469,000 or 92.8% to $13,437,000 for the current fiscal quarter compared to the comparable period of the prior fiscal year. The increase related to increased revenues in all genres with the exception of Country, for which the Company experienced a decrease in incremental revenues recognized in the first quarter of the prior fiscal year from the release of The Beach Boys' STARS AND STRIPES, VOLUME 1. Significant contributions to revenues in the current fiscal quarter include Vickie Winan's LIVE IN DETROIT and a compilation by various artists entitled TODAY'S GOSPEL MUSIC SAMPLER (CGI Records), The Taliesin Orchestra's ORINCO FLOW: THE MUSIC OF ENYA and numerous compilation releases (Intersound Classical), Peter Cetera's YOU'RE THE INSPIRATION (A COLLECTION), including the single YOU'RE THE INSPIRATION with AZ Yet (River North Records), The Blues Brothers' LIVE FROM CHICAGO'S HOUSE OF BLUES and several compilations by various artists (House of Blues), and Urban compilations by various artists BOOTY MIX 2: THE NEXT BOUNCE and BOOTLEG BOOTY (Intersound Urban).

    Returns and allowances increased $1,944,000 or 181.2% to $3,017,000 for the current fiscal quarter compared to the comparable period of the prior fiscal year. Returns and allowances as a percentage of gross product sales, less discounts, increased to 27.7% for the current fiscal quarter from 20.6% for the comparable period of the prior fiscal year. The increase is primarily due to increased activity in the Company's direct-to-retail system which historically has experienced higher returns than the Company's third-party distributor.

    Discounts increased $160,000 or 36.0% to $604,000 for the current fiscal quarter compared to the comparable period of the prior fiscal year. Discounts as a percentage of gross product sales decreased to 5.3% for the current fiscal quarter from 7.9% for the comparable period of the prior fiscal year. The decrease relates to the Company's more aggressive utilization of discount plans with retailers through third-party distribution channels compared to the Company's direct-to-retail system.

    The allowance for unrecoupable artist advances remained relatively unchanged at $143,000 for the current fiscal quarter compared to $150,000 for the comparable period of the prior fiscal year. The allowance for unrecoupable artist advances as a percentage of artist project costs remained relatively unchanged at 11.1% for the current fiscal quarter compared to 12.7% for the comparable period of the prior fiscal year.

    Cost of product sales increased $1,110,000 or 45.9% to $3,526,000 for the current fiscal quarter compared to the comparable period of the prior fiscal year. Cost of product sales as a percentage of net product sales decreased to 44.9% for the current fiscal quarter from 58.5% for the comparable period of the prior fiscal year. The decreased costs are primarily a result of the lower cost of product sales associated with direct-to-retail activity, which is generally subject to lower royalty costs and does not incur a third-party distribution fee. In addition, the Company is experiencing manufacturing cost savings due to volume discounts as a result of the acquisitions completed during fiscal 1997.

    Cost of artist project and other revenues remained relatively unchanged at $1,222,000 for the current fiscal quarter compared to $1,229,000 for the comparable period of the prior fiscal. Cost of artist project and other revenues as a percentage of gross revenues decreased to 9.1% for the current fiscal quarter from 17.6% for the comparable period of the prior fiscal year primarily due to an increased revenue base and management's implementation of cost controls.

    Gross profit increased $3,269,000 or 197.4% to $4,925,000 for the current fiscal quarter compared to the comparable period of the prior fiscal year. As a percentage of gross revenues, gross profit increased to 36.6% for the current fiscal quarter from 23.7% for the comparable period of the prior fiscal year. The increase is primarily a result of the lower cost of product sales associated with direct-to-retail activity, which is generally subject to lower royalty costs and does not incur a third-party distribution fee. In addition, the Company is experiencing manufacturing cost savings due to volume discounts as a result of the acquisitions completed during fiscal 1997.

    Selling, general and administrative expenses increased $1,660,000 or 72.0% to $3,964,000 for the current fiscal period compared to the comparable period of the prior fiscal year. Selling general and administrative expenses as a percentage of gross revenues decreased to 29.5% for the current fiscal quarter from 33.1% for the comparable period of the prior fiscal year. The percentage decrease relates to synergies realized from the acquisitions completed during fiscal 1997 and an increased revenue base.

    See "Overview" above for details of nonrecurring merger, restructuring and one-time costs of $1,001,000.

    Depreciation and amortization increased to $485,000 for the current fiscal quarter from $70,000 for the comparable period of the prior fiscal year. The increase relates primarily to amortization expense resulting from approximately $30,000,000 of music catalog, music publishing rights and goodwill assets recorded from the acquisitions completed during fiscal 1997.

    As a result of the factors described above, an operating loss of $525,000 was experienced in the current fiscal quarter compared to $718,000 in the comparable period of the prior fiscal year.

    No tax expense or benefit has been recorded through August 31, 1997 due to the Company's net operating loss carryforward and related valuation allowance, as required under generally accepted accounting principles. Pursuant to Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company's net operating loss carryforward of approximately $22,601,000 at May 31,1997, expiring in years 2007 through 2012, is subject to annual limitations due to change in ownership as a result of the IPO in March 1996. Accordingly, approximately $12,349,000 of the net operating loss carryforward is subject to an annual limitation of approximately $2,200,000.

    Interest expense for the current fiscal quarter totaled $1,209,000 compared to $3,000 for the comparable period of the prior fiscal year. See "Capital Resources" below for details of the Company's current debt structures.

    Other financing costs of $450,000 were incurred during the current fiscal quarter due to the funding of the Intersound Acquisition. These costs represent extension fees on the Existing Credit Facility. See "Capital Resources" below for details of the Company's current debt structures.

    The net loss for the current fiscal quarter totaled $2,148,000 compared to $631,000 for the comparable period of the prior fiscal year. The increase relates primarily to non-recurring financing, merger, restructuring and one-time costs of $1,451,000 and interest expense of $1,209,000 related to the Intersound Acquisition, as well as a $415,000 increase in depreciation and amortization related to the acquisitions completed during fiscal 1997, offset by the increase in gross profit as discussed above.

    REFERENCES MADE IN THE FOLLOWING DISCUSSION FOR FISCAL 1997, 1996 AND 1995
INCLUDE: (I) GOSPEL FORMAT-- ACTIVITY UNDER THE CGI RECORDS, LIGHT RECORDS, LEXICON MUSIC, R.E.X. MUSIC AND FLYING TART LABELS, AS WELL AS GOSPEL ACTIVITY UNDER THE HOUSE OF BLUES LABEL; (II) COUNTRY FORMAT--ACTIVITY UNDER THE RIVER NORTH NASHVILLE LABEL; (III) ADULT CONTEMPORARY FORMAT--ACTIVITY UNDER THE RIVER NORTH RECORDS LABEL; (IV) BLUES FORMAT--BLUES ACTIVITY UNDER THE HOUSE OF BLUES LABEL, AND ALL ACTIVITY FROM THE INTERSOUND ACQUISITION IS REFERENCED "INTERSOUND" SO THAT THE EFFECTS OF THE INTERSOUND ACQUISITION CAN MORE CLEARLY BE UNDERSTOOD.

FISCAL YEAR ENDED MAY 31, 1997 COMPARED TO FISCAL YEAR ENDED MAY 31, 1996

    Gross revenues increased $17,144,000 or 67.3% to $42,633,000 for fiscal 1997 compared to the prior fiscal year; $13,542,000 or 79.0% of this increase related to the activities of Intersound since January 1, 1997. Gross revenues generated from Gospel, Country, Adult Contemporary, Blues and Intersound activity as a percentage of total gross revenues for fiscal 1997 were 35.0%, 16.1%, 8.3%, 8.8% and 31.8% compared to 57.3%, 21.0%, 16.8%, 4.9% and 0.0% for the prior fiscal year. Gross revenues generated from Gospel, Country, Adult Contemporary, Blues and Intersound activity increased (decreased) for fiscal 1997 compared to the prior fiscal year by $337,000, $1,528,000, ($748,000), $2,484,000 and
$13,543,000, respectively. The changes in percentages are due principally to the activities of Intersound since January 1, 1997 as noted above, and the dollar changes are due principally to the following significant releases in the following genres: Gospel increased principally due to National Baptist Convention's LET'S GO TO CHURCH offset by decreased telemarketing sales, which typically generated Gospel revenues, and fewer artist project revenues due to the timing of projects; Country increased principally due to The Beach Boys' STARS AND STRIPES, VOLUME I and Crystal Bernard's GIRL NEXT DOOR; Adult Contemporary decreased due to fewer artist project revenues compared to last year, offset by an increase in product revenues in this genre, principally the continued success of Peter Cetera's ONE CLEAR VOICE and the fourth quarter release of his A COLLECTION, and Blues increased principally due to the fourth quarter release of The Blues Brothers' LIVE FROM CHICAGO'S HOUSE OF BLUES and the current year release of seven Blues compilations compared to two during the prior fiscal year. Significant releases under the Intersound label include BOOTY MIX 2: THE NEXT BOUNCE, Trapp's STOP THE GUNFIGHT, ROMANCE & ROSES and The Taliesin Orchestra's ORINOCO FLOW: THE MUSIC OF ENYA.

    Returns and allowances increased a net $3,981,000 or 84.1% to $8,713,000 for fiscal 1997 compared to the prior fiscal year; $3,173,000 of this net increase related to the activities of Intersound since January 1, 1997. Returns and allowances as a percentage of gross product sales, less discounts, decreased to 24.9% for fiscal 1997 from 26.9% for the prior fiscal year. Management attributes the decrease in current year returns to a change in buying habits of the Company's retail customers who have reduced initial order quantities to better manage their payable and inventory levels.

    Discounts increased $1,751,000 or 245.9% to $2,463,000 for fiscal 1997 compared to the prior fiscal year; $381,000 or 21.8% of this increase related to the activities of Intersound since January 1, 1997. Discounts as a percentage of gross product sales increased to 6.6% for fiscal 1997 from 3.9% for the prior fiscal year. The increase relates to the Company's more aggressive utilization of discount plans with retailers and the increase in new releases volume for which it is industry practice to extend discounts on new release orders, compared to reorders of previously released albums. Also, additional discounts were extended to the member churches which purchased the National Baptist Convention's LET'S GO TO CHURCH release directly from the Company. The additional discounts allowed were more than offset by third-party distribution fee savings.

    The allowances for unrecoupable artist advances were $1,730,000 for fiscal 1997 compared to $2,507,000 for the prior fiscal year; the current year balance was not significantly affected by the activities of Intersound since January 1, 1997. This decrease reflects the overall reduction in artist project costs of approximately $1,300,000 for fiscal 1997 from fiscal 1996. Artist project cost reductions are the result of management's implementation of greater budgeting and cost controls. The allowance for unrecoupable artist advances as a percentage of artist project costs remained relatively unchanged at 48.5% for fiscal 1997 compared to 51.5% for fiscal 1996. $875,000 of the total current year allowance related to radio-driven Country projects and has been reflected in the merger, restructuring and one-time costs. See "Overview" above for further details.

    Cost of product sales increased $5,931,000 or 73.2% to $14,038,000 for fiscal 1997 compared to the prior fiscal year; $2,654,000 or 44.7% of this increase related to the activities of Intersound since January 1, 1997. Cost of product sales as a percentage of gross revenues increased slightly to 32.9% for fiscal 1997 from 31.8% for the prior fiscal year. The Company has been experiencing increased cost of product sales primarily attributable to increased royalty costs associated with albums featuring established artists in non-Gospel formats and the reduction in telemarketing sales has negatively impacted margins due to the lower cost of product sales attributable to telemarketing sales compared with other distribution channels. However, these increased costs have been offset by the lower cost of product sales associated with Intersound activity, which is generally subject to lower royalty costs and does not incur a third-party distribution fee.

    Cost of artist project and other revenues decreased a net $1,443,000 or 27.8% to $3,752,000 for fiscal 1997 compared to the prior fiscal year; this decrease is net of an increase of $949,000 related to the activities of Intersound since January 1, 1997. The decrease relates primarily to the timing of project releases and the related costs incurred to complete those projects. Significant cost of projects released in fiscal 1997, such as albums by The Beach Boys and Crystal Bernard, were incurred in fiscal 1996. The projects in production during the current year are less costly relative to the projects in production during the prior year.

    Gross profit increased $8,576,000 or 202.5% to $12,812,000 for fiscal 1997 compared to the prior fiscal year; $6,385,000 or 74.5% of this increase related to the activities of Intersound since January 1, 1997. As a percentage of gross revenues, gross profit increased to 30.1% for fiscal 1997 from 16.6% for the prior fiscal year. The increase is attributable both to the Intersound activity since January 1, 1997 due to lower associated royalty costs and the lack of a third-party distribution fee and that current year artist project revenues required less allowances for unrecoupability than in the prior year.

    Selling, general and administrative expenses increased $5,124,000 or 63.9% to $13,141,000 for fiscal 1997 compared to the prior fiscal year; $3,039,000 or 59.3% of this increase related to the activities of Intersound since January 1, 1997. Selling general and administrative expenses as a percentage of gross revenues remained relatively unchanged at 30.8% for fiscal 1997 from 31.5% for the prior fiscal year.

    See "Overview" above for details of nonrecurring merger, restructuring and one-time costs of $3,336,000.

    Depreciation and amortization increased to $973,000 for fiscal 1997 from $156,000 for the prior fiscal year. The increase relates primarily to amortization expense resulting from approximately $27,000,000 of music catalog, music publishing rights and goodwill recorded from the acquisitions completed during the year.

    As a result of the factors described above, an operating loss of $4,638,000 was experienced in fiscal 1997 compared to $3,937,000 in the prior fiscal year.

    No tax expense or benefit has been recorded through May 31, 1997 due to the Company's net operating loss carryforward and related valuation allowance, as required under generally accepted accounting principles. Pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, the Company's net operating loss carryforward of approximately $22,601,000 at May 31, 1997, expiring in years 2007 through 2012, is subject to annual limitations due to a change in ownership as a result of the IPO in March 1996. Accordingly, approximately $12,349,000 of the net operating loss carryforward is subject to an annual limitation of approximately $2,200,000.

    Interest expense for fiscal 1997 totaled $1,385,000 compared to $570,000 for the prior fiscal year. See "Capital Resources" below for details of the Company's current debt structures.

    Other financing costs of $3,533,000 were incurred during fiscal 1997 due to the funding of the Intersound Acquisition. These costs include amortization of debt discount relating to the warrants issued BMO and BMO's financing fees charged the Company during fiscal 1997.

    The net loss from continuing operations for fiscal 1997 totaled $9,354,000 compared to $4,401,000 for the prior fiscal year. The increase relates primarily to financing, merger, restructuring and one-time costs of $6,869,000 and interest expense of $1,385,000 related to the Intersound Acquisition, as well as a $761,000 increase in depreciation and amortization related to the acquisitions completed during the current year.

FISCAL YEAR ENDED MAY 31, 1996 COMPARED TO FISCAL YEAR ENDED MAY 31, 1995

    Gross revenues increased $9,623,000 or 60.6% to $25,489,000 for fiscal 1996 compared to $15,866,000 for the prior fiscal year, while net revenues increased $6,433,000 or 57.9%. Product sales increased $5,747,000 or 45.7% to $18,322,000 for fiscal 1996 compared to $12,575,000 for the prior fiscal year. This increase primarily occurred in product sales through PGD and Platinum Christian Distribution which increased $3,231,000 and $1,439,000, respectively, for fiscal 1996 compared to the prior fiscal year. Gross revenues generated in the Adult Contemporary, Gospel and Country markets increased by $4,305,000, $2,637,000 and $1,686,000, respectively, for fiscal 1996 compared to the prior fiscal year. The increase in Adult Contemporary revenue growth is due, in part, to the success of Peter Cetera's ONE CLEAR VOICE album. The increase in Gospel revenue growth is attributable to the success of a number of new releases, such as THE LIGHT YEARS series and Witness' A SONG IN THE NIGHT, combined with the continued popularity of many of the Company's older Gospel releases. The increase in Country revenues is principally due to the release of Ronna Reeves' AFTER THE DANCE, Steve Azar's HEARTBREAK TOWN and production of The Beach Boys' STARS AND STRIPES, VOLUME I, which was released at the end of the first quarter of fiscal 1997. In addition, the Company released its initial three albums, ESSENTIAL BLUES, VOLUME I AND II, and ESSENTIAL GOSPEL, under the House of Blues label during fiscal 1996. Licensing, publishing and other revenues increased $1,592,000 to $1,799,000 for fiscal 1996 compared to $207,000 for the prior fiscal year. The most significant component of this increase was the result of the Company's first licensing revenue from international sales through MCA of $553,000. During fiscal 1996, management significantly reduced The Company's telemarketing efforts due to the increased costs of television advertising. The increase in other product revenues more than offsets decreased telemarketing sales, which declined $527,000 or 27.0% to $1,422,000 for fiscal 1996 compared to $1,949,000 for the prior fiscal year.

    Returns and allowances increased $1,606,000 or 51.4% to $4,732,000 for fiscal 1996 compared to $3,126,000 for the prior fiscal year. Returns and allowances as a percentage of gross product sales, less discounts, remained relatively unchanged at 26.9% for fiscal 1996 from 25.9% for the prior fiscal year.

    Discounts increased $205,000 or 40.4% to $712,000 for fiscal 1996 compared to $507,000 for the prior fiscal year. Discounts as a percentage of gross product sales remained relatively unchanged at 3.9% for fiscal 1996 from 4.0% for the prior fiscal year.

    The allowance for unrecoupable artist advances increased $1,379,000 or 122.2% to $2,507,000 for fiscal 1996 compared to $1,128,000 for the prior fiscal year. The fiscal 1996 allowance for unrecoupable artist advances is net of write-offs of approximately $560,000. Allowances for unrecoupable artist advances as a percentage of gross project revenues increased to 46.7% for fiscal 1996 from 36.6% for the prior fiscal year reflecting the Company's increased investment in new releases. This increase resulted from several debut projects produced during fiscal 1996 for which the related advances are fully reserved in accordance with accounting requirements. This increase also reflects increased investments in recently released, or soon to be released, artist projects at May 31, 1996 which require a larger unit sales volume to recoup the related artist advances. In addition, the reserve was increased at fiscal year-end to reflect the continued weakness in the retail music sales market and management's decision to significantly reduce its telemarketing sales activity as a result of the increased cost of television advertising.

    Cost of product sales increased $3,807,000 or 88.5% to $8,107,000 for fiscal 1996 compared to $4,300,000 for the prior fiscal year, primarily as a consequence of increased product sales. Cost of product sales as a percentage of gross revenues increased to 31.8% for fiscal 1996 from 27.1% in the prior fiscal year. This increase is primarily attributable to increased royalty costs associated with albums released during fiscal 1996 featuring established artists in non-Gospel formats. Further, the reduction in telemarketing sales negatively impacted this percentage due to the lower cost of product sales attributable to telemarketing sales compared with other distribution channels.

    Cost of artist projects and other revenues increased $2,594,000 or 99.7% to $5,195,000 for fiscal 1996 compared to $2,601,000 for the prior fiscal year. These costs as a percentage of gross revenues increased to 20.4% for fiscal 1996 compared to 16.4% for the prior fiscal year. The increase reflects the Company's increasing volume of new products and the higher costs associated with developing projects in the Adult Contemporary and Country formats, including projects involving Peter Cetera, Ronna Reeves, Steve Azar and The Beach Boys, as compared to Gospel projects.

    In addition, these costs include the royalties paid by the Company to artists in connection with its first international sales through MCA which occurred during fiscal 1996. The Company's liability for such royalties is based on MCA's retail sales of the Company's products net of returns, and equaled approximately 10% of such net retail sales. When presented as a percentage of licensing revenues received by the Company, however, royalties were equal to approximately 50% of such revenues.

    Gross profit increased $32,000 or 0.8% to $4,236,000 for fiscal 1996 compared to $4,204,000 for the prior fiscal year. As a percentage of gross revenues, gross profit decreased to 16.6% for fiscal 1996 compared to 26.5% for the prior fiscal year. This decrease relates to increased allowances on artist advances and an increase in cost of product sales as described above. The decrease is also attributable to increased royalty rates on non-Gospel record sales, a decrease in telemarketing revenues which provide higher gross margins due to the lack of a third-party distribution channel and an increase in product returns. The timing of releases also affects gross profit. The costs of developing several recently released, or soon to be released, projects at May 31, 1996 have the effect of decreasing fiscal 1996 gross profit as product sales on these projects will occur in future periods.

    Selling, general and administrative expenses decreased $783,000 or 8.9% to $8,017,000 for fiscal 1996 compared to $8,800,000 for the prior fiscal year. Selling, general and administrative expenses as a percentage of gross revenues decreased to 31.5% for fiscal 1996 compared to 55.5% for the prior fiscal year. These decreases are primarily attributable to an increased revenue base as well as new budgeting and approval procedures to control and monitor marketing, promotion, production and other costs implemented during the second quarter of fiscal 1996.

    Depreciation and amortization increased $23,000 to $156,000 for fiscal 1996 from $133,000 for fiscal 1995. The increase is primarily attributable to increased depreciation from the addition of office equipment, computers, furniture and fixtures.

    As a result of the factors described above, the operating loss decreased $792,000 or 16.7% to $3,937,000 for fiscal 1996 from $4,729,000 for the prior fiscal year.

    No tax benefit has been recorded to date through May 31, 1996 due to the Company's valuation allowance at May 31, 1996, as required under generally accepted accounting principles. Pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, the Company's net operating loss carryforward of approximately $12,523,000, expiring in years 2007 through 2011, is subject to annual limitations due to a change in ownership as a result of the IPO. Consequently, approximately $3,700,000 of the loss carryforward at May 31, 1996 will be available to offset fiscal 1997 taxable income.

    Interest expense increased $413,000 to $570,000 for fiscal 1996 compared to $157,000 for the prior fiscal year. This increase is due to increased bank and related party financing used by the Company to fund operations in fiscal 1996 compared to the prior fiscal year. In fiscal 1996, all outstanding debt was retired with the net proceeds received from the IPO. Accordingly, no interest expense was incurred following the closing of the IPO.

    Net loss decreased $4,897,000 to $4,627,000 for fiscal 1996 from $9,524,000 for fiscal 1995. The net loss for fiscal 1995 included $4,684,000 related to operations discontinued during fiscal 1995. During fiscal 1996, the Company experienced an additional $226,000 of costs related to the discontinued operations in excess of estimated amounts at the measurement date. Included in the aforementioned costs of the discontinued operations for fiscal 1996, are $302,000 for management, administrative services and interest expense charged by the Company to the Studio. The improved net loss for fiscal 1996 also reflects the success of the Company's recent releases, the Company's first international sales through MCA during fiscal 1996 and the effect of Platinum's efforts to reduce expense, which included the implementation of cost controls as discussed above.

RECENTLY ISSUED ACCOUNTING STANDARDS

    Statement of Financial Accounting Standards ("SFAS") No. 128, EARNINGS PER SHARE, establishes standards for computing and presenting earnings per share ("EPS") and simplifies the standards for computing EPS currently found in Accounting Principles Standards Board ("APB") Opinion No. 15, EARNINGS PER SHARE. Common stock equivalents under APB Opinion No. 15, with the exception of contingently issuable shares (shares issuable for little or no cash consideration), are no longer included in the calculation of primary or basic EPS. Under SFAS No. 128, contingently issuable shares are included in the calculation of diluted EPS. This Statement is effective for the Company's fiscal quarter ending February 28, 1998. The impact of SFAS 128 will not be material to the Company's financial disclosures.

    SFAS No. 129, DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE, establishes standards for disclosing information about an entity's capital structure. This Statement requires disclosure of the pertinent rights and privileges of various securities outstanding (stock, options, warrants, preferred stock, debt and participation rights) including dividend and liquidation preferences, participant rights, call prices and dates, conversion or exercise prices and redemption requirements. This Statement is effective for the

Company's fiscal year ending May 31, 1998. The impact of SFAS 129 is not expected to materially change the Company's financial disclosures.

SEASONALITY

    The Company's results of operations are subject to seasonal variations. In accordance with industry practice, the Company records revenues for music product when such products are shipped to retailers. The Company has historically experienced a decline in revenues and operating income in its third fiscal quarter (December, January and February) due to the fact that retailers purchase products from the Company in the quarter ending November 30 in anticipation of holiday sales. As a result, sales are traditionally lower during December and the post holiday period. However, the acquisition of Intersound will help mitigate the seasonality of the third fiscal quarter in the future due to its history of new releases during January and February.

PUBLIC OFFERING

    On March 12, 1996, the Company sold 2,500,000 shares of Common Stock to the public at an initial offering price of $13.00 per share. In addition, on March 28, 1996, the Company sold an additional 240,000 shares of Common Stock to the public at the IPO price, pursuant to an over-allotment option granted the underwriters of the public offering. These sales (after payment of underwriting discounts and commissions and a financial advisory fee) resulted in net proceeds of $32,127,000. The net proceeds were used to: (i) retire outstanding related party debt of $4,867,000; (ii) retire outstanding borrowings under the Company's line of credit of $4,980,000; (iii) retire an outstanding bank term loan of $4,000,000; (iv) redeem a portion of the Company's Series A-1 Non-Convertible Preferred Stock, including settlement of unaccrued dividends, for cash of $4,500,000 (with the remaining redemption settled with shares of Common Stock) and (v) pay costs related to the IPO, approximating $1,170,000. The net proceeds of the IPO were also used in connection with the HOB Joint Venture and the acquisitions of R.E.X. and Double J. See "Significant Matters."

SIGNIFICANT MATTERS

    During June 1996, the Company acquired substantially all of the assets of REX for $480,000, which approximated the indebtedness of REX to the Company (which primarily arose during fiscal 1996) and $100,000 in accrued liabilities. REX produces, licenses and markets recorded music, primarily in the Gospel genre. The acquisition has been accounted for by the purchase method of accounting and the purchase price of $580,000 approximates the fair value of the assets acquired. The assets acquired include accounts receivable, artist advances, inventory, music publishing rights and artist contracts. The value allocated to music publishing rights and artist contracts totaled $440,000 and is being amortized over 15 years using the straight-line method.

    During September, 1996, the Company acquired substantially all of the assets of Double J for 88,000 shares of Common Stock of the Company and the assumption of approximately $100,000 of debt and $75,000 of accrued liabilities. Double J develops and acquires ownership of musical compositions and exploits those compositions by means of recordings, performances, audio-visual works, print publications and other licenses. The acquisition has been accounted for by the purchase method of accounting and the purchase price of $952,000 approximates the fair value of the assets acquired. The purchase value was primarily allocated to music publishing rights and is being amortized over 25 years using the straight-line method.

    During November 1996, the Company and HOB, formed the HOB Joint Venture. The formation was executed upon the purchase by the Company of the fifty percent (50%) interest of Private, Inc., a subsidiary of Bertelsman Music Group, Inc. ("Seller"), in the joint venture between Seller and HOB formed pursuant to a prior agreement. The payment for such 50% interest was made on November 12, 1996 in the cash amount of approximately $3,100,000, which is deemed a cash capital contribution by the Company to the Venture. HOB contributed to the Venture a license in HOB's trademarks, logo and other intellectual property in consideration for their 50% interest in the Venture. HOB is a subsidiary of House of Blues Entertainment, Inc. The Chairman and Chief Executive Officer of House of Blues Entertainment, Inc. is also a director of the Company.

    Effective January 1, 1997, the Company purchased substantially all of the assets of Intersound for consideration of $24,000,000 in cash, $5,000,000 in convertible promissory notes and the assumption of certain liabilities. Intersound produces, licenses, markets and distributes recorded music for Compilation, Urban, Gospel, Classical and other genres. The Intersound Acquisition has been accounted for by the purchase method of accounting and the purchase price of $41,000,000, including assumed liabilities, exceeds the fair value of the assets acquired by $6,098,000, which represents goodwill. The purchase value was allocated to the acquired assets based upon their estimated respective fair market values; the amounts allocated to music catalog, music publishing rights and goodwill are being amortized over 25 years using the straight-line method.

    On March 3, 1997, the Company and K-tel International Inc. ("K-tel") signed a purchase and sale agreement (the "K-tel Agreement") pursuant to which the Company agreed to acquire K-tel's worldwide music business assets, except for K-tel's European and former Soviet Union music business, through the purchase of the stock of two wholly-owned subsidiaries of K-tel (the "K-tel Acquisition"). The Company deposited $1,750,000 in escrow in accordance with the K-tel Agreement which is included in current assets at August 31, 1997. On September 10, 1997, the Company terminated the K-tel Agreement due to K-tel's breaches of the K-tel Agreement. Both the Company and K-tel have filed claim to the escrowed amount. As of the mailing date of this Proxy Statement, the outcome of such claims is uncertain.

LIQUIDITY

    The Company's cash balances were $8,000 and $53,000 at August 31 and May 31, 1997, respectively. Net cash used in operating activities was $1,081,000 for the current fiscal quarter. The uses reflect net cash used to fund inventories of $669,000, artist advances of $1,547,000 and accrued liabilities and other of $524,000, attributable to releases by such artists as Peter Cetera, The Bellamy Brothers, several Urban and Blues compilations, and scheduled future releases including numerous Gospel albums such as William Becton and Cissy Houston. The net uses were offset by accounts receivable and accounts payable funding of $1,165,000 and $2,112,000, respectively. The net cash provided by royalties payable arose primarily from the current period sales of albums in the non-Gospel format, which typically command a higher royalty rate. Royalties are not paid to the artist until all advances made to the artist have been recouped by the Company. Also, the Company establishes and maintains reserves relative to royalty payments for a period of approximately 18 to 24 months to allow for product returns activity as royalties are not owed on returned product.

    Net cash used in investing activities for the current quarter was $33,000 relating to purchases of equipment and leasehold improvements. In addition, $775,000 of legal, accounting and other incremental costs previously incurred by the Company associated with the K-tel Acquisition were written-off during the current fiscal quarter. See "Overview" and "Significant Matters" above.

    Net cash provided by financing activities for the current fiscal quarter was $294,000 in borrowings under the revolving line of credit under the Existing Credit Facility. Borrowings from the Existing Credit Facility are due in full on October 31, 1997, at which time the Company intends to refinance the borrowings either with the net proceeds from an equity offering or other bank financing, or a combination of such. See "Capital Resources" below for details of this refinancing. The Company must secure additional equity and/or debt financing to refinance the Existing Credit Facility when it matures and to fund its operations. While the Company believes it will be able to secure such financing, there is no assurance it will be obtained on terms acceptable to the Company, if at all.

    The Company's cash balances were $53,000 and $8,222,000 at May 31, 1997 and 1996, respectively. Cash balances were higher at the prior fiscal year-end due to the recently completed IPO. Net cash used in operating activities was $10,573,000 for fiscal 1997. The uses reflect net cash used to fund trade receivables of $2,753,000, inventories of $1,447,000, artist advances of $2,149,000, trade payables of $431,000 and accrued liabilities and other of $591,000, attributable to releases by such artists as The Beach Boys, Crystal Bernard, Peter Cetera and National Baptist Convention and scheduled future releases including numerous Gospel albums, including William Becton and Vickie Winans. Net cash provided by notes receivable of $1,148,000 results from an agreement dated May 1996, whereby the Company sold certain video rights for $401,000 and its right to free future studio usage for $850,000 to a minority stockholder and former officer of the Company. The net cash provided by royalties payable arose primarily from the current period sales of albums in the non-Gospel format, which typically command a higher royalty rate. Royalties are not paid to the artist until all advances made to the artist have been recouped by the Company. Also, the Company establishes and maintains reserves relative to royalty payments for a period of approximately 18-24 months to allow for product returns activity as royalties are not owed on returned product.

    Net cash used in investing activities for fiscal 1997 was $29,146,000. Such activities include $3,063,000 relating to the Company's investment in the HOB Joint Venture. The Company paid approximately $24,000,000 for the Intersound Acquisition, funded with outside financing which is further described below. Approximately $100,000 was paid in connection with the Company's purchase of Double J, with the remainder of the purchase price paid in shares of the Company's common stock. In addition, the Company acquired substantially all of the assets of REX for $480,000 during June 1996. The purchase price approximated the indebtedness of REX to the Company and cash payments relating to this purchase during the current period were not significant. During the fourth fiscal quarter, the Company paid $1,750,000 to an escrow account related to the purchase of K-tel. See "Significant Matters" above. Purchases of equipment and leasehold improvements of $307,000 relate primarily to office equipment, computers and software.

    Net cash provided by financing activities for fiscal 1997 was $31,550,000. Such activities include $25,000,000 in short-term borrowings from BMO for the Intersound Acquisition; such Acquisition was also financed with $5,000,000 in convertible debentures and approximately $1,500,000 in borrowings under the revolving line of credit with BMO. The Company also borrowed approximately $1,400,000 and $7,000,000 under the revolving line of credit to fund financing costs to BMO in connection with the Acquisition and Company operations, respectively.

    Net cash used in operating activities was $8,755,000 for continuing operations and $1,011,000 for discontinued operations for fiscal 1996. The uses reflect the significant increases in volume for continuing operations during the period, including net cash used to fund trade receivables of $1,927,000 and artist advances of $4,466,000, attributable to new releases by various artists, including Peter Cetera, Steve Azar, Ronna Reeves and numerous Gospel artists and increased investment in new and future releases including albums by The Beach Boys, Crystal Bernard and a number of Gospel artists. Net cash used in operating activities was $6,590,000 in fiscal 1995. The uses reflect the significant increases in sales volume during the period, including an increase in inventory to support greater product sales volume and increased investment in releases for and subsequent to the period including albums by Peter Cetera, Holly Dunn and a number of Gospel artists.

    Financing activities to fund the Company's operations for fiscal 1996 were funded with the net proceeds from the IPO of $32,127,000 (before $1,170,000 in costs related to the IPO), $4,330,000 of additional related party financing and $1,980,000 of bank debt. Such related party indebtedness and bank debt were paid in full at the time of the IPO. Of the net proceeds, $9,480,000 was used to retire all outstanding bank debt, $4,867,000 was used to retire all outstanding related party debt and $4,500,000 was used to redeem the Company's Series A-1 Non-Convertible Preferred Stock (see "Public Offering" above).

    Investing activities for fiscal 1996 totaled $574,000 relating primarily to additions of office equipment and computers and leasehold improvements.

    A significant recurring funding requirement of the Company is for A&R expenses, which include recording costs and advances to artists. The Company makes substantial payments each year for recording costs and advances in order to maintain and enhance its artist roster. These costs are recouped from the artists' royalties, to the extent possible, from future album sales. Artist advances are capitalized when the current popularity and past performance of the artist provides a sound basis for estimating the probable future recoupment of such advances from earnings otherwise payable to the artist.

CAPITAL RESOURCES

    Convertible debentures in the aggregate principal amount of $5,000,000 that were issued to Intersound in connection with the Intersound Acquisition on January 31, 1997, mature on January 31, 2004 and bear interest at the seven-year Treasury rate plus one percent per annum (6.975% at May 31, 1997) and are convertible, in whole or in part, at any time prior to maturity into the Company's Common Stock at a conversion price of $9.80 per share, subject to adjustment as provided in the debentures.

    On January 31, 1997, the Company entered a Credit Agreement with BMO, individually and as agent, to provide a 90-day term loan in the amount of $25,000,000 and a 90-day revolving credit facility in the amount of $10,000,000 (the "Existing Credit Facility"). The Existing Credit Facility was extended through October 31, 1997. Financing costs associated with the Existing Credit Facility from January 31, 1997 through August 31, 1997 approximate 8% of the total facility. The interest incurred on the Existing Credit Facility was originally LIBOR plus 6% and was increased to LIBOR plus 9% effective August 1, 1997. The Existing Credit Facility is secured by substantially all of the Company's assets. In addition, the Company issued warrants to BMO as discussed below. As of the date of this Proxy Statement, no additional funds are available under the revolving credit facility. The Existing Credit Facility contains financial and other covenants applicable to the Company. The Existing Credit Facility is personally guaranteed for up to $12,500,000 by an officer and director of the Company.

    The Company has obtained a commitment from a bank to provide a $30,000,000 credit facility (the "Proposed Credit Facility"). The closing of the Proposed Credit Facility is subject to negotiation of definitive documentation, including customary closing conditions, and is contingent upon the Company raising at least $10,000,000 in equity. Under the terms of the Proposed Credit Facility, the Company will have available a three year $20,000,000 term loan, due in quarterly installments and bearing interest at the bank's base rate plus 1.0% per annum, and a $10,000,000 revolving line of credit, due in three years and bearing interest at the bank's base rate plus 1/2 of 1.0% per annum. Borrowings under the revolving line of credit are limited to the Borrowing Base, which is based upon eligible accounts receivable and inventory, as defined. The Proposed Credit Facility will be secured by substantially all of the Company's assets.

    The Company is currently seeking shareholder approval of the Preferred Stock with Warrants Issuance. The Company anticipates that up to $20,000,000 of Preferred Stock and Warrants to purchase an aggregate 3,600,000 shares of Common Stock will be sold in the Preferred Stock with Warrants Issuance. The Preferred Stock will accrue dividends quarterly at an annual rate of 12.0% for the first year, 14.0% for the second year, 16.0% for the third year, 18.0% for the fourth and fifth years and 20% at all times thereafter, of the Liquidation Value in preference to any dividends on any other class of capital stock. The Preferred Stock will be redeemable by the Company at any time at a price equal to the purchase price paid by the Purchasers, plus accrued and unpaid dividends. The Preferred Stock will be convertible, commencing two years from the date of issuance, into shares of Common Stock at a price of $6.60 per share. The Common Stock underlying the Warrants may be purchased at an exercise price of $6.60 per share.

    The Company intends to repay the Existing Credit Facility with the net proceeds from the Preferred Stock with Warrants Issuance and the Proposed Credit Facility, or a combination of such. The Company has obtained a commitment from a bank to provide the Proposed Credit Facility, contingent upon the Company raising at least $10,000,000 in equity. If the Preferred Stock with Warrants Issuance, the Proposed Credit Facility or other method of refinancing does not occur, the consequences would be materially adverse to the Company's business, results of operations and financial position. While the Company would pursue alternative methods to refinance the Existing Credit Facility, there are no assurances that such financing could be obtained on terms favorable to the Company, or at all.

    The Company issued to BMO a warrant to purchase 258,571.95 shares of Common Stock at an exercise price of $.01 per share in connection with the Existing Credit Facility. The value attributed to the warrants amounted to $1,240,000, the balance of which is included in additional paid-in capital. The warrants expire on January 31, 2002 and are subject to antidilution adjustment if, during the term of the Existing Credit Facility, the Company issues shares of Common Stock and does not use the proceeds of such issuance to pay borrowings under the Existing Credit Facility.

    On July 30, 1997, the Company's stockholders approved the issuance by the Company of up to $40 million of convertible preferred stock on the terms described in the proxy statement mailed to stockholders on July 8, 1997. At the time of such proposal, the Company intended to use the proceeds of such issuance to repay the Existing Credit Facility and to obtain a bank credit facility in the amount of $40 million to finance the then-contemplated acquisition by the Company of the music business of K-tel International, Inc. ("K-tel"). Since such time, the Company has terminated its agreement with K-tel. See "--Significant Matters." The Board of Directors has determined, in light of the Company's revised financing requirements, that the Preferred Stock with Warrants Issuance is in the best interests of the Company and its stockholders. Accordingly, the Board does not currently intend to complete the $40 million preferred stock issuance on the terms previously approved and is soliciting stockholder approval of the Preferred Stock with Warrants Issuance.

    Subsequent to the IPO in fiscal 1996, the Company retired all of its then-outstanding bank debt, consisting of borrowings against a line of credit totaling $4,980,000 and a term loan of $4,000,000, with net proceeds from the IPO.

    In addition to the Company's near term need to refinance the Existing Credit Facility, the Company's near and long-term capital requirements will depend on numerous factors, including the rate at which the Company grows and acquires new artists and products. The Company has various ongoing needs for capital, including working capital for operations, artist advances and project development costs and capital expenditures to maintain and expand its operations. In addition, as part of its strategy, the Company evaluates potential acquisitions of music catalogs, publishing rights and labels. The Company may in the future consummate acquisitions which may require the Company to make additional capital expenditures, and such expenditures may be significant. Future acquisitions, as well as other ongoing capital needs, may be funded with institutional financing, seller financing and/or additional equity or debt offerings. The

Company currently does not have any material commitments for capital expenditures for the next twelve months.

    Stockholders' equity at August 31, 1997 totaled $5,718,000 compared to $7,866,000 at May 31, 1997. This decrease of $2,148,000 or 27.3% is due to net losses experienced by the Company during the quarter ended August 31, 1997. Stockholders' equity at May 31, 1997 totaled $7,866,000 compared to $15,215,000 at May 31, 1996. This decrease of $7,349,000 or 48.3% is primarily due to net losses experienced by the Company during fiscal 1997, offset by a $1,240,000 increase to additional paid-in capital related to warrants issued in connection with the financing of the Intersound Acquisition and a $777,000 increase to Common Stock and additional paid-in capital related to the purchase of Double J.

INFLATION

    The impact of inflation on the Company's operating results has been moderate in recent years, reflecting generally lower rates of inflation in the economy. While inflation has not had a material impact on operating results, there is no assurance that the Company's business will not be affected by inflation in the future.

            INTERSOUND, INC. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE DISCUSSION BELOW CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS (AS SUCH TERM IS DEFINED IN THE RULES PROMULGATED PURSUANT TO THE SECURITIES ACT) THAT ARE BASED ON THE BELIEFS OF INTERSOUND'S MANAGEMENT, AS WELL AS ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO,INTERSOUND'S MANAGEMENT. INTERSOUND'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS IN THE FUTURE COULD DIFFER MATERIALLY FROM THOSE EXPRESSED IN, OR IMPLIED BY, ANY SUCH FORWARD-LOOKING STATEMENTS. SEE "FORWARD LOOKING INFORMATION."

OVERVIEW

    Intersound produces, licenses, markets and distributes high quality recorded music for a variety of musical formats. Intersound currently produces music for Gospel, Country, Classical/Themed Productions and Urban/Dance formats. Intersound's products include compilations and themed productions of previously recorded music that enable Intersound to exploit its catalog of master recordings, as well as new releases typically by artists established in a particular format.

    Intersound records revenues for music products when such products are shipped to retailers. In accordance with industry practice, Intersound's music products are sold on a returnable basis. Intersound's allowance for future returns is based upon its historical results of operations.

    Intersound's A&R expenses are recouped from the artists' royalties, to the extent possible, from future album sales. Artist advances are capitalized as an asset when the current popularity and past performance of the artist provides a sound basis for estimating the probable future recoupment of such advances from earnings otherwise payable to the artist. Intersound capitalizes non-recoupable costs incurred in connection with the recording and production of recording projects. These costs are amortized over the estimated useful life of the individual recording projects.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain items derived from Intersound's statements of earnings as a percentage of gross revenues:

                                                     YEAR ENDED APRIL 30,                        EIGHT MONTHS ENDED DECEMBER 31,
                               ----------------------------------------------------------------  -------------------------------
                                       1994                  1995                  1996                  1995            1996
                               --------------------  --------------------  --------------------  --------------------  ---------
                                                                                       (IN THOUSANDS, EXCEPT PERCENTAGE AMOUNTS)
Total gross revenues.........  $  26,504      100.0% $  31,620      100.0% $  31,382      100.0% $  21,661      100.0% $  20,152
Less: Returns and
  allowances.................     (4,999)     (18.9)    (6,579)     (20.8)    (7,212)     (23.0)    (4,939)     (22.8)    (4,604)
Less: Discounts..............     (1,656)      (6.2)    (2,447)      (7.7)    (1,674)      (5.3)    (1,243)      (5.7)    (1,260)
                               ---------             ---------             ---------             ---------             ---------
Total net revenues...........     19,849       74.9     22,594       71.5     22,496       71.7     15,479       71.5     14,288
Cost of product sales........      9,583       36.2      9,941       31.4      9,030       28.8      6,360       29.4      5,390
Cost of other revenues.......        185        0.7         73        0.2        251        0.8         69        0.3        127
                               ---------             ---------             ---------             ---------             ---------
Total cost of sales and
  services...................      9,768       36.9     10,014       31.6      9,281       29.6      6,429       29.7      5,517
Gross profit.................     10,081       38.0     12,580       39.9     13,215       42.1      9,050       41.8      8,771
Selling, general and
  administrative expenses....      8,406       31.7     10,389       32.9     10,904       34.7      6,983       32.2      6,386
                               ---------             ---------             ---------             ---------             ---------
Income from operations.......      1,675        6.3      2,191        7.0      2,311        7.4      2,067        9.6      2,385
Interest expense.............       (184)      (0.7)      (245)      (0.8)      (354)      (1.1)      (290)      (1.3)      (216)
                               ---------             ---------             ---------             ---------             ---------
Income before income taxes...      1,491        5.6      1,946        6.2      1,957        6.3      1,777        8.3      2,169
Income tax benefit
  (expense)..................       (132)      (0.5)       0.0        0.0                           --         --         --
                               ---------             ---------             ---------             ---------             ---------
Net income...................  $   1,359        5.1% $   1,946        6.2%     1,957        6.3% $   1,777        8.3% $   2,169
                               ---------             ---------             ---------             ---------             ---------
                               ---------             ---------             ---------             ---------             ---------

Total gross revenues.........      100.0%
Less: Returns and
  allowances.................      (22.8)
Less: Discounts..............       (6.3)
Total net revenues...........       70.9
Cost of product sales........       26.7
Cost of other revenues.......        0.6
Total cost of sales and
  services...................       27.3
Gross profit.................       43.6
Selling, general and
  administrative expenses....       31.7
Income from operations.......       11.9
Interest expense.............       (1.1)
Income before income taxes...       10.8
Income tax benefit
  (expense)..................     --
Net income...................       10.8%


EIGHT MONTHS ENDED DECEMBER 31, 1996 COMPARED TO EIGHT MONTHS ENDED DECEMBER 31,
  1995

    Gross revenues decreased $1,509,000 or 7.0% to $20,152,000 for the eight months ended December 31, 1996 compared to $21,661,000 for the comparable period of the prior fiscal year. The decrease results from the timing of new releases. Intersound released albums from Kansas and Jefferson Starship in the Adult Contemporary format, as well as two successful Gospel releases from William Becton and Mighty Clouds of Joy, during the eight months ended December 31, 1995. Intersound did not have such significant comparable releases during the eight months ended December 31, 1996.

    Returns and allowances decreased $335,000 or 6.8% to $4,604,000 for the eight months ended December 31, 1996 compared to $4,939,000 for the comparable period of the prior fiscal year. Returns and allowances as a percentage of gross product sales, less discounts, remained relatively unchanged at 24.8% for the eight months ended December 31, 1996 from 24.4% for the comparable period of the prior fiscal year.

    Discounts increased $17,000 or 1.4% to $1,260,000 for the eight months ended December 31, 1996 compared to $1,243,000 for the comparable period of the prior fiscal year. Discounts as a percentage of gross product sales remained relatively unchanged at 6.3% for the eight months ended December 31, 1996 from 5.8% for the comparable period for the prior fiscal year.

    Cost of product sales decreased $970,000 or 15.3% to $5,390,000 for the eight months ended December 31, 1996 compared to $6,360,000 for the comparable period of the prior fiscal year. Cost of product sales as a percentage of gross revenues decreased to 26.7% for the eight months ended December 31, 1996 from 29.4% for the comparable period of the prior fiscal year. The decease is primarily attributable to the decrease in product sales volume. This percentage decrease also reflects a shift in percentages of compact disc sales compared to cassettes. Compact disc sales, which yield higher gross margins than cassettes, are becoming a greater percentage of sales as consumers have upgraded their music systems. This relationship reflects industry trends and, accordingly, Intersound primarily offers its new releases only in compact disc format. In addition, the royalty costs associated with the albums released during the eight months ended December 31, 1995 were higher than those typically experienced by Intersound in its Themed Production format. Intersound also negotiated favorable rates with certain of its vendors, the benefit of which is reflected in lower manufacturing costs for the eight ended December 31, 1996.

    Gross profits decreased $279,000 or 3.1% to $8,771,000 for the eight months ended December 31, 1996 compared to $9,050,000 for the comparable period of the prior fiscal year. As a percentage of gross revenues, gross profits increased to 43.6% for the eight months ended December 31, 1996 from 41.8% for the comparable period of the prior fiscal year. This percentage increase is attributable to the increasing demand for compact discs versus cassettes, the release of products with lower royalty rates during the first eight months of fiscal 1996 versus 1995, and the negotiation of more favorable manufacturing rates with certain of Intersound's vendors.

    Selling, general and administrative expenses decreased $597,000 or 8.5% to $6,386,000 for the eight months ended December 31, 1996 compared to $6,983,000 for the comparable period of the prior fiscal year. Selling, general and administrative expenses as a percentage of gross revenues remained relatively unchanged at 31.7% for the eight months ended December 31,1996 from 32.2% for the comparable period of the prior fiscal year. The dollar decrease is primarily attributable to a decline in marketing and promotional costs incurred compared to the prior year's period due to a fewer significant new releases in the current period.

    As a result of the factors described above, operating income for the eight months ended December 31, 1996 totaled $2,385,000 compared to $2,067,000 for the comparable period of the prior fiscal year.

    Interest expense decreased to $74,000 for the eight months ended December 31, 1996 from $290,000 for the comparable period of the prior fiscal year. This decrease is due to decreased bank financing.

    Net income increased to $2,169,000 for the eight months ended December 31, 1996 from $1,777,000 for the comparable period for the prior fiscal year. The increase is primarily attributable to the decreased marketing and promotional costs as discussed above.

FISCAL YEAR ENDED APRIL 30, 1996 COMPARED TO FISCAL YEAR ENDED APRIL 30, 1995

    Gross revenues remained relatively unchanged totaling $31,382,000 for the year ended April 30, 1996 compared to $31,620,000 for the prior fiscal year. The flat sales were primarily attributable to the weak retail music market that began in 1995.

    Returns and allowances increased $633,000 or 9.6% to $7,212,000 for the year ended April 30, 1996 compared to $6,579,000 for the prior fiscal year. Returns and allowances as a percentage of gross product sales, less discounts, increased to 24.8% for the year ended April 30, 1996 from 22.7% for the prior fiscal year. The increase was attributable primarily to an increase In Intersound's and the industry's historical return experience rates as a result of the weak music retail market, which resulted in substantial retail store consolidations.

    Discounts decreased $773,000 or 31.6% to $1,674,000 for the year ended April 30, 1996 compared to $2,447,000 for the prior fiscal year. Discounts as a percentage of gross product sales decreased to 5.4% for the year ended April 30, 1996 from 7.8% for the prior fiscal year. The decrease was primarily the result of a shift to increased advertising dollars spent compared to discounts offered.

    Cost of product sales decreased $911,000 or 9.2% to $9,030,000 for the year ended April 30, 1996 compared to $9,941,000 for the prior fiscal year. Cost of product sales as a percentage of gross revenues decreased to 28.8% for the year ended April 30, 1996 from 31.4% for the prior fiscal year. The decrease is primarily attributable to favorable vendor rates negotiated by Intersound compared to the prior year.

    Gross profit increased $635,000 or 5.0% to $13,215,000 for the year ended April 30, 1996 compared to $12,580,000 for the prior fiscal year. As a percentage of gross revenues, gross profit increased to 42.1% for the year ended April 30, 1996 from 39.9% for the prior fiscal year. The increase was primarily attributable to the decreased vendor rates.

    Selling, general and administrative expenses increased $515,000 to 5.0% to $10,904,000 for the year ended April 30, 1996 compared to $10,389,000 for the prior fiscal year. Selling, general and administrative expenses as a percentage of gross revenues increased to 34.7% for the year ended April 30, 1996 from 32.9% for the prior fiscal year. The increase was attributable to increased marketing and promotional costs associated with Gospel, Country and Adult Contemporary releases, which require more advertising costs than Intersound's other formats, and higher advertising costs incurred compared to discounts offered in the prior fiscal year. Intersound also incurred increased operating costs relating to marketing and promotion of its Enhanced CD division, which was discontinued subsequent to April 30, 1996 due to weak retail acceptance.

    As a result of the factors described above, operating income for the year ended April 30, 1996 totaled $2,311,000 compared to $2,191,000 for the prior fiscal year.

    Interest expense increased to $354,000 for the year ended April 30, 1996 from $245,000 for the prior fiscal year. This increase was due to increased bank financing used by Intersound.

    Net income increased to $1,957,000 for the year ended April 30, 1996 from $1,946,000 for the prior fiscal year. The increase was primarily attributable to decreased vendor rates.

FISCAL YEAR ENDED APRIL 30, 1995 COMPARED TO FISCAL YEAR ENDED APRIL 30, 1994

    Gross revenues increased $5,116,000 or 19.3% to $31,620,000 for the year ended April 30, 1995 compared to $26,504,000 for the prior fiscal year. The increase was attributable to Intersound's continued expansion into the Gospel, Country, Adult Contemporary and Urban formats which began during the last fiscal 1994. Significant releases during fiscal 1995 included William Becton, Mighty Clouds of Joy, the Bellamy Brothers, Dan Seals, Kansas and Jefferson Starship.

    Returns and allowances increased $1,580,000 or 31.6% to $6,579,000 for the year ended April 30, 1995 compared to $4,999,000 for the prior fiscal year. Returns and allowances as a percentage of gross products sales, less discounts, were 22.7% for the year ended April 30, 1995 compared to 20.5% for the prior fiscal year.

    Discounts increased $791,000 or 47.8% to $2,447,000 for the year ended April 30, 1995 compare to $1,656,000 for the prior fiscal year. Discounts as a percentage of gross product sales increased to 7.8% for the year ended April 30, 1995 from 6.4% for the prior fiscal year. The increase was primarily the result of increased discounts offered compared to advertising dollars spent.

    Cost of product sales increased $358,000 or 3.7% to $9,941,000 for the year ended April 30, 1995 compared to $9,583,000 for the prior fiscal year. Cost of product sales as a percentage of gross revenues decreased to 31.4% for the year ended April 30, 1995 from 36.2% for the prior fiscal year. The dollar increase was attributable to the increased product sales volumes and the percentage decrease was attributable to favorable manufacturing rates negotiated with certain of Intersound's vendors and a larger revenue base.

    Gross profit increased $2,499,000 or 24.8% to $12,580,000 for the year ended April 30, 1995 compared to $10,081,000 for the prior fiscal year. As a percentage of gross revenues, gross profit increased to 39.9% for the year ended April 30, 1995 from 38.0% for the prior fiscal year. The increase was due to a shift in product mix from midline, particularly Themed Production product, to frontline products with Intersound's continued expansion into Gospel, Country, Adult Contemporary, and Urban formats. Frontline products sell at a higher retail price and therefore yield a higher gross margin.

    Selling, general and administrative expenses increased $1,983,000 or 23.6% to $10,389,000 for the year ended April 30, 1995 compared to $8,406,000 for the prior fiscal year. Selling, general and administrative expenses as a percentage of gross revenues increased to 32.9% for the year ended April 30, 1995 from 31.7% for the prior fiscal year. The increase was attributable to the additional costs incurred in developing Intersound's Gospel, Country, Adult Contemporary and Urban formats.

    As a result of the factors described above, operating income for the year ended April 30, 1995 totaled $2,191,000 compared to $1,675,000 for the prior fiscal year.

    Interest expense increased to $245,000 for the year ended April 30, 1995 from $184,000 for the prior fiscal year. The increase was due to increased bank financings used by Intersound.

    As a result of the factors described above, net income increased to $1,946,000 for the year ended April 30, 1995 from $1,359,000 for the prior fiscal year.

                                    BUSINESS

OVERVIEW

    The Company is a full-service music company that produces, licenses, acquires, markets and distributes high quality recorded music for a variety of musical formats. Platinum has produced recorded music products in the Gospel, Classical/Themed, Adult Contemporary, Country, Blues and Urban/Dance music formats, primarily under its CGI Records, Intersound Classical, River North Records, Intersound Country, House of Blues and Intersound Urban labels.

    Since its inception in 1991, Platinum has sought to expand its catalog of master recordings and publishing rights through strategic and complementary acquisitions, as well as through the signing of established artists. One of the Company's core business activities, and an integral part of the Company's growth strategy, is the expansion and exploitation of its music catalog. Following the Intersound acquisition, the Company owns a music catalog with over 10,000 master recordings.

    The Company's music catalog contains master recordings of some of the best selling Gospel music acts such as The Winans, Andrae Crouch and Walter Hawkins. According to the RIAA, Gospel is the fastest growing music segment, having increased its market share and revenues by 38% and 30%, respectively, in 1996 from 1995. In addition, the Company, through the Intersound acquisition, expanded its Gospel roster to include artists such as William Becton, the Mighty Clouds of Joy and Vicki Winans. The Company believes that it is currently positioned as a market leader in Gospel music. The Company has also released music by established artists in other music genres. These artists include The Beach Boys, Peter Cetera, The Alan Parsons Project and Crystal Bernard. Through the Intersound acquisition, the Company expanded its roster to include artists such as Kansas, Crystal Gayle, The Ohio Players, Bellamy Brothers, Eddie Rabbitt, Confunkshun and The Gap Band.

STRATEGY

    The Company's strategy for growth and expansion of its position in the recorded music business is based on: (i) selling diversified recorded music offerings in formats which management believes have growth potential; (ii) expanding and exploiting its music catalog through the acquisition of master recordings and music publishing rights from other music companies at attractive prices; (iii) introducing records by established artists with a history of successful releases; and (iv) leveraging its unique distribution position through both independent distribution channels and relationships with certain larger record companies to provide wider distribution of certain of the Company's products. The Company believes that this strategy distinguishes the Company from certain of its larger competitors who have traditionally focused on the development of new artists with the potential for mass appeal. The Company intends to remain focused on artists and musical formats characterized by relatively low development costs and predictable unit sales volumes. This strategy may also include licensed compilations of previously recorded music, "Best of" albums, and tribute albums to well known musical artists with a history of successful releases.

    MARKET FOCUS

    The Company focuses on artists and musical formats characterized by low development costs and predictable unit sales volumes. The Company plans to continue to broaden its musical catalog in order to expand its sales opportunities in the Gospel, Classical/Themed, Adult Contemporary, Country, Blues and Urban/Dance markets. Because the recorded music business is particularly dependent on changing audience tastes and the ability to identify, attract and sign artists as well as produce compilations of existing recorded music, the Company believes that a diversification of musical offerings, through the identification of additional markets with growth potential, reduces revenue volatility. The Company believes that it can obtain market share in these markets through the identification, acquisition and exploitation of catalog items.

    COMPILATIONS

    A significant portion of the Company's products are compilations of previously recorded music that enable the Company to exploit its large catalog of master recordings. Compilations can be produced at significantly lower cost than new artist releases and provide the Company with more predictable unit sales volumes.

    INTRODUCE ARTIST-DRIVEN RECORDS

    The Company is committed to developing high quality recorded music with artists with a history of successful releases. The Company does not primarily focus on developing new acts due to unpredictable sales and high development costs. The Company believes that its strategy reduces the risks associated with promoting and sponsoring records because of the artist's existing fan base. In addition, the recoupment of costs associated with recording and marketing an album is more predictable with an artist who has a history of sales because the Company is less involved in selecting producers, recording studios and additional musicians than would be the case with a new artist.

    ACQUIRE MUSIC MASTER RECORDINGS AND PUBLISHING RIGHTS

    The Company is committed to developing its music catalog, which has historically provided a recurring source of sales for the Company. The Company believes that its success depends significantly on its ability to invest in, develop and market rights to its catalog of recorded music. The Company plans to expand its catalog for exploitation (a) through acquisitions and strategic relationships as long as it is economically feasible to do so and (b) by re-recording previous hit songs of artists currently on its roster.

    DISTRIBUTION

    The Company's distribution relationship with PolyGram has represented a distinguishing aspect of its operations and business strategy compared with other independent record companies. The Company's recent acquisition of Intersound, which possesses its own proprietary direct to retail distribution capabilities, provides the Company with additional retail distribution channels. As the Company more fully integrates the operations of Intersound, it plans to utilize its PolyGram distribution relationship for certain "front line" products from each of the two companies' libraries, which products the Company believes will receive the best marketing leverage through that channel. "Mid-line" products, including much of the compilation and "best of" products from each of the two libraries, are expected to be distributed via the less expensive retail distribution channels which have been established by Intersound. The Company's distribution agreement with PolyGram expires in 2002.

RECENT ACQUISITIONS

    Consistent with its growth strategy, the Company has completed four acquisitions since the consummation of its Offering.

    On June 20, 1996, the Company acquired substantially all of the assets of R.E.X. for $480,000, which approximated the indebtedness of R.E.X. to the Company, and the assumption of $100,000 in liabilities. Prior to the acquisition, the Company was the primary distributor for R.E.X., which produces, licenses and markets recorded music, primarily in the contemporary Christian format of Gospel music, for markets primarily in the United States. R.E.X.'s artist roster acquired by the Company includes Sixpence None the Richer, Whitecross, Six Feet Deep, The Waiting and Tammy Trent.

    On September 19, 1996, the Company acquired substantially all of the assets of Double J for 88,000 shares of Common Stock, the assumption of approximately $100,000 of debt and the assumption of $75,000 in liabilities. Double J develops and acquires ownership of musical compositions and exploits those compositions by means of recordings, performances, audio-visual works, print publications and other licenses. Double J controls the copyrights to more than 250 country songs, three of which reached Number One on the country music charts during the past year.

    On November 12, 1996, the Company purchased from Private, Inc., a subsidiary of BMG, for $3,063,000 in cash, a 50% interest in the HOB Joint Venture. The HOB Joint Venture was formed to develop and produce recordings featuring Blues, Gospel and other music formats under the "House of Blues" label. Artists on the House of Blues record label include Cissy Houston and Blind Boys of Alabama, each of whom received a Grammy Award in 1997 and 1996, respectively.

    Effective January 1, 1997, a subsidiary of the Company purchased substantially all of the assets of Intersound for a total of consideration $41,000,000, which was paid as follows: $24,000,000 in cash, $5,000,000 in Notes and the assumption of certain liabilities. The Notes mature on January 31, 2004, bear interest at the seven-year Treasury rate plus one percent per annum and are convertible at any time prior to maturity into the Company's Common Stock, at a conversion price of $9.80 per share, subject to adjustment as provided in the Notes. The holders of the Notes were granted certain registration rights with respect to the shares of Common Stock issuable upon conversion. The cash consideration for the transaction was funded with the Existing Credit Facility. See "Acquisition of Intersound--Existing Credit Facility."

MARKETS

    GOSPEL

    The Company owns a catalog of master recordings of some of the best selling Gospel music acts of all time. These acts include The Winans, Andrae Crouch and Walter Hawkins. A significant portion of this catalog was acquired by the Company in 1993 from Lexicon Music, Inc. Consistent with its belief that Gospel music sales are artist-driven rather than "hit" driven, the Company has acquired, and continues to pursue the acquisition of, master recordings of established Gospel artists who have a history of stable base sales. In addition, the Company has signed established artists, typically artists with a ministry, for modest advances to produce new recordings. The Company also has an exclusive contract with the National Baptist Convention USA, Inc., which has 8.5 million members, to record live gospel music on behalf of the religious denomination for commercial distribution. Intersound also has a leadership position in Gospel music. During 1995, Intersound released Gospel artist William Becton's BROKEN album, which achieved number one status in the BILLBOARD Gospel rankings. With its acquisition of Intersound, the Company increased its catalog of Gospel recordings and expanded its artist roster to include artists such as Candi Staton, the Mighty Clouds of Joy, DeLeon Richards and Vicki Winans.

    CLASSICAL/THEMED

    Through the Intersound Acquisition, the Company acquired one of the industry's leading creators of classical and theme-based products, which are recordings arranged around a specific theme and often targeted to a specific demographic audience. Intersound develops themed products through new recordings and by using its existing catalog to release titles in a new format. Intersound's theme-based products range from the music of Hollywood and Broadway to recordings with established artists like Peter Nero, Doc Severinsen, and Dizzy Gillespie. Intersound also creates classical music releases based on concepts such as "Opera for Orchestra" or a collection of certain works of Beethoven. Other themed music releases produced and marketed by the Company include "Best of" decades or genre music, music for various party themes, music from favorite TV shows and holiday music with Christmas or other holiday selections. Intersound has significant experience in developing packaging and promoting themed products. These theme-based releases have been highly successful, with six releases having been certified gold by the RIAA in 1995. In addition, at the end of fiscal 1997, Intersound's label had two albums simultaneously ranked as No. 1 in BILLBOARD--The Taliesen Orchestra's ORNICO
FLOW: THE MUSIC OF ENYA on the Classical Crossover chart and ROMANCE AND ROSES on the Classical Budget chart.

    ADULT CONTEMPORARY

    In 1993, the Company expanded its music offerings to include Adult Contemporary music with the signing of Peter Cetera, formerly the lead singer of the rock group Chicago and an established solo artist. Mr. Cetera's first album by the Company was released in July 1995 and was titled ONE CLEAR VOICE. His second album, titled YOU'RE THE INSPIRATION (A COLLECTION), includes both new songs and re-recordings of some of Chicago's former No. 1 hits. Since the Company's release of YOU'RE THE INSPIRATION (A COLLECTION) in May 1997, it has charted as one of Billboard's top 200 albums for 10 weeks in a row and the first single off the album, DO YOU LOVE ME THAT MUCH, has reached No. 6 in BILLBOARD'S adult contemporary rankings.

    In addition, the Company has relationships with other established Adult Contemporary artists including The Beach Boys, The Alan Parsons Project and Kansas. These artists, along with Peter Cetera, not only provide the Company with the ability to produce and market artist-driven records with more predictable sales, but also, based on the artists' past sales and established fan base, have the potential to produce a record that charts in the "top ten." The Company believes that its association with these artists will increase its ability to sign other established artists. According to R&R magazine, the Company's River North label was the tenth largest adult contemporary label for 1996.

    COUNTRY

    During the Company's fiscal year ended May 31, 1995, the Company established its Country music operations in Nashville, Tennessee. Originally, the Company targeted established or up and coming country artists, who are heavily dependent on costly radio promotion for their sales. In 1996 and 1997, the Company shifted its strategy for its country music operations to sign only country artists with an established fan base, thereby eliminating high radio promotion expenses. During fiscal 1997, the Company released THE GIRL NEXT DOOR, the debut album by Crystal Bernard (a songwriter and actress who starred on NBC's WINGS and the co-host of the 32nd Annual Academy of Country Music Awards). Also on the Company's artist roster are country artists Holly Dunn and Ronna Reeves, both who have been installed on the Country Music Foundation's Walkway of Stars.

    With the acquisition of Intersound the Company was able to expand its focus on predictable sales with Intersound's "Classic Country" concept which produces "Latest and Greatest" releases for classic country acts. The addition of Intersound also expanded the Company's artist roster to include country acts such as The Bellamy Brothers, Exile, Dan Seals, Crystal Gayle and Eddie Rabbitt.

    BLUES

    The Company produces and markets compilations of Blues recordings, primarily with music licensed from other companies and signs established artists. The Company has successfully produced and marketed compilations of Blues recordings featuring a variety of artists titled ESSENTIAL BLUES, VOLUME I, ESSENTIAL BLUES, VOLUME II, ESSENTIAL WOMEN IN BLUES, BLUES DOWN DEEP: A TRIBUTE TO JANIS JOPLIN,and various other compilation albums under its LIVING IN THE HOUSE OF BLUES series, which are the products of the HOB Joint Venture. The Company's Blues releases have charted in the Top 15 on the Blues Chart published by BILLBOARD magazine, including BLUES BROTHERS AND FRIENDS, LIVE FROM CHICAGO'S HOUSE OF BLUES which has charted in the Top 10 every week since its release in May 1997. During fiscal 1998, the Company also plans to release new recordings by The Blues Brothers, featuring Dan Aykroyd and Jim Belushi, and Otis Rush and a tribute album to the Rolling Stones.

    URBAN/DANCE

    Intersound's Urban music division focuses on several specialty niches including classic rhythm and blues ("R&B"), dance and bass music. In classic R&B, Intersound employs an experienced staff that is well versed in radio and other promotions for this musical genre. Management believes that Intersound can increase its classic R&B offerings by signing and producing new recordings from established artists such as

Cameo, Confunkshun and The Gap Band. Intersound also focuses on R&B music from the '60s, '70s and early '80s. The Company also entered into an agreement with nonviolence rap artist Trapp to release his album STOP THE GUNFIGHT, which includes two tracks featuring the late rap artists Tupac Shakur and Notorious B.I.G. This album was released in late April 1997 and reached No. 2 on BILLBOARD'S Heatseekers chart along with BOOTY MIX 2: THE NEXT BOUNCE which ranked No. 96 on BILLBOARD'S top 200 Best Selling Album chart.

DISTRIBUTION, SALES AND PROMOTION

    The Company distributes its products through a multi-channel system comprised of (i) PolyGram domestically; (ii) Platinum Christian Distribution division to the Christian retail market and (iii) under the Intersound label through the Company's direct sales force. The Company primarily distributes internationally by means of licensing arrangements. The Company has had an exclusive domestic retail distribution agreement with PolyGram since 1993. The Company's Christian distribution company, Platinum Christian Distribution, distributes the Company's Christian music products as well as recorded music for artists affiliated with other record companies. The following table sets forth the percentage of gross product sales by distribution channel:

                    PERCENTAGE OF TOTAL GROSS PRODUCT SALES
                            BY DISTRIBUTION CHANNEL

                                                                                                       FISCAL
                                                                                              ------------------------
                                                                                                 1997         1996
                                                                                              -----------  -----------
(1) PolyGram................................................................................       46.9%        58.2%
(2) Intersound..............................................................................       32.8        --
(3) Platinum Christian distribution (to Christian bookstores)...............................        9.1         23.2
(4) Record Clubs/Direct Sales...............................................................       11.2         10.8
(5) Telemarketing...........................................................................      --             7.8

    During fiscal 1996, Company management significantly reduced the Company's telemarketing efforts due to the increased costs of television advertising.

    The Company believes that the diversity of its distribution channels, which was established through substantial investment in fiscal 1995 and 1996 and which the Company plans to continue to pursue, will help the Company absorb shifts in audience taste and the economy, and provide the foundation for the Company's expansion into and exploitation of additional markets.

    THIRD PARTIES

    In May of 1993, the Company entered an exclusive distribution agreement (the "Distribution Agreement") with PolyGram, the largest distributor of recorded music in the world. Under the Distribution Agreement, PolyGram was appointed the exclusive distributor for the Company's records throughout the United States. PolyGram does not distribute releases on the Intersound label. In addition, the Company has retained the right to distribute its records through key-outlet sales, licenses or sales to record clubs, sales through Christian bookstore channels and other third party licenses of master recordings. The services provided by PolyGram include billing and collecting from customers, distributing promotional copies of records, coordinating and placing advertisements and undertaking retail marketing and inventory control activities. The Company is solely responsible for all costs of production and manufacture of the records including packaging, advertisement, freight and insurance and is obliged to deliver to PolyGram sufficient records to ensure adequate stock for distribution. For its services, PolyGram is entitled to a distribution fee based on sales volume to secular accounts of 15-18% of the net sales for all records distributed under the agreement, less reserves set aside against returns and credits, and a monthly fee of

2% of the aggregate credit price for copies of returned records. For sales to stores in the Christian bookstore market, the distribution fee is 12% of net sales. Fees owed by the Company to PolyGram are secured by all Company products in PolyGram's possession. The terms of the distribution agreement, initially three years, was extended to December 31, 2002.

    PolyGram owns and distributes labels such as Motown Records, A&M Records, Mercury Records and others. The Company is one of the few record companies not owned by PolyGram whose products are distributed by PolyGram. The Company's relationship with PolyGram has provided, and is expected to continue to provide, the Company with access to distribution channels not readily available to other independent recorded music companies.

    The Company primarily distributes internationally by means of licensing arrangements. The first of these arrangements began during fiscal 1996 with MCA Records, Ltd. ("MCA"). The Company has terminated its arrangement with MCA and entered into international licensing arrangements on a country-by-country basis. Revenues derived from the licensing of recording masters are calculated as a percentage of retail sales by the licensee net of returns and are recognized by the Company upon notification of retail sales net of returns by the licensee.

    PLATINUM CHRISTIAN DISTRIBUTION

    Platinum Christian Distribution, an operating division of the Company, distributes the Company's Christian music products, as well as recorded music for artists affiliated with other labels, including Mercury, Motown and PolyGram into the Christian Bookstore market. Platinum Christian Distribution also distributes Christmas albums for artists including The Statler Brothers, Donna Summer and Kathy Mattea.

    INTERSOUND DISTRIBUTION AND PROMOTION

    Intersound sells many of its products through a salaried direct sales force. Customer contact is made by the Intersound sales department which is organized to cover specific regions of the country and Canada. In addition to the sales operation at the Roswell, Georgia facility, Intersound has regional sales offices located throughout the United States and Canada. Additionally, Intersound has sales personnel that cover certain specialty retail sectors, international customers and record club and catalog customers. The Company's in-house sales personnel typically provide additional sales coverage to smaller chains and independent retail stores. Internationally, Intersound sells products through overseas distributors and currently maintains relationships with ten distributors worldwide. Additionally, Intersound licenses recordings from its catalog that is included in recordings produced overseas. These sales are typically transacted title by title, and are sometimes done in a theme grouping. Intersound has licensing relationships with various companies in Europe, Asia, Australia and South America. Other key sales personnel, located primarily at the Roswell, Georgia facility, play a sales support and retail marketing role. The principal function of these individuals is to support Intersound's marketing efforts with its large retail customers.

LIBRARY

    The Company owns or controls the copyrights to over 10,000 master recordings. By combining selections from its library with licensed rights to certain master recordings and compositions obtained from third parties, including most major labels, the Company has been successful in creating compilation products. In addition, with the addition of the Intersound library, the Company will be able to create more themed products.

RELATIONSHIP WITH ARTISTS

    CONTRACT TERMS

    The Company seeks to contract with its artists on an exclusive basis for the marketing of their recordings in return for a royalty based on the net sales of the recordings. The Company generally seeks to obtain rights on a worldwide basis. A typical contract with an artist may provide for a number of albums to be delivered, with advances against royalties being paid upon delivery of each album, although advances are often made prior to recording. The Company generally has an option to take each album that the artist is contracted to deliver, exercisable within an agreed period of time, usually a few months following delivery of the previous album. Normally, if an option is not exercised, the artist has no obligation to deliver additional albums. Provisions in contracts with established artists vary considerably, and may, for example, require the Company to release a fixed number of albums and/or contain an option exercisable by the Company covering more than one album. The Company seeks to obtain rights to exploit product delivered by the artist for the life of the product's copyright. Under the contracts, advances are normally recoupable against royalties paid to the artist. The Company also seeks to recoup a portion of certain marketing and tour support costs, if any, against artist royalties.

    RECORDING

    Contracts either provide for the artists to deliver completed recordings or for the Company to undertake the recording with the artist. If the recording costs are advanced by the Company, they are added to the advances paid to the artist and recouped against royalties payable to the artist. The Company's staff is involved in selecting producers, recording studios, any additional musicians needed and songs to be recorded, as well as supervising the output of recording sessions, although for experienced artists, such involvement may be less.

    OPTION PROGRAM

    The Company has granted and intends to continue to grant stock options to certain artists ("Artist Options") as an inducement to sign with the Company. The Company expects that these stock options will have vesting schedules tied to the achievement of identified sales and other performance milestones. The Company will evaluate the use of options on a case by case basis based on its assessment of the cost of making cash advances to the artist, the sales potential of the artist and the financial impact of granting such options. Under current industry practice, cash advances to an artist are recouped from royalties payable to the artist from record sales. Because the Artist Options would not be subject to recoupment, the Company believes that such options will provide a valuable method of attracting, signing and retaining artists while maintaining appropriate economic incentives for the artists. In addition, the corresponding reduction in cash advances should positively impact the Company's cash flow.

PRODUCTION AND MANUFACTURING

    The Company is a full service record company with an art department that provides design and finished film for print-ready manufacturing of record cover design.

    The Company's finished music products have historically been manufactured by wholly-owned subsidiaries of PolyGram. However, through the acquisition of Intersound, the Company has found more cost effective manufacturing sources, and intends to coordinate all of its manufacturing through the Roswell, Georgia facilities. The Company does not believe that termination of the manufacturing arrangements with the PolyGram subsidiaries will have any material adverse impact on its distribution arrangements with PolyGram nor the Company's business or results of operations.

INTELLECTUAL PROPERTY

    COPYRIGHT

    The Company's recorded music business, like that of other companies involved in recorded music, primarily rests on ownership or control and exploitation of musical works and sound recordings. The Company's music products are protected under applicable domestic and international copyright laws. In addition, the Company owns or controls the copyrights to over 10,000 master recordings.

    Although circumstances vary from case to case, rights and royalties relating to a particular recording typically operate as follows: When a recording is made, copyright in that recording vests either in the recording artist (and is licensed to the recording company) or in the record company itself, depending on the terms of the agreement between them. Similarly, when a musical composition is written, copyright in the composition vests either in the writer (and is licensed to music publishing company) or in the publishing company itself. Artists generally record songs that are controlled by music publishers. The rights to reproduce such songs on soundcarriers are obtained by the Company from music publishers or collection societies on their behalf. The manufacture and sale of a soundcarrier results in royalties being payable by the record company to the publishing company at industry agreed or statutory rates for the use of the composition (and the publishing company in turn pays a royalty to the writer) and by the record company to the recording artist for the use of the recording. The Company operates in an industry in which revenues are adversely affected by the unauthorized reproduction of recordings for commercial sale, commonly referred to as "piracy," and by home taping for personal use.

    LICENSING

    The Company is engaged in licensing activity involving both the acquisition of rights to certain master recordings and compositions for its own projects and the granting of rights to third parties in the master recordings and compositions it owns. The Company typically obtains an ownership or co-ownership interest in all newly-recorded compositions appearing on albums released by the Company that are written by the artists performing the compositions. The rights to use all other compositions appearing on albums or audiovisual works are obtained from the publishers of those compositions under agreements that, for albums, are called mechanical licenses, which are often issued through a central agency, and for audiovisual works are called synchronization licenses. The mechanical license fee is customarily indexed to a statutory rate established under the United States Copyright Act, which currently is 6.95 cents for a performance of up to five minutes and higher for performances of greater length. Although fees for synchronization licenses vary from set fees to percentages of sales price, the fee often corresponds to the statutory rate for mechanical licenses. The Company typically issues its own mechanical and synchronization licenses to third parties when compositions from its own catalog are used by others. The availability and terms of such cross-licensing arrangements are generally made possible by existing industry practices based on reciprocity.

    Performance rights in compositions owned by the Company are enforced under agreements the Company has with the performing rights organizations, American Society of Composers, Authors and Publishers ("ASCAP"), Broadcast Music, Inc. ("BMI") and SESAC, Inc., which licenses commercial users of music such as radio and television broadcasters, restaurants and retailers and disburses collected fees based upon the frequency and type of performances they identify. Print publishing rights in compositions owned by the Company are either directly licensed by the Company to third party users or are enforced through an agency called Christian Copyright Licensing International, which issues print licenses to churches and other organizations and collects and disburses the fees.

    The Company will also, in selected instances, obtain under license agreements the right to use master recordings owned by others, either in original album form or for compilation projects. Although the terms of such agreements vary, they are typically for a period of three to five years and involve the payment of a royalty in the range of five to eight cents for the use of individual masters and between 16% and 20% of suggested retail price for complete original albums. The company typically licenses to others only the right to use individual masters for compilation projects under terms similar to those under which the Company obtains master license rights. Should such industry practices change, there can be no assurance that the Company will be able to obtain licenses from third parties on terms satisfactory to The Company, and the Company's business, particularly with respect to compilation products, could be materially adversely affected.

COMPETITION

    The business success of the Company depends, among other things, on the skill and creativity of the employees of the Company and on their relationships with artists. The Company faces intense competition for discretionary consumer spending from numerous other record companies and other forms of entertainment offered by film companies, video companies and others. The Company competes directly with other record companies, including the six major international recorded music companies, which distribute Gospel, Blues, Adult Contemporary, Country, Rock, Classical and Urban music, as well as other record and music publishing companies for signing established and new artists and songwriters and acquiring music catalogs. Many of the Company's competitors have significantly longer operating histories, greater financial resources and larger music catalogs than the Company. The Company's ability to compete successfully will be largely dependent upon its ability to build upon and maintain its reputation for quality music products and to introduce music products which are accepted by consumers.

EMPLOYEES

    As of September 30, 1997, Platinum employed 138 employees, of whom 48 were located in the Company's Downers Grove, Illinois facilities, 73 were located in the Company's Roswell, Georgia facilities, 14 were located in Nashville, Tennessee and 3 were located in Ontario, Canada. Of such employees, 74 were engaged in marketing, sales and related customer services, 35 were engaged in administration and accounting, 11 were engaged in legal, royalty and publishing services and 18 were engaged in production.

    None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppage and considers relations with its employees to be good.

FACILITIES

    The Company is headquartered in Downers Grove, Illinois. It currently leases its 11,200 square foot office facility, which lease expires February 1, 1999. This facility houses the executive office offices of the Company, as well as the management, accounting and sales staff. The Company also leases a facility in Roswell, Georgia which houses the warehouse and distribution centers, production studios, art departments and marketing and promotion operations. This facility contains 59,334 square feet in total and has a lease term expiring December 31, 1999. The Company also leases sales offices in Minneapolis, MN, Dallas, TX, Scarborough, Ontario, Canada, Nashville, TN, Hartford, CT and Annapolis, MD. In addition, the Company sub-leases 4,267 square feet of office space in Nashville, Tennessee, pursuant to a lease expiring November 17, 1997, that houses the promotional staff of River North Records, the staff of Double J and the administrative and telephone sales staff of the Platinum Christian Distribution; a 3,300 square foot warehouse, located in Downers Grove, Illinois, that houses the mail order distribution operations of the Company. Finally, the Company leases 6,142 square feet of additional space in Nashville, Tennessee, pursuant to a lease expiring November 17, 1997. This space is currently being sub-leased to a third party.

    The Company believes that its facilities are in good condition and adequate for its current operations.

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock trades on the Nasdaq National Market under the symbol "PTET." The following table sets forth the high and low closing prices for each fiscal quarter since the Company's initial public offering on March 12, 1996, as reported by Nasdaq. Such quotations reflect inter-dealer prices without markup, markdown or commissions and may not necessarily represent actual transactions.

                                                                                   PRICE RANGE OF
                                                                                    COMMON STOCK
                                                                                  ----------------
                                                                                   HIGH      LOW
                                                                                  -------  -------
Fiscal Year Ended May 31, 1996:
  4th Quarter (from March 12, 1996 to May 31, 1996*)............................. $17 3/4  $11 1/2

Fiscal Year Ended May 31, 1997:
  1st Quarter.................................................................... $19 1/4  $13 3/4
  2nd Quarter....................................................................  16 1/4    8 1/2
  3rd Quarter....................................................................   8 1/2    6
  4th Quarter....................................................................   7        5

Fiscal Year Ended May 31, 1998:
  1st Quarter.................................................................... $ 7 1/4  $ 5 3/8
  2nd Quarter (through October 14, 1997).........................................   8 1/2    4 7/8

------------------------

* Prior to March 12, 1996, there was no established public trading market for the Common Stock.

    At October 14, 1997, there were approximately 61 stockholders of record and 5,274,403 shares of Common Stock outstanding.

                                DIVIDEND POLICY

    The Company has not paid dividends on its Common Stock, and the Board of Directors intends to continue a policy of retaining earnings to finance its growth and for general corporate purposes. The Company does not anticipate paying any dividends in the foreseeable future.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of October 14, 1997, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Company director, (iii) each of the Named Executive Officers and (iv) all Company executive officers and directors as a group.

                                                              AMOUNT AND NATURE OF      PERCENT
NAME AND ADDRESS                                             BENEFICIAL OWNERSHIP(1)    OF CLASS
-----------------------------------------------------------  -----------------------  ------------
Steven Devick (2)..........................................          1,045,617              17.2%

Frontenac VI Limited Partnership (3).......................            644,522              12.2

Goldman Sachs & Co. (4)....................................            602,306              11.4

Andrew J. Filipowski (5)...................................            554,934              10.5

The Vanguard Explorer Fund, Inc. (6).......................            400,000               7.6

Wellington Management Company LLP (7)......................            400,000               7.6

T. Rowe Price Associates, Inc. (8).........................            350,000               6.6

Wells Fargo Bank, N.A. (9).................................            342,000               6.5

Craig Duchossois (10)......................................            249,231               4.7

Douglas C. Laux (11).......................................             65,200               1.2

Thomas R. Leavens (12).....................................             53,333               1.0

Paul L. Humenansky (10)....................................             17,667                 *

Michael P. Cullinane (10)..................................             17,667                 *

Rodney L. Goldstein (13)...................................              7,667                 *

Thomas J. Salentine........................................            --                  --

Lynne Hoffman-Engel........................................            --                  --

All Executive Officers and Directors as a Group
  (10 persons)(2)(5)(10)(11)(12)(13).......................          2,011,316              32.2

------------------------

 * Less than one percent

 (1) Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

 (2) Includes 803,078 shares underlying stock options that are currently exercisable. The address of Mr. Devick is c/o Platinum Entertainment, Inc., 2001 Butterfield Road, Downers Grove, Illinois 60515.

 (3) The address of Frontenac VI Limited Partnership is c/o Frontenac Company, 135 South LaSalle Street, Suite 3800, Chicago, Illinois 60604.

 (4) Based on a 13G dated February 10, 1997, Goldman Sachs & Co., The Goldman Sachs Group, L.P. and Goldman Sachs Equity Portfolios, Inc. on behalf of GS Small Cap Equity Fund share voting and dispositive power with respect to an aggregate of 602,306 shares of Common Stock. The address for the foregoing reporting persons is 85 Broad Street, New York, NY 10004.

 (5) Includes 99,067 shares held by Platinum Venture Partners. Mr. Filipowski is the President, Chief Executive Officer and a stockholder of the general partner of Platinum Venture Partners and in such capacities may be deemed to have voting and investment power with respect to shares held by this entity. Mr. Filipowski disclaims beneficial ownership of such shares. The address of Mr. Filipowski is c/o PLATINUM technology, inc., 1815 South Meyers Road, Oakbrook Terrace, Illinois 60181. Includes 7,667 shares underlying stock options that are currently exercisable.

 (6) Based on a 13G dated February 10, 1997, Vanguard Explorer Fund, Inc. ("Vanguard") has sole voting power, and shared dispositive power, with respect to 400,000 shares of Common Stock. The address for Vanguard is P.O. Box 2600, Valley Forge, Pennsylvania 19482.

 (7) Based on a 13G dated January 24, 1997, Wellington Management Company, LLP ("WMC"), in its capacity as investment adviser, shares dispositive power with respect to 400,000 shares of Common Stock owned of record by its clients. The address for WMC is 75 State Street, Boston, Massachusetts, 02109.

 (8) Based on a 13G dated February 14, 1997. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for T. Rowe Price is 100 E. Pratt Street, Baltimore, Maryland 21202.

 (9) Based on a 13G dated February 14, 1997, Wells Fargo Bank, N.A. ("Wells Fargo") has sole voting power with respect to 316,000 of the 342,000 shares listed in the table, and has shared dispositive power with respect to all shares. The address for Wells Fargo is 464 California Street, San Francisco, California 94163.

(10) Includes 11,667 shares underlying stock options that are currently exercisable.

(11) Includes 65,100 shares underlying stock options that are currently exercisable.

(12) Such 53,333 shares consist of shares underlying stock options that are currently exercisable.

(13) Includes 7,667 shares underlying stock options that are currently exercisable. Excludes 644,522 shares held by Frontenac VI Limited Partnership. Mr. Goldstein is a general partner of Frontenac Company, the general partner of Frontenac VI Limited Partnership, and in such capacity shares voting and investment power with respect to shares held by this entity.

                      PROPOSAL 3--APPROVAL OF AMENDMENT OF
                THE COMPANY'S 1995 DIRECTORS' STOCK OPTION PLAN

    Subject to approval by the Company's stockholders at the Annual Meeting, the Board of Directors approved an amendment of the Company's 1995 Directors' Stock Option Plan (the "Directors' Plan") which increased the number of shares reserved for issuance under such plan from 16,000 to 500,000. There are currently options to purchase 16,000 shares of Common Stock outstanding under the Directors' Plan. The Company has granted options to purchase an aggregate of 75,000 shares of Common Stock to the directors of the Company pursuant to the Directors' Plan that are conditioned upon the Company's stockholders approving the amendment proposed hereby. Such options were granted effective January 13, 1997, become exercisable in three annual increments beginning on January 13, 1998 and expire on January 13, 2007.

    The following is a brief summary of certain features of the Director's Plan, as amended.

TERMS OF THE DIRECTORS' PLAN AS AMENDED

GENERAL

    The purpose of the Directors' Plan is to promote the overall financial objectives of the Company and its stockholders by aligning the interests of the Company's stockholders and its non-employee directors through the grant of options to acquire shares of the Company's Common Stock.

    The Directors' Plan permits grants of non-qualified stock options to non-employee directors of the Company. The Directors' Plan is administered by the Compensation Committee, which has broad authority to grant options to directors of the Company under the Directors' Plan. Pursuant to the amendment proposed hereby, the Directors' Plan provides that there shall be authorized the issuance of up to 500,000 shares of Common Stock in connection with such grants.

    In the event of certain changes to the capital structure of the Company, such as a split-up or a spin-off of the Company, a stock dividend or other corporate transaction, the Compensation Committee may adjust the number of shares available under the Directors' Plan, the exercise price of outstanding options or such other features as the Compensation Committee equitably determines.

    The Directors' Plan is of indefinite duration, but the Board of Directors or the Company may at any time, and from time to time, may amend or discontinue the Directors' Plan or an option agreement entered into with respect thereto at any time or from time to time, subject to certain limitations.

    Persons eligible to participate in the Directors' Plan are each member of the Board of Directors of the Company who is not an employee, either full-time or part-time, of (i) the Company, (ii) any parent of the Company, or (iii) any subsidiary of the Company.

EXERCISE DATE AND PAYMENT OF PURCHASE PRICE

    The exercise price of options issued to Directors under the Directors' Plan is equal to the fair market value of a share of Common Stock on the date of grant. Unless the Compensation Committee shall otherwise determine or provide in an option agreement and subject to the terms and conditions of the Directors' Plan, options granted under the Directors' Plan shall be fully exercisable on the date of grant for a period of ten (10) years from such grant date. The exercise price may be paid in cash, by delivery of Common Stock having a fair market value equal to the exercise price, by authorizing the Company to retain shares of Common Stock having a fair market value equal to the exercise price, or a combination thereof. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock to a participant, payment by such participant of any Federal, state, local and other taxes which may be required to be withheld or paid in connection with the exercise of options.

TERMINATION OF DIRECTORSHIP

    If a non-employee director's directorship terminates by reason of a disability or death, or by reason of such director's failure to be re-nominated or re-elected as a director, any option granted under the Directors' Plan and held by the non-employee director shall be exercisable for a period of two (2) years from the date of such termination of the non-employee director's directorship or until the expiration of the option, whichever period is shorter, and a disabled participant's subsequent death shall not affect the foregoing.

    If a non-employee director's directorship terminates for any reason other than disability, death or failure to be renominated or reelected, all of such director's options shall be exercisable for a period of six (6) months and one
(1) day from such date or until the expiration of the option, whichever period is shorter.

ASSIGNMENT OF INTEREST

    Except as provided in any option agreement, options may only be transferred under the laws of descent and distribution or during such participant's lifetime.

DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

    The following summary of Federal income tax consequences with respect to awards under the Directors' Plan is not comprehensive and is based upon laws and regulations currently in effect. Such laws and regulations are subject to change.

    There are generally no Federal income tax consequences either to the participant or to the Company upon the grant of a stock option. On exercise of an incentive stock option, the participant will not recognize any income and the Company will not be entitled to a deduction for tax purposes, although such exercise may give rise to liability for the participant under the alternative minimum tax provisions of the Code. Generally, if the participant disposes of shares acquired upon exercise of an incentive stock option within two years of the date of grant or one year of the date of exercise, the participant will recognize compensation income and the Company will be entitled to a deduction for tax purposes in the amount of the excess of the fair market value of the shares on the date of exercise over the option exercise price (or the gain on sale, if less). Otherwise, the Company will not be entitled to any deduction for tax purposes upon disposition of such shares, and the entire gain for the participant will be treated as a capital gain. On exercise of a non-qualified stock option, the amount by which the fair market value of the shares on the date of exercise exceeds the option exercise price (the "spread") will generally be taxable to the participant as compensation income and will generally be deductible for tax purposes by the Company. In determining the amount of the spread or the amount of consideration paid to the participant, the fair market value of the Common Stock on the date of exercise generally is used. However, in the case of a 16(b) Person, the fair market value will be determined six months after the date on which the option was granted if such date is later than the exercise date, unless such participant elects to be taxed based on the fair market value at the date of exercise. Any such election, a "Section 83(b) Election", must be made and filed with the IRS within 30 days after exercise in accordance with the regulations under Section 83(b) of the Code. The Company, in computing its Federal income tax, will be entitled to a deduction in an amount equal to the compensation taxable to the participant.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1995 DIRECTORS' PLAN.

               PROPOSAL 4--APPROVAL AND ADOPTION OF THE COMPANY'S
                       1997 EMPLOYEE STOCK PURCHASE PLAN

    Subject to approval by the Company's stockholders at the Annual Meeting, the Board of Directors approved the Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan grants employees of the Company the right to acquire stock of the Company under the Purchase Plan pursuant to all of the terms and conditions of the Purchase Plan. The Purchase Plan will be effective as of June 1, 1997.

    The following is a brief summary of certain features of the Purchase Plan as approved by the Board.

GENERAL

    The purpose of the plan is to promote the overall financial objectives of the Company and its stockholders by motivating employees of the Company to achieve long-term growth in the Company's stockholders' equity.

    The Purchase Plan is administered by the Compensation Committee. Subject to the express provisions of the Purchase Plan, the Compensation Committee has authority to interpret the Purchase Plan, prescribe, amend and rescind the rules and regulations relating to the Purchase Plan and to make all other determinations necessary or advisable for the administration of the Purchase Plan.

    The Purchase Plan is of indefinite duration, but the Board of Directors the Company or the Compensation Committee, subject to Board approval, may at any time, and from time to time, amend or discontinue the Purchase Plan or an option agreement entered into with respect thereto at any time or from time to time, subject to certain limitations.

    The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, and is not qualified under Section 401(a) of the Code.

SECURITIES TO BE OFFERED

    The maximum aggregate number of shares available for purchase under the Purchase Plan is 500,000 shares of Common Stock, subject to certain adjustment as described in the Purchase Plan. Shares purchased under the Purchase Plan will be purchased from the Company. In the event of certain changes to the capital structure of the Company, such as a split-up or a spin-off of the Company, a stock dividend or other corporate transaction, the Compensation Committee may adjust the number of shares available under the Purchase Plan, the exercise price of outstanding options or such other features as the Compensation Committee equitably determines.

    All Eligible Employees of the Company are eligible to participate in the Purchase Plan. Eligible Employees are defined as all employees of the Company or its subsidiaries except (a) employees who hold immediately after the option is granted five percent (5%) or more of the voting power or value of all classes of stock of the Company (as determined on the grant date); (b) any employee whose customary employment is 20 hours or less per week; or (c) any employee whose customary employment is for not more than five months in any calendar year.

ELECTION, PURCHASE OF COMMON STOCK

    The Compensation Committee will establish a grant date on which employees will be granted the option to purchase Common Stock. The Compensation Committee anticipates there will be two grant dates per year; however, the determination of grant dates is in the discretion of the Compensation Committee. The grant date is generally the beginning of the period for which an employee must indicate whether he or she will participate. The shares offered will be purchased through payroll deduction. The shares are held in an account for a period of time until the exercise date on which shares of Common Stock are purchased; such period is referred to as the option period.

WITHDRAWAL FROM THE PURCHASE PLAN

    The specified percentage to be withheld each pay period may not be increased or decreased during the option period. An employee may suspend or completely cancel his or her election of payroll deduction, and shares of Common Stock will not be purchased for the withdrawing employee. If an employee suspends his or her election, all amounts previously withheld will be retained by the Company until the date shares are purchased or until he or she completely cancels the election. If the employee completely cancels his or her election, all amounts previously withheld will be refunded to the employee at such time as determined by the Compensation Committee.

EXERCISE DATE AND PAYMENT OF PURCHASE PRICE

    Shares of Common Stock will be purchased on behalf of each employee on the exercise date, which date shall be determined by the Compensation Committee. Unless otherwise specified by the Compensation Committee, the number of shares purchased shall equal the value in the account for the participant divided by
(1) 85% of the fair market value per share of the Common Stock on the applicable grant date or (2) 85% of the fair market value per share of the Common Stock on the applicable exercise date, whichever is lower.

    If an eligible employee elects to participate, the participant must file an agreement with the Company. The Compensation Committee may provide that the agreement shall specify the percentage or amount of the participant's compensation determined by the participant to be deducted each pay period. The Compensation Committee may establish minimum and maximum percentages or amounts to be contributed and a date by when any agreement must be filed with the Compensation Committee. In no event, however, may a participant (i) purchase under the Purchase Plan during any plan year Common Stock having a fair market value (determined at the grant date) of more than $25,000 or (ii) receive any right to purchase stock under the Purchase Plan if he or she beneficially owns, immediately after the option is granted, five percent (5%) or more of the voting power or value of stock of the Company.

TERMINATION OF ELIGIBILITY OR EMPLOYMENT

    Except as otherwise provided by the Compensation Committee, any participant who incurs a termination of employment for any reason, except death, disability or retirement, shall cease to be a participant, the option of the participant shall be null and void on the date of the termination of employment without notice to the participant and the balance of the account of the participant shall be distributed to the participant at such time as the Compensation Committee determines.

    If a participant dies or his or her employment terminates as a result of a disability or retirement, no further payroll deductions my be made under the Purchase Plan; however, the participant or his representative may make a single sum payment equal to the amount the participant would have contributed as determined by the Compensation Committee for the payroll periods remaining to the exercise date. Alternatively, the participant or his representative may withdraw the employee's contributions to the Purchase Plan in which case no shares of Common Stock will be purchased and all withheld amounts will be distributed at such time as directed by the Compensation Committee. If the participant or his representative does not withdraw the participant's previous contributions then such contributions will be used to purchase Common Stock on the exercise date.

STOCKHOLDER RIGHTS

    No person shall have any rights as a stockholder as to shares of Common Stock subject to an option until, after proper exercise of the option or other action required, such shares shall have been recorded on the Company's official stockholder records as having been issued and transferred. No adjustment shall be made for cash dividends or other rights for which the records date is prior to the date such shares are recorded as issued and transferred in the Company's official stockholder records.

ASSIGNMENT OF INTEREST

    The right to purchase shares of Common Stock under the Purchase Plan is not transferable by any employee other than by will or by the laws of descent and distribution and is exercisable during an employees lifetime only by the employee.

CHANGE IN CONTROL

    A "change in control" of the Company will generally accelerate the exercise date. A change in control is generally the purchase by a person or group of persons or a group of persons of twenty-five percent (25%) or more of the Company's Common Stock or voting securities, certain changes in the Board of Directors, certain reorganizations, mergers or consolidations of the Company or a sale of all or substantially all of the assets of the Company. The term "change in control" is more fully described in the Purchase Plan.

RESTRICTIONS ON RESALE OF COMMON STOCK

    The provisions of the Purchase Plan do not impose restrictions upon the resale by employees of Common Stock acquired under the Purchase Plan, except that the Company is entitled to require that, prior to an employee's transfer of shares, an employee must satisfy tax withholding obligations to the extent required by the Company.

DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

    The following summary of Federal income tax consequences with respect to awards under the Purchase Plan is not comprehensive and is based upon laws and regulations currently in effect. Such laws and regulations are subject to change.

    The Company believes that the Purchase Plan qualifies under Section 423 of the Code, as an employee stock purchase plan. Under Section 423 the employee should not realize any taxable income at the time the option is granted or at the time shares of Common Stock are purchased under the Purchase Plan is the employee is (or was in the past three months) employed by the Company. Rather, tax recognition occurs upon disposition of the shares.

    If an employee exercises an option while an employee and disposes (for example by a sale, exchange, gift or transfer of legal title, subject to narrow expectations) of the Common Stock purchased under the Purchase Plan either within two years after the applicable grant date or within one year after the applicable exercise date (a "disqualifying disposition"), the excess of the fair market value of the Common Stock on the applicable exercise date over the option exercise price of the Common Stock under the Purchase Plan will be taxable as ordinary income (even if there is no gain realized at the time of the disposition) and, for purposes of computing gain or loss on the disposition, the employee's cost basis will be increased by the amount of ordinary income. Any additional gain or loss to be recognized upon disposition will be a capital gain or loss (presumably short-term).

    If an employee exercises an option while an employee of the Company and disposes of Common Stock purchased under the Purchase Plan two years or more after the applicable grant date and one year or more after the applicable exercise date (a "disqualifying disposition"), the tax treatment will be different. The employee must recognize as ordinary income the lesser of (a) any excess of the fair market value of the Common Stock on the applicable grant date over the option exercise price on the applicable grant date; and (b) any excess of the fair market value of the Common Stock on the date the stock is disposed of over the amount paid for the stock. The employees basis in the Common Stock is increased by the amount of ordinary income recognized. The difference between the disposition and the adjusted basis (i.e., basis increased by ordinary income recognized) will be taxable as long-term capital gain. If the Common Stock is sold at a price below the adjusted basis, the loss will be treated as a long-term capital loss.

    The Company will not be entitled to a deduction for any difference between the fair market value of the Common Stock and the purchase price for the Common Stock under the Purchase Plan, except to the extent it is taxed to the employee as ordinary income upon a disqualifying disposition and the Company makes any necessary and appropriate tax withholding arrangements. Different dates for recognizing gain may apply to employees who are subject to Section 16(b) of the Exchange Act.

    Federal employment tax liability, such as that for social security and unemployment compensation taxes, may apply. The Company reserves the right to delay transfers of Common Stock until there has been effected any withholding the Compensation Committee deems necessary to avoid liability or sustain a deduction. In order to assist the Company in obtaining its deductions, the Company may require the employee to inform it of any dispositions.

    The expenses of the Purchase Plan (such as administrative expenses) will be paid by the Company. Any fees associated with ownership of the Common Stock or its disposition after the date the Common Stock is transferred to the employee for his or her account shall be paid by the employee.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE COMPANY'S 1997 EMPLOYEE STOCK PURCHASE PLAN.

              PROPOSAL 5--RATIFICATION OF APPOINTMENT OF AUDITORS

    The Company's Board of Directors, upon the recommendation of the Company's Audit Committee, has appointed Ernst & Young LLP, independent certified public accountants, as auditors of the Company's financial statements for the fiscal year ending May 31, 1997. Ernst & Young LLP has acted as auditors for the Company since 1991.

    The Board has determined to afford stockholders the opportunity to express their opinions on the matter of auditors, and, accordingly, is submitting to the stockholders at the Annual Meeting a proposal to ratify the Board's appointment of Ernst & Young LLP. If a majority of the shares voted affirmatively or negatively at the Annual Meeting, in person or by proxy, are not voted in favor of the ratification of the appointment of Ernst & Young LLP, the Board of Directors will interpret this as an instruction to seek other auditors.

    It is expected that representatives of Ernst & Young LLP will be present at the meeting and will be available to respond to questions. They will be given an opportunity to make a statement if they desire to do so.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY'S FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING MAY 31, 1998.

                                    EXPERTS

    The consolidated financial statements of Platinum Entertainment, Inc. as of May 31, 1997, 1996 and 1995 appearing in this Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere in the Proxy Statement, and are included in reliance upon the report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Intersound, Inc. as of April 30, 1995 and 1996, and for the three years ended April 30, 1994, 1995 and 1996 appearing in this Proxy Statement have been audited by Ernst &

Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere in the Proxy Statement, and are included in reliance upon the report given upon the authority of such firm as experts in accounting and auditing.

                             MISCELLANEOUS MATTERS

    SOLICITATION--The cost of this proxy solicitation will be borne by the Company. The Company has engaged its transfer agent, American Stock Transfer and Trust Company LLP, to assist in the required search for beneficial owners of the Company's Common Stock and in the distribution of proxy materials. The Company may also request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at the Company's expense. Such banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by the Company for their reasonable out-of-pocket expenses of solicitation. The Company does not anticipate that costs and expenses incurred in connection with this proxy solicitation will exceed an amount normally expended for a proxy solicitation for an election of directors in the absence of a contest.

    PROPOSALS OF STOCKHOLDERS--Proposals of stockholders intended to be considered at the 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company not less than 120 days nor more than 150 days prior to October 17, 1998.

    ADDITIONAL INFORMATION--The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for its fiscal year ended May 31, 1997, as filed with the Commission, upon the written request of any person who is a stockholder as of the Record Date. Requests for such materials should be directed to Platinum Entertainment, Inc., 2001 Butterfield Road, Suite 1400, Downers Grove, Illinois 60515, Attention: Douglas C. Laux.

                                          By order of the Board of Directors

                                          Steven Devick

                                          Chairman of the Board

Downers Grove, Illinois
October     , 1996

             INDEX TO FINANCIAL STATEMENTS TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
PLATINUM ENTERTAINMENT, INC. AND SUBSIDIARIES

  Consolidated Balance Sheet as of August 31, 1997 (Unaudited).............................................        F-2

  Consolidated Statements of Operations for the Three Months Ended August 31, 1997 and 1996 (Unaudited)....        F-3

  Consolidated Statements of Cash Flows for the Three Months Ended August 31, 1997 and 1996 (Unaudited)....        F-4

  Notes to Unaudited Consolidated Financial Statements.....................................................        F-5

  Report of Independent Auditors...........................................................................        F-8

  Consolidated Balance Sheets as of May 31, 1997 and 1996..................................................        F-9

  Consolidated Statements of Operations for the Years Ended May 31, 1997, 1996 and 1995....................       F-10

  Consolidated Statements of Stockholders' Equity (Net Capital Deficiency) for the Years Ended May 31,
    1995, 1996 and 1997....................................................................................       F-11

  Consolidated Statements of Cash Flows for the Years Ended May 31, 1997, 1996 and 1995....................       F-12

  Notes to Consolidated Financial Statements...............................................................       F-13

INTERSOUND, INC.

  Report of Independent Auditors...........................................................................       F-28

  Balance Sheets as of April 30, 1995, April 30, 1996 and (Unaudited) December 31, 1996....................       F-29

  Statements of Income for the Years Ended April 30, 1994, 1995 and 1996 and for the (Unaudited) Eight
    Months Ended December 31, 1995 and 1996................................................................       F-30

  Statements of Stockholders' Equity for the Years Ended April 30, 1994, 1995 and 1996 and for the
    (Unaudited) Eight Months Ended December 31, 1996.......................................................       F-31

  Statements of Cash Flows for the Years Ended April 30, 1994, 1995 and 1996 and for the (Unaudited) Eight
    Months Ended December 31, 1995 and 1996................................................................       F-32

  Notes to Financial Statements............................................................................       F-33

                          PLATINUM ENTERTAINMENT, INC.
                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                                                       AUGUST 31,
                                                                                                          1997
                                                                                                       -----------
                                                                                                       (UNAUDITED)
                                                      ASSETS
Current assets:
  Cash...............................................................................................   $       8
  Cash in escrow.....................................................................................       1,750
  Accounts receivable, less allowance of $2,982......................................................      13,778
  Artist advances....................................................................................       2,705
  Inventories, less allowance of $705................................................................       5,685
  Notes receivable...................................................................................          50
  Other..............................................................................................         264
                                                                                                       -----------
Total current assets.................................................................................      24,240
Artist advances, net of current amount, less allowance of $9,886.....................................       3,442
Equipment and leasehold improvements, net............................................................       1,123
Music catalog, less accumulated amortization of $523.................................................      19,081
Music publishing rights, less accumulated amortization of $255.......................................       3,572
Goodwill, less accumulated amortization of $184......................................................       6,714
Equity investment in joint venture...................................................................       3,169
Other................................................................................................       1,100
                                                                                                       -----------
Total assets.........................................................................................   $  62,441
                                                                                                       -----------
                                                                                                       -----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving line of credit...........................................................................   $  10,000
  Term loan..........................................................................................      25,000
  Accounts payable...................................................................................       6,150
  Accrued liabilities and other......................................................................       1,997
  Reserve for future returns.........................................................................       2,710
  Royalties payable..................................................................................       5,866
                                                                                                       -----------
Total current liabilities............................................................................      51,723
Convertible subordinated debentures..................................................................       5,000
Stockholders' equity:
Preferred Stock:
  Preferred Stock ($.001 par value); 10,000,000 shares authorized, no shares issued and outstanding..      --
Common Stock:
  Common Stock ($.001 par value); 40,000,000 shares authorized, 5,184,474 shares issued and
    outstanding......................................................................................           5
Additional paid-in capital...........................................................................      37,261
Accumulated deficit..................................................................................     (31,548)
                                                                                                       -----------
Stockholders' equity.................................................................................       5,718
                                                                                                       -----------
Total liabilities and stockholders' equity...........................................................   $  62,441
                                                                                                       -----------
                                                                                                       -----------

                 See accompanying notes to financial statements

                          PLATINUM ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                         QUARTER ENDED AUGUST 31
                                                                                        --------------------------
                                                                                            1997          1996
                                                                                        ------------  ------------
                                                                                               (UNAUDITED)
Gross product sales...................................................................  $     11,478  $      5,647
Less: Returns and allowances..........................................................        (3,017)       (1,073)
Less: Discounts.......................................................................          (604)         (444)
                                                                                        ------------  ------------
Net product sales.....................................................................         7,857         4,130
Cost of product sales.................................................................         3,526         2,416
                                                                                        ------------  ------------
                                                                                               4,331         1,714
Gross artist project revenues.........................................................         1,290         1,180
Less: Allowance for unrecoupable artist advances......................................          (143)         (150)
                                                                                        ------------  ------------
Net artist project revenues...........................................................         1,147         1,030
Licensing, publishing and other revenues..............................................           669           141
                                                                                        ------------  ------------
Net artist project and other revenues.................................................         1,816         1,171
Cost of artist project and other revenues.............................................         1,222         1,229
                                                                                        ------------  ------------
                                                                                                 594           (58)
                                                                                        ------------  ------------
Gross profit..........................................................................         4,925         1,656
Other operating expenses:
  Selling, general and administrative.................................................         3,964         2,304
  Merger, restructuring and one-time costs............................................         1,101       --
  Depreciation and amortization.......................................................           485            70
                                                                                        ------------  ------------
                                                                                               5,450         2,374
                                                                                        ------------  ------------
Operating loss........................................................................          (525)         (718)
Interest income.......................................................................            21            90
Interest expense......................................................................        (1,209)           (3)
Other financing costs.................................................................          (450)      --
Equity gain...........................................................................            15       --
                                                                                        ------------  ------------
Net loss..............................................................................  $     (2,148) $       (631)
                                                                                        ------------  ------------
                                                                                        ------------  ------------

Per common share......................................................................  $      (0.42) $      (0.12)

Weighted average number of common shares outstanding..................................     5,174,734     5,063,204

                 See accompanying notes to financial statements

                          PLATINUM ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                         QUARTER ENDED AUGUST 31
                                                                                        --------------------------
                                                                                            1997          1996
                                                                                        ------------  ------------
                                                                                               (UNAUDITED)
OPERATING ACTIVITIES
Net loss..............................................................................  $     (2,148) $       (631)
Adjustments to reconcile net loss to net cash used in operating activities:
  Charge to provision for future returns..............................................       --                 10
  Charge to provision for co-op advertising...........................................            91       --
  Charge to provision for unrecoupable artist balances................................           141           150
  Depreciation and amortization.......................................................           485            70
  Equity gain from joint venture......................................................           (15)      --
Changes in operating assets and liabilities:
  Accounts receivable.................................................................         1,165        (1,704)
  Inventories.........................................................................          (669)         (782)
  Notes receivable....................................................................       --                878
  Artist advances.....................................................................        (1,547)       (1,228)
  Accounts payable....................................................................         2,112           154
  Accrued liabilities and other.......................................................          (524)         (581)
  Reserve for future returns..........................................................          (350)      --
  Royalties payable...................................................................           353           841
  Other...............................................................................          (175)         (199)
                                                                                        ------------  ------------
Net cash used in operating activities.................................................        (1,081)       (3,022)

INVESTING ACTIVITIES
Write-off of acquisition costs........................................................           775       --
Purchases of equipment and leasehold improvements.....................................           (33)          (90)
                                                                                        ------------  ------------
Net cash provided by (used in) investing activities...................................           742           (90)

FINANCING ACTIVITIES
Proceeds from revolving line of credit................................................           294       --
                                                                                        ------------  ------------
Net cash provided by financing activities.............................................           294       --
                                                                                        ------------  ------------

Net decrease in cash..................................................................           (45)       (3,112)
Cash, beginning of quarter............................................................            53         8,222
                                                                                        ------------  ------------
Cash, end of quarter..................................................................  $          8  $      5,110
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                 See accompanying notes to financial statements

                          PLATINUM ENTERTAINMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  BASIS OF PRESENTATION

    The financial statements included herein are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial reporting and Securities and Exchange Commission ("Commission") regulations. In the opinion of management, the financial statements reflect all adjustments (of a normal and recurring nature) which are necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented. These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the fiscal year ended May 31, 1997 of Platinum Entertainment, Inc. ("Company") included in the Annual Report on Form 10-K. The interim results presented are not necessarily indicative of the results that may be expected for the year ending May 31, 1998.

2.  NET LOSS PER COMMON SHARE

    Net loss per common share is computed based upon the weighted average number of common shares outstanding.

3.  DEBT

    Convertible debentures in the aggregate principal amount of $5,000 that were issued to Intersound in connection with the Intersound Acquisition on January 31, 1997, mature on January 31, 2004 and bear interest at the seven-year Treasury rate plus one percent per annum (6.98% at August 31, 1997) and are convertible, in whole or in part, at any time prior to maturity into the Company's Common Stock at a conversion price of $9.80 per share, subject to adjustment as provided in the debentures.

    On January 31, 1997, the Company entered a Credit Agreement with Bank of Montreal ("BMO"), individually and as agent, to provide a 90-day term loan in the amount of $25,000 and a 90-day revolving credit facility in the amount of $10,000 (the "Existing Credit Facility"). The Existing Credit Facility was extended through October 31, 1997. Financing costs associated with the Existing Credit Facility from January 31, 1997 through August 31, 1997 approximate 8% of the total facility. The interest incurred on the Existing Credit Facility was originally LIBOR plus 6% and was increased to LIBOR plus 9% effective August 1, 1997. The Existing Credit Facility is secured by substantially all of the Company's assets. As of the date of this filing, no additional funds are available under the revolving credit facility. The Existing Credit Facility contains financial and other covenants applicable to the Company. The Existing Credit Facility is personally guaranteed for up to $12,500 by an officer and director of the Company.

    The Company has obtained a commitment from a bank to provide a $30,000 credit facility (the "Proposed Credit Facility"). The closing of the Proposed Credit Facility is subject to negotiation of definitive documentation, including customary closing conditions, and is contingent upon the Company raising at least $10,000 in equity. Under the terms of the Proposed Credit Facility, the Company will have available a three year $20,000 term loan, due in quarterly installments and bearing interest at the bank's base rate plus 1.0% per annum, and a $10,000 revolving line of credit, due in three years and bearing interest at the bank's base rate plus 1/2 of 1.0% per annum. Borrowings under the revolving line of credit are limited to the Borrowing Base, which is based upon eligible accounts receivable and inventory, as defined. The Proposed Credit Facility will be secured by substantially all of the Company's assets.

    The Company has entered into an Investment Agreement dated October 12, 1997 with certain parties (the "Purchasers") whereby the Company has agreed to issue and sell to the Purchasers, and the

                          PLATINUM ENTERTAINMENT, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3.  DEBT (CONTINUED)
Purchasers have agreed to purchase from the Company, for aggregate consideration of $20,000, 20,000 shares of Preferred Stock and Warrants to purchase 3,600,000 shares of Common Stock (collectively, the "Preferred Stock with Warrants Issuance"). The closing of the Preferred Stock with Warrants Issuance is subject to a number of closing conditions, including without limitation (i) approval by the Company's stockholders of the Preferred Stock with Warrants Issuance, (ii) execution of the Proposed Credit Facility, (iii) satisfactory completion by the Purchasers of their due diligence review of the Company and (iv) other customary closing conditions. The Preferred Stock will accrue dividends quarterly at an annual rate of 12.0% for the first year, 14.0% for the second year, 16.0% for the third year, 18.0% for the fourth and fifth years and 20% at all times thereafter, of the purchase price paid by the Purchasers, in preference to any dividends on any other class of capital stock. The Preferred Stock will be redeemable by the Company at any time at a price equal to the purchase price paid by the Purchasers thereof plus accrued and unpaid dividends. The Preferred Stock will be convertible, commencing two years from the date of issuance, into shares of Common Stock at a price of $6.60 per share. The Common Stock underlying the Warrants may be purchased at an exercise price of $6.60 per share.

    The Company intends to repay the Existing Credit Facility with the net proceeds from the Preferred Stock with Warrants Issuance and the Proposed Credit Facility, or a combination of such. The Company has obtained a commitment from a bank to provide the Proposed Credit Facility, contingent upon the Company raising at least $10,000 in equity. If the Preferred Stock with Warrants Issuance, the Proposed Credit Facility or other method of refinancing does not occur, the consequences would be materially adverse to the Company's business, results of operations and financial position. While the Company would pursue alternative methods to refinance the Existing Credit Facility, there are no assurances that such financing could be obtained on terms favorable to the Company, or at all.

    On July 30, 1997, the Company's stockholders approved the issuance of up to $40,000 of convertible preferred stock on the terms described in the proxy statement mailed to stockholders on July 8, 1997. At the time of such proposal, the Company intended to use the proceeds of such issuance to repay the Existing Credit Facility and to obtain a bank credit facility in the amount of $40,000 to finance the then-contemplated acquisition by the Company of the music business of K-tel (as hereinafter defined). Since such time, the Company has terminated its agreement with K-tel, as described in the Company's Current Report on Form 8-K filed with the Commission on September 10, 1997. The Board of Directors has determined, in light of the Company's revised financing requirements, that the Preferred Stock with Warrants Issuance is in the best interests of the Company and its stockholders. Accordingly, the Board does not currently intend to complete the $40,000 preferred stock issuance on the terms previously approved and is soliciting stockholder approval of the Preferred Stock with Warrants Issuance.

4.  MERGER, RESTRUCTURING AND ONE-TIME COSTS

    As a result of the acquisitions completed by the Company during fiscal 1997, the Company incurred significant costs to merge and restructure its business with the acquired companies. Such merger and restructuring costs include non-executive severance costs, relocation costs, lease commitment write-offs, warehouse closing costs and other related costs. Such costs approximated $1,650 for fiscal 1997, of which $315 and $240 were accrued at May 31 and August 31, 1997, respectively, relating primarily to severance costs and a distribution termination fee. The restructuring is expected to be completed by the end of the second quarter of fiscal 1998. Such restructuring resulted in shifts in the selling and promotion efforts of

                          PLATINUM ENTERTAINMENT, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

4. MERGER, RESTRUCTURING AND ONE-TIME COSTS (CONTINUED) the Company's Country label and in-house sales department and a shift in third-party fulfillment of Platinum Christian Distribution. One-time costs, totaling $1,686, include approximately $1,100 of product returns which were significantly in excess of the Company's historical returns experience due to the termination of a distribution agreement and the termination of certain customer relationships. In addition, one-time costs include write-offs of artist advances and accounts receivables in areas from which the Company has chosen to redirect its resources. One time costs, include approximately $155 of product returns which were significantly in excess of the Company's historical returns experience due to the termination of a distribution agreement. The shift in third-party fulfillment of Platinum Christian Distribution was not fully implemented until September 1, 1997, resulting in negligible revenues for this distribution channel during the current fiscal quarter. In addition, one-time costs include $775 of legal, accounting, and other incremental costs incurred by the Company associated with the K-tel Acquisition. Such transaction was terminated by the Company -- see "Subsequent Event" below.

5.  RECLASSIFICATIONS

    Certain amounts in the three months ended August 31, 1996 consolidated statements of operations have been reclassified to conform with the three months ended August 31, 1997 presentation.

6.  SUBSEQUENT EVENT

    On March 3, 1997, the Company and K-tel International, Inc. ("K-tel") signed a purchase and sale agreement (the "K-tel Agreement") pursuant to which the Company agreed to acquire K-tel's worldwide music business assets, except for K-tel's European and former Soviet Union music business, through the purchase of the stock of K-tel International (USA), Inc. and Dominion Music, Inc., both wholly-owned subsidiaries of K-tel ("the K-tel Acquisition"). The Company deposited $1,750 in escrow in accordance with the K-tel Agreement which is included in current assets at August 31, 1997. On September 10, 1997, the Company terminated the K-tel Agreement due to K-tel's breaches of the K-tel Agreement. Both the Company and K-tel have filed claim to the escrowed amount. The outcome of such claims is uncertain.

    See also Note 3.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Platinum Entertainment, Inc.

    We have audited the consolidated balance sheets of Platinum Entertainment, Inc. as of May 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (net capital deficiency) and cash flows for each of the three years in the period ended May 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Platinum Entertainment, Inc. at May 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for the three years in the period ended May 31, 1997 in conformity with generally accepted accounting principles.

    The Company's financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 8, the Company, in conjunction with an acquisition as discussed in Note 3, obtained a term loan in the amount of $25,000,000 and a revolving credit facility in the amount of $10,000,000 ("New Credit Facility") all of which was outstanding at August 29, 1997. The New Credit Facility expires on October 31, 1997. The Company is not currently realizing cash flows sufficient from its operations to retire its outstanding debt obligation due October 31, 1997 and is pursuing alternatives of obtaining additional equity or debt financing. The failure to repay the New Credit Facility would constitute an event of default under the New Credit Facility and would allow the lender to pursue any remedy available to it under the New Credit Facility and applicable law. This condition raises substantial doubt about the Company's ability to continue as a going concern.
Note 8 discusses management's plans to address this issue. The financial statements do not include any adjustments to reflect the classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

                                          /s/ ERNST & YOUNG LLP

Chicago, Illinois
August 29, 1997

                          PLATINUM ENTERTAINMENT, INC.

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                     MAY 31
                                                                                              --------------------
                                                                                                1997       1996
                                                                                              ---------  ---------
                                                      ASSETS
Current assets:
  Cash and cash equivalents.................................................................  $      53  $   8,222
  Cash in escrow............................................................................      1,750     --
  Accounts receivable, less allowances of $3,291 and $233, respectively.....................     15,034      4,103
  Artist advances...........................................................................      2,444      1,581
  Inventories, less allowances of $350 and $100, respectively...............................      5,416      1,538
  Notes receivable..........................................................................         50      1,467
  Other.....................................................................................      1,018        473
                                                                                              ---------  ---------
Total current assets........................................................................     25,765     17,384

Artist advances, net of current amounts, less allowances of $9,745 and $4,942,
  respectively..............................................................................      2,297      2,093
Equipment and leasehold improvements, net...................................................      1,185        698
Music catalog, less accumulated amortization of $327........................................     19,277     --
Music publishing rights, less accumulated amortization of $203 and $90, respectively........      3,624        350
Goodwill, less accumulated amortization of $97..............................................      6,001     --
Equity investment in joint venture..........................................................      3,154     --
Other.......................................................................................      1,001         19
                                                                                              ---------  ---------
Total assets................................................................................  $  62,304  $  20,544
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving line of credit..................................................................  $   9,706  $  --
  Term loan.................................................................................     25,000     --
  Accounts payable..........................................................................      4,038        997
  Accrued liabilities and other.............................................................      2,521      2,104
  Reserve for future returns................................................................      2,660        800
  Royalties payable.........................................................................      5,513      1,428
                                                                                              ---------  ---------
Total current liabilities...................................................................     49,438      5,329
Convertible subordinated debentures.........................................................      5,000     --

Stockholders' equity:
Preferred Stock:
  Preferred Stock ($.001 par value); 10,000,000 shares authorized, no shares issued and
    outstanding at May 31, 1997 and 1996....................................................     --         --
Common Stock:
  Common Stock ($.001 par value); 40,000,000 shares authorized, 5,171,439 shares issued and outstanding at May 31, 1997 and 5,063,207 shares issued and outstanding at May 31,
    1996....................................................................................          5          5
Additional paid-in capital..................................................................     37,261     35,254
Accumulated deficit.........................................................................    (29,400)   (20,044)
                                                                                              ---------  ---------
Stockholders' equity........................................................................      7,866     15,215
                                                                                              ---------  ---------
Total liabilities and stockholders' equity..................................................  $  62,304  $  20,544
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                 See accompanying notes to financial statements

                          PLATINUM ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                     YEAR ENDED MAY 31
                                                                          ----------------------------------------
                                                                              1997          1996          1995
                                                                          ------------  ------------  ------------
Gross product sales.....................................................  $     37,502  $     18,322  $     12,575
Less: Returns and allowances............................................        (8,713)       (4,732)       (3,126)
Less: Discounts.........................................................        (2,463)         (712)         (507)
                                                                          ------------  ------------  ------------
Net product sales.......................................................        26,326        12,878         8,942
Cost of product sales...................................................        14,038         8,107         4,300
                                                                          ------------  ------------  ------------
                                                                                12,288         4,771         4,642
Gross artist project revenues...........................................         3,876         5,368         3,084
Less: Allowance for unrecoupable artist advances........................          (855)       (2,507)       (1,128)
                                                                          ------------  ------------  ------------
Net artist project revenues.............................................         3,021         2,861         1,956
Licensing, publishing and other revenues................................         1,255         1,799           207
                                                                          ------------  ------------  ------------
Net artist project and other revenues...................................         4,276         4,660         2,163
Cost of artist project and other revenues...............................         3,752         5,195         2,601
                                                                          ------------  ------------  ------------
                                                                                   524          (535)         (438)
                                                                          ------------  ------------  ------------
Gross profit............................................................        12,812         4,236         4,204
Other operating expenses:
  Selling, general and administrative...................................        13,141         8,017         8,800
  Merger, restructuring and one-time costs..............................         3,336       --            --
  Depreciation and amortization.........................................           973           156           133
                                                                          ------------  ------------  ------------
                                                                                17,450         8,173         8,933
                                                                          ------------  ------------  ------------
Operating loss..........................................................        (4,638)       (3,937)       (4,729)
Interest income.........................................................           154           106            46
Interest expense........................................................        (1,385)         (570)         (157)
Other financing costs...................................................        (3,533)      --            --
Equity gain.............................................................            48       --            --
                                                                          ------------  ------------  ------------
Loss from continuing operations.........................................        (9,354)       (4,401)       (4,840)
Discontinued operations:
  Loss from operations..................................................       --            --             (2,073)
  Loss on disposal......................................................       --               (226)       (2,611)
                                                                          ------------  ------------  ------------
Loss from discontinued operations.......................................       --               (226)       (4,684)
                                                                          ------------  ------------  ------------
Net loss................................................................        (9,354)       (4,627)       (9,524)
Less--Cumulative preferred dividends....................................       --               (602)      --
                                                                          ------------  ------------  ------------
Loss applicable to common shares........................................  $     (9,354) $     (5,229) $     (9,524)
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Per common share:
Loss from continuing operations.........................................  $      (1.82) $      (1.71) $      (2.12)
Loss from discontinued operations.......................................       --              (0.08)        (2.05)
                                                                          ------------  ------------  ------------
Net loss................................................................  $      (1.82) $      (1.79) $      (4.17)
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Weighted average number of common shares outstanding....................     5,136,830     2,925,987     2,284,090

                 See accompanying notes to financial statements

                          PLATINUM ENTERTAINMENT, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            (NET CAPITAL DEFICIENCY)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               COMMON STOCK
                                                            --------------------------------------------------
                                      PREFERRED STOCK                                         NO CLASS          ADDITIONAL
                                  ------------------------                            ------------------------    PAID-IN
                                  SERIES A-2    NO SERIES     CLASS A      CLASS B      SHARES       AMOUNT       CAPITAL
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Balance at May 31, 1994.........   $  --        $  --        $  --        $       1    $      40    $  --        $   1,989
Proceeds from issuance of
  Preferred Stock, net ($.69 per
  share)........................          18       --           --           --           --           --              487
Net loss for the year ended May
  31, 1995......................      --           --           --           --           --           --           --
Other...........................      --           --           --           --               10       --           --
                                       -----        -----        -----        -----        -----        -----   -----------
Balance at May 31, 1995.........          18       --           --                1           50       --            2,476
Conversion into Common Stock....         (18)      --           --               (1)       2,050            2           17
Initial public offering, net
  ($11.30 per share)............      --           --           --           --            2,740            3       30,953
Exercise of stock options.......      --           --           --           --               22       --               56
Conversion of Series A-1
  Redeemable Preferred Stock....      --           --           --           --              117       --            1,525
Dividends on Series A-1
  Redeemable Preferred Stock....      --           --           --           --           --           --           --
Founders' bonus.................      --           --           --           --               65       --           --
Shares issued in lieu of
  compensation..................      --           --           --           --               19       --              227
Net loss for the year ended May
  31, 1996......................      --           --           --           --           --           --           --
                                       -----        -----        -----        -----        -----        -----   -----------
Balance at May 31, 1996.........      --           --           --           --            5,063            5       35,254
Issuance of Common Stock for
  business acquisition..........      --           --           --           --               88       --              777
Issuance of stock warrants for
  financing costs...............      --           --           --           --           --           --            1,240
Net loss for the year ended May
  31, 1997......................      --           --           --           --           --           --           --
Other...........................      --           --           --           --               20       --              (10)
                                       -----        -----        -----        -----        -----        -----   -----------
Balance at May 31, 1997.........   $  --        $  --        $  --        $  --            5,171    $       5    $  37,261
                                       -----        -----        -----        -----        -----        -----   -----------
                                       -----        -----        -----        -----        -----        -----   -----------


                                             STOCKHOLDERS'
                                             EQUITY (NET
                                               CAPITAL
                                   DEFICIT   DEFICIENCY)
                                  ---------  ------------
Balance at May 31, 1994.........  $  (5,292)  $   (3,302)
Proceeds from issuance of
  Preferred Stock, net ($.69 per
  share)........................     --              505
Net loss for the year ended May
  31, 1995......................     (9,523)      (9,523)
Other...........................     --           --
                                  ---------  ------------
Balance at May 31, 1995.........    (14,815)     (12,320)
Conversion into Common Stock....     --           --
Initial public offering, net
  ($11.30 per share)............     --           30,956
Exercise of stock options.......     --               56
Conversion of Series A-1
  Redeemable Preferred Stock....     --            1,525
Dividends on Series A-1
  Redeemable Preferred Stock....       (602)        (602)
Founders' bonus.................     --           --
Shares issued in lieu of
  compensation..................     --              227
Net loss for the year ended May
  31, 1996......................     (4,627)      (4,627)
                                  ---------  ------------
Balance at May 31, 1996.........    (20,044)      15,215
Issuance of Common Stock for
  business acquisition..........     --              777
Issuance of stock warrants for
  financing costs...............     --            1,240
Net loss for the year ended May
  31, 1997......................     (9,354)      (9,354)
Other...........................         (2)         (12)
                                  ---------  ------------
Balance at May 31, 1997.........  $ (29,400)  $    7,866
                                  ---------  ------------
                                  ---------  ------------

                 See accompanying notes to financial statements

                          PLATINUM ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                              YEAR ENDED MAY 31
                                                                                       -------------------------------
                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------
OPERATING ACTIVITIES
Net loss.............................................................................  $  (9,354) $  (4,627) $  (9,523)
Adjustments to reconcile net loss to net cash used in continuing operating activities:
  Provision for doubtful accounts....................................................        300         43     --
  Charge to provision for future returns.............................................        277        572        513
  Charge to provision for co-op advertising..........................................         79         83         92
  Charge to provision for slow-moving inventory......................................     --            100     --
  Charge to provision for unrecoupable artist balances...............................      2,039      3,067      1,128
  Depreciation and amortization......................................................        973        156        133
  Common Stock issued in lieu of compensation........................................     --            227     --
  Amortization of loan discount......................................................      1,240     --         --
  Equity gain from joint venture.....................................................        (48)    --         --
Changes in operating assets and liabilities:
  Accounts receivable................................................................     (2,753)    (1,927)      (189)
  Inventories........................................................................     (1,447)      (186)      (892)
  Notes receivable...................................................................      1,148     (1,402)       (23)
  Artist advances....................................................................     (2,149)    (4,466)    (3,197)
  Accounts payable...................................................................       (431)      (822)     1,122
  Accrued liabilities and other......................................................       (591)     1,234        668
  Reserve for future returns.........................................................     (1,044)      (425)    --
  Royalties payable..................................................................      1,405        141        557
  Other..............................................................................       (217)      (523)      (129)
                                                                                       ---------  ---------  ---------
Net cash used in continuing operating activities.....................................    (10,573)    (8,755)    (9,740)
Discontinued operations:
  Depreciation and amortization......................................................     --         --            539
  Loss on disposal...................................................................     --            226      2,611
  Change in net liabilities..........................................................     --         (1,237)    --
                                                                                       ---------  ---------  ---------
Net cash used in discontinued operating activities...................................     --         (1,011)     3,150
                                                                                       ---------  ---------  ---------
Net cash used in operating activities................................................    (10,573)    (9,766)    (6,590)

INVESTING ACTIVITIES
Acquisitions of businesses, net of cash acquired.....................................    (24,026)    --         --
Investment in joint venture..........................................................     (3,063)    --         --
Cash in escrow.......................................................................     (1,750)    --         --
Purchases of equipment and leasehold improvements....................................       (307)      (574)      (238)
                                                                                       ---------  ---------  ---------
Net cash used in investing activities................................................    (29,146)      (574)      (238)

FINANCING ACTIVITIES
Net proceeds from (payment of) related parties.......................................     --           (537)       537
Payment of note payable to related party.............................................     --         --           (944)
Net proceeds from (payment of) revolving line of credit..............................      7,106     (3,000)     3,000
Net proceeds from bank term loan.....................................................     25,000     --          4,500
Payment of bank term loan............................................................     --         (4,500)    (4,000)
Payment of long-term debt............................................................     --         --         (1,140)
Net proceeds from initial public offering............................................     --         30,956     --
Net proceeds from exercise of stock options..........................................     --             56     --
Net proceeds from issuance of Redeemable Preferred Stock.............................     --         --          4,953
Redemption of Redeemable Preferred Stock.............................................     --         (4,500)    --
Deferred financing costs.............................................................       (556)    --         --
                                                                                       ---------  ---------  ---------
Net cash provided by financing activities............................................     31,550     18,475      6,906
                                                                                       ---------  ---------  ---------
Net increase (decrease) in cash......................................................     (8,169)     8,135         78
Cash and cash equivalents, beginning of year.........................................      8,222         87          9
                                                                                       ---------  ---------  ---------
Cash and cash equivalents, end of year...............................................  $      53  $   8,222  $      87
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

                 See accompanying notes to financial statements

                          PLATINUM ENTERTAINMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  DESCRIPTION OF BUSINESS

    Platinum Entertainment, Inc. (the "Company") is a full-service music company that produces, licenses, acquires, markets and distributes high quality recorded music for a variety of musical genres for markets principally in the United States. The Company currently produces music in the Gospel, Country, Adult Contemporary, Blues, Classical, Urban and Compilation genres primarily under the CGI Records, River North Records, House of Blues and Intersound labels. The Company's products are distributed through PolyGram Group Distribution, Inc. ("PGD") and Platinum Christian Distribution and Intersound, both operating divisions of the Company.

    The Company's total gross product sales by distribution channel as a percentage of total gross product sales for the fiscal years ended are as follows:

                                                                              1997         1996         1995
                                                                              -----        -----        -----
PGD......................................................................          47%          58%          59%
Intersound...............................................................          33%      --           --
Platinum Christian Distribution..........................................           9%          23%          22%
Telemarketing............................................................      --                8%          16%
Other....................................................................          11%          11%           3%

    Accounts receivable resulting from product sales through PGD and Platinum Christian Distribution are secured by a distribution agreement (see Note 5). Gross accounts receivable resulting from product sales outside of this distribution agreement are unsecured and approximate $14,298 and $3,010 at May 31, 1997 and 1996, respectively, exclusive of reserves and allowances for future returns, co-op advertising and doubtful accounts (see Note 6).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts and transactions of the Company and its wholly owned subsidiaries: Intersound, Inc. (formerly River North Studios, Inc.); River North Records, Inc.; CGI Records, Inc.; Lexicon Music, Inc.; Light Records, Inc.; The Recording Experience, Inc.; Just Mike Music, Inc.; Peg Publishing, Inc. and Royce Publishing, Inc. Significant intercompany accounts and transactions have been eliminated in consolidation.

CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Equipment and leasehold improvements are carried at cost, less accumulated depreciation. Depreciation is computed using accelerated methods over the estimated useful lives of the assets (5 to 7 years).

                          PLATINUM ENTERTAINMENT, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ARTIST ADVANCES

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 50, FINANCIAL REPORTING IN THE RECORD AND MUSIC INDUSTRY, advances to artists and producers are capitalized as an asset when the current popularity and past performance of the artist or producer provides a sound basis for estimating the probable future recoupment of such advances from earnings otherwise payable to the artist or producer. Any portion of such advances not deemed to be recoupable from future royalties is reserved at the balance sheet date. All other advances which do not meet the above criteria are fully reserved when incurred.

INVENTORIES

    Inventories are valued at the lower of cost, determined on the first-in, first-out method of accounting, or market. Inventories consist primarily of finished compact discs and cassette tapes.

ADVERTISING

    Promotional costs are capitalized for unreleased projects and expensed when the related product is released. All other advertising and promotional costs are fully expensed when incurred. Advertising and promotional expenses were $3,270, $1,968 and $3,664 for fiscal 1997, 1996 and 1995, respectively.

MUSIC CATALOG AND MUSIC PUBLISHING RIGHTS

    Music catalog and music publishing rights represent the value allocated to master recordings and copyrights recorded through the purchase method of accounting as a result of the Company's historical acquisitions. The value of such assets is supported by an independent third party appraisal. Such costs are amortized using the straight-line method over the estimated period to be benefited which ranges from 15-25 years. The Company assesses the recoverability of such assets by determining whether the carrying value of the net assets over their remaining lives can be recovered through projected undiscounted future cash flows.

GOODWILL

    Goodwill, which represents the excess cost of purchase price over the fair value of identifiable net assets acquired from Intersound, Inc. ("Intersound"), is amortized over the expected period to be benefited of 25 years.

REVENUE RECOGNITION

    Net product sales represent revenues derived from sales of records, net of actual returns, discounts and reserves for estimated future returns. Net artist project revenues represent revenues derived from the production and promotion of artist records, net of reserves for estimated unrecoupable amounts. Revenues derived from the licensing of recorded masters are calculated as a percentage of retail sales by the licensee net of returns and are recognized by the Company upon notification of retail sales net of returns by the licensee. Publishing revenues are recognized by the Company on a cash basis.

                          PLATINUM ENTERTAINMENT, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash equivalents, trade accounts receivable, notes receivable, trade accounts payable, revolving line of credit, term loan and convertible subordinated debentures. The fair value of the Company's financial instruments approximates the carrying value of the instruments.

INCOME TAXES

    Deferred income taxes are calculated based on the differences between the bases of assets and liabilities for financial statement and income tax return purposes, primarily related to the reserves for doubtful accounts receivable, unrecoupable artist advances and future returns, at the enacted tax rates at which the resulting taxes are expected to be paid. See Note 9 for further details.

STOCK-BASED COMPENSATION

    SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method as prescribed in Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related Interpretations, under which no compensation cost related to stock options has been recognized as the exercise price of each option at the date of grant was equal to the fair value of the underlying Common Stock.

NET LOSS PER COMMON SHARE

    Net loss per common share is computed based upon the weighted average number of common shares outstanding. Common and common equivalent shares issued during the 12-month period prior to the Company's March 12, 1996 initial public offering of Common Stock ("IPO") have been included in the calculation for fiscal 1996 as if they were outstanding for that period using the treasury stock method and the IPO price of $13 per share. In addition, all convertible Preferred Stock and convertible Class A Common Stock and Class B Common Stock are treated as if converted into shares of Common Stock at the date of issuance. No effect has been given to common equivalent shares issued for any other period as the effect would be antidilutive.

    A portion of the net proceeds received from the IPO during fiscal 1996 were used to retire indebtedness of the Company and redeem a portion of the Series A-1 Non-Convertible Preferred Stock. Supplemental loss per common share, adjusted to reflect the elimination of interest expense incurred on such borrowings during fiscal 1996 and the payment of mandatory preferred dividends, is $1.52 per common share for fiscal 1996.

                          PLATINUM ENTERTAINMENT, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NET LOSS PER COMMON SHARE (CONTINUED)

    SFAS No. 128, EARNING PER SHARE, establishes standards for computing and presenting earnings per share ("EPS") and simplifies the standards for computing EPS currently found in APB Opinion No. 15, EARNINGS PER SHARE. Common stock equivalents under APB Opinion No. 15, with the exception of contingently issuable shares (shares issuable for little or no cash consideration), are no longer included in the calculation of primary or basic EPS. Under SFAS No. 128, contingently issuable shares are included in the calculation of diluted EPS. This Statement is effective for the Company's fiscal quarter ending February 28, 1998. The impact of SFAS 128 will not be material to the Company's financial disclosures.

CAPITAL STRUCTURE

    SFAS No. 129, DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE, establishes standards for disclosing information about an entity's capital structure. This Statement requires disclosure of the pertinent rights and privileges of various securities outstanding (stock, options, warrants, preferred stock, debt and participation rights) including dividend and liquidation preferences, participant rights, call prices and dates, conversion or exercise prices and redemption requirements. This Statement is effective for the Company's fiscal year ending May 31, 1998. The impact of SFAS 129 is not expected to materially change the Company's financial disclosures.

RECLASSIFICATIONS

    Certain amounts in the fiscal 1996 and 1995 consolidated financial statements have been reclassified to conform with the fiscal 1997 presentation.

3.  ACQUISITIONS

    During June 1996, the Company acquired substantially all of the assets of R.E.X. Music, Inc. ("REX") for $480, which approximated the indebtedness of REX to the Company (which primarily arose during fiscal 1996) and $100 in accrued liabilities. REX produces, licenses and markets recorded music, primarily in the Gospel genre. The acquisition has been accounted for by the purchase method of accounting and the purchase price of $580 approximates the fair value of the assets acquired. The assets acquired include accounts receivable, artist advances, inventory, music publishing rights and artist contracts. The value allocated to music publishing rights and artist contracts totaled $440 and is being amortized over 15 years using the straight-line method.

    During September, 1996, the Company acquired substantially all of the assets of Double J Music Group ("Double J") for 88,000 shares of Common Stock of the Company and the assumption of approximately $100 of debt and $75 of accrued liabilities. Double J develops and acquires ownership of musical compositions and exploits those compositions by means of recordings, performances, audio-visual works, print publications and other licenses. The acquisition has been accounted for by the purchase method of accounting and the purchase price of $952 approximates the fair value of the assets acquired. The purchase value was primarily allocated to music publishing rights and is being amortized over 25 years using the straight-line method.

    Effective January 1, 1997, the Company purchased substantially all of the assets of Intersound for consideration of $24,000 in cash, $5,000 in convertible subordinated debentures and the assumption of

                          PLATINUM ENTERTAINMENT, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3.  ACQUISITIONS (CONTINUED)
certain liabilities. See Notes 9 and 16 below for details of the financing. Intersound produces, licenses, markets and distributes recorded music for Compilation, Urban, Gospel, Classical and other genres. The Acquisition has been accounted for by the purchase method of accounting and the purchase price of $41,000, including assumed liabilities, exceeds the fair value of the assets acquired by $6,098, which represents goodwill. The purchase value was allocated to the acquired assets based upon their estimated respective fair market values; the amounts allocated to music catalog, music publishing rights and goodwill are being amortized over 25 years using the straight-line method.

    Pro forma results of operations for the acquisitions, as if the acquisitions had occurred at the beginning of fiscal 1996, for the fiscal years ended are as follows:

                                                                            1997       1996
                                                                          ---------  ---------
                                                                              (UNAUDITED)
Gross revenues..........................................................  $  61,332  $  57,163
Net revenues............................................................     43,859     40,327
Gross profit............................................................     20,898     17,606
Operating loss..........................................................     (2,959)    (2,503)
Net loss from continuing operations.....................................     (9,858)   (10,022)
Net loss per common share from continuing operations....................  $   (1.92) $   (3.63)

    See also Note 18.

4.  JOINT VENTURE

    The Company and House of Blues Records, Inc. ("HOB") formed the House of Blues Music Company, a joint venture between HOB and the Company ("Venture"), effective November 1, 1996. The Company invested approximately $3,100 for a 50% interest in the Venture. HOB contributed to the Venture a license in HOB's trademarks, logo and other intellectual property in consideration for its 50% interest in the Venture. HOB is a subsidiary of House of Blues Entertainment, Inc. The Chairman and Chief Executive Officer of House of Blues Entertainment, Inc. is also a director of the Company.

    The Venture develops and produces recordings and related film and video properties featuring primarily Blues and Gospel music. The Venture, exclusively through the Company, manufactures, distributes, performs, exhibits and sells sound recordings and related audiovisual works under the "House of Blues" label. The Company distributes the Venture's products through its normal distribution channels for a fee to the Venture. The Company recorded gross revenues and gross profit from the distribution of Venture products of $3,404 and $368 for fiscal 1997, respectively. In addition, the Company charged the Venture $125 related to House of Blues releases for producer and artist and repertoire services.

    The Company records the activity of the Venture under the equity method of accounting for investments in joint ventures. Earnings and distributions of the Venture are allocated to the Company and HOB in accordance with the Venture agreement. During fiscal 1997, the Company recorded $48 representing its share of the earnings in the Venture.

                          PLATINUM ENTERTAINMENT, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5.  DISTRIBUTION AGREEMENT

    The Company has an exclusive domestic distribution agreement with PGD ("PGD Agreement"). The term of the PGD Agreement is through December 31, 2002, unless extended or terminated under certain provisions of the PGD Agreement. The PGD Agreement appoints PGD exclusive distributor of the Company's products (other than Intersound product) through normal retail channels, which excludes certain methods of distribution as defined. The distribution services rendered by PGD include billing and collecting from customers, bearing bad debts, distributing promotional items, advertising, inventory control activities and processing returns. Distribution fees paid by the Company for such services provided by PGD to secular accounts include 15-18% of net sales generated by PGD and an additional 2% of the credit price for all product returns. For sales to stores in the Christian bookstore market, the distribution fee is 12% of net sales. The payment of all such fees owed to PGD by the Company is secured by all of the Company's inventories in PGD's possession awaiting distribution. Inventories held by PGD are $843 and $901 at May 31, 1997 and 1996, respectively. Accounts receivable due from PGD are $4,027 and $1,326 at May 31, 1997 and 1996, respectively. Gross product sales distributed through PGD were $17,605, $9,969 and $6,944 for fiscal 1997, 1996 and 1995, respectively.

                          PLATINUM ENTERTAINMENT, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6.  VALUATION AND QUALIFYING ACCOUNTS

    Activity of the Company's valuation and qualifying accounts for the fiscal years ended are as follows:

                                                                             ADDITIONS
                                                                     --------------------------
                                                       BALANCE AT     CHARGED TO    CHARGED TO                 BALANCE
                                                      BEGINNING OF     COSTS AND       OTHER                   AT END
                                                          YEAR         EXPENSES      ACCOUNTS     DEDUCTION    OF YEAR
                                                      -------------  -------------  -----------  -----------  ---------
FISCAL 1997
  Reserve for future returns........................    $     800      $  --         $   2,904(1)  $   1,044(4) $   2,660
  Reserve for co-op advertising.....................          175             79           345(2)         33(5)       566
  Allowance for doubtful accounts...................           58            300         2,414(2)         47(6)     2,725
  Reserve for unrecoupable artist advances..........        4,942         --             5,128(3)        325(7)     9,745
  Allowance for slow-moving inventory...............          100         --               250(2)     --            350
                                                           ------          -----    -----------  -----------  ---------
                                                        $   6,075      $     379     $  11,041    $   1,449   $  16,046
                                                           ------          -----    -----------  -----------  ---------
                                                           ------          -----    -----------  -----------  ---------
FISCAL 1996
  Reserve for future returns........................    $     653      $  --         $     572(1)  $     425(4) $     800
  Reserve for co-op advertising.....................           92             83        --           --             175
  Allowance for doubtful accounts...................           30             43        --               15(6)        58
  Reserve for unrecoupable artist advances..........        3,010         --             3,067(3)      1,135(7)     4,942
  Allowance for slow-moving inventory...............       --                100        --           --             100
                                                           ------          -----    -----------  -----------  ---------
                                                        $   3,785      $     226     $   3,639    $   1,575   $   6,075
                                                           ------          -----    -----------  -----------  ---------
                                                           ------          -----    -----------  -----------  ---------
FISCAL 1995
  Reserve for future returns........................    $     140      $  --         $     513(1)  $  --      $     653
  Reserve for co-op advertising.....................       --                 92        --           --              92
  Allowance for doubtful accounts...................           40         --            --               10(6)        30
  Reserve for unrecoupable artist advances..........        1,882         --             1,128(3)     --          3,010
                                                           ------          -----    -----------  -----------  ---------
                                                        $   2,062      $      92     $   1,641    $      10   $   3,785
                                                           ------          -----    -----------  -----------  ---------
                                                           ------          -----    -----------  -----------  ---------

------------------------

(1) Estimated future sales returns, charged against gross product sales. Fiscal 1997 amounts includes $2,627 related to acquisitions accounted for under the purchase method of accounting.

(2) Relates to acquisitions accounted for under the purchase method of accounting.

(3) Estimated unrecoupable artist advances, charged against gross artist project revenues. Fiscal 1997 amount includes $3,089 related to acquisitions accounted for under the purchase method of accounting and $859 charged to merger, restructuring and one-time costs.

(4) Actual sales returns, charged against reserve for future returns.

(5) Actual co-op advertising credits taken by customers, charged against reserve for co-op advertising.

(6) Write-offs, net of recoveries.

(7) Recoupment of reserved advances and write-offs.

                          PLATINUM ENTERTAINMENT, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7.  EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Equipment and leasehold improvements consists of the following:

                                                                                      MAY 31
                                                                               --------------------
                                                                                 1997       1996
                                                                               ---------  ---------
Office equipment and computers...............................................  $   1,041  $     499
Furniture and fixtures.......................................................        306        267
Leasehold improvements.......................................................        217        150
Audio equipment..............................................................        157         11
Warehouse equipment..........................................................         44     --
Autos........................................................................          5          5
                                                                               ---------  ---------
                                                                                   1,770        932
Less: Accumulated depreciation...............................................        585        234
                                                                               ---------  ---------
Equipment and leasehold improvements, net....................................  $   1,185  $     698
                                                                               ---------  ---------
                                                                               ---------  ---------

    During fiscal 1996, the Company purchased $421 of office equipment, furniture and fixtures, and leasehold improvements from a company that is wholly owned by a director, officer and stockholder of the Company.

8.  DEBT

    Convertible subordinated debentures in the aggregate principal amount of $5,000 were issued to Intersound in connection with the Intersound Acquisition on January 31, 1997. The debentures mature on January 31, 2004 and bear interest at the seven-year Treasury rate plus one percent per annum (6.975% at May 31, 1997) and are convertible, in whole or in part, at any time prior to maturity into the Company's Common Stock at a conversion price of $9.80 per share, subject to adjustment as provided in the debentures. On January 31, 1997, the Company entered a Credit Agreement with Bank of Montreal ("BMO"), individually and as agent, to provide a 90-day term loan in the amount of $25,000 and a 90-day revolving credit facility in the amount of $10,000 (the "BMO Credit Facility"). The BMO Credit Facility expires October 31, 1997. The interest incurred on the BMO Credit Facility was originally Libor plus 6% and was increased to Libor plus 9% effective August 1, 1997. In addition, the Company issued warrants to BMO (see Note 15 below for details). As of August 29, 1997, no additional funds are available under the revolving credit facility. The Company intends to replace the BMO Credit Facility with the net proceeds from an offering of the Company's preferred stock ("Preferred Offering") (see Note 14 below for details), other equity, other long-term bank financing, or a combination of the foregoing. If the Preferred Offering or other methods of refinancing does not occur, the consequences would be materially adverse to the Company's business, results of operations and financial position. While the Company would pursue alternative methods to refinance the BMO Credit Facility, there are no assurances that such financing could be obtained on terms favorable to the Company, or at all. In addition, the Company's failure to consummate the Preferred Offering could hamper its ability to obtain long-term bank or other financing for the K-tel Acquisition (see Note 18 for details).

                          PLATINUM ENTERTAINMENT, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8.  DEBT (CONTINUED)
    Subsequent to the IPO in fiscal 1996, the Company retired all of its then-outstanding bank debt, consisting of borrowings against a line of credit totaling $4,980 and a term loan of $4,000, with net proceeds from the IPO.

    Interest expense and cash paid for interest for the fiscal years ended are as follows:

                                                                       1997       1996       1995
                                                                     ---------  ---------  ---------
Interest expense, total............................................  $   1,385  $     891  $     597
Interest expense relating to discontinued operations...............     --            333        447
Cash paid for interest.............................................        985      1,022        516

    Other financing costs totaled $3,533 for fiscal 1997 and include amortization of $1,240 for the loan discount related to the warrants issued to BMO and $2,293 for initial closing and subsequent extensions of the BMO Credit Facility.

9.  INCOME TAXES

    Significant components of deferred income taxes consist of the following:

                                                                                  MAY 31
                                                                           --------------------
                                                                             1997       1996
                                                                           ---------  ---------
Net operating loss carryforwards.........................................  $   8,083  $   4,741
Reserve for unrecoupable artist advances.................................      3,703      1,878
Allowance for doubtful accounts..........................................      1,036         22
Reserve for future returns...............................................      1,011        304
Other....................................................................       (202)       368
                                                                           ---------  ---------
                                                                              13,631      7,313
Less: Valuation allowance................................................     13,631      7,313
                                                                           ---------  ---------
Net deferred income tax asset............................................  $  --      $  --
                                                                           ---------  ---------
                                                                           ---------  ---------

    The valuation allowance increased $6,318 and $1,735 during fiscal 1997 and 1996, respectively, due principally to net operating loss carryforwards and differences between the book and tax accounting treatment of the reserve for unrecoupable artist advances.

    Pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, the Company's net operating loss carryforward of approximately $22,601, expiring in years 2007 through 2012, is subject to annual limitations due to a change in ownership as a result of the IPO. Accordingly, approximately $12,349 of the net operating loss carryforward is subject to an annual limitation of approximately $2,200.

10.  MERGER, RESTRUCTURING AND ONE-TIME COSTS

    As a result of the acquisitions discussed in Note 3, the Company incurred significant costs to merge and restructure its business with the acquired companies. Such merger and restructuring costs include severance costs, relocation costs, lease commitment write-off's, warehouse closing costs and other related costs. Such costs incurred approximated $1,650, of which $315 is accrued at May 31, 1997, relating

                          PLATINUM ENTERTAINMENT, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10. MERGER, RESTRUCTURING AND ONE-TIME COSTS (CONTINUED) primarily to severance costs and a distribution termination fee. The restructuring is expected to be completed by the end of the second quarter of fiscal 1998. Such restructuring resulted in shifts in the selling and promotion efforts of the Company's Country label and in-house sales department and a shift in third-party fulfillment of Platinum Christian Distribution. One-time costs, totaling $1,686, include approximately $1,100 of product returns which were significantly in excess of the Company's historical returns experience due to the termination of a distribution agreement and the termination of certain customer relationships. In addition, one-time costs include write-offs of artist advances and accounts receivables in areas for which the Company has chosen to redirect its resources.

11.  RELATED PARTY TRANSACTIONS

    During fiscal 1996, the Company retired all of its outstanding related party debt with net proceeds from the IPO. Principal and interest payments to related parties during this period totaled $4,867 and $202, respectively. Interest expense incurred due to related parties approximated interest paid to related parties.

    Under an agreement dated May 1996, the Company sold certain audio-visual rights for $401 and its right to free future studio usage for $850 to a minority stockholder and former officer of the Company (see Note 13). The $401 is reflected in licensing, publishing and other revenues in the accompanying fiscal 1996 statement of operations. The $850 was credited to deferred revenues and is being amortized to offset cost of artist projects over a 27-month period. As a result, the notes receivable balance at May 31, 1996 includes $1,058 relating to these transactions.

    See also Notes 4, 7, 13 and 14.

12.  LEASES

    Future minimum rental payments due under noncancelable operating leases having an initial term of more than one year as of May 31, 1997, are $561 and $225 for fiscal 1998 and 1999, respectively.

    Rent expense for the fiscal years ended is as follows:

                                                                          1997       1996       1995
                                                                        ---------  ---------  ---------
Rent expense, total...................................................  $     547  $     619  $     583
Rent expense relating to discontinued operations......................     --            340        309

13.  DISCONTINUED OPERATIONS

    During fiscal 1995, the Board of Directors approved a plan to sell the studio operations of River North Studios, Inc. ("RNS"). As part of such plan, the Company sold RNS in fiscal 1996 to a company which is owned 80% by a minority stockholder and former officer of the Company. As consideration, the Company, under a five-year agreement, was entitled to use the recording studio for an amount of recording time, as defined in the agreement, at no charge. However, as management could not estimate future usage of the recording studio, the sale was recorded with no dollar value assigned to this consideration. This agreement was subsequently terminated.

                          PLATINUM ENTERTAINMENT, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13.  DISCONTINUED OPERATIONS (CONTINUED)
    The Company recorded a charge during fiscal 1995 to write-down the assets of RNS to their estimated net realizable value, which were determined to be zero, and to accrue for operating losses through the disposal date ($1,373 and $1,237, respectively). Included in the operating losses through the disposal date are rent and utility costs that were incurred subsequent to the disposal date that were not assumed by the buyer. The fiscal 1996 net loss includes $226 related to operating costs, including charges for management, administration and interest, in excess of amounts estimated at the measurement date.

    No income tax benefits have been allocated to RNS losses because there are no realizable taxable benefits available to allocate to the discontinued operations. RNS losses are included in the Company's net operating loss carryforwards disclosed in Note 9.

    Gross revenues of RNS were $183 and $345 for fiscal 1996 and 1995, respectively. During fiscal 1996, the Company charged the discontinued operations approximately $302 for management and administrative services and additional interest cost. The additional interest cost is the interest incurred by the Company for using its revolving line of credit to fund the working capital requirements of the discontinued operations. Such allocations were not applicable for the year ended May 31, 1995.

14.  COMMON AND PREFERRED STOCK

    The proceeds from issuance of Redeemable Preferred Stock during fiscal 1995 of $4,953 are net of issuance costs of $97 and proceeds of $975 received prior to fiscal 1995 by the Company for such issuance.

    The issuance of 1,515,152 shares of Series A-1 Preferred Stock and 1,515,152 shares of Series A-2 Preferred Stock during fiscal 1995 for total proceeds of $500 was to a related party.

    During March 1996, the Company sold a total of 2,740,000 shares of Common Stock in an IPO for $13 per share, resulting (after payment of underwriting discounts and commissions and a financial advisory fee) in net proceeds of $32,127. The net proceeds were used to: (i) retire outstanding related party debt of $4,867; (ii) retire outstanding borrowings under the Company's bank line of credit of $4,980; (iii) retire an outstanding term loan of $4,000; (iv) redeem a portion of the Company's Series A-1 Non-Convertible Preferred Stock for cash of $4,500 (along with stock issuance discussed below which, together, included $602 of cumulative preferred dividends) and (v) pay costs related to the public sale, approximating $1,170. The remaining net proceeds were used for working capital and other general corporate purposes, including acquisitions.

    Immediately prior to the IPO, a one-for-twenty-five reverse split of the Company's Common Stock, Class A Common Stock and Class B Common Stock occurred (par value of the shares restated to $.001). Simultaneous with the closing of the IPO, each share of the Company's Class A Common Stock and Class B Common Stock then outstanding converted into one share of Common Stock, each share of Series A-2 Convertible Preferred Stock then outstanding converted into one-twenty-fifth of one share of Common Stock and 22,200 shares of Common Stock were issued to certain stockholders exercising options (having an exercise price of $2.50 per share). Subsequent to the IPO, 117,305 shares of Common Stock were issued in connection with the redemption of the Company's Series A-1 Non-Convertible Stock and 65,000 shares of Common Stock were issued to certain of the Company's founders.

                          PLATINUM ENTERTAINMENT, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14.  COMMON AND PREFERRED STOCK (CONTINUED)
    At May 31, 1997, the following unissued shares of common stock have been reserved for future issuance:

Stock option plans...............................................................   1,625,000
Convertible subordinated debentures..............................................     510,000
Warrants.........................................................................     259,000
                                                                                   ----------
                                                                                    2,394,000
                                                                                   ----------
                                                                                   ----------

    The Company has not paid dividends on its shares of Common Stock to date.

15.  WARRANTS

    In January 1997, the Company issued to BMO a warrant to purchase 258,571.95 shares of Common Stock at an exercise price of $.01 per share in connection with the BMO Credit Facility. The value of the warrants amounted to $1,240, the balance of which is included in additional paid-in capital. The warrants expire on January 31, 2002 and are subject to antidilution adjustment if, during the term of the BMO Credit Facility, the Company issues shares of Common Stock and does not use the proceeds of such issuance to pay borrowings under the BMO Credit Facility.

16.  RETIREMENT PLAN

    Employees of the Company are eligible to participate in a defined-contribution benefit plan ("Plan") upon completing six months of service and attaining age 21. The Company may make a matching contribution and an additional discretionary contribution as defined by the Plan. No Company contributions were made during fiscal 1997, 1996 and 1995, respectively.

17.  STOCK-BASED COMPENSATION

    Under the Platinum Entertainment, Inc. 1993 Stock Option Plan ("1993 Plan"), incentive and nonqualified stock options may be granted to eligible participants entitling them to purchase shares of Common Stock at an option price determined by a committee appointed by the Board of Directors ("Committee") to administer the 1993 Plan. The option period is 10 years and 15 years from the date of grant for incentive stock options and nonqualified stock options, respectively. The exercise price for incentive options may not be less than fair market value on the date the option is granted (110% of fair market value in the case of a greater than 10% stockholder), and at no time shall any one participant hold options exercisable for more than 30% of the total Common Stock reserved for issuance under the 1993 Plan. The Company has reserved 121,800 shares of Common Stock for issuance under the 1993 Plan. The exercisability of the options is subject to determination by the Committee.

    Under the Platinum Entertainment, Inc. 1995 Directors' Stock Option Plan ("Directors' Plan"), nonqualified stock options may be granted to directors of the Company who are not employees entitling them to purchase shares of Common Stock at an option price equal to the fair market value on the date of grant. The Company has reserved 106,000 shares of Common Stock for issuance under the Directors' Plan. The exercisability of the options is subject to determination by the Committee.

                          PLATINUM ENTERTAINMENT, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17.  STOCK-BASED COMPENSATION (CONTINUED)
    Under the Platinum Entertainment, Inc. 1995 Employee Incentive Compensation Plan ("Incentive Plan"), incentive awards in the form of stock options, stock appreciation rights, deferred stock or other such awards may be granted as determined by the Committee. The Company has reserved 1,398,000 shares of Common Stock for issuance under the Incentive Plan. The eligibility of participants is at the discretion of the Committee and may include nonemployees. The option price and exercisability are determined by the Committee provided that the option price per share is not less than the fair value per share on the date the option is granted, and that no option is exercisable more than 10 years from the date of grant, except in the case of incentive stock options for a greater than 10% stockholder, in which case the option period cannot exceed five years.

    A summary of the activity of the Company's stock option plans is as follows:

                                                         1997                     1996                    1995
                                                -----------------------  ----------------------  ----------------------
                                                             WEIGHTED                WEIGHTED                WEIGHTED
                                                              AVERAGE                 AVERAGE                 AVERAGE
                                                             EXERCISE                EXERCISE                EXERCISE
                                                 OPTIONS       PRICE      OPTIONS      PRICE      OPTIONS      PRICE
                                                ----------  -----------  ---------  -----------  ---------  -----------
Outstanding--beginning of year................     937,800   $    9.56     399,100   $    6.16     142,800   $    2.40
Granted.......................................     952,478        6.16     560,900       11.70     256,300        8.25
Exercised.....................................      --          --         (22,200)       2.50      --          --
Forfeited.....................................    (265,434)      11.47      --          --          --          --
                                                ----------  -----------  ---------  -----------  ---------       -----
Outstanding--end of year......................   1,624,844   $    7.25     937,800   $    9.56     399,100   $    6.16
                                                ----------  -----------  ---------  -----------  ---------       -----
                                                ----------  -----------  ---------  -----------  ---------       -----
Exercisable at end of year....................   1,063,645   $    6.80     355,567   $    6.26     366,567   $    5.97
Weighed average fair value of options granted
  during the year.............................               $    4.27               $    8.03

    Other information regarding options as of May 31, 1997 is as follows:

                           WEIGHED     WEIGHTED
                           AVERAGE      AVERAGE
  OPTIONS     OPTIONS     EXERCISE    CONTRACTUAL
OUTSTANDING  EXERCISABLE    PRICE        LIFE
-----------  ----------  -----------  -----------
    40,000       40,000   $    0.25    6.3 years
    67,400       67,400        2.50    5.5 years
 1,244,544      865,279        6.68    9.1 years
   272,900       90,966       12.08    8.9 years
-----------  ----------
 1,624,844    1,063,645
-----------  ----------
-----------  ----------

    In February 1997, 200,000 options which originally had an exercise price of $11.625 were repriced to $6.25, representing the market price of the Common Stock on the date the repricing occurred. In addition, approximately 395,000 options which originally vested in three equal annual increments beginning in April 1997 were fully vested as of February 1997.

    Pursuant to SFAS No. 123, ACOUNTING FOR STOCK-BASED COMPENSATION ("SFAS No. 123"), the Company is required to disclose the pro forma effects on net loss and earnings per share as if the Company had

                          PLATINUM ENTERTAINMENT, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17.  STOCK-BASED COMPENSATION (CONTINUED)
elected to use the fair value approach to account for all its stock-based compensation plans. If compensation cost for the Company's plans had been determined consistent with the fair value approach set forth in SFAS No. 123, the Company's pro forma net loss and pro forma net loss per share for the fiscal years ended would be increased as follows:

                                                                           1997       1996
                                                                         ---------  ---------
Net loss applicable to common shares...................................  $  (9,354) $  (5,229)
Pro forma net loss.....................................................    (13,839)    (5,501)
Net loss per share.....................................................      (1.82)     (1.79)
Pro forma net loss per share...........................................      (2.69)     (1.88)

    The fair value of each grant is estimated on the date of the grant using the Black-Scholes option valuation model with the following assumptions:

                                                                             1997       1996
                                                                           ---------  ---------
Expected dividend yield..................................................          0%         0%
Expected stock price volatility..........................................       0.59       0.59
Risk-free interest rate..................................................       6.54%      6.54%
Weighted-average expected life of options................................    8 years    8 years

    Option valuation models require the input of highly subjective assumptions. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of its stock options.

18.  PENDING ACQUISITION

    On March 3, 1997, the Company and K-tel signed a purchase and sale agreement (the "K-tel Agreement") pursuant to which the Company may acquire K-tel's worldwide music business assets, except for K-tel's European and former Soviet Union music business, through the purchase of the stock of K-tel (USA) and Dominion, both wholly-owned subsidiaries of K-tel (the "K-tel Acquisition"). The purchase price is expected to be $35,000 subject to certain adjustments. Subject to satisfaction of the closing conditions specified in the K-tel Agreement, the transaction is expected to close on or before October 31, 1997.

    Pursuant to the K-tel Agreement, the Company deposited $1,750 in escrow which will be applied to the purchase price or paid to K-tel in the event the transaction is not consummated under certain circumstances, including the failure of the Company to obtain financing for the transaction.

19.  LITIGATION

    The Company is a party in various lawsuits which have arisen in the normal course of business. In the opinion of management, based on advice of counsel, the ultimate outcome of these lawsuits will not have a material impact on the Company's financial position or results of operations.

                          PLATINUM ENTERTAINMENT, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

20.  SUBSEQUENT EVENT

    On July 30, 1997, the Company's stockholders approved the issuance of up to $40,000 of Preferred Stock, the proceeds from which the Company intends to retire the indebtedness incurred under the BMO Credit Facility (see Note 8 above for details) and for working capital and general corporate purposes. Such issuance is pending.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders

Platinum Entertainment, Inc.

    We have audited the balance sheets of Intersound, Inc. as of April 30, 1995 and 1996, and the related statements of income, stockholders' equity, and cash flows for the years ended April 30, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intersound, Inc. at April 30, 1995 and 1996, and the results of their operations and their cash flows for the years ended April 30, 1994, 1995 and 1996, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Chicago, Illinois
April 11, 1997

                                INTERSOUND, INC.

                                 BALANCE SHEETS

                                                                                                    DECEMBER 31
                                                                               APRIL 30                 1996
                                                                     ----------------------------  --------------
                                                                                        1996
                                                                         1995       -------------   (UNAUDITED)
                                                                     -------------
                                                     ASSETS

Current assets:
  Cash.............................................................  $       6,155  $      16,304   $     16,762
  Accounts receivable, less allowances of $1,563,850, $2,171,080,
    and $2,800,671, respectively...................................      5,746,957      6,704,840      8,616,891
  Inventories......................................................      2,445,157      2,292,147      2,627,166
  Artist advances..................................................        295,100        486,831        575,894
  Other............................................................        127,631         99,606        165,752
                                                                     -------------  -------------  --------------
Total current assets...............................................      8,621,000      9,599,728     12,002,465

Artist advances, net of current amounts, less allowances of
  $1,932,000, $2,632,000, and $2,782,000, respectively.............         42,900        126,706        481,400

Arts and masters, less accumulated amortization of $1,946,932,
  $2,305,635, and $2,583,448, respectively.........................        916,119      1,190,124      1,113,930

Property and equipment, net........................................        633,770        616,578        502,967

Deposits...........................................................        637,097        856,554      1,062,126
                                                                     -------------  -------------  --------------
Total assets.......................................................  $  10,850,886  $  12,389,690   $ 15,162,888
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Revolving line of credit.........................................  $     452,346  $   2,001,966   $  2,092,213
  Accounts payable.................................................      2,770,453      2,571,589      3,471,899
  Royalties payable................................................      2,285,356      2,524,936      2,979,844
  Reserve for future returns.......................................      2,342,000      2,327,000      2,427,000
  Other liabilities................................................        470,733        312,560        525,740
                                                                     -------------  -------------  --------------
Total current liabilities..........................................      8,320,888      9,738,051     11,496,696

Notes payable to stockholders......................................         60,000       --              --

Stockholders' equity:
  Common stock, no par value; 10,000 shares authorized, 940 shares
    issued and outstanding.........................................        290,000        290,000        290,000
  Retained earnings................................................      2,179,998      2,361,639      3,376,192
                                                                     -------------  -------------  --------------
Total stockholders' equity.........................................      2,469,998      2,651,639      3,666,192
                                                                     -------------  -------------  --------------

  Total liabilities and stockholders' equity.......................  $  10,850,886  $  12,389,690   $ 15,162,888
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                INTERSOUND, INC.

                              STATEMENTS OF INCOME

                                                                                    EIGHT MONTHS ENDED DECEMBER
                                                   YEAR ENDED APRIL 30                           31
                                       -------------------------------------------  ----------------------------
                                           1994           1995           1996           1995           1996
                                       -------------  -------------  -------------  -------------  -------------
                                                                                            (UNAUDITED)
Revenues:
  Gross product sales................  $  26,041,163  $  31,437,500  $  30,753,066  $  21,486,539  $  19,834,707
  Less: Returns and allowances.......     (4,999,722)    (6,578,813)    (7,211,880)    (4,938,876)    (4,604,408)
  Less: Discounts....................     (1,655,902)    (2,446,925)    (1,673,920)    (1,242,783)    (1,259,592)
                                       -------------  -------------  -------------  -------------  -------------
Net product sales....................     19,385,539     22,411,762     21,867,266     15,304,880     13,970,707
Cost of goods sold...................      9,582,589      9,941,096      9,029,692      6,360,074      5,389,378
                                       -------------  -------------  -------------  -------------  -------------
                                           9,802,950     12,470,666     12,837,574      8,944,806      8,581,329
Licensing revenues...................        463,105        182,226        629,330        174,221        317,180
Cost of licensing revenues...........        185,242         72,890        251,732         69,688        126,872
                                       -------------  -------------  -------------  -------------  -------------
                                             277,863        109,336        377,598        104,533        190,308
                                       -------------  -------------  -------------  -------------  -------------
Gross profit.........................     10,080,813     12,580,002     13,215,172      9,049,339      8,771,637
Operating expenses...................      8,406,020     10,388,615     10,904,722      6,982,712      6,386,293
                                       -------------  -------------  -------------  -------------  -------------
Operating income.....................      1,674,793      2,191,387      2,310,450      2,066,627      2,385,344
Interest expense.....................        184,213        245,076        353,678        289,926        216,419
                                       -------------  -------------  -------------  -------------  -------------
Income before income taxes...........      1,490,580      1,946,311      1,956,772      1,776,701      2,168,925
Income tax expense...................        132,000       --             --             --             --
                                       -------------  -------------  -------------  -------------  -------------
Net income...........................  $   1,358,580  $   1,946,311  $   1,956,772  $   1,776,701  $   2,168,925
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                INTERSOUND, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                            Common      Retained
                                                                            Stock       Earnings         Total
                                                                          ----------  -------------  -------------
Balance at April 30, 1993...............................................  $  290,000  $   1,826,908  $   2,116,908
Net income for the year ended April 30, 1994............................      --          1,358,580      1,358,580
Distributions to stockholders...........................................      --         (1,414,535)    (1,414,535)
                                                                          ----------  -------------  -------------
Balance at April 30, 1994...............................................     290,000      1,770,953      2,060,953
Net income for the year ended April 30, 1995............................      --          1,946,311      1,946,311
Distributions to stockholders...........................................      --         (1,537,266)    (1,537,266)
                                                                          ----------  -------------  -------------
Balance at April 30, 1995...............................................     290,000      2,179,998      2,469,998
Net income for the year ended April 30, 1996............................      --          1,956,772      1,956,772
Distributions to stockholders...........................................      --         (1,775,131)    (1,775,131)
                                                                          ----------  -------------  -------------
Balance at April 30, 1996...............................................     290,000      2,361,639      2,651,639
Net income for the eight months ended December 31, 1996 (UNAUDITED).....      --          2,168,925      2,168,925
Distributions to stockholders (UNAUDITED)...............................      --         (1,154,372)    (1,154,372)
                                                                          ----------  -------------  -------------
Balance at December 31, 1996 (UNAUDITED)................................  $  290,000  $   3,376,192  $   3,666,192
                                                                          ----------  -------------  -------------
                                                                          ----------  -------------  -------------

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                INTERSOUND, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                           EIGHT MONTHS ENDED
                                                       YEAR ENDED APRIL 30                    DECEMBER 31
                                             ----------------------------------------  --------------------------
                                                 1994          1995          1996          1995          1996
                                             ------------  ------------  ------------  ------------  ------------
                                                                                              (UNAUDITED)
Operating activities:
  Net income...............................  $  1,358,580  $  1,946,311  $  1,956,772  $  1,776,701  $  2,168,925
  Adjustments to reconcile net income to
    net cash provided by (used in)
    operating activities:
    Provision for doubtful accounts........       300,000       500,000       600,000       100,000       200,000
    Charge for (recovery of) future
      returns..............................       785,000     1,200,000       (15,000)      300,000       100,000
    Charge for unrecoupable artist
      advances.............................       700,233       750,000       700,000       325,000       150,000
    Depreciation and amortization..........       356,478       434,177       580,219       377,455       427,716
    Changes in operating assets and
      liabilities:
      Accounts receivable..................    (1,734,157)     (415,756)   (1,557,883)   (2,330,639)   (2,112,050)
      Arts and masters.....................      (409,570)     (466,856)     (632,708)     (413,004)     (201,619)
      Inventories..........................      (462,252)       77,566       153,010       (21,011)     (335,019)
      Artist advances......................      (473,479)     (676,287)     (975,537)     (278,261)     (593,757)
      Accounts payable.....................       185,300       565,450      (198,864)      261,964       900,310
      Accrued liabilities and other........        (8,861)      (27,547)     (158,173)     (167,271)      213,180
      Royalties payable....................       260,210       159,209       239,581        94,595       454,909
      Other................................      (203,989)     (343,748)     (191,433)     (384,623)     (271,721)
                                             ------------  ------------  ------------  ------------  ------------
Net cash provided by (used in) operating
  activities...............................       653,493     3,702,519       499,984      (359,094)    1,100,874
Investing activities:
  Purchases of property and equipment......      (294,020)     (292,381)     (204,324)     (159,307)      (36,291)
                                             ------------  ------------  ------------  ------------  ------------
Net cash used in investing activities......      (294,020)     (292,381)     (204,324)     (159,307)      (36,291)
Financing activities:
  Payment of note payable to
    shareholders...........................       --            --            (60,000)      (60,000)      --
  Net proceeds from (payment of) revolving
    line of credit.........................     1,053,709    (1,879,066)    1,549,620     1,819,211        90,247
  Distributions to shareholders............    (1,414,535)   (1,537,266)   (1,775,131)   (1,235,132)   (1,154,372)
                                             ------------  ------------  ------------  ------------  ------------
  Net cash provided by (used in) financing
    activities.............................      (360,826)   (3,416,332)     (285,511)      524,079    (1,064,125)
                                             ------------  ------------  ------------  ------------  ------------
  Net increase (decrease) in cash..........        (1,353)       (6,194)       10,149         5,678           458
  Cash, beginning of period................        13,702        12,349         6,155         6,155        16,304
                                             ------------  ------------  ------------  ------------  ------------
  Cash, end of period......................  $     12,349  $      6,155  $     16,304  $     11,833  $     16,762
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
  Cash paid during the period for:
    Interest...............................  $    172,988  $    246,254  $    325,236  $    257,452  $    210,381
    Income taxes...........................        87,000       --            --            --            --

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                INTERSOUND, INC.

                         NOTES TO FINANCIAL STATEMENTS

              (INFORMATION WITH RESPECT TO THE EIGHT-MONTH PERIODS
                 ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    Intersound, Inc. (the Company), a Minnesota corporation, is engaged in the recording, production, marketing, and distribution of recorded music and video programs. The Company markets its products both domestically and internationally through retailers, distributors, and licensees.

    Effective January 1, 1997, the shareholders of the Company sold substantially all of the Company's assets to Platinum Entertainment, Inc. (Platinum) for consideration of $24,000,000 in cash, $5,000,000 in convertible promissory notes, and the assumption of certain Company liabilities (Sale).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVENTORIES

    Inventories are valued at the lower of cost or market determined on the first in, first out (FIFO) method of accounting. Inventories consist primarily of finished goods.

ARTIST ADVANCES

    In accordance with FAS 50, advances to artists and producers are capitalized as an asset when the current popularity and past performance of the artist or producer provides a sound basis for estimating the probable future recoupment of such advances from earnings otherwise payable to the artist or producer. Any portion of such advances not deemed to be recoupable from future royalties is reserved at the balance sheet date. All other significant advances which do not meet the above criteria are fully reserved when paid.

ARTS AND MASTERS

    Costs of record masters borne by the Company are capitalized as an asset and amortized over the estimated useful life of the recorded performance.

PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost, less accumulated depreciation. Deprecation is computed using the straight-line method over the estimated useful lives of the assets (five to seven years).

ADVERTISING

    All advertising and promotional costs are expensed when incurred.

REVENUE RECOGNITION

    Net product sales represent revenues derived from sales of records, net of actual returns and reserves for estimated future returns. Revenues derived from the licensing of recording masters are recognized upon notification of retail sales by the licensee.

                                INTERSOUND, INC.

              (INFORMATION WITH RESPECT TO THE EIGHT-MONTH PERIODS
                 ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    The stockholders of the Company have elected to be taxed as an S corporation under the provisions of the Internal Revenue Code. Accordingly, the Company is not generally subject to income taxes as the income of the Company is included in the taxable income of its stockholders. Therefore, the financial statements do not include a provision for corporate federal income taxes. In addition, the Company was taxed as an S corporation for state income tax purposes subsequent to fiscal 1995, and as such, no state income taxes have been provided in the fiscal 1995 or 1996 financial statements.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of trade accounts receivable and trade accounts payable. The fair value of the Company's financial instruments approximates the carrying value of the instruments.

3. REVOLVING LINE OF CREDIT

    At December 31, 1996, the Company had a revolving line of credit with a bank for $4,500,000, bearing interest at prime plus 0.75%. Amounts available under this facility were approximately $2,408,000 and $2,498,000 at December 31, 1996 and April 30, 1996, respectively. The line of credit is guaranteed by the Company's majority stockholder and is collateralized by substantially all of the Company's assets. Concurrent with the Sale, this line of credit was paid in full.

4. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                               APRIL 30
                                                      --------------------------  DECEMBER 31
                                                          1995          1996          1996
                                                      ------------  ------------  ------------
Office furniture and equipment......................  $    795,630  $    933,348   $  949,343
Audio equipment.....................................       188,735       249,537      266,906
Warehouse equipment.................................       132,463       132,039      133,484
Leasehold improvements..............................       137,875       139,547      141,029
                                                      ------------  ------------  ------------
                                                         1,254,703     1,454,471    1,490,762
Less: Accumulated depreciation......................       620,933       837,893      987,795
                                                      ------------  ------------  ------------
                                                      $    633,770  $    616,578   $  502,967
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

                                INTERSOUND, INC.

              (INFORMATION WITH RESPECT TO THE EIGHT-MONTH PERIODS
                 ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

5. ADVERTISING

    Advertising expenses are as follows:

Year ended April 30, 1994.............................................  $  1,416,614
Year ended April 30, 1995.............................................     1,894,623
Year ended April 30, 1996.............................................     2,147,598
Eight months ended December 31, 1995..................................     1,560,561
Eight months ended December 31, 1996..................................     1,453,700

6. NOTES PAYABLE TO STOCKHOLDERS

    The Company had unsecured demand notes due to stockholders of $60,000 at April 30, 1995. These notes payable bore interest at 2% to 2.5% above the bank's prime rate (11% to 11.5% at April 30, 1995). During 1996, these notes were paid in full by the Company.

7. COMMITMENTS

    Future minimum rental payments, excluding adjustments for real estate tax increases, due under noncancelable operating leases having an initial term of more than one year as of December 31, 1996, are as follows:

1997................................................  $  345,025
1998................................................      12,668
1999................................................       3,180

    Rent expense under operating leases totaled approximately $279,000, $360,000, $386,000, $292,000, and $283,000 in years ended April 30, 1994, 1995, and 1996, and the eight months ended December 31, 1995 and 1996, respectively.

8. STOCKHOLDERS' AGREEMENT

    The Company and its stockholders have entered into an agreement that provides, among other items, that in the event any stockholder tenders any shares for sale, the Company and its remaining stockholders will have certain preemptive rights to purchase such stock.

    Also, the Company may be required to purchase shares upon the death of a stockholder. The agreement also specifies the terms of payment for shares sold under the provisions of the agreement.

9. SIGNIFICANT CUSTOMERS

    The Company had three customers comprising 28%, 26%, 28%, 27%, and 30% of net sales for the years ended April 30, 1994, 1995, and 1996, and the eight-months ended December 31, 1995 and 1996, respectively.

                                INTERSOUND, INC.

              (INFORMATION WITH RESPECT TO THE EIGHT-MONTH PERIODS
                 ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

9. SIGNIFICANT CUSTOMERS (CONTINUED)
    The following number of significant customers represented the following percentages of net accounts receivable:

April 30, 1995......................................          1        11%
April 30, 1996......................................          1        10%
December 31, 1996...................................          2        27%

10. LITIGATION

    The Company is a party in various lawsuits which have arisen in the normal course of business. In the opinion of management, based on advice of counsel, the ultimate outcome of these lawsuits will not have a material impact on the Company's financial statements.

                                                                      APPENDIX A

                          PLATINUM ENTERTAINMENT, INC.

                       1997 EMPLOYEE STOCK PURCHASE PLAN
                             EFFECTIVE JUNE 1, 1997

                        THE PLATINUM ENTERTAINMENT, INC.
                       1997 EMPLOYEE STOCK PURCHASE PLAN
                               TABLE OF CONTENTS

    ARTICLE I  ESTABLISHMENT..........................................................        A-1

      1.1      Purpose................................................................        A-1

   ARTICLE II  DEFINITIONS............................................................        A-1

      2.1      "Account"..............................................................        A-1
      2.2      "Agreement" or "Option Agreement"......................................        A-1
      2.3      "Beneficiary"..........................................................        A-1
      2.4      "Board of Directors" or "Board"........................................        A-1
      2.5      "Cause"................................................................        A-1
      2.6      "Change in Control"....................................................        A-2
      2.7      "Code" or "Internal Revenue Code"......................................        A-2
      2.8      "Commission"...........................................................        A-2
      2.9      "Committee"............................................................        A-2
      2.10     "Common Stock".........................................................        A-2
      2.11     "Company"..............................................................        A-2
      2.12     "Continuous Service"...................................................        A-2
      2.13     "Contribution Rate"....................................................        A-2
      2.14     "Disability"...........................................................        A-2
      2.15     "Effective Date".......................................................        A-3
      2.16     "Eligible Employee"....................................................        A-3
      2.17     "Exercise Date"........................................................        A-3
      2.18     "Exchange Act".........................................................        A-3
      2.19     "Fair Market Value"....................................................        A-3
      2.20     "Grant Date"...........................................................        A-3
      2.21     "Option Period"........................................................        A-3
      2.22     "Option Price".........................................................        A-4
      2.23     "Participant"..........................................................        A-4
      2.24     "Plan".................................................................        A-4
      2.25     "Plan Year"............................................................        A-4
      2.26     "Representative".......................................................        A-4
      2.27     "Retirement"...........................................................        A-4
      2.28     "Rule 16a-1(c)(3)" and "Rule 16b-3"....................................        A-4
      2.29     "Securities Act".......................................................        A-4
      2.30     "Stock Option" or "Option".............................................        A-4
      2.31     "Subsidiary"...........................................................        A-4
      2.32     "Termination of Employment"............................................        A-5

ARTICLE III    ADMINISTRATION.........................................................        A-5

      3.1      Committee Structure and Authority......................................        A-5

   ARTICLE IV  STOCK SUBJECT TO PLAN..................................................        A-6

      4.1      Number of Shares.......................................................        A-6
      4.2      Release of Shares......................................................        A-7
      4.3      Restrictions on Shares.................................................        A-7
      4.4      Stockholder Rights.....................................................        A-7

      4.5      Anti-Dilution..........................................................        A-7
      4.6      Custodian..............................................................        A-7

    ARTICLE V  ELIGIBILITY............................................................        A-8

      5.1      Eligibility............................................................        A-8
      5.2      Grant of Options.......................................................        A-8
      5.3      Option Period..........................................................        A-8
      5.4      Option Price...........................................................        A-8
      5.5      Contribution Rate......................................................        A-9
      5.6      Purchase of Shares.....................................................        A-9
      5.7      Cancellation of Options................................................       A-10
      5.8      Terminated Employees...................................................       A-10
      5.9      Deceased Employees.....................................................       A-10
      5.10     Disabled or Retired Employees..........................................       A-10
      5.11     Limitations............................................................       A-10
      5.12     Nonassignability.......................................................       A-10

   ARTICLE VI  MISCELLANEOUS..........................................................       A-11

      6.1      Amendments and Termination.............................................       A-11
      6.2      Unfunded Status of Plan................................................       A-11
      6.3      General Provisions.....................................................       A-11
      6.4      Mitigation of Excise Tax...............................................       A-12
      6.5      Rights with Respect to Continuance of Employment.......................       A-13
      6.6      Options in Substitution for Options Granted by Other Corporations......       A-13
      6.7      Delay..................................................................       A-13
      6.8      Headings...............................................................       A-13
      6.9      Severability...........................................................       A-13
      6.10     Successors and Assigns.................................................       A-13
      6.11     Entire Agreement.......................................................       A-13

                                   ARTICLE I
                                 ESTABLISHMENT

    1.1 PURPOSE. Platinum Entertainment, Inc. 1997 Employee Stock Purchase Plan ("Plan") is hereby established by Platinum Entertainment, Inc. ("Company"). The purpose of the Plan is to promote the overall financial objectives of the Company's stockholders by motivating those persons participating in the Plan to achieve long-term growth in stockholder equity. The Plan and the grant of awards thereunder is expressly conditioned upon the Plan's approval by the stockholders of the Company, and if such approval is not obtained then the Plan and any Option granted thereunder shall be null and void AB INITIO. The Plan is intended as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended, and Options granted hereunder are intended to constitute options granted under such a plan, and the Plan document and all actions taken in connection with the Plan shall be constructed consistently with such intent. The Plan is adopted effective as of June 1, 1997.

                                   ARTICLE II
                                  DEFINITIONS

    For purposes of the Plan, the following terms are defined as set forth below:

    2.1 "ACCOUNT" shall mean the bookkeeping account established on behalf of a Participant to which shall be credited all contributions paid for the purpose of purchasing Common Stock under the Plan, and to which shall be charged all purchases of Common Stock pursuant to the Plan. The Company shall have custody of such Account.

    2.2 "AGREEMENT" OR "OPTION AGREEMENT" means, individually or collectively, any enrollment, subscription and withholding agreement entered into pursuant to the Plan. An Agreement shall be the authorization of the Company or a Subsidiary to withhold from payroll amounts to be applied to purchase Common Stock.

    2.3 "BENEFICIARY" means the person or entity which has been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant's death or to which Options or other rights are transferred if and to the extent permitted hereunder (but only to the extent consistent with the plan's being described in Section 423 of the Code). If, upon a Participant's death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person or entity entitled by will or the laws of descent and distribution to receive such benefits.

    2.4 "BOARD OF DIRECTORS" OR "BOARD" means the Board of Directors of the Company.

    2.5 "CAUSE" shall mean, for purposes of whether and when a Participant has incurred a Termination of Employment for Cause, any act or omission which permits the Company to terminate the written agreement or arrangement between the Participant and the Company or a Subsidiary for "cause" as defined in such agreement or arrangement, or in the event there is no such agreement or arrangement or the agreement or arrangement does not define the term "cause" or a substantially equivalent term, then Cause shall consist of the following:
Participant's conviction on a felony charge or Participant's commission of any crime involving moral turpitude; Participant's dishonesty or fraud resulting in damage to the business of the Company or an Affiliate; Participant's embezzlement or theft of assets of the Company or an Affiliate; in the sole discretion of the Company, Participant's grossly negligent conduct, Participant's course of personal conduct of an illegal or unethical nature which tends to place the Company or an Affiliate in disrepute, or otherwise negatively affects the ability of the Company or an Affiliate to conduct its business; Participant's competition with the Company or aid to a competitor of the Company to the detriment of the Company; or a breach of this Agreement by Participant, including failure to perform duties and services to the Company or an Affiliate. In the event Participant is arrested for any of the types of matters above, the Company may place Participant on suspension without pay until such matter is dismissed or the Participant is convicted.

    2.6 "CHANGE IN CONTROL" shall be deemed to have occurred if (a) any corporation, person or other entity (other than the Company, a majority-owned subsidiary of the Company or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company), including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of stock representing more than the greater of (i) fifty percent (50%) of the combined voting power of the Company's then outstanding securities or (ii) the percentage of the combined voting power of the Company's then outstanding securities which equals (A) ten percent (10%) plus (B) the percentage of the combined voting power of the Company's outstanding securities held by such corporation, person or entity on the Effective Date; (b)(i) the stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation other than a majority-owned subsidiary of the Company, or to sell or otherwise dispose of all or substantially all of the Company's assets, and (ii) the persons who were the members of the Board of Directors of the Company prior to such approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent thereof; (c) the stockholders of the Company approve a plan of liquidation of the Company; or (d) within any period of 24 consecutive months, persons who were members of the Board of Directors of the Company immediately prior to such 24-month period, together with any persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Board of Directors of the Company immediately prior to such 24-month period and who constituted a majority of the Board of Directors of the Company at the time of such election, cease to constitute a majority of the Board.

    2.7 "CODE" OR "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed regulations) thereunder and any successor thereto.

    2.8 "COMMISSION" means the Securities and Exchange Commission or any successor agency.

    2.9 "COMMITTEE" means the Compensation Committee of the Board or such other Board committee as may be designated by the Board to administer the Plan.

    2.10 "COMMON STOCK" means the shares of the regular voting Common Stock, $.001 par value per share, of the Company, whether presently or hereafter issued, and any other stock or security resulting from adjustment thereof as described hereinafter or the common stock of any successor to the Company which is designated for the purpose of the Plan.

    2.11 "COMPANY" means Platinum Entertainment, Inc., a Delaware corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed or consolidated; any corporation for whose securities all or substantially all of the securities of the Company shall be exchanged; and any assignee of or successor to all or substantially all of the assets of the Company.

    2.12 "CONTINUOUS SERVICE" shall mean, subject to modification by the Committee, an Eligible Employee's number of full years and completed months of continuous employment with the Company or a Subsidiary (but only since the date such entity became a Subsidiary) from the most recent date of hire to the date of Termination of Employment for any reason. The Committee may provide rules from time to time regarding the calculation of Continuous Service and the method for crediting such service.

    2.13  "CONTRIBUTION RATE"  means the rate determined under Section 5.5

    2.14 "DISABILITY" means a mental or physical injury or illness that entitles the Participant to receive benefits under the long-term disability plan of the Company or a Subsidiary of the Company, or if the Participant is not covered by such a plan, a mental or physical injury or illness that renders a Participant totally and permanently incapable of performing the Participant's duties for the Company or a Subsidiary of the Company. Notwithstanding the foregoing, a Disability shall not qualify under this Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered, or incurred while participating in a criminal offense. The determination of Disability shall be made by the Committee, in its sole discretion. The determination of Disability for purposes of this Plan shall not be construed to be an admission of disability for any other purpose.

    2.15  "EFFECTIVE DATE"  means June 1, 1997.

    2.16 "ELIGIBLE EMPLOYEE" means each current, common law employee of the Company or a Subsidiary (if the Company has extended participation to the employees of a Subsidiary) on a Grant Date, except that the Committee in its sole discretion may exclude:

        (a) any employee who has accrued less than a minimum period of Continuous Service established by the Committee (but not to exceed 2 years).

        (b) any employee whose customary employment is 20 hours or less per week;

        (c) any employee whose customary employment is for not more than 5 months in any calendar year; and

        (d) any employee who is a highly compensated employee of the Company or Subsidiary within the meaning of Section 414(q) of the Code.

    As of the Effective Date and unless and until amended by the Committee, employees described in Section 2.16(b) and (c) are excluded as Eligible Employees. Any period of service described in this Section may be decreased in the discretion of the Committee. Any employee who would directly or indirectly own or hold (applying the rules of Section 424(d) of the Code to determine stock ownership) immediately following the grant of an Option hereunder an aggregate of five percent (5%) or more of the total combined voting power or value of all outstanding shares of all classes of stock of the Company or any Subsidiary is excluded as an Eligible Employee.

    2.17 "EXERCISE DATE" means such one or more dates determined by the Committee on which the accumulated value of the Account shall be applied to purchase Common Stock and unless otherwise specified by the Committee shall be November 30th and May 31st of each Plan Year. The Committee may accelerate an Exercise Date in order to satisfy the employment period requirement of Section 423(a)(2), and the date of a Change in Control shall be an Exercise Date.

    2.18 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

    2.19 "FAIR MARKET VALUE" means the fair market value of Common Stock as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value per share of Common Stock as of any given date shall be the closing sale price per share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Common Stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.

    2.20 "GRANT DATE" means the date or dates established by the Committee on which one or more Options are granted pursuant to the Plan. The Committee may determine for any Plan Year that there shall be no Grant Date, in which case no Options shall be granted for that Plan Year. The terms and conditions of any Option granted on a particular Grant Date shall be independent of and have no effect on the terms and conditions of any Option granted on another Grant Date.

    2.21 "OPTION PERIOD" means the period beginning on the day next following an Exercise Date and ending on the next following Exercise Date, as determined by the Committee, subject to the limitations of Section 5.3.

    2.22 "OPTION PRICE" means the price at which the Common Stock granted as of a specific Grant Date may be purchased under an Option. The price shall be subject to the limitation set forth in Section 5.4.

    2.23 "PARTICIPANT" means a person who satisfies the eligibility conditions of Article V and to whom an Option has been granted by the Committee under the Plan, and in the event a Representative is appointed for a Participant or another person becomes a Representative, then the term "Participant" shall mean such Representative, to the extent consistent with Section 423 of the Code. The term shall also include a trust for the benefit of the Participant, the Participant's parents, spouse or descendants, or a custodian under a uniform gifts to minors act or similar statute for the benefit of the Participant's descendants, to the extent permitted by the Committee and not inconsistent with an intended application of Rule 16b-3, the intent to comply with Section 423 of the Code and the use of Commission Form S-8 (or the Committee's waiver of such). Notwithstanding the foregoing, the term "Termination of Employment" shall mean the Termination of Employment of the person to whom the Award was originally granted.

    2.24 "PLAN" means Platinum Entertainment, Inc. Employee Stock Purchase Plan, as herein set forth and as may be amended from time to time.

    2.25 "PLAN YEAR" means the 12 month period commencing on June 1st of each year and ending the following May 31st. The Committee may at any time in its discretion designate another period as the Plan Year.

    2.26 "REPRESENTATIVE" means (a) the person or entity acting as the executor or administrator of a Participant's estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had the Participant's primary residence at the date of the Participant's death; (b) the person or entity acting as the guardian or temporary guardian of a Participant; (c) the person or entity which is the Beneficiary of the Participant upon or following the Participant's death; or (d) any person to whom an Option or shares of Common Stock have been transferred with the permission of the Committee or by operation of law; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Committee.

    2.27 "RETIREMENT" means the Participant's Termination of Employment after attaining either the normal retirement age or the early retirement age as defined in the principal (as determined by the Committee) tax-qualified plan of the Company, if the Participant is covered by such a plan, and if the Participant is not covered by such a plan, then age sixty-five (65), or age fifty-five (55) with the accrual of ten (10) years of service.

    2.28 "RULE 16A-1(C)(3)" AND "RULE 16B-3" mean Rule 16a-1(c)(3) and Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Commission under Section 16 of the Exchange Act.

    2.29 "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    2.30 "STOCK OPTION" or "OPTION" means the right to purchase the number of shares of Common Stock s pecified by the Plan at a price and for a term fixed by the Plan, and subject to such other limitations and restrictions as the Plan and the Committee may impose.

    2.31 "SUBSIDIARY" means any company as currently defined in Section 424(f) of the Code. Unless otherwise indicated the term "Company" shall hereinafter be deemed to include all Subsidiaries of the Company having employees to which the Company has extended participation in the Plan.

    2.32 "TERMINATION OF EMPLOYMENT" means the occurrence of any act or event, whether pursuant to an employment agreement or otherwise, that actually or effectively causes or results in the person's ceasing, for whatever reason, to be an employee of the Company, including, without limitation, death, Disability, dismissal, severance at the election of the Participant, Retirement, or severance as a result of the discontinuance, liquidation, sale or transfer by the Company of all businesses owned or operated by the Company. A transfer of employment from the Company to a Subsidiary, or from a Subsidiary to the Company, will not be a Termination of Employment, unless expressly determined by the Committee. A Termination of Employment shall occur for an employee who is employed by a Subsidiary of the Company if the Subsidiary shall cease to be a Subsidiary and the Participant shall not immediately thereafter become an employee of the Company or a Subsidiary of the Company.

    In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

                                  ARTICLE III
                                 ADMINISTRATION

    3.1 COMMITTEE STRUCTURE AND AUTHORITY. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum at any meeting thereof (including by telephone conference) and the acts of a majority of the members present, or acts approved in writing by a majority of the entire Committee without a meeting, shall be the acts of the Committee for purposes of this Plan. The Committee may authorize any one or more of its members or an officer of the Company to execute and deliver documents on behalf of the Committee. A member of the Committee shall not exercise any discretion respecting himself or herself under the Plan. The Board shall have the authority to remove, replace or fill any vacancy of any member of the Committee upon notice to the Committee and the affected member. Any member of the Committee may resign upon notice to the Board. The Committee may allocate among one or more of its members, or may delegate to one or more of its agents, such duties and responsibilities as it determines.

    Among other things, the Committee shall have the authority, subject to the terms of the Plan:

        (a) to select those persons to whom Options may be granted from time to time;

        (b) to determine whether and to what extent Options are to be granted hereunder;

        (c) to determine the number of shares of Common Stock available as of any Grant Date;

        (d) to determine any Grant Date, Exercise Date and Option Period, and provide for all aspects of payroll deduction, suspension or withdrawal;

        (e) to determine the number of shares of Common Stock to be covered by each Option;

        (f) to determine the terms and conditions of any Option granted hereunder (including, but not limited to, the Option Price, the Option Period, any exercise restriction or limitation and any exercise acceleration or forfeiture regarding any Option and the shares of Common Stock relating thereto);

        (g) to adjust the terms and conditions, at any time or from time to time, of any Option, subject to the limitations of Section 6.1;

        (h) to determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Option shall be deferred;

        (i) to determine under what circumstances an Option may be settled in cash or Common Stock;

        (j) to provide for the forms of Agreement to be utilized in connection with this Plan;

        (k) to determine whether a Participant has a Disability or reached Retirement;

        (l) to interpret and make a final determination with respect to the remaining number of shares of Common Stock available under the Plan;

        (m) to determine what securities law requirements are applicable to the Plan, Options and the issuance of shares of Common Stock, and to require of a Participant that appropriate action be taken with respect to such requirements;

        (n) to cancel, with the consent of the Participant or as otherwise provided in the Plan or an Agreement, outstanding Options;

        (o) to require as a condition of the exercise of an Option or the issuance or transfer of a certificate of Common Stock, the withholding from a Participant of the amount of any Federal, state or local taxes as may be necessary in order for the Company or any other entity to obtain a deduction or as may be otherwise required by law;

        (p) to determine whether and with what effect an individual has incurred a Termination of Employment;

        (q) to determine whether the Company or any other person has a right or obligation to purchase Common Stock from a Participant and, if so, the terms and conditions on which such Common Stock is to be purchased;

        (r) to determine the restrictions or limitations on the transfer of Common Stock or Options;

        (s) to determine whether an Option is to be adjusted, modified or purchased, or is to become fully exercisable, under the Plan or the terms of an Agreement;

        (t) to determine the permissible methods of Option exercise and payment;

        (u) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of this Plan; and

        (v) to appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties.

    The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Option issued under the Plan (and any Agreement) and to otherwise supervise the administration of the Plan. The Committee's policies and procedures may differ with respect to Options granted at different times or to different Participants. Any determination made by the Committee pursuant to the provisions of the Plan shall be made in its sole discretion, and in the case of any determination relating to an Option, may be made at the time of the grant of the Option or, unless in contravention of any express term of the Plan or an Agreement, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants. Any determination shall not be subject to de novo review if challenged in court.

                                   ARTICLE IV
                             STOCK SUBJECT TO PLAN

    4.1 NUMBER OF SHARES. Subject to the adjustment under Section 4.6, the total number of shares of Common Stock reserved and available for distribution pursuant to Options under the Plan shall be 500,000 shares of Common Stock authorized for issuance on the Effective Date. Such shares shall consist of authorized and unissued shares.

    4.2 RELEASE OF SHARES. The Committee shall in its sole discretion determine the number of shares of Common Stock available under the Plan, and may include, in its sole discretion, any shares of Common Stock that cease to be subject to an Option or are forfeited, any shares subject to an Option that terminates without issuance of shares of Common Stock being made to a Participant, or any shares (whether or not restricted) of Common Stock that are received by the Company in connection with the exercise of an Option, including the satisfaction of tax withholding.

    4.3 RESTRICTIONS ON SHARES. Shares of Common Stock issued upon exercise of an Option shall be subject to the terms and conditions specified herein and to such other terms, conditions and restrictions as the Committee in its discretion may determine or provide in the Option Agreement with respect to such Option. The Company shall not be required to issue or deliver any certificates for shares of Common Stock, cash or other property prior to (i) the listing of such shares on any stock exchange (or other public market) on which the Common Stock may then be listed (or regularly traded), (ii) the completion of any registration or qualification of such shares under Federal or state law, or any ruling or regulation of any government body which the Committee determines to be necessary or advisable, and (iii) the satisfaction of any applicable withholding obligation in order for the Company to obtain a deduction with respect to the exercise of an Option. The Company may cause any certificate for any shares of Common Stock to be delivered to be properly marked with a legend or other notation reflecting the limitations on transfer of such Common Stock as provided in this Plan or as the Committee may otherwise require. The Committee may require any person exercising an Option to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares of Common Stock in compliance with applicable law or otherwise. Fractional shares shall not be delivered, but shall be rounded to the next lower whole number of shares.

    4.4 STOCKHOLDER RIGHTS. No person shall have any rights of a stockholder as to shares of Common Stock subject to an Option until, after proper exercise of the Option or other action required, such shares shall have been recorded on the Company's official stockholder records as having been issued and transferred. Subject to Section 4.3, upon exercise of the Option or any portion thereof, the Company shall issue the shares of Common Stock at such time as determined by the Committee, and the Participant will not be treated as a stockholder for any purpose whatsoever prior to such issuance. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued and transferred in the Company's official stockholder records, except as provided in an Agreement.

    4.5 ANTI-DILUTION. In the event of any Company stock dividend, stock split, combination or exchange of shares, merger, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company stockholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, reclassification, rights offering, partial or complete liquidation or any other corporate transaction, Company share offering or other event involving the Company and having an effect similar to any of the foregoing, then the Committee may adjust or substitute, as the case may be, the number of shares of Common Stock available for Options under the Plan, the number of shares of Common Stock covered by outstanding Options, the exercise price per share of outstanding Options, the Exercise Date, and any other characteristics or terms of the Options as the Committee shall deem necessary or appropriate to reflect equitably the effects of such changes to the Participants; provided, however, that any fractional share resulting from such adjustment shall be eliminated by rounding to the next lower whole number of shares with appropriate payment for such fractional share as shall reasonably be determined by the Committee.

    4.6 CUSTODIAN. Shares of Common Stock purchased pursuant to the Plan may be delivered to and held in the custody of the Company or such investment or financial firm as shall be appointed by the Committee. The custodian may hold in nominee or street name certificates for shares purchased pursuant to the Plan, and may commingle shares in its custody pursuant to the Plan in a single account without identification as to individual Participants. By appropriate instructions to the custodian on forms to be provided for the purpose, a Participant may from time to time obtain (a) transfer into the Participant's own name or into the name of the Participant and another individual of all or part of the whole shares held by the custodian for the Participant's account; (b) transfer of all or part of the whole shares held for the Participant's account by the custodian to a regular individual brokerage account in the Participant's own name or in the name of the Participant and another individual, either with the firm then acting as custodian or with another firm, or (c) sell all or part of the whole shares held by the custodian for the Participant's account at the market price at the time the order is executed and remittance of the net proceeds of the sale to the Participant. Upon termination of participation in the Plan, and upon receipt of instructions from the Participant, the shares held by the custodian for the account of the Participant will be transferred to the Participant in accordance with (a) above, transferred to a brokerage account in accordance with (b) above, or sold in accordance with (c), above.

                                   ARTICLE V
                                  ELIGIBILITY

    5.1 ELIGIBILITY. Except as herein provided, the persons who shall be eligible to participate in the Plan as of any Grant Date shall be those persons (and only those persons) who are Eligible Employees of the Company or Eligible Employees of a Subsidiary to whom the Company has extended participation on a Grant Date.

    5.2 GRANT OF OPTIONS. The Committee shall have authority to grant Options under the Plan at any time or from time to time to all Eligible Employees as of a Grant Date. (To the extent an Option is granted to any Eligible Employee of an entity on a relevant date, all Eligible Employees of the entity shall be granted an Option to the extent required by law.) An Option shall entitle the Participant to receive shares of Common Stock at the conclusion of the Option Period, subject to the Participant's satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or an Agreement, including without limitation, payment of the Option Price. Each Option granted under this Plan shall be evidenced by an Agreement, in a form approved by the Committee, which shall embody the terms and conditions of such Option and which shall be subject to the express terms and conditions set forth in this Plan and to such other terms and conditions as the Committee may deem appropriate. The grant and exercise of Options hereunder shall be subject to all applicable Federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agencies as may be required. As of any Grant Date, each Eligible Employee shall be granted Options with the same rights and privileges as the Options granted to each other Eligible Employee on that Grant Date, except the amount of the Common Stock which may be purchased by any Participant under any Option may bear a uniform relationship to the total compensation, or the basic or regular rate of compensation (as determined by the Committee), of all Eligible Employees on that Grant Date, and the Option may establish a maximum amount of Common Stock which may be purchased.

    5.3 OPTION PERIOD. Each Agreement shall specify the period for which the Option thereunder is granted, which shall be determined by the Committee. In no event shall the Option Period extend beyond the period permitted under Section 423(b)(7) of the Code.

    5.4 OPTION PRICE. Subject to the limits stated herein, the Option Price per share at which shares of Common Stock may be acquired upon exercise of an Option shall be determined by the Committee. Unless otherwise specified by the Committee, with respect to any Exercise Date, the Option Price shall not be less than the lesser of (a) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock (averaged over such period as the Committee may determine and as permitted by law) on the applicable Grant Date and (b) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock (averaged over such period as the Committee may determine and as permitted by law) on the applicable Exercise Date. The Committee reserves the right to increase the Option Price by the value of any accretion to the amounts credited to an Account if the Participant is credited with such accretion regardless of the method of accounting for such accretion.

    5.5 CONTRIBUTION RATE. If an Eligible Employee elects to participate, the Participant shall file an Agreement with the Committee within the time period designated by the Committee. The Committee may provide that the Agreement shall specify the percentage or amount of the Participant's compensation (as defined by the Committee) determined by the Participant to be deducted each pay period. Such amount shall be credited to the Account and shall be the Participant's Contribution Rate. Such deductions shall begin as of the first regularly scheduled payroll date on or after the later of the Grant Date and the date specified by the Committee. Unless otherwise determined by the Committee, Participants may not make separate cash payments outside payroll deductions under the Plan, except that, in the event of a Change in Control, the Committee may permit each Participant to make a single sum payment with respect to the Option before the Exercise Date equal to the amount the Participant would have contributed as determined by the Committee for the payroll periods remaining to the Exercise Date. The Committee may establish minimum and maximum percentages or amounts to be contributed and a date by when any Agreement must be filed with the Committee. Unless otherwise permitted by the Committee, such contributions will be held in the general funds of the Company, and no interest shall accrue on any amounts held under this Plan, unless expressly determined by the Committee, and any separate accounting shall not limit the Company's use of the funds. If payroll deductions are made by a Subsidiary, that corporation will promptly remit the amount of the deduction to the Company. A Participant's Contribution Rate, once established, shall remain in effect until the next following Grant Date unless and until contributions are suspended or fully discontinued in order to comply with Section 401(k) of the Code or for such other reasons as the Committee in its sole discretion may determine, or if the Participant shall request suspension or discontinuance. If a Participant requests to suspend payroll deductions the Participant may do so at such times and in such manner as the Committee may permit, and previously deducted amounts shall be retained until the Exercise Date. A Participant who has suspended contributions (1) will receive any shares of Common Stock as of the Exercise Date and (2) may recommence payroll deductions at such time, if at all, as determined by the Committee. If a Participant requests to cancel and totally discontinue payroll deductions, the Participant may do so by providing written notice to the Committee, and there shall be paid to the Participant the value of the Participant's Account at such time as the Committee directs and the Participant shall not receive any shares of Common Stock as of the Exercise Date.

    5.6 PURCHASE OF SHARES. Subject to Sections 5.7, 5.8, 5.9, 5.10 and 5.11, on each Exercise Date, a Participant who has previously executed an Agreement with respect to a specific Grant Date and made one or more payments described in
Section 5.5 shall be deemed to have exercised the Option to the extent of the value of the Account, and shall be deemed to have purchased such number of full shares of Common Stock as equals the value of the Account, subject to the limits of Sections 423(b)(3) and 423(b)(8) of the Code and the number of shares available as of the Exercise Date and proportionably allocable to other Participants for that Grant Date. The number of shares of Common Stock to be purchased as of any Exercise Date shall be determined by dividing the Option Price per share of the Common Stock into the Account value and the value of the shares so purchased shall be charged to the Account. Any value remaining in an Account of the Participant shall be retained by the Plan as an initial value credited to the Account of the Participant if there is an effective Agreement respecting the Participant on the Grant Date immediately following the Exercise Date, or if there is not an effective Agreement regarding the Participant in the Grant Date immediately following the Exercise Date, then the remaining value shall be returned at such time as determined by the Committee to the Participant and not applied to purchase Common Stock. Certificates of Common Stock purchased hereunder may be held by the custodian as provided in Section 4.6. The Committee may determine and designate that any Common Stock issued to the Participant who is subject to reporting under Section 16 of the Exchange Act must be held for six (6) months to the extent required by law to avoid liability under the Exchange Act. The Committee may amend the Plan or any Agreement or provide in operation for Participants to dispose of shares of Common

Stock received upon the Exercise Date on or immediately thereafter (which time may include any period during which the Option is held). If the total number of shares to be purchased as of any Exercise Date by all Participants exceeds the number of shares authorized and remaining available under this Plan or made available by the Committee as to any Exercise Date, a pro rata allocation of the available shares will be made among all Participants authorizing such payroll deductions based on the amount of their respective payroll deductions through the Exercise Date. Any cash remaining will be returned to Participants.

    5.7 CANCELLATION OF OPTIONS. Except as otherwise provided in an Agreement, an Option shall cease to be exercisable and shall be canceled on or after the expiration of the Option Period.

    5.8 TERMINATED EMPLOYEES. Except as otherwise provided by the Committee or in an Agreement, any Participant who incurs a Termination of Employment for any reason, except death, Disability or Retirement, during the Option Period shall cease to be a Participant, the Option of the Participant shall be null and void on the date of the Termination of Employment without notice to the Participant and the balance of the Account of the Participant shall be distributed to the Participant at such time as the Committee determines.

    5.9 DECEASED EMPLOYEES. If a Participant shall die during an Option Period while an Eligible Employee, no further contributions by deduction from regularly scheduled payments on behalf of the deceased Participant shall be made, except that unless otherwise determined by the Committee, the Representative of such Participant may make a single sum payment with respect to the Option of the Participant at any time on or before the Exercise Date equal to the amount the Participant would have contributed as determined by the Committee for the payroll periods remaining to the Exercise Date. The Representative of such Participant may at any time prior to the Exercise Date request a distribution of the Account of the Participant. If the Representative does not request a distribution, the balance accumulated in the deceased Participant's Account shall be used to purchase shares of Common Stock on the Exercise Date.

    5.10 DISABLED OR RETIRED EMPLOYEES. If a Participant incurs a Termination of Employment due to Disability, or if a Participant incurs a Termination of Employment due to Retirement, during an Option Period, no further contributions by deduction from regularly scheduled payments on behalf of the disabled or retired Participant shall be made, except that unless otherwise determined by the Committee, the Participant may make a single sum payment with respect to the Option of the Participant at any time on or before the Exercise Date equal to the amount the Participant would have contributed as determined by the Committee for the payroll periods remaining to the Exercise Date. The Participant may at any time prior to the Exercise Date request a distribution of the Account. If the Participant does not request a distribution of the Account, the balance accumulated in the disabled or retired Participant's Account shall be used to purchase shares of Common Stock on the Exercise Date.

    5.11 LIMITATIONS. Notwithstanding any other provision of this Plan, in no event may a Participant (i) purchase under the Plan during any Plan Year Common Stock having a fair market value (determined at the Grant Date) of more than $25,000 or (ii) receive any rights to purchase stock hereunder if he or she beneficially owns, immediately after the Option is granted, five percent (5%) or more of the total voting power or value of all classes of stock of the Company. Subject to the foregoing, as of any Grant Date a Participant may not receive an Option to purchase a number of shares of Common Stock in excess of the maximum number of shares of Common Stock determined by the Committee, and in the absence of a determination, the maximum number shall be determined by dividing $25,000 by the lowest closing price of the Common Stock as reported on the principal exchange or market on which the Common Stock was traded during the 12-month period ending immediately prior to the Grant Date.

    5.12 NONASSIGNABILITY. Except as provided herein or in an Agreement, no Option or interest therein shall be transferable by a Participant other than by will or by the laws of descent and distribution, and all Options shall be exercisable during the Participant's lifetime only by the Participant or, if consistent with Section 423 of the Code, by designation of a Beneficiary upon the death of the Participant.

                                   ARTICLE VI
                                 MISCELLANEOUS

    6.1 AMENDMENTS AND TERMINATION. The Board may amend, alter, or discontinue the Plan at any time, but no amendment, alteration or discontinuation shall be made which would impair the rights of a Participant under an Option theretofore granted without the Participant's consent, except such an amendment made to cause the Plan to qualify for the exemption provided by Rule 16b-3 or as a Plan described in Section 423 of the Code. In addition, no amendment shall be made without the approval of the Company's stockholders to the extent such approval is required by law or agreement.

    The Committee may amend the Plan at any time subject to the same limitations on its right to amend the Plan as apply to the Board as described in the preceding paragraph, and any such amendment shall be subject to the approval or rejection of the Board.

    The Committee may amend the terms of any Option theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without the Participant's consent, except such an amendment made to cause the Plan or Option to qualify for the exemption provided by Rule 16b-3 or to qualify as an Option under Section 423 of the Code.

    Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules, as well as other developments and to grant Options which qualify for beneficial treatment under such rules without stockholder approval. Notwithstanding anything to the contrary herein, if any right or action under this Plan or an Agreement would cause a transaction to be ineligible for pooling of interests accounting that would, but for the right or action, be eligible for such accounting treatment, the Committee may modify or adjust the right or action so that pooling of interest accounting is available.

    6.2 UNFUNDED STATUS OF PLAN. It is intended that the Plan be an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

    6.3  GENERAL PROVISIONS.

    (a) REPRESENTATION. The Committee may require each person purchasing or receiving shares pursuant to an Option to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

    (b) IMPACT ON OTHER COMPENSATION. Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements for its employees.

    (c) WITHHOLDING. No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any Option, the Participant shall pay to the Company (or other entity identified by the Committee), or make arrangements satisfactory to the Company or other entity identified by the Committee regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount required in order for the Company to obtain a current deduction. Unless otherwise determined by the Committee, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Option that gives rise to the withholding requirement, provided that any applicable requirements under Section 16 of the Exchange Act are satisfied. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. If the Participant disposes of shares of Common Stock acquired pursuant to an Option in any transaction considered to be a disqualifying transaction under the Code, the Participant must give the Company written notice of such transfer and the Company shall have the right to deduct any taxes required by law to be withheld from any amounts otherwise payable to the Participant.

    (d) REPRESENTATIVE. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a Representative to whom any amounts payable in the event of the Participant's death are to be paid.

    (e) CONTROLLING LAW. The Plan and all Options made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Illinois (other than its law respecting choice of law), except to the extent that the General Corporation Law of the State of Delaware would be mandatorily applicable. The Plan shall be construed to comply with all applicable law, and to avoid liability to the Company or a Participant, including, without limitation, liability under Section 16(b) of the Exchange Act.

    (f) OFFSET. Any amounts owed to the Company by a Participant of whatever nature may be offset by the Company from the value of any shares of Common Stock, cash or other thing of value under the Plan or an Agreement to be transferred to the Participant, and no shares of Common Stock, cash or other thing of value under the Plan or an Agreement shall be transferred unless and until all disputes of any type between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company.

    (g) FAIL SAFE. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or Rule 16a-1(c)(3), as applicable. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 or Rule 16a-1(c)(3) to be stated herein, such provision (other than one relating to eligibility requirements or the price and amount of Options) shall be deemed to be incorporated by reference into the Plan with respect to Participants subject to Section 16.

    (h) CAPITALIZATION. The grant of an Award shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidation, dissolve, liquidate or sell or transfer all or any part of its business or assets.

    6.4 MITIGATION OF EXCISE TAX. Subject to any agreement between the Participant and the Company, if any payment or right accruing to a Participant under this Plan (without the application of this Section 6.4), either alone or together with other payments or rights accruing to the Participant from the Company ("Total Payments") would constitute a "parachute payment" (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code. The determination of whether any reduction in the rights or payments under this Plan is to apply shall be made by the Committee in good faith after consultation with the Participant, and such determination shall be conclusive and binding on the Participant. The Participant shall cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 6.4 shall apply with respect to any person only if after reduction for any applicable Federal excise tax imposed by Section 4999 of the Code and Federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of the Plan and after reduction for only Federal income taxes.

    6.5 RIGHTS WITH RESPECT TO CONTINUANCE OF EMPLOYMENT. The Plan does not, directly or indirectly, create any absolute right for the benefit of any Employee or class of Employees to purchase any Common Stock under the Plan. Nothing contained herein shall be deemed to alter the relationship between the Company and a Participant, or the contractual relationship between a Participant and the Company if there is a written contract regarding such relationship. Nothing contained herein shall be construed to constitute a contract of employment between the Company and a Participant. The Company and each of the Participants continue to have the right to terminate this employment relationship at any time for any reason, except as provided in a written contract. The Company shall have no obligation to retain the Participant in its employ or service as a result of this Plan. There shall be no inference as to the length of employment or service hereby, and the Company reserves the same rights to terminate the Participant's employment or service as existed prior to the individual becoming a Participant in this Plan.

    6.6  OPTIONS IN SUBSTITUTION FOR OPTIONS GRANTED BY OTHER
CORPORATIONS. Options may be granted under the Plan from time to time in substitution for awards in respect of other plans of other entities. The terms and conditions of the Options so granted may vary from the terms and conditions set forth in this Plan at the time of such grant as the majority of the members of the Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

    6.7 DELAY. Any time period provided for under the Plan or an Agreement, to the extent necessary to avoid the imposition of liability, shall be suspended or delayed during the period a Participant would be subject to liability under
Section 16 of the Exchange Act, but not by more than six (6) months and one (1) day. The Company shall have the right to suspend or delay any time period for an action described in the Plan or an Agreement if the Committee shall determine that the action may constitute a violation of any law or result in liability under any law to the Company or a stockholder of the Company until such time as the action required or permitted shall not constitute a violation of law or result in liability to the Company or a stockholder of the Company. The Committee shall have the discretion to suspend the application of the provisions of the Plan required solely to comply with Rule 16b-3 if the Committee shall determine that Rule 16b-3 does not apply to the Plan and may amend the Plan's provisions or operations to reduce obligations imposed by Rule 16b-3 if Rule 16b-3 is amended to reduce obligations imposed on the Plan and its operations.

    6.8 HEADINGS. The headings contained in the Plan are for reference purposes only and shall not affect the meaning or interpretation of the Plan.

    6.9 SEVERABILITY. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereby, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

    6.10 SUCCESSORS AND ASSIGNS. The Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon or insure to the benefit of the Participant's heirs, legal representatives and successors.

    6.11 ENTIRE AGREEMENT. The Plan and an Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between the Plan and the Agreement, the terms and conditions of the Agreement shall control.

    Executed effective as of June 1, 1997.

                                PLATINUM ENTERTAINMENT, INC.

                                By:              /s/ STEVEN DEVICK
                                     -----------------------------------------
                                                   Steven Devick
                                              CHIEF EXECUTIVE OFFICER

                                                                      APPENDIX B

                          PLATINUM ENTERTAINMENT, INC.

                       1995 DIRECTORS' STOCK OPTION PLAN
                         AS AMENDED AND RESTATED AS OF
                                OCTOBER 1, 1997

                          PLATINUM ENTERTAINMENT, INC.
             AMENDED AND RESTATED 1995 DIRECTORS' STOCK OPTION PLAN

1.  GENERAL.

    (A) PURPOSE.

    The PLATINUM ENTERTAINMENT, INC. 1995 Directors' Stock Option Plan ("Plan") previously established by Platinum Entertainment, Inc. ("Company") is hereby amended and restated in its entirety, effective as of October 1, 1997. The purpose of the Plan is to promote the overall financial objectives of Company and its stockholders by aligning the interests of the Company's stockholders and its non-employee directors through the grant of options to acquire shares of the Company's Common Stock and any other stock or security resulting from the adjustment thereof or substitution therefor as described in Section 6(b) ("Common Stock"). The Plan is intended to attract and retain well-qualified persons for service as non-employee directors. The Plan is designed to comply with the provisions of Rule 16b-3 ("Rule 16b-3") under Section 16 of the Securities Exchange Act of 1934, as in effect from time to time ("Exchange Act").

    (B) OPTIONS.

    For purposes of this Plan, the right to acquire at a stated price a specified number of shares of Common Stock in accordance with the terms of this Plan and an Option Agreement (as defined in Section 5(b)) shall be referred to as an "Option." Options granted under the Plan will be options not qualified as "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as may be amended ("Code").

    (C) EFFECTIVE DATE.

    The Plan as amended and restated is adopted, subject to stockholder approval, effective as of October 1, 1997 ("Effective Date").

2.  ADMINISTRATION OF THE PLAN.

    (A) COMMITTEE.

    The Plan shall be administered by the stock option committee (the "Committee") appointed by the Board of Directors of the Company (the "Board of Directors"), which Committee shall consist of not less than three nor more than seven directors, as determined by the Board of Directors. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board of Directors. Notwithstanding anything to the contrary contained herein, the Board of Directors may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. In the event of the foregoing, the term Committee as used herein shall mean the Board of Directors.

    (B) AUTHORITY OF COMMITTEE.

    Subject to the provisions of the Plan, the Committee shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any option agreements executed pursuant to the Plan, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make any determination necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan. The determination of the Committee on all matters relating to the Plan or any option agreement shall be conclusive. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

3.  SHARES SUBJECT TO THE PLAN.

    (A) NUMBER OF SHARES.

    The stock subject to the Options granted under this Plan shall be the Company's Common Stock. There shall be 500,000 shares of Common Stock, subject to adjustment under Section 6(b), reserved and available for purchase upon the exercise of Options granted under the Plan. The shares issued upon exercise of an Option may be authorized and unissued shares, or shares issued and reacquired by the Company.

    (B) RELEASE OF SHARES.

    If any Option granted hereunder shall be cancelled, expire or terminate for any reason without having been exercised in full, the shares of Common Stock subject to such Option shall again be available to be granted under the Plan.

    (C) RESTRICTIONS ON SHARES.

    Shares of Common Stock issued upon exercise of an Option shall be subject to the terms and conditions specified herein and applicable Federal and state laws, rules and regulations. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to (i) the listing of such shares on any stock exchange on which the Common Stock may then be listed and (ii) the completion of any required (A) registration or qualification of such shares under Federal or state law, or (B) ruling or regulation of a governmental body. The Company may cause any Common Stock to be delivered to be properly marked with a legend or other notation reflecting any limitations on transfer of such Common Stock.

    (D) STOCKHOLDER RIGHTS.

    No person shall have any rights of a stockholder as to shares of Common Stock subject to an Option until, after proper exercise of the Option, such shares shall have been recorded on the Company's official stockholder records as having been issued or transferred to the party exercising the Option. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued or transferred (to the party exercising the Option), in the Company's official stockholder records, except as provided in Section 6(b). The Company shall cause its transfer agent to record the shares as issued or transferred in an expeditious manner.

    (E) STOCK VALUATION.

    The option price of each share of Common Stock purchasable under any Option granted pursuant to the Plan shall be the Fair Market Value (as defined below) thereof at the time the Option is granted.

    For purposes of the Plan, "Fair Market Value" shall mean, with respect to each share of Common Stock, the closing price reported on the principal securities exchange on which the Common Stock may then be traded, including the Nasdaq National Market ("NASDAQ"), if quoted therein, or if there is no such sale on the relevant date, then on the last previous day on which a sale was reported. If the Common Stock is not listed or admitted for trading on any national securities exchange or quoted on NASDAQ or a similar service on such date, Fair Market Value shall be determined by the Committee in its sole discretion.

4.  ELIGIBILITY.

    Each member of the Board of Directors of the Company who is not an employee, either full-time or part-time, of (i) the Company, (ii) any parent of the Company, or (iii) any subsidiary of the Company (each a "non-employee director") may be granted Options to purchase shares of Common Stock in accordance with
Section 5. (A person to whom an Option hereunder is granted shall be referred to hereinafter as an

"Optionee" and such term shall include any person who is appointed as a guardian of the Optionee's estate, any legal representative of the Optionee's estate and any person to whom the Option is transferred pursuant to the applicable laws of descent and distribution.)

5. OPTION PROVISIONS.

    (A) GRANTS OF OPTIONS.

    (i) INITIAL OPTIONS. On the Effective Date or on the date on which a person is first elected as a non-employee director, such non-employee director may be granted an Option to purchase shares of Common Stock at a purchase price per share equal to the Fair Market Value per share of the Common Stock on the date of grant of such Option with the number of shares to be determined by the Committee.

    (b) OPTION AGREEMENT. Each Option granted under this Plan shall be evidenced by an option agreement ("Option Agreement"), which shall embody the terms and conditions of such Option and which shall be subject to the express terms and conditions set forth in this Plan.

    (c) OPTION PERIOD AND EXERCISABILITY. Subject to the provisions of Sections 5(f) and 6(b) hereof, each Option granted under the Plan shall be fully exercisable on the date of its grant for a period of ten (10) years from such grant date ("Option Period"). An Option, or portion thereof, may be exercised in whole or in part only with respect to whole shares of Common Stock.

    (d) METHOD OF EXERCISE. An Option may be exercised (i) by giving written notice to the Company, specifying the number of whole shares to be purchased and accompanied by payment therefor in full in a method provided in Section 5(e) below, and (ii) by executing such documents as the Company may reasonably request to satisfy the Optionee's obligations under the Plan and the Option Agreement. No shares of Common Stock shall be issued until the full purchase price has been paid.

    (e) METHOD OF PAYMENT. The purchase price of the shares of Common Stock as to which an Option shall be exercised shall be paid to the Company (1) in cash,
(2) in previously owned whole shares of Common Stock (for which the director has good title free and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date of exercise, equal to such purchase price, (3) by authorizing the Company to retain whole shares of Common Stock which would otherwise be issuable upon exercise of the Option having a Fair Market Value, determined as of the date of exercise, equal to such purchase price, or (4) by a combination of (1), (2) and (3).

    (f)  TERMINATION OF DIRECTORSHIP.

    (I) DISABILITY, DEATH OR FAILURE TO BE RENOMINATED OR RE-ELECTED. If a non-employee director's directorship terminates by reason of Disability (as defined herein) or death, or by reason of such director's failure to be renominated or re-elected as a director, any Option granted under the Plan and held by the non-employee director may thereafter be exercised by such director (or the duly appointed guardian of the director's estate or the legal representative of the director's estate or the person to whom the Option is transferred pursuant to applicable laws of descent and distribution) for a period of two (2) years from the date of such termination of the non-employee's director's directorship or until the expiration of the Option Period, whichever period is shorter. If a non-employee director dies during the two (2) year period following termination of such director's directorship by reason of Disability, any Option held by the non-employee director may thereafter be exercised by the legal representative of the director's estate (or the person to whom the Option is transferred pursuant to applicable laws of descent and distribution) for a period of six (6) months from the date of death or until the second anniversary of the termination of directorship, whichever period is longer. A Disability shall mean a permanent physical or mental incapacity which, in the reasonable determination of the Board, renders the Optionee unable to perform the duties of a director of the Company.

    (II) OTHER TERMINATION. If a non-employee director's directorship terminates for any reason other than disability, death or failure to be renominated or reelected, any Option held by the non-employee director may thereafter be exercised for a period of six (6) months and one (1) day from such date or until the expiration of the Option Period, whichever period is shorter.

    (g) NONASSIGNABILITY. Except to the extent specifically provided in a domestic relations order which is determined to be a qualified domestic relations order described in the Code or in Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Options are not transferable otherwise than by will or the laws of descent and distribution, and are exercisable during an Optionee's lifetime only by the Optionee (including the duly appointed guardian of the estate of the Optionee); provided, however, that no Option shall be subject to a qualified domestic relations order unless and until the Company adopts Rule 16b-3, as promulgated in Securities Exchange Act Release 34-28869. In the event of the death of an Optionee, any Option theretofore granted to such Optionee shall be exercisable by the legal representative of the estate of the Optionee or the person to whom the Option is transferred pursuant to the applicable laws of descent and distribution.

6.  PROVISIONS APPLICABLE TO THE PLAN.

    (A) DURATION OF THE PLAN.

    The Plan shall continue in effect until it is terminated by action of the Board, but such termination shall not affect the terms of any then outstanding Options.

    (B) ADJUSTMENTS.

    In addition to the other provisions set forth below in this Section 6(b), in the event of any Company stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company stockholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets (if measured on either a stand-alone or consolidated basis), reorganization, rights offering, partial or complete liquidation, or any other corporate transaction or event involving the Company and having an effect similar to any of the foregoing, then the Board shall adjust or substitute, as the case may be, the number of shares of Common Stock available for Options under the Plan, the number of shares of Common Stock covered by outstanding Options, the exercise price per share of outstanding Options, and any other characteristics or terms of the Options as the Board shall deem necessary or appropriate to reflect equitably the effects of such changes to the Optionees; provided, however, that any fractional shares resulting from such adjustment shall be eliminated by rounding to the next lower whole number of shares with appropriate payment for such fractional share as shall reasonably be determined by the Board.

    (C) AMENDMENT OF THE PLAN.

    The Board may amend this Plan as it shall deem advisable, subject to any requirement of stockholder approval imposed by applicable law; provided, however, that this Plan shall not be amended more than once every six (6) months, other than to comport with changes in the Code, ERISA, or the rules thereunder. No amendment may impair the rights of a holder of an outstanding Option without the consent of such holder.

7.  WITHHOLDING.

    The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock hereunder, payment by the Optionee of any Federal, state, local and other taxes which may be required to be withheld or paid in connection with the exercise of an Option hereunder. To the extent such tax withholding is required, it may be effected in any way permitted under Rule 16b-3.

8.  PURCHASE FOR INVESTMENT.

    Whether or not the Options and shares covered by the Plan have been registered under the Securities Act of 1933, as amended, each person exercising an Option under the Plan may be required by the Company to give a representation in writing that such person is acquiring such shares for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. The Company will endorse any necessary legend referring to the foregoing restriction upon the certificate or certificates representing any shares issued or transferred to the Optionee upon the exercise of any Option granted under the Plan.

9.  GOVERNMENT AND OTHER REGULATIONS.

    The obligation of the Company with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agency as may be required, including, without limitation, the effectiveness of any registration statement required under the Securities Act of 1933, as amended, and the rules and regulations of any securities exchange on which the Common Stock may be listed.

10.  SEPARABILITY.

    If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan not declared to be unlawful or invalid. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

11.  NON-EXCLUSIVITY OF THE PLAN.

    Neither the adoption of the Plan by the Board of Directors nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitation on the power of the Board of Directors to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

12.  EXCLUSION FROM PENSION AND PROFIT-SHARING COMPUTATION.

    By acceptance of an Option, each Optionee shall be deemed to have agreed that such grant is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement or other employee benefit plan of the Company or any of its affiliates. In addition, such Option will not affect the amount of any life insurance coverage, if any provided by the Company on the life of the Optionee.

13.  INTERPRETATION.

    (a) GENDER AND NUMBER. Whenever necessary or appropriate in this Plan and where the context admits, the singular term and the related pronouns shall include the plural and the masculine and feminine gender.

    (b) GOVERNING LAW. The Plan shall be construed and enforced according to the laws of the State of Illinois (other than its laws respecting choice of law).

    (c) NO EFFECT ON TERM OF DIRECTORSHIP. Nothing contained herein shall be construed to constitute a promise or other undertaking that a non-employee director shall be continued in office as a director.

                                                                 APPENEDIX C




                          PLATINUM ENTERTAINMENT, INC.

                    CERTIFICATE OF THE POWERS, DESIGNATIONS,
                          PREFERENCES AND RIGHTS OF THE
                      SERIES B CONVERTIBLE PREFERRED STOCK,
                            PAR VALUE $.001 PER SHARE

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


          The following resolution was duly adopted by the Board of Directors of Platinum Entertainment Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, ____________, 1997, by [the unanimous written consent] [vote at a meeting] of the Board of Directors:

          RESOLVED that, pursuant to the authority expressly granted to the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, and pursuant to Section 151(g) of the General Corporation Law of
the State of Delaware, there be created from the [            ] shares of
Preferred Stock, par value $.001 per share (the "Preferred Stock"), of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock consisting of 20,000 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock"), the voting powers, designations, preferences and relative, participating, optional or other special rights of which, and qualifications, limitations or restrictions thereof, shall be as follows:

          1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

               1.1 "Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such first Person. For the purpose of this definition, "control" shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

               1.2 "Board of Directors" shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

               1.3 "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

               1.4 "Certificate of Incorporation" shall mean the Certificate of Incorporation of the Corporation, as amended from time to time.

               1.5 "Change of Control" shall mean (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation to any Person or group of Persons acting in concert as a partnership or other group within the meaning of Rule 13d-5 under the Exchange Act (a "GROUP OF PERSONS"), (ii) the merger or consolidation of the Corporation with or into another corporation with the effect that the then existing stockholders of the Corporation hold less than 50% of the combined voting power of the then outstanding securities of the surviving corporation of such merger or the corporation resulting from such consolidation ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors, (iii) the replacement of a majority of the Board of Directors, over a two-year period, from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by the Board of Directors (or its replacements approved by the Board of Directors) as constituted at the beginning of such period, or (iv) a Person or Group of Persons (other than the Investors and their Affiliates) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Corporation representing 49% or more of the combined voting power of the then outstanding securities of the Corporation ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

               1.6 "Class A Common Stock" shall mean the class of Class A Common Stock, par value $.001 per share, of the Corporation or any other class of stock resulting from successive changes or reclassifications of such Class A Common Stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision or combination.

               1.7 "Class B Common Stock" shall mean the class of Class B Common Stock, par value $.001 per share, of the Corporation or any other class of stock resulting from successive changes or reclassifications of such Class B Common

Stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision or combination.

               1.8 "Closing Price" of the Common Stock, as of any day, shall mean (a) the last reported sale price of such stock (regular way), or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported on the principal national securities exchange on which such stock is listed or admitted to trading or (b) if the Common Stock is not listed or admitted to trading on any national securities exchange, the last reported sale price, or in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for the Common Stock, in either case reported on NASDAQ, or a similar service if NASDAQ is no longer reporting such information.

               1.9 "Common Stock" shall mean the class of Common Stock, par value $.001 per share, of the Corporation or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision or combination.

               1.10 "Common Stock Conversion Rate" shall mean, as of any date, a rate for each share of Series B Preferred Stock equal to (i) the Liquidation Value thereof plus all accrued and unpaid dividends thereon (whether or not declared), divided by (ii) the Conversion Price in effect as of such date.

               1.11 "Conversion Price" shall mean $6.60 per share of Common
Stock.

               1.12 "Current Market Price" shall mean, with respect to each share of Common Stock as of any date, the average of the daily Closing Prices per share of Common Stock for the 10 consecutive Trading Days commencing 15 Trading Days prior to such date; provided that if on any such date the shares of Common Stock are not listed or admitted for trading on any national securities exchange or quoted by NASDAQ or a similar service, the Current Market Price for a share of Common Stock shall be the fair market value of such share as determined in good faith by the Board of Directors. If the Board of Directors is unable to determine the fair market value, or if the holders of a majority-in-interest of the shares of Series B Preferred Stock disagree with the Board's determination of fair market value by written notice delivered to the Corporation within five (5) business days after the Board's determination thereof is communicated in writing to holders of the Series B Preferred Stock affected thereby, which notice specifies a majority-in-interest of such holders' determination of fair market value, then the Corporation and a majority-in-interest of such holders shall select an Independent Financial Expert which shall determine such fair market value.

If the Corporation and such holders are unable to agree upon an Independent Financial Expert within fifteen (15) days after the request of such holders, each of the Corporation and such holders shall select an Independent Financial Expert within five (5) days following the expiration of such fifteen (15) day period, and these Independent Financial Experts shall select a third Independent Financial Expert. The determination of fair market value by such Independent Financial Expert shall be final, binding and conclusive on the Corporation and all holders of the Series B Preferred Stock. All costs and fees of any of the Independent Financial Experts retained in accordance with the foregoing shall be borne by the Corporation.

          1.13 "Dividend Amount" shall mean an amount per share of Series B Preferred Stock (rounded to the nearest $ .01) equal to (1) $30 per $1,000 Liquidation Value of Series B Preferred Stock during the first year after the Issue Date,(2) $35 per $1,000 Liquidation Value of Series B Preferred Stock during the second year after the Issue Date, (3)$40 per $1,000 Liquidation Value of Series B Preferred Stock during the third year after the Issue Date,(4) $45 per $1,000 Liquidation Value of Series B Preferred Stock during the fourth and fifth years after the Issue Date and (5) $50 per $1,000 Liquidation Value of Series B Preferred Stock at all times after the fifth anniversary of the Issue Date.

               1.14 "Dividend Rate" shall mean (1) 3% per quarter during the first year after the Issue Date,(2) 3.5% per quarter during the second year after the Issue Date,(3) 4% per quarter during the third year after the Issue Date, (4) 4.5% per quarter during the fourth and fifth years after the Issue Date and (5) 5% per quarter at all times after the fifth anniversary of the Issue Date.

               1.15 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

               1.16 "Excluded Securities" means (a) shares of Common Stock issued upon conversion or exercise of convertible securities, warrants and options of the Corporation outstanding on the Issue Date, (b) shares of Common Stock, and options to purchase such shares, issued to officers, directors, employees or former employees of, or consultants to, the Corporation or any of its subsidiaries pursuant to any equity incentive plan, agreement or other arrangement which has been approved by a vote of at least two-thirds (2/3rds) of the Board of Directors, (c) shares of Common Stock issued upon conversion of the shares of Series B Preferred Stock, and (d) shares of Common Stock issued upon exercise of the warrants issued to the purchasers of the shares of Series B Preferred Stock pursuant to the Investment Agreement.

               1.17 "Independent Financial Expert" means an independent nationally recognized investment banking firm.

               1.18 "Issue Date" shall mean the Closing Date (as defined in the Investment Agreement).

               1.19 "Investment Agreement" shall mean the Investment Agreement, dated as of October __, 1997, between the Corporation, the Investors and certain other parties thereto, as amended from time to time.

               1.20 "Investors" shall mean MAC Music LLC, a Delaware limited liability company, and SK-Palladin Partners, LP, a Delaware limited partnership.


               1.21 "Junior Stock" shall mean the Common Stock, the Class A Common Stock, the Class B Common Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the shares of any other class or series of stock of the Corporation which, by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall be junior to the Series B Preferred Stock in respect of the right to receive dividends and to participate in any distribution of assets other than by way of dividends.

               1.22 "Liquidation Value" shall have the meaning assigned to such term in Section 6.1 hereof.

               1.23 "NASDAQ" shall mean the National Association of Securities Dealers, Inc. Automated Quotation System.

               1.24 "Parity Stock" shall mean the shares of any other class or series of stock of the Corporation which, by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall, in the event that the stated dividends thereon are not paid in full, be entitled to share ratably with the Series B Preferred Stock in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and shall, in the event that the amounts payable thereon on liquidation are not paid in full, be entitled to share ratably with the Series B Preferred Stock in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full; PROVIDED, HOWEVER, that the term "Parity Stock" shall be deemed to refer (i) in
Section 2.2 hereof, to any stock which is Parity Stock in respect of the right to receive dividends and (ii) in Section 6 hereof, to any stock which is Parity Stock in respect of any distribution of assets other than by way of dividends.

               1.25 "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, estate, other entity or government or any agency or political subdivision thereof.

               1.26 "Pro Rata Repurchase" shall mean any purchase of shares of Common Stock by the Corporation or by any of its subsidiaries whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a subsidiary of the Corporation), or any combination thereof, effected while any of the shares of Series B Preferred Stock are outstanding, which purchase is subject to Section 13(e) of the Exchange Act or is made pursuant to an offer made available to all holders of Common Stock.

               1.27 "Senior Stock" shall mean the shares of any class or series of stock of the Corporation which, by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall be senior to the Series B Preferred Stock in respect of the right to receive dividends or to participate in any distribution of assets other than by way of dividends.

               1.28 "Series A-1 Preferred Stock" shall mean the class of Series A-1 Non Convertible Preferred Stock, par value $.001 per share, of the Corporation or any other class of stock resulting from successive changes or reclassifications of such Series A-1 Non Convertible Preferred Stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision or combination.

               1.29 "Series A-2 Preferred Stock" shall mean the class of Series A-2 Convertible Preferred Stock, par value $.001 per share, of the Corporation or any other class of stock resulting from successive changes or reclassifications of such Series A-2 Convertible Preferred Stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision or combination.

               1.30 "Trading Day" shall mean, so long as the Common Stock is listed or admitted to trading on a national securities exchange, a day on which the principal national securities exchange on which the Common Stock is listed is open for the transaction of business, or, if the Common Stock is not so listed or admitted for trading on any national securities exchange, a day on which NASDAQ is open for the transaction of business.

          2.   DIVIDENDS.

               2.1 The holders of the outstanding shares of Series B Preferred Stock shall be entitled to receive quarterly dividends, when, as and if declared by the Board of Directors out of funds legally available therefor. Each quarterly dividend shall be an amount per share (rounded to the nearest $.01) equal to the Dividend Amount and shall be payable on the last Business Day of August, November, February and May in each year (each a "Dividend Payment Date"), to the holders of record of Series B Preferred Stock at the close of business on the preceding Business Day, or such other dates as are fixed by the Board Directors within ten (10) days prior to the Dividend Payment Date (each a "Record Date"). Such dividends shall become payable beginning on the first Dividend Payment Date for which the Record Date is subsequent to the Issue Date. Dividends on each share of Series B Preferred Stock shall be cumulative and shall accrue on a day-to-day basis, whether or not earned, from and after the day immediately succeeding the date on which such share was issued, and shall be payable in cash (except upon conversion). Dividends on the Series B Preferred Stock that are not declared and paid when due will compound quarterly on each Dividend Payment Date at the Dividend Rate. Dividends payable for any partial dividend period shall be computed on the basis of actual days elapsed over a 360 day year.

               2.2  Except as hereinafter provided in this Section 2.2, unless
(a) full cumulative dividends on the outstanding shares of Series B Preferred Stock and any Parity Stock that shall have accrued and become payable as of any date shall have been paid, or declared and funds shall have been set apart for payment thereof, and (b) all applicable redemption, exchange and repurchase obligations with respect to the outstanding shares of Series B Preferred Stock and any Parity Stock shall have been satisfied, no dividend or other distribution (payable other than in shares of Junior Stock) shall be paid to the holders of Junior Stock or Parity Stock, and no shares of Series B Preferred Stock, Parity Stock or Junior Stock shall be purchased or redeemed by the Corporation or any of its subsidiaries (except by conversion into or exchange for, or out of the net cash proceeds from the concurrent sale of, Junior Stock), nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Series B Preferred Stock, Junior Stock or Parity Stock. When dividends are not paid in full upon the shares of Series B Preferred Stock and any Parity Stock, all dividends declared upon shares of Series B Preferred Stock and all Parity Stock shall be declared pro rata so that the amount of dividends declared per share on Series B Preferred Stock and all such Parity Stock shall in all cases bear to each other the same ratio that accrued cumulative dividends per share on the shares of Series B Preferred Stock and all such Parity Stock bear to each other. Holders of shares of Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on Series B Preferred Stock.

          3.   REDEMPTION.

               3.1 The Corporation may, at its sole option, subject to the provisions of Section 2.2, redeem at any time after the Issue Date, out of funds legally available therefor, all (or, in accordance with Section 3.2, less than all) of the outstanding shares of Series B Preferred Stock at a redemption price for each share of Series B Preferred Stock called for redemption pursuant to this Section 3.1 equal to the Redemption Price (as hereinafter defined). The term "Redemption Price" shall mean, with respect to each share of Series B Preferred Stock, an amount equal to the Liquidation Value thereof and all accrued and unpaid dividends thereon to the redemption date. With respect to each share of Series B Preferred Stock properly tendered for redemption, if the Corporation fails to pay the redemption price upon such tender, the Corporation shall also pay an amount equal to interest on the amount determined in the above sentence at 12% per annum, compounded on a quarterly basis, from the date fixed for redemption to the date the Redemption Price is actually paid.

               3.2 In the event that fewer than all the outstanding shares of Series B Preferred Stock are to be redeemed pursuant to Section 3.1 above, the number of shares to be redeemed shall be redeemed on a pro rata basis based on the number of shares held by each holder thereof.

               3.3 In the event the Corporation shall elect to redeem shares of Series B Preferred Stock pursuant to Section 3.1, it shall provide notice of such redemption by first class mail, postage prepaid, mailed not less than sixty
(60) nor more than ninety (90) days prior to the redemption date, to each record holder of the shares to be redeemed, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (i) the time and date as of which the redemption shall occur; (ii) the total number of shares of Series B Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; (iv) that shares of Series B Preferred Stock called for redemption may be converted at any time prior to the time and date fixed for redemption (unless (x) the Corporation shall default in the payment of the Redemption Price, in which case such right shall not terminate at such time and date or (y) the holders of such shares do not yet have the right to convert such shares under Section 4 below); (v) the Common Stock Conversion Rate; (vi) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and
(vii) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

               3.4 If notice of redemption shall have been given by the Corporation as provided in Section 3.3, dividends on the shares of Series B Preferred Stock so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the

Corporation with respect to shares so called for redemption (except the right to receive from the Corporation the Redemption Price without interest and except the right to convert such shares in accordance with Section 4) shall cease (including any right to receive dividends otherwise payable on any Dividend Payment Date that would have occurred after the time and date of redemption) from and after the time and date fixed in the notice of redemption as the time and date of redemption (unless the Corporation shall default in the payment of the Redemption Price, in which case such rights shall not terminate at such time and date). Upon surrender (in accordance with the notice of redemption) of the certificate or certificates for any shares to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice of redemption shall so state), such shares shall be redeemed by the Corporation at the Redemption Price. In case fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without cost to the holder thereof, together with the amount of cash, if any, in lieu of fractional shares. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of one year from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the redemption price without interest. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

          4.   CONVERSION RIGHTS.

               4.1 Each holder of a share of Series B Preferred Stock shall have the right, at any time after the second anniversary of the Issue Date, or, as to any share of Series B Preferred Stock called for redemption with a date fixed for redemption which is after the second anniversary of the Issue Date, at any time prior to the time and date fixed for such redemption (unless the Corporation defaults in the payment of the Redemption Price, in which case such right shall not terminate at such time and date), to convert such share into fully paid and nonassessable shares of Common Stock at the Common Stock Conversion Rate as of the date of conversion.

               4.2 No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Series B Preferred Stock, the Corporation shall, subject to Section 4.5(e), make a cash payment (calculated to the nearest $.01) equal to such fraction multiplied by the Closing Price of the Common Stock on the last Trading Day prior to the date of conversion.

               4.3 Any holder of shares of Series B Preferred Stock electing to convert such shares into Common Stock shall surrender the certificate or certificates for such shares at the offices of the Corporation (or at such other place as the

Corporation may designate by notice to the holders of shares of Series B Preferred Stock) during regular business hours, duly endorsed to the Corporation or in blank, or accompanied by instruments of transfer to the Corporation or in blank, in form reasonably satisfactory to the Corporation, and shall give written notice to the Corporation at such offices that such holder elects to convert such shares of Series B Preferred Stock. As soon as practicable after any holder deposits certificates for shares of Series B Preferred Stock, accompanied by the written notice above prescribed, the Corporation shall issue and deliver at such office to the holder for whose account such shares were surrendered, or to his nominee, certificates representing the number of shares of Common Stock and the cash in lieu of fractional shares, if any, to which such holder is entitled upon such conversion.

               4.4 Conversion shall be deemed to have been made as of the date that certificates for the shares of Series B Preferred Stock to be converted and the written notice, are received by the Corporation; and the Person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock on such date. The Corporation shall not be required to deliver certificates for shares of Common Stock while the stock transfer books for such stock or for Series B Preferred Stock are duly closed for any purpose, but certificates for shares of Common Stock shall be issued and delivered as soon as practicable after the opening of such books.

               4.5 The Common Stock Conversion Rate shall be adjusted from time to time as follows:

                    (a) If the Corporation shall, at any time or from time to time while any shares of the Series B Preferred Stock are outstanding, (i) pay a dividend on its Common Stock in shares of its capital stock, (ii) combine its outstanding shares of Common Stock into a smaller number of shares,
(iii) subdivide its outstanding shares of Common Stock or (iv) issue by reclassification of its shares of Common Stock any shares of capital stock of the Corporation, then the Common Stock Conversion Rate in effect immediately before such action shall be adjusted so that the holders of the Series B Preferred Stock, upon conversion of shares thereof immediately following such action, shall be entitled to receive the kind and amount of shares of capital stock of the Corporation which they would have owned or been entitled to receive upon or by reason of such event if such shares of Series B Preferred Stock had been converted immediately before the record date or effective date for such action.

                    (b) If the Corporation shall, at any time or from time to time while any of the Series B Preferred Stock is outstanding, issue or sell, or fix a record date for the issuance of, (A) Common Stock (or securities convertible or exchangeable into or exercisable for Common Stock) (other than Excluded Securities) or (B) rights, options or warrants entitling the holders thereof to subscribe for or purchase Common Stock (or securities convertible into or exchangeable or exercisable for shares of Common Stock) (other than Excluded Securities), in any such case, at a price per share (treating the price per share of securities convertible into or exchangeable or exercisable for Common Stock as equal to
(x) the sum of (i) the price for a unit of the security convertible into or exchangeable or exercisable for Common Stock plus (ii) any additional consideration initially payable upon the conversion of such security into or the exchange or exercise of such security for Common Stock, divided by (y) the number of shares of Common Stock initially underlying such exercisable, convertible or exchangeable security) that is less than the greater of the Current Market Price of the Common Stock and the Conversion Price on the date of such issuance or such record date (the "Measuring Price"), then the Common Stock Conversion Rate shall be adjusted so that it shall equal the rate determined by multiplying the Common Stock Conversion Rate in effect immediately prior to giving effect to this Section 4.5 by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (calculated to include the shares of Common Stock underlying the Warrants issued under the Investment Agreement and all then currently exerciseable, convertible and exchangeable securities that are "in-the-money") on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase (or into or for which the exercisable, convertible or exchangeable securities so offered are initially exercisable, convertible or exchangeable), and the denominator of which shall be the number of shares of Common Stock outstanding (calculated to include the shares of Common Stock underlying the Warrants issued under the Investment Agreement and all then currently exerciseable, convertible and exchangeable securities that are "in-the-money") on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase (or the aggregate purchase price of the exercisable, convertible or exchangeable securities so offered plus the aggregate amount of any additional consideration initially payable upon exercise, conversion or exchange for or into Common Stock) would purchase at such Measuring Price.

                    (c) If the Corporation shall, at any time or from time to time while any of the Series B Preferred Stock is outstanding, distribute to all holders of shares of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation and the Common Stock is not changed or exchanged) cash, evidences of indebtedness, securities or other assets (excluding (i) ordinary course cash dividends to the extent such dividends do not exceed the Corporation's retained earnings and (ii) dividends payable in shares of Common Stock for which adjustment is made under Section 4.5(a)) or rights, options or warrants to subscribe for or purchase securities of the Corporation (excluding those for which adjustment is made under Section 4.5(b)), then in each such case the Common Stock Conversion Rate shall be adjusted so that it shall equal the rate determined by multiplying the Common Stock

Conversion Rate in effect immediately prior to the date of such distribution by a fraction, the numerator of which shall be the Current Market Price of the Common Stock on the record date referred to below, and the denominator of which shall be such Current Market Price of the Common Stock less the then fair market value (as determined by the Board of Directors in good faith or, if requested by the holders of a majority of the Series B Preferred Stock, by an Independent Financial Expert selected in the manner described in the definition of the term "Current Market Price") of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights, options or warrants applicable to one share of Common Stock (provided that such denominator shall never be less than $.01).

                    (d) If the Corporation or any subsidiary thereof shall, at any time or from time to time while any of the Series B Preferred Stock is outstanding, make a Pro Rata Repurchase, the Common Stock Conversion Rate shall be adjusted by multiplying the Common Stock Conversion Rate in effect immediately prior to such action by a fraction (which in no event shall be less than one (1)), the numerator of which shall be the product of (i) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase minus the number of shares of Common Stock repurchased in such Pro Rata Repurchase and (ii) the Current Market Price of the Common Stock as of the day immediately preceding the first public announcement by the Corporation of the intent to effect such Pro Rata Repurchase, and the denominator of which shall be
(i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Current Market Price of the Common Stock as of the day immediately preceding the first public announcement by the Corporation of the intent to effect such Pro Rata Repurchase minus (ii) the aggregate purchase price of the Pro Rata Repurchase (provided that such denominator shall never be less than $.01).

                    (e) All calculations under this Section 4.5 shall be made to the nearest $.01 (with $.005 being rounded upward), one-hundredth of a share (with .005 being rounded upward) or, in the case of a conversion rate, one ten-thousandth (with .00005 being rounded upward). Notwithstanding any other provision of this Section 4.5, the Corporation shall not be required to make any adjustment of the Common Stock Conversion Rate unless such adjustment would require an increase or decrease of at least 0.05% of such rate. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 0.05% in such rate. Any adjustments under this Section 4.5 shall be made successively whenever an event requiring such an adjustment occurs.

                    (f) Whenever an adjustment in the Common Stock Conversion Rate is required, the Corporation shall promptly cause to be mailed (but in any event not later than five (5) days after the date of the event giving rise to such adjustment) first-class postage prepaid, to the holders of record of the outstanding shares of Series B Preferred Stock, notice of such adjustment and a certificate of a firm of independent public accountants of recognized national standing selected by the Board of Directors (who shall be appointed at the Corporation's expense and who may be the independent public accountants regularly employed by the Corporation) setting forth the adjusted Common Stock Conversion Rate in effect as of such date determined as provided herein. Such notice and certificate shall set forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustment.

                    (g) In the event that at any time as a result of an adjustment made pursuant to this Section 4.5, the holder of any share of Series B Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of stock of the Corporation other than shares of Common Stock, the conversion rate of such other shares so receivable upon conversion of any such share of Series B Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in subparagraphs (a) through (f) and (h) of this Section 4.5, and the provisions of this Section 4 with respect to the Common Stock shall apply on like or similar terms to any such other shares and the determination of the Board of Directors as to any such adjustment shall be conclusive.

                    (h) No adjustment shall be made pursuant to this Section if the effect thereof would be to reduce the Conversion Price below the par value of the Common Stock.

               4.6 In case (a) any consolidation or merger to which the Corporation is a party, other than a merger or consolidation in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification of, or change (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock or (b) any sale or conveyance of all or substantially all of the property and assets of the Corporation is effected in such a way that the holders of Common Stock shall be entitled to receive stock or other securities or assets with respect to or in exchange for Common Stock, then upon conversion of each share of Series B Preferred Stock the holder thereof shall be entitled to receive the kind and amount of shares of stock or other securities and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such consolidation, merger, sale or conveyance, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The Corporation shall not enter into any of the transactions referred to in clause (a) or (b) of the preceding sentence unless provision shall be made so as to give effect to the provisions set forth in this Section 4.6. The provisions of this Section 4.6 shall apply similarly to successive consolidations, mergers, sales or conveyances.

               4.7 The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock into such Common Stock at any time (assuming that, at the time of the computation of such number of shares, all such Common Stock would be held by a single holder). The Corporation shall from time to time, in accordance with the laws of the State of Delaware, use its best efforts to cause the authorized amount of Common Stock to be increased if the aggregate of the authorized amount of the Common Stock remaining unissued and the issued shares of such Common Stock in its treasury (other than any shares of such Common Stock reserved for issuance in any other connection) shall not be sufficient to permit the conversion of the shares of Series B Preferred Stock into the Common Stock. The Corporation covenants that any shares of Common Stock issued upon conversions of the Series B Preferred Stock shall be validly issued, fully paid and nonassessable.

               4.8 If any shares of Common Stock which would be issuable upon conversion of shares of Series B Preferred Stock hereunder require registration with or approval of any governmental authority before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible cause such shares to be duly registered or approved, as the case may be.

               4.9 The Corporation shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which is payable in respect of any transfer involved in the issue or delivery of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

               4.10 For purposes of this Section 4, the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation or any subsidiary. The Corporation shall not pay a dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

               4.11 If any action or transaction would require adjustment of the Common Stock Conversion Rate pursuant to more than one paragraph of this
Section 4, only one adjustment shall be made and each such adjustment shall be the amount of adjustment that has the highest absolute value.

               4.12 In case:

                    (a) of a consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required; or

                    (b) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

                    (c)  of any Pro Rata Repurchase;

then, in each case, the Corporation shall cause to be mailed, first-class postage prepaid, to the holders of record of the outstanding shares of Series B Preferred Stock, at least twenty (20) days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of any distribution or grant of rights or warrants triggering an adjustment to the Common Stock Conversion Rate pursuant to this
Section 4, or, if a record is not to be taken, the date as of which the holders of record of Common Stock entitled to such distribution, rights or warrants are to be determined, or (y) the date on which any reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation, winding up or Pro Rata Repurchase is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation, winding up or Pro Rata Repurchase. Failure to give the notice specified hereunder shall have no effect on the status or effectiveness of the action to which the required notice relates.

          5.   VOTING.

               5.1 The shares of Series B Preferred Stock shall have no voting rights except as required by law or as set forth below:

                    (a) If on the fifth anniversary of the Issue Date any shares of Series B Preferred Stock remain outstanding, then the number of directors constituting the Board of Directors shall be increased by four (4) (in addition to any such increase in directorships required by any similar provision of the Certificate of Incorporation or the certificate of designation in respect of any other class or series of preferred stock of the Corporation) and the holders of shares of Series B Preferred

Stock (in addition to all other rights) shall have the exclusive right, voting separately as a class, to elect eight (8) directors of the Corporation.

                    (b) Such voting rights may be exercised initially either by written consent or at a special meeting of the holders of the shares of Series B Preferred Stock having such voting rights, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such annual meeting until such time as shares of Series B Preferred Stock are no longer outstanding, at which time or times such voting rights and the term of the directors elected pursuant to Section 5.1(a) shall terminate.

                    (c) At any time when such voting rights shall have vested in holders of shares of Series B Preferred Stock described in Section 5.1(a), and if such rights shall not already have been exercised by written consent, a proper officer of the Corporation may call, and, upon the written request, addressed to the Secretary of the Corporation, of the record holders of shares representing twenty-five percent (25%) of the voting power of the shares then outstanding of Series B Preferred Stock, shall call, a special meeting of the holders of shares of Series B Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation, or, if none, at a place designated by the Board of Directors. Notwithstanding the provisions of this Section 5.1(c), no such special meeting shall be called during a period within 60 days immediately preceding the date fixed for the next annual meeting of stockholders.

                    (d) At any meeting held for the purpose of electing directors at which the holders of shares of Series B Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of Series B Preferred Stock having such right shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class.

                    (e) Any director elected by holders of shares of Series B Preferred Stock pursuant to the voting right created under this Section 5.1 shall hold office until the next annual meeting of stockholders (unless such term has previously terminated pursuant to Section 5.1(b)) and any vacancy in respect of any such director shall be filled only by vote of the remaining director[s] so elected, or if there be no such remaining director, by the holders of shares of Series B Preferred Stock by written consent or at a special meeting called in accordance with the procedures set forth in Section 5.1(c), or, if no such special meeting is called or written consent executed, at the next annual meeting of stockholders. Upon any termination of such voting right, subject to applicable law, the term of office of all directors elected by holders of shares of Series B Preferred Stock voting separately as a class pursuant to this Section 5.1 shall terminate.


                    (f) So long as any shares of Series B Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the Corporation shall not, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of shares of Series B Preferred Stock representing at least a majority of the aggregate voting power on the matters set forth in this Section 5.1(f) of shares of Series B Preferred Stock, voting as a separate class, (i) authorize or issue any Senior Stock or Parity Stock or reclassify any Junior Stock as Parity Stock or Senior Stock or reclassify any Parity Stock as Senior Stock, (ii) amend, alter or repeal any of the provisions of the Certificate of Incorporation, so as in any such case to materially and adversely affect the preferences, special rights, powers or privileges of the shares of Series B Preferred Stock, (iii) redeem, repurchase, retire or otherwise acquire any capital stock or options to purchase capital stock of the Corporation (other than purchases of capital stock or options from employees of the Corporation or any of its subsidiaries in connection with termination of employment or from other Persons providing services to the Corporation or any of its subsidiaries in an amount not to exceed $1,000,000 in the aggregate for all such purchases after the Issue Date) or (iv) declare or pay any dividends or other distributions with respect to Junior Stock or Parity Stock.

                    (g) In addition to the foregoing, the holders of the Series B Preferred Stock shall have such other voting, consent and approval rights as are specified in the Investment Agreement.

                    (h)  In exercising the voting rights set forth in this
Section 5.1, each share of Series B Preferred Stock shall have a number of votes equal to its Liquidation Value.

               5.2 No consent of holders of shares of Series B Preferred Stock shall be required for (i) the creation of any indebtedness of any kind of the Corporation or (ii) the authorization or issuance of any class of Junior Stock.

          6.   LIQUIDATION RIGHTS.

               6.1 Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, in preference to the holders of, and before any payment or distribution shall be made on, Junior Stock, the amount of $1,000 per share (the "Liquidation Value"), plus an amount equal to all accrued and unpaid dividends to the date of final distribution (whether or not declared).

               6.2 Neither the sale, exchange or other conveyance (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation, or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 6.

               6.3 After the payment to the holders of the shares of Series B Preferred Stock of full preferential amounts provided for in this Section 6, the holders of Series B Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

               6.4 In the event the assets of the Corporation available for distribution to the holders of shares of Series B Preferred Stock upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 6.1, no such distribution shall be made on account of any shares of any Parity Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Series B Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all Parity Stock are entitled upon such dissolution, liquidation or winding up.

          7.   CHANGE OF CONTROL

               7.1 In the event that the Corporation becomes aware of a Change of Control or pending Change of Control, the Corporation shall make an offer (the "Change of Control Offer") to purchase all of the outstanding shares of Series B Preferred Stock at a purchase price for each share of Series B Preferred Stock equal to the Repurchase Price (as hereinafter defined) on the effective date of such Change of Control (the "Trigger Date"). The term "Repurchase Price" shall mean, with respect to each share of Series B Preferred Stock, an amount equal to 110% of the sum of the Liquidation Value thereof and any accrued and unpaid dividends thereon to the date of such purchase. With respect to each share of Series B Preferred Stock properly tendered for repurchase, if the Corporation fails to pay the Repurchase Price upon such tender, the Corporation shall also pay an amount equal to interest on the amount determined in the above sentence at 12% per annum, compounded on a quarterly basis, from the date fixed for repurchase to the date the Repurchase Price is actually paid. The Change of Control Offer must be made as soon as practicable and if possible not less than sixty (60) days prior to the Trigger Date, shall remain open for at least forty (40) and not more than fifty (50) days (or such longer time as may be required by applicable law or regulation) and shall comply, to the extent required, with the applicable requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations.

               7.2 In the event the Corporation is required to make a Change of Control Offer pursuant to Section 7.1, it shall provide notice of such Change of Control Offer (the "Notice of Offer") by first class mail, postage prepaid, to each record holder of the shares of Series B Preferred Stock, at such holder's address as the same appears on the books of the Corporation. Each such Notice of Offer shall state: (i) that the Corporation is offering to purchase all outstanding shares of Series B Preferred Stock and that such offer is irrevocable; (ii) the Trigger Date, which will be the date on which any such purchase will be consummated; (ii) the total number of shares of Series B Preferred Stock which the Corporation is offering to purchase from such holder;
(iii) the Repurchase Price; (iv) the last day on which the Change of Control Offer may be accepted (the "Expiration Date") and (v) the place or places where certificates for shares of Series B Preferred Stock are to be surrendered for payment of the Repurchase Price.

               7.3 Any holder of outstanding shares of Series B Preferred Stock may, at its sole option, elect to accept the Change of Control Offer with respect to all or less than all of such holder's outstanding Series B Preferred Stock by delivering written notice of such acceptance to the Corporation on or before the Expiration Date. On the Trigger Date, the Corporation will pay to each holder that has accepted the Change of Control Offer the Repurchase Price for the shares of Series B Preferred Stock which such holder has elected to sell to the Corporation against delivery (in accordance with the Notice of Offer) of the certificate or certificates for any shares to so purchased (properly endorsed or assigned for transfer, if the Corporation shall so require and the Notice of Offer shall so state). In case fewer than all the shares represented by any such certificate are to be repurchased, a new certificate shall be issued representing the shares which are not purchased, without cost of the holder thereof, together with the amount of cash, if any, in lieu of fractional shares.

          8. TRANSACTIONS WITH AFFILIATES. As long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any of its subsidiaries to, enter into any transaction with any Affiliate of the Corporation or such subsidiary (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any services, with or to any Affiliate and investments, loans or advances by or to any Affiliate) except for transactions entered into in good faith pursuant to the reasonable requirements of the business of the Corporation or such subsidiary and on terms substantially no less favorable to the Corporation or such subsidiary than those that the Corporation or such subsidiary would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Corporation or such subsidiary.

          9.   OTHER PROVISIONS.

               9.1 Shares of Series B Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of Preferred Stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Corporation, except that any issuance or reissuance of shares of Series B Preferred Stock must be in compliance with this certificate of designation.

               9.2 The Corporation shall be entitled to recognize the exclusive right of a Person registered on its records as the holder of shares of Series B Preferred Stock, and such record holder shall be deemed the holder of such shares for all purposes.

               9.3 All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.

          IN WITNESS WHEREOF, Platinum Entertainment, Inc. has caused this certificate to be signed and attested this ___ day of ____________ 1997.

                                        PLATINUM ENTERTAINMENT, INC.


                                        By:_________________________________
                                        Name:
                                        Title:

                                                                    APPENDIX D

                                 Form of Warrant

         NEITHER THIS WARRANT NOR ANY SECURITIES ACQUIRED UPON THE EXERCISE OF THIS WARRANT (THE "SECURITIES") HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS AS EVIDENCED BY AN OPINION OF COUNSEL DELIVERED AND REASONABLY ACCEPTABLE TO THE COMPANY.

                    ______________________________________________

                             PLATINUM ENTERTAINMENT, INC.
                            COMMON STOCK PURCHASE WARRANT
                   _______________________________________________



         This certifies that, for good and valuable consideration, Platinum Entertainment, Inc., a Delaware corporation (the "Company"), grants to
[MAC Music LLC] [SK-Palladin Partners, LP] its successors and assigns (the "Warrantholder"), the right to subscribe for and purchase from the Company ________________(________________ ) validly issued, fully paid and nonassessable shares (the "Warrant Shares") of the Company's Common Stock, par value $.001 per share (the "Common Stock"), at the purchase price per share of $6.60 (the "Exercise Price"), at any time prior to 5:00 p.m., New York City time, on October 31, 2007 (the "Expiration Date"), subject to the terms, conditions and adjustments herein set forth.

         This Warrant is being issued in connection with the issue and sale by the Company of shares of its Series B Convertible Preferred Stock, par value $.001 per share (the "Preferred Stock"), pursuant to the terms of an Investment Agreement, dated as of October __, 1997 (the "Investment Agreement"), among the Company, the Warrantholder and certain other parties, and is subject to the terms thereof. This

Warrant is one of the "Warrants" referred to in the Investment Agreement, and the Warrantholder is entitled to the rights and subject to the obligations contained in the Investment Agreement.

         Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Investment Agreement.

         1.   EXERCISE OF WARRANTS.

              1.1 EXERCISE OF WARRANT. This Warrant may be exercised, in whole or in part, at any time or from time to time prior to the Expiration Date, by surrendering to the Company at its principal office this Warrant, with an Exercise Form (as defined herein) duly executed by the Warrantholder and accompanied by payment of the Exercise Price for the number of shares of Common Stock specified in such Exercise Form.

            1.2 CASHLESS EXERCISE. In lieu of the payment of the Exercise Price, the Warrantholder shall have the right (but not the obligation) to require the Company to convert this Warrant, in whole or in part, into shares of Common Stock (the "Conversion Right") as provided for in this
Section 1.2. Upon exercise of the Conversion Right, the Company shall deliver to the Warrantholder (without payment by the Warrantholder of any of the Exercise Price) that number of shares of Common Stock equal to the quotient obtained by dividing (x) the value of the Warrant or portion thereof being exercised at the time the Conversion Right is exercised (determined by subtracting the aggregate Exercise Price in effect immediately prior to the exercise of the Conversion Right for the number of shares for which the Warrant is being exercised from the aggregate Current Market Price (as defined herein) of the shares of Common Stock issuable upon exercise of the Warrant for the number of shares for which the Warrant is being exercised immediately prior to the exercise of the Conversion Right) by (y) the Current Market Price of one share of Common Stock immediately prior to the exercise of the Conversion Right. The Conversion Right may be exercised at any time or from time to time prior to the Expiration Date by surrendering to the Company at its principal office this Warrant, with an Exercise Form duly executed by the Warrantholder and indicating that the Warrantholder wishes to exercise the Conversion Right and specifying the total number of shares of Common Stock for which the Warrant is being exercised.

               1.3  DELIVERY OF WARRANT SHARES; EFFECTIVENESS OF EXERCISE.

                 (a) DELIVERY OF WARRANT SHARES. A stock certificate or certificates for the Warrant Shares specified in the Exercise Form along with a check for the amount of cash to be paid in lieu of fractional shares, if any, shall be delivered to the Warrantholder within 10 Business Days after the Exercise Date (as defined herein); PROVIDED, HOWEVER, that if the Conversion Right is exercised in accordance with Section 1.2 and a determination by the Board of Directors or an Independent Financial Expert is required to determine the Current Market Price of the Common Stock, such delivery shall be made promptly after such determination is made. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of the stock certificate or certificates and cash in lieu of fractional shares, if any, deliver to the Warrantholder a new Warrant evidencing the rights to purchase the remaining Warrant Shares, which new Warrant shall in all other respects be identical with this Warrant.

                 (b) EFFECTIVENESS OF EXERCISE. The exercise of this Warrant shall be deemed to have been effective immediately prior to the close of business on the Business Day on which this Warrant is exercised in accordance with Section 1.1 or 1.2 (the "Exercise Date"). The Person in whose name any certificate for shares of Common Stock shall be issuable upon such exercise shall be deemed to be the record holder of such shares of Common Stock for all purposes on the Exercise Date.

            1.4 PAYMENT OF TAXES. The issuance of certificates for Warrant Shares shall be made without charge to the Warrantholder for any stock transfer or other issuance tax in respect thereof; PROVIDED, HOWEVER, that the Warrantholder shall be required to pay any and all taxes that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Warrantholder as reflected upon the books of the Company.

       2.   RESTRICTIVE LEGENDS.

            2.1 WARRANTS. Except as otherwise permitted by this Section 2, each Warrant (and each Warrant issued in substitution for any Warrant pursuant to Section 4) shall be stamped or otherwise imprinted with a legend in substantially the following form:

       NEITHER THIS WARRANT NOR ANY SECURITIES ACQUIRED UPON THE EXERCISE OF THIS WARRANT (THE "SECURITIES") HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS AS EVIDENCED BY AN OPINION OF COUNSEL DELIVERED AND REASONABLY ACCEPTABLE TO THE COMPANY.

            2.2  WARRANT SHARES.  Except as otherwise permitted by this
Section 2, each stock certificate for Warrant Shares issued upon the exercise of any Warrant and each stock certificate issued upon the direct or indirect transfer of any such Warrant Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

       THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS AS EVIDENCED BY AN OPINION OF COUNSEL DELIVERED AND REASONABLY ACCEPTABLE TO THE COMPANY.

            2.3 REMOVAL OF LEGENDS. Notwithstanding the foregoing, the Warrantholder may require the Company to issue a Warrant or a stock certificate for Warrant Shares, in each case without a legend, if either (i) such Warrant or such Warrant Shares, as the case may be, have been registered for resale under the Securities Act and sold pursuant to such registration or
(ii) if reasonably requested by the Company, the Warrantholder has delivered to the Company an opinion of legal counsel (from a firm reasonably satisfactory to the Company) which opinion shall be addressed to the Company and be reasonably satisfactory in form and substance to the Company's counsel, to the effect that such registration is not required with respect to such Warrant or such Warrant Shares, as the case may be.

       3.   RESERVATION AND REGISTRATION OF SHARES, ETC.

       The Company covenants and agrees as follows:

                 (a) All Warrant Shares that are issued upon the exercise of this Warrant will, upon issuance, be validly issued, fully paid and nonassessable, not subject to any preemptive rights, and free from all taxes, liens, security interests, charges, and other encumbrances with respect to the issuance thereof, other than taxes in respect of any transfer occurring contemporaneously with such issue.

                 (b) During the period within which this Warrant may be exercised, the Company will at all times have authorized and reserved, and keep available free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.

       4.   LOSS OR DESTRUCTION OF WARRANT.

       Subject to the terms and conditions hereof, upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of such bond or indemnification as the Company may reasonably require, and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor.

       5.   OWNERSHIP OF WARRANT.

       The Company may deem and treat the Person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer.

       6.   CERTAIN ADJUSTMENTS.

            6.1 The number of Warrant Shares purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment as follows:

                 (a) STOCK DIVIDENDS, SUBDIVISION, COMBINATION OR RECLASSIFICATION OF COMMON STOCK. If at any time after the date of the issuance of this Warrant the Company shall (i) declare a stock dividend on the Common Stock payable in shares of its capital stock (including Common Stock), (ii) increase the number of shares of Common Stock outstanding by a subdivision or split-up of shares of Common Stock, (iii) decrease the number of shares of Common Stock outstanding by a combination of shares of Common Stock or (iv) issue any shares of its capital stock in a reclassification of the Common Stock, then, on the record date for such dividend or the effective date of such subdivision or split-up, combination or reclassification, as the case may be, the number and kind of shares to be delivered upon exercise of this Warrant will be adjusted so that the Warrantholder will be entitled to receive the number and kind of shares of capital stock that such Warrantholder would have owned or been entitled to receive upon or by reason of such event had this Warrant been exercised immediately prior thereto, and the Exercise Price will be adjusted as provided below in paragraph (i).

                 (b) REORGANIZATION, ETC. If at any time after the date of issuance of this Warrant any consolidation of the Company with or merger of the Company with or into any other Person (other than a merger or consolidation in which the Company is the surviving or continuing corporation and which does not result in any reclassification of, or change (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock) or any sale, lease or other transfer of all or substantially all of the assets of the Company to any other person (each, a "Reorganization Event"), shall be effected in such a way that the holders of Common Stock shall be entitled to receive cash, stock, other securities or assets (whether such cash, stock, other securities or assets are issued or distributed by the Company or another Person) with respect to or in exchange for Common Stock, then, upon exercise of this Warrant the Warrantholder shall have the right to receive the kind and amount of cash, stock, other securities or assets receivable upon such Reorganization Event by a holder of the number of shares of Common Stock that such Warrantholder would have been entitled to receive upon exercise of this Warrant had this Warrant been exercised immediately before such Reorganization Event, subject to adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6.1. Notwithstanding the foregoing, if more than 20% in aggregate value of the cash, stock, other securities or assets deliverable to such holder in accordance with the foregoing provisions of this Section 6(b) would consist of cash or debt securities, then the Warrantholder shall have the right (the "Special Reorganization Right") at its election, exercisable by giving written notice to the Company prior to 120 days following the consummation of such Reorganization Event to receive from the Company, and the Company shall pay to the Warrantholder promptly after the exercise by the Warrantholder of the Special Reorganization Right, instead of the cash, stock, other securities or assets otherwise deliverable to such holder, an amount of cash equal to the fair market value of this Warrant immediately prior to the announcement of such Reorganization Event, to be determined by an Independent Financial Expert selected by the parties in accordance with the procedure set forth in the definition of Current Market Price herein, giving due consideration to such factors as the financial condition and prospects of the Company, the remaining unexpired term of the Warrant and the market price of the Common Stock of the Company after announcement of such Reorganization Event. The Company shall not enter into any of the transactions referred to in this Section 6.1(b) unless effective provision shall be made so as to give effect to the provisions set forth in this Section 6.1(b).

                 (c) CERTAIN ISSUANCES OF COMMON STOCK. If at any time after the date of issuance of this Warrant the Company shall issue or sell, or fix a record date for the issuance of, (A) Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock) (other than Excluded Securities) or (B) rights, options or warrants entitling the holders thereof to subscribe for or purchase Common Stock (or securities convertible into or exchangeable or exercisable for

Common Stock) (other than Excluded Securities), in any such case, at a price per share (treating the price per share of the securities convertible into or exchangeable or exercisable for Common Stock as equal to (x) the sum of (i) the price for a unit of the security convertible into or exchangeable or exercisable for Common Stock plus (ii) any additional consideration initially payable upon the conversion of such security into Common Stock or the exchange or exercise of such security for Common Stock divided by (y) the number of shares of Common Stock initially underlying such convertible, exchangeable or exercisable security) that is less than the greater of the Current Market Price of the Common Stock and the Exercise Price on the date of such issuance or such record date (the "Measuring Price") then, immediately after the date of such issuance or sale or on such record date, the number of shares of Common Stock to be delivered upon exercise of this Warrant shall be increased so that the Warrantholder thereafter shall be entitled to receive the number of shares of Common Stock determined by multiplying the number of shares of Common Stock such Warrantholder would have been entitled to receive immediately before the date of such issuance or sale or such record date by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding (calculated to include the shares of Common Stock underlying the Warrants and all then currently exerciseable, convertible and exchangeable securities that are "in the money") on such date plus the number of shares of Common Stock that the aggregate offering price of the total number of shares so offered for subscription or purchase (or the aggregate purchase price of the convertible, exchangeable or exercisable securities so offered plus the aggregate of amount of any additional consideration initially payable upon conversion into Common Stock or exchange or exercise for Common Stock) would purchase at the Measuring Price and the numerator of which shall be the number of shares of Common Stock outstanding (calculated to include the shares of Common Stock underlying the Warrants and all then currently exerciseable, convertible and exchangeable securities that are "in the money") on such date plus the number of additional shares of Common Stock offered for subscription or purchase (or into or for which the convertible or exchangeable securities or rights, options or warrants so offered are initially convertible or exchangeable or exercisable, as the case may be), and the Exercise Price shall be adjusted as provided below in paragraph (i). "Excluded Securities" means (A) shares of Common Stock issued upon conversion or exercise of convertible securities, warrants and options of the Company, outstanding on the date this Warrant is originally issued, (B) shares of Common Stock, and options to purchase such shares, issued to officers, directors, employees or former employees of, or consultants to, the Company or any of its subsidiaries pursuant to any equity incentive plan, agreement or other arrangement which has been approved by a vote of at least two-thirds (2/3) of the Board of Directors of the Company,
(C) shares of Common Stock issued upon conversion of the Preferred Stock, and
(D) shares of Common Stock issued upon exercise of the Warrants.

                 (d) EXTRAORDINARY DISTRIBUTIONS. If at any time after the date of issuance of this Warrant the Company shall distribute to all holders of its

Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation and the Common Stock is not changed or exchanged) cash, evidences of indebtedness, securities or other assets (excluding (i) ordinary course cash dividends to the extent such dividends do not exceed the Company's retained earnings and (ii) dividends payable in shares of capital stock for which adjustment is made under Section 6.1(a)) or rights, options or warrants to subscribe for or purchase securities of the Company (excluding those for which adjustment is made under Section 6.1(c)), then the number of shares of Common Stock to be delivered to such Warrantholder upon exercise of this Warrant shall be increased so that the Warrantholder thereafter shall be entitled to receive the number of shares of Common Stock determined by multiplying the number of shares such Warrantholder would have been entitled to receive immediately before such record date by a fraction, the denominator of which shall be the Current Market Price per share of Common Stock on such record date minus the then fair market value (as reasonably determined by the Board of Directors of the Company in good faith) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock (provided that such denominator shall in no event be less than $.01) and the numerator of which shall be the Current Market Price per share of the Common Stock, and the Exercise Price shall be adjusted as provided below in paragraph (i).

                 (e) PRO RATA REPURCHASES. If at any time after the date of issuance of this Warrant, the Company or any subsidiary thereof shall make a Pro Rata Repurchase, then the number of shares of Common Stock to be delivered to such Warrantholder upon exercise of this Warrant shall be increased so that the Warrantholder thereafter shall be entitled to receive the number of shares of Common Stock determined by multiplying the number of shares of Common Stock such Warrantholder would have been entitled to receive immediately before such Pro Rata Repurchase by a fraction (which in no event shall be less than one) the denominator of which shall be (i) the product of
(x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Current Market Price of the Common Stock as of the day immediately preceding the first public announcement by the Company of the intent to effect such Pro Rata Repurchase minus (ii) the aggregate purchase price of the Pro Rata Repurchase (provided that such denominator shall never be less than $.01), and the numerator of which shall be the product of (i) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase minus the number of shares of Common Stock repurchased in such Pro Rata Repurchase and (ii) the Current Market Price of the Common Stock as of the day immediately preceding the first public announcement by the Company of the intent to effect such Pro Rata Repurchase.

                 (f) OTHER ADJUSTMENTS (CONDITIONAL ANNUAL INCREASE IN WARRANT SHARES). On each anniversary of the date of the issuance of this Warrant, if any shares of Preferred Stock remain outstanding, then as of each such anniversary the number of shares of Common Stock to be delivered upon exercise of the Warrant shall be increased by an amount equal to 12% of the Warrant Shares issuable upon the exercise of this Warrant (calculated without giving effect to any prior adjustment pursuant to this section 6(f)).

                 (g) FRACTIONAL SHARES. No fractional shares of Common Stock or scrip shall be issued to any Warrantholder in connection with the exercise of this Warrant. Instead of any fractional shares of Common Stock that would otherwise be issuable to such Warrantholder, the Company will pay to such Warrantholder a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price per share of Common Stock.

                 (h)  CARRYOVER.  Notwithstanding any other provision of this
Section 6.1, no adjustment shall be made to the number of shares of Common Stock to be delivered to the Warrantholder (or to the Exercise Price) if such adjustment represents less than .05% of the number of shares to be so delivered, but any lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment that together with any adjustments so carried forward shall amount to .05% or more of the number of shares to be so delivered.

                 (i) EXERCISE PRICE ADJUSTMENT. Whenever the number of Warrant Shares purchasable upon the exercise of the Warrant is adjusted as provided pursuant to this Section 6.1 (other than any adjustment made pursuant to Section 6.1(f) hereunder), the Exercise Price per share payable upon the exercise of this Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Warrant Shares purchasable upon the exercise of the Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Warrant Shares purchasable immediately thereafter; PROVIDED, HOWEVER, that the Exercise Price for each Warrant Share shall in no event be less than the par value of such Warrant Share.

                 (j) MULTIPLE ADJUSTMENTS. If any action or transaction would require adjustment of the number of shares of Common Stock to be delivered to the Warrantholder upon exercise of this Warrant pursuant to more than one paragraph of this Section 6.1, only one adjustment shall be made and each such adjustment shall be the amount of adjustment that has the highest absolute value.

            6.2 NOTICE OF ADJUSTMENT. Whenever the number of Warrant Shares or the Exercise Price of such Warrant Shares is adjusted, as herein provided, the Company shall promptly mail by first class mail, postage prepaid, to the Warrantholder, notice of such adjustment or adjustments and a certificate of a firm of independent public accountants of recognized national standing selected by the Board of Directors of the

Company (who shall be appointed at the Company's expense and who may be the independent public accountants regularly employed by the Company) setting forth the number of Warrant Shares and the Exercise Price of such Warrant Shares after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

       7.   PUT RIGHTS.  The Warrantholder shall have the following Put
Rights:

                 (a) At the earlier of (i) the fifth anniversary of the date hereof and (ii) a Change of Control, the Warrantholder may notify the Company in writing (the "PUT NOTICE") of the Warrantholder's desire to cause the Company to repurchase, in the case of clause (i) above, all (but not less than all) of the Warrant Shares (issued or represented by the Warrant) at a price per share equal to the Repurchase Price (the "Five-Year Put"), or, in the case of clause (ii) above, the Warrant at the Change of Control Repurchase Price (the "Change of Control Put").

                 (b)  If the Company receives a Put Notice pursuant to
Section 7(a), it shall deliver to the Warrantholder, by first class mail, postage prepaid, mailed as soon as practicable and if possible within thirty
(30) days of the receipt by the Company of the Put Notice, a notice stating:
(i) the date as of which such repurchase shall occur (which date (the "Put Closing") shall be not less than ten (10) nor more than thirty (30) days following the date of such notice, but in any event prior to the Expiration
Date); (ii) in the case of a Five-Year Put, the number of Warrant Shares (issued or represented by this Warrant) to be purchased from the Warrantholder and the Repurchase Price (which shall be calculated as of the date of the Put Notice) or, in the case of a Change of Control Put, the Change of Control Repurchase Price; and (iii) the place or places where certificate or certificates representing this Warrant or Warrant Shares are to be surrendered for payment.

                 (c) With respect to Warrants and Warrant Shares properly tendered for repurchase, if the Company fails to pay the Repurchase Price or the Change of Control Repurchase Price on the date fixed for repurchase, the Corporation shall also pay interest thereon at the rate of 12% per annum, compounded on a quarterly basis, until such time as such satisfaction shall have occurred. In addition, the Warrantholder shall be entitled to the rights and remedies provided in Section 6.2 of the Investment Agreement.

                 (d) At the Put Closing, the Warrantholder shall deliver to the Company the certificate or certificates representing the Warrantholder's Warrant or Warrant Shares and the Company shall deliver to the Warrantholder an amount equal to, in the case of a Five-Year Put, the product obtained by multiplying (i) the number of such Warrant Shares (issued or represented by this Warrant) by (ii) the Repurchase Price or, in the case of a Change of Control Put, the Change of Control Repurchase Price, by cashier's or certified check payable to the Warrantholder or by wire transfer of immediately available funds to an account designated by the Warrantholder.

                 (e) The Company shall not (and shall not permit any Affiliate of the Company to) enter into any contract or other consensual arrangement that by its terms restricts the Company's ability to honor the Put.

       8. AMENDMENTS. Any provision of this Warrant may be amended and the observance thereof waived only with the written consent of the Company and the Warrantholder.

       9. NOTICES OF CORPORATE ACTION. So long as this Warrant has not been exercised in full, in the event of:

                 (a) any consolidation or merger involving the Company and any other party or any transfer of all or substantially all the assets of the Company to any other party, or

                 (b) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

the Company will mail, by first class mail, postage prepaid, to the Warrantholder a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of a dividend, distribution or right and the amount and character of any such dividend, distribution or right and (ii) the date or expected date on which a reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be delivered as soon as practicable and if possible at least 20 days prior to the date therein specified in the case of any date referred to in the foregoing subdivisions (i) and (ii). Failure to give the notice specified hereunder shall have no effect on the status or effectiveness of the action to which the required notice relates.

       10.  DEFINITIONS.

       As used herein, unless the context otherwise requires, the following terms have the following meanings:

       "AFFILIATE" means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such first Person. For the purpose of this definition, "control" shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

       "BUSINESS DAY" means any day other than a Saturday, Sunday or a day on which national banks are authorized by law or executive order to close in the State of New York.

       "CHANGE OF CONTROL" shall mean (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any Person or entity or group of Persons or entities acting in concert as a partnership or other group within the meaning of Rule 13d-5 under the Exchange Act (a "GROUP OF PERSONS"), (ii) the merger or consolidation of the Company with or into another corporation with the effect that the then existing stockholders of the Company hold less than 50% of the combined voting power of the then outstanding securities of the surviving corporation of such merger or the corporation resulting from such consolidation ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors, (iii) the replacement of a majority of the Board of Directors of the Company, over a two-year period, from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by the Board of Directors of the Company (or its replacements approved by the Board of Directors of the Company) as constituted at the beginning of such period, (iv) a Person or Group of Persons (other than the Investors and their Affiliates) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 49% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

       "CHANGE OF CONTROL REPURCHASE PRICE" means an amount of cash equal to the fair market value of this Warrant immediately prior to the announcement of a Change of Control, to be determined by an Independent Financial Expert selected by the parties in accordance with the procedure set forth in the definition of Current Market Price herein, giving due consideration to such factors as the financial condition and prospects of the Company, the remaining unexpired term of this Warrant and the market price of the Common Stock of the Company after announcement of such Change of Control.

       "CLOSING PRICE" of the Common Stock as of any day, means (a) the last reported sale price of such stock (regular way) or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported on the principal national securities exchange on which the Common Stock is listed or admitted to trading or (b) if the Common Stock is not listed or admitted to trading on any national securities exchange, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and lowest reported asked quotation for the Common Stock, in either case reported on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"), or a similar service if NASDAQ is no longer reporting such information.

       "COMMON STOCK" has the meaning specified on the cover of this Warrant.

       "COMPANY" has the meaning specified on the cover of this Warrant.

       "CURRENT MARKET PRICE" means, with respect to each share of Common Stock as of any date, the average of the daily Closing Prices per share of Common Stock for the 10 consecutive trading days commencing 15 trading days prior to such date; provided that if on any such date the shares of Common Stock are not listed or admitted for trading on any national securities exchange or quoted by NASDAQ or a similar service, the Current Market Price for a share of Common Stock shall be the fair market value of such share as determined in good faith by the Board of Directors of the Company. If the Board of Directors is unable to determine the fair market value, or if the holders of a majority in interest of the Warrant Shares issued or issuable upon conversion of the Warrants issued pursuant to the Investment Agreement disagree with the Board's determination of fair market value by written notice delivered to the Company within five (5) business days after the Board's determination thereof is communicated in writing to such holders, which notice specifies a majority-in-interest of such holders' determination of fair market value, then the Company and a majority-in-interest of such holders shall select an Independent Financial Expert which shall determine such fair market value. If the Company and such holders are unable to agree upon an Independent Financial Expert within fifteen (15) days after the request by such holders, each of the Company and such holders shall select an Independent Financial Expert within five (5) days following the expiration of such fifteen (15) day period, and these Independent Financial Experts shall select a third Independent Financial Expert. The determination of fair market value by such Independent Financial Expert shall be final, binding and conclusive on the Company and all holders of the Warrants and Warrant Shares. All costs and fees of any of this Independent Financial Experts retained in accordance with the foregoing shall be borne by the Company.

       "EXERCISE FORM" means an Exercise Form in the form annexed hereto as Exhibit A.

       "EXERCISE PRICE" has the meaning specified on the cover of this Warrant.

       "EXPIRATION DATE" has the meaning specified on the cover of this Warrant.

       "INDEPENDENT FINANCIAL EXPERT" means an independent nationally recognized investment banking firm.

       "INVESTORS" means MAC Music LLC, a Delaware limited liability company, and SK-Palladin Partners, LP, a Delaware limited partnership.

       "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, estate, other entity or government or any agency or political subdivision thereof.

       "PRO RATA REPURCHASE" means any purchase of shares of Common Stock by the Company or by any of its subsidiaries whether for cash, shares of capital stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a subsidiary of the Company), or any combination thereof, which purchase is subject to Section 13(e) of the Securities Exchange Act of 1934, as amended, or is made pursuant to an offer made available to all holders of Common Stock.

       "REPURCHASE PRICE" means, on any date, the Current Market Price per share of Common Stock as of such date, less the per share Exercise Price; PROVIDED, that if at the time of determination of the Repurchase Price, the Warrantholder shall be entitled to receive any securities or property other than Common Stock, the Repurchase Price shall include a cash amount per Warrant Share equal to that portion of the fair value of such securities or property allocable to each Warrant Share.

       "SECURITIES ACT" has the meaning specified on the cover of this Warrant.

       "WARRANTHOLDER" has the meaning specified on the cover of this Warrant.

       "WARRANT SHARES" has the meaning specified on the cover of this Warrant; provided, however, that Warrant Shares shall not include shares sold to the public pursuant to Rule 144 under the Securities Act of 1933, as amended, or pursuant to an effective registration statement under the Securities Act.

       11.  MISCELLANEOUS.

            11.1 ENTIRE AGREEMENT. This Warrant together with the Investment Agreement constitute the entire agreement between the Company and the Warrantholder with respect to this Warrant.

            11.2 BINDING EFFECT; BENEFITS. This Warrant shall inure to the benefit of and shall be binding upon the Company and the Warrantholder and their respective successors and assigns. Nothing in this Warrant, expressed or implied, is intended to or shall confer on any person other than the Company and the Warrantholder, or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Warrant.

            11.3 SECTION AND OTHER HEADINGS. The section and other headings contained in this Warrant are for reference purposes only and shall not be deemed to be a part of this Warrant or to affect the meaning or interpretation of this Warrant.

            11.4 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telecopied or sent by certified, registered or express mail, as follows:

                 (a)  if to the Company, addressed to:

                      Platinum Entertainment, Inc.
                      2001 Butterfield Road
                      Downers Grove, Illinois  60515
                      Telecopy:  (630) 769-0049
                      Attention:  Chief Executive Officer

                      with a copy to:

                      Katten, Muchin & Zavis
                      525 West Monroe Street, Suite 1600
                      Chicago, Illinois  60661
                      Telecopy:  (312) 902-1061
                      Attention:  Matthew S. Brown, Esq.


                 (b)  if to the Warrantholder, addressed to:


                      [MAC Music LLC] [SK-Palladin Partners, LP]
                      1285 Avenue of the Americas, 21st Floor
                      New York, New York  10019
                      Attention:
                                --------------------------------------------
                      Telecopy:
                                --------------------------------------------

Any party may by notice given in accordance with this Section 12.4 designate another address or person for receipt of notices hereunder.

            11.5 SEVERABILITY. Any term or provision of this Warrant which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the terms and provisions of this Warrant or affecting the validity or enforceability of any of the terms or provisions of this Warrant in any other jurisdiction.

            11.6 GOVERNING LAW. This Warrant shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to such agreements made and to be performed entirely within such State.

            11.7 CERTAIN REMEDIES. The Warrantholder shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Warrant and to enforce specifically the terms and provisions of this Warrant in any court of the United States or any court of any state having jurisdiction, this being in addition to any other remedy to which the Warrantholder may be entitled at law or in equity.

            11.8 NO RIGHTS OR LIABILITIES AS STOCKHOLDER. Nothing contained in this Warrant shall be deemed to confer upon the Warrantholder any rights as a stockholder of the Company or as imposing any liabilities on the Warrantholder to purchase any securities whether such liabilities are asserted by the Company or by creditors or stockholders of the Company or otherwise.

       IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.

                      PLATINUM ENTERTAINMENT, INC.


                      By:
                         -----------------------------------
                           Name:
                           Title:


Dated: _________, 1997

                                                                      EXHIBIT A


                                EXERCISE FORM

                (To be executed upon exercise of this Warrant)

       The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant, to purchase __________ of the Warrant Shares and [herewith tenders payment for such Warrant Shares to the order of Platinum Entertainment, Inc. in the amount of $__________] [hereby exercises its Conversion Right] in accordance with the terms of this Warrant. The undersigned requests that a certificate for [such Warrant Shares] [that number of Warrant Shares to which the undersigned is entitled as calculated pursuant to
Section 1.2] be registered in the name of the undersigned and that such certificates be delivered to the undersigned's address below.




Dated:
      --------------------------


                      Signature -----------------------------

                                -----------------------------
                                       (Print Name)

                                -----------------------------
                                     (Street Address)

                                -----------------------------
                                (City)   (State)  (Zip Code)

                                                                    APPENDIX E


                                      FORM OF
                                       BY-LAW
                                     AMENDMENT

         Article III of the Amended and Restated By-laws of the corporation is amended by adding a new Section 3.13 as set forth below:

                                 "SPECIAL PROVISIONS

         SECTION 3.13. The provisions of this Section 3.13, when applicable in accordance with their terms, shall supersede any other provisions set forth in these By-laws to the extent that such other provisions are inconsistent with the terms or requirements of this Section 3.13.

              (a) As used in this Section 3.13, the following terms shall have the respective meanings set forth below:

              An "Affiliate" of, or a person affiliated with, a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. No member of, or owner of a limited partnership interest in, any Purchaser shall be deemed to be an affiliate of, or a person "affiliated" with, such Purchaser solely by reason of such membership or ownership.

              "Change of Control" means (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the corporation to any Person or group of Persons acting in concert as a partnership or other group within the meaning of Rule 13d-5 under the Exchange Act (a "GROUP OF PERSONS"), (ii) the merger or consolidation of the corporation with or into another corporation with the effect that the then existing stockholders of the corporation hold less than 50% of the combined voting power of the then outstanding securities of the surviving corporation of such merger or the corporation resulting from such consolidation ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors, (iii) the replacement of a majority of the board of directors, over a two-year period, from the directors who constituted the board of directors at the beginning of such period, and such replacement shall not have been approved by the board of directors (or its replacements approved by the board of directors) as constituted at the beginning of such period, or (iv) a Person or Group of Persons (other than the Purchasers and their Affiliates) shall, as a result of a tender or exchange offer, open market purchases, privately

2

    negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the corporation representing 49% or more of the combined voting power of the then outstanding securities of the corporation ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

              "Closing" means the closing of the sale of the and purchase of the Warrants as contemplated by the Investment Agreement.

              "Closing Date" means the date of the Closing.

              "Credit Agreement" has the meaning set forth in the Investment Agreement.

              "Common Stock" means the corporation's Common Stock, par value $.001 per share.

              "Investment Agreement" means the Investment Agreement, dated as of October 12, 1997, by and among the corporation, MAC Music LLC and SK-Palladin Partners, LP.

              "Option" means any option, warrant, conversion privilege or other right to purchase or otherwise acquire any authorized but unissued or treasury shares of the corporation's capital stock.

              "Person" means any individual, firm, corporation, partnership, limited liability company or partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

              "Purchaser Director" means any person nominated for election to the board of directors or serving as a member of the board of directors who has been designated by the Purchasers in accordance with the Investment Agreement.

              "Purchasers" mean MAC Music LLC and SK-Palladin Partners, LP.

              "Subsidiary" means any corporation, limited or general partnership, joint venture, association, limited liability company or partnership, joint stock company, trust, unincorporated organization, or other entity

3


    analogous to any of the foregoing of which 50% or more of the equity ownership is, at the time, owned, directly or indirectly by the corporation.

              "Unaffiliated Director" means a director who is not a Purchaser Director and who is not an officer or employee of the corporation or of any Affiliate of the corporation.

              "Warrant" means a Warrant issued by the corporation pursuant to the Investment Agreement.

              "Warrant Shares" means shares of Common Stock underlying the Warrants and shares of Common Stock which were received by upon exercise of a Warrant.

              (b) So long as the Purchasers, or the Affiliates, employees, partners or members of any Purchaser, hold, in the aggregate, not less than 35% of the Warrants Shares represented immediately following the Closing by the Warrants sold pursuant to the Investment Agreement (with appropriate adjustment made for any stock dividend, split-up or subdivision or any combination or reclassification made or effected subsequent to the Closing Date): (i) the board of directors shall consist of not more than eleven (11) members, four (4) of which shall be Purchaser Directors and two (2) of which shall be Unaffiliated Directors, (ii) not less than two (2) members of each Committee of the board of directors (including, without limitation, the executive, audit and compensation committees) shall be Purchaser Directors and the Purchasers Directors and Unaffiliated Directors who are members of such Committee shall together constitute not less than a majority of the members thereof, and (iii) each of the following corporate actions shall be required to be approved by not less than two-thirds of the directors then in office (unless the Purchaser Directors constitute a majority of the members of the board of directors, in which event, such action shall be required to be approved by a majority of the directors then in office):

                        (1) any incurrence of indebtedness by the corporation or any Subsidiary in excess of $1,000,000, other than draw-downs under the revolving credit facility contained in the Credit Agreement (as defined in the Investment Agreement) or in another loan agreement approved in the manner set forth in this Section 3.13(b)(iii); any refinancing of the corporation's or any Subsidiary's indebtedness; any amendment to the terms of any instrument evidencing or governing any indebtedness of the corporation or a Subsidiary; any issuance of debt or equity securities by the corporation or any Subsidiary (other than securities issued by a Subsidiary to the corporation); and the grant of any Options by the corporation; PROVIDED, HOWEVER, that the provisions of

4



         this Section 3.13(b)(iii) shall not apply to (x) any issuance by the corporation of debt or equity securities having financial terms which are more favorable to the corporation than the financial terms of the Preferred Stock where the proceeds from the issuance of such debt or equity securities are to be used by the corporation solely to redeem the Preferred Stock or prepay the subordinated notes issued in connection with the acquisition by the corporation of Intersound, Inc., (y) borrowing funds under the Credit Agreement for the purpose of prepaying of the subordinated notes issued in connection with the acquisition by the corporation of Intersound, Inc., or (z) the grant of any employee stock options issued pursuant to any plan or arrangement which has been approved by a majority of the Unaffiliated Directors;

                        (2) any acquisition or disposition of material assets of the corporation or any Subsidiary; entering into any joint business venture or material licensing arrangement involving the corporation or any Subsidiary, or any licensing arrangement involving the corporation or its Subsidiaries outside the ordinary course of business; or entering into any transaction which will result in a Change of Control;

                        (3) approval or amendment of or change to the corporation's annual budget; and

                        (4) the hiring, dismissal, election or removal of any members of the senior management team of the corporation (including, without limitation, the chief executive officer, chief operating officer, chief financial officer and President of any Subsidiary of the corporation) or any material change to the terms and conditions of employment of any such Person.

              (c) So long as the Purchasers, or the Affiliates, employees, partners or members of any Purchaser, hold, in the aggregate, not less than 15% of the Warrants Shares represented immediately following the Closing by the Warrants sold pursuant to the Investment Agreement (with appropriate adjustment made for any stock dividend, split-up or subdivision or any combination or reclassification made or effected subsequent to the Closing Date), (i) two (2) member of the board of directors shall be Purchaser Directors, and (ii) not less than one member of each Committee shall be a Purchaser Director.

              (d) In the event that either (i) the corporation defaults in its obligation to purchase the Warrants in accordance with Section 7 of the Warrants, or (ii) an Event of Default exists and is continuing (and has not been

5

    waived) under the Credit Agreement (as the same may be amended from time to time subsequent to the date hereof) or any successor debt instrument thereto and such Event of Default has either (1) continued for a period of not less than 30 days following the expiration of any applicable notice and cure period under such Credit Agreement or successor debt instrument or (2) resulted in the acceleration of the indebtedness outstanding thereunder, the Purchasers shall be entitled to designate, and the corporation shall cause to be elected, an additional number of Purchaser Directors which, when added to the number of Purchaser Directors then serving on the board of directors, shall constitute a majority of the members of the board of directors. If the size of the board of directors cannot be expanded in order to accomplish the result set forth in the first sentence of this Subsection (d), the corporation shall cause such number of directors who are not Purchaser Directors to be removed and replaced by Purchaser Directors as may be necessary to accomplish such result.

              (e) So long as any Warrants or Warrant Shares remain outstanding, the corporation shall not enter into any transaction with an Affiliate of the corporation (other than transactions between or among the corporation and its Subsidiaries in the ordinary course) involving the payment or receipt of amounts in excess of $200,000, or the transfer of any property or assets having a fair market value in excess of $200,000, unless such transaction has been approved by members of the board of directors who constitute a majority of the Purchaser Directors and the Unaffiliated Directors.

              (f)  Notwithstanding anything to the contrary set forth in this
    Section 3.13:

                        (1)  the provisions of Sections 3.13(b)(i),
         3.13(b)(ii), 3.13(c) and 3.13(d) shall be suspended during any period in which the holders of the corporation's Series B Convertible Preferred Stock, par value $.001 per share (the "Series B Convertible Preferred Stock"), are entitled pursuant to Section 5.10 the Certificate of the Powers, Designations, Preferences and Rights of the Series B Convertible Preferred Stock (the "Certificate of Designation") to elect eight directors to the corporation's board of directors, and during such period the directors elected by the holders of the Series B Convertible Preferred Stock shall be deemed to be "Purchaser Directors" for purposes of Sections 3.13(b)(iii) and 3.13(e); and

                        (2)  the provisions of Sections 3.13(b)(ii),
         3.13(b)(iii) and 3.13(e) shall terminate on the later of (x) 66 months from the Closing Date and (y) the date on which all outstanding shares of Series B Convertible Preferred Stock are redeemed by the corporation pursuant to Section 3 of the Certificate of Designation.

6

              (g) The provisions of Section this Section 3.13 may not be amended except by unanimous action of the board of directors."

                                                                    APPENDIX F

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------






                                 INVESTMENT AGREEMENT


                                        AMONG


                            PLATINUM ENTERTAINMENT, INC.,


                                    MAC MUSIC LLC


                                         AND


                               SK-PALLADIN PARTNERS, LP


           ---------------------------------------------------------------


                             Dated as of October 12, 1997






--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

1.  DEFINITIONS...............................................................1

2.  CLOSING...................................................................7
    2.1  Time and Place of the Closing........................................7
    2.2  Transactions at the Closing..........................................8
    2.3  Transaction Fee; Transaction Expenses................................8

3.  CONDITIONS TO THE CLOSING.................................................8
    3.1  Conditions Precedent to the Obligations of the Purchasers............8
         3.1.1  Compliance by the Company.....................................8
         3.1.2  Stockholder Approval..........................................9
         3.1.4  Board of Directors............................................9
         3.1.5  Absence of Material Adverse Effect............................9
         3.1.6  Credit Agreement..............................................9
         3.1.7  Purchase Permitted by Applicable Laws; Legal Investment.......9
         3.1.8  Opinion of Counsel...........................................10
         3.1.9  Approval of Counsel to the Purchasers........................10
         3.1.10  Consents....................................................10
         3.1.11  Due Diligence...............................................10
         3.1.12  Market Conditions...........................................10
         3.1.13  No Litigation...............................................11
         3.1.14  No Default or Breach........................................11
         3.1.15  Officer's Certificate.......................................11
         3.1.16  Secretary's Certificate.....................................11
         3.1.17  No Injunction...............................................11
    3.2  Conditions Precedent to Obligations of the Company..................12
         3.2.1  Compliance by the Purchasers.................................12
         3.2.2  Stockholder Approval.........................................12
         3.2.3  Consents.....................................................12
         3.2.4  Purchaser's Certificate......................................12
         3.2.5  No Injunction................................................12
         3.2.6  Issuance Permitted by Law....................................13

4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................13
    4.1  Corporate Existence and Power.......................................13
    4.2  Power and Authority.................................................13
    4.3  Affiliate Transactions..............................................14
    4.4  No Contravention, Conflict, Breach, Etc.............................14
    4.5  Consents............................................................14
    4.6  Capitalization......................................................15

                                                                            PAGE
                                                                            ----

    4.7  No Rights Plan......................................................15
    4.8  Registration Rights.................................................15
    4.9  Subsidiaries........................................................15
    4.10 SEC Documents.......................................................16
    4.11 Financial Statements................................................17
    4.12 No Existing Violation, Default, Etc.................................17
    4.13 Licenses and Permits................................................18
    4.14 Title to Properties.................................................18
    4.15 Rights to Catalogue.................................................19
    4.16 Intellectual Property...............................................21
    4.17 Environmental Matters...............................................22
    4.18 Taxes...............................................................23
    4.19 Litigation..........................................................24
    4.20 Labor Relations.....................................................24
    4.21 Employee Benefits...................................................24
    4.22 Contracts...........................................................26
    4.23 Contingent Liabilities..............................................26
    4.24 No Material Adverse Change..........................................26
    4.25 Broker's Fees.......................................................26
    4.26 Investment Company..................................................27
    4.27 Exemption from Registration; Restrictions on Offer and Sale of
         Same or Similar Securities..........................................27
    4.28 Loan Documents......................................................27

5.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.........................27
    5.1  Existence and Power.................................................27
    5.2  Power and Authority.................................................27
    5.3  No Contravention, Conflict, Breach, Etc.............................28
    5.4  Consents............................................................28
    5.5  Acquisition for Own Account.........................................28
    5.6  Available Funds.....................................................28
    5.7  Interested Stockholder..............................................29

6.  CERTAIN COVENANTS AND AGREEMENTS.........................................29
    6.1  Pre-Closing Covenants...............................................29
         6.1.1     Stockholder Meeting; Proxy Material.......................29
         6.1.2     Delivery of Schedules.....................................29
         6.1.3     Conduct of Business.......................................29
         6.1.4     Inspection................................................31
         6.1.5     Publicity.................................................32
    6.2  Post-Closing Covenants..............................................32

                                                                            PAGE
                                                                            ----

         6.2.1     Use of Proceeds...........................................32
         6.2.2     Financial Statements......................................32
         6.2.3     Inspections...............................................33
         6.2.4     Restrictions on Transfer; Legends.........................34
         6.2.5     Board of Directors........................................34
         6.2.6     Series A Preferred Stock..................................37
    6.3  Principal Shareholders Agreement....................................37

7.  SURVIVAL OF REPRESENTATIONS, WARRANTIES
    AND COVENANTS............................................................38

8.  INDEMNIFICATION..........................................................38

9.  REGISTRATION RIGHTS......................................................39
    9.1  Securities Subject to this Agreement................................39
    9.2  Demand Registration.................................................39
    9.3  Piggy-Back Registration.............................................41
    9.4  Holdback Agreements.................................................42
    9.5  Registration Procedures.............................................43
    9.6  Registration Expenses...............................................46
    9.7  Indemnification; Contribution.......................................47
    9.8  Rule 144............................................................49

10. TERMINATION..............................................................50
    10.1  Termination........................................................50
    10.2  Effect of Termination..............................................51

11. MISCELLANEOUS............................................................51
    11.1   Performance; Waiver...............................................51
    11.2   Successors and Assigns............................................51
    11.3   Notices...........................................................51
    11.4   Transaction Expenses..............................................53
    11.5   Governing Law.....................................................53
    11.6   Severability......................................................53
    11.7   Headings; Interpretation..........................................53
    11.8   Entire Agreement..................................................53
    11.9   No Third Party Rights.............................................54
    11.10  Remedies for Breach...............................................54
    11.11  Counterparts......................................................55

                                                                            PAGE
                                                                            ----


EXHIBITS

    A.   Form of Certificate of Designation
    B.   Form of Warrant Certificate
    C.   Form of By-law Amendment
    D.   Form of Consulting Agreement
    E.   Form of Right of First Refusal


SCHEDULES

    2.2       Purchase of Securities
    4.3       Affiliate Transactions
    4.6       Capitalization
    4.8       Registration Rights
    4.9       Subsidiaries
    4.13      Licenses and Permits
    4.15(a)   Masters
    4.15(c)   Rights - Masters
    4.15(d)   Licensees
    4.15(e)   Significant Compositions and Recordings
    4.15(f)   Music Contracts
    4.15(g)   Encumbrances
    4.16      Intellectual Property
    4.18      Closed Tax Year
    4.20      Labor Relations
    4.21      Benefit Plans

                                 INVESTMENT AGREEMENT


         INVESTMENT AGREEMENT ("AGREEMENT"), dated as of October 12, 1997, among Platinum Entertainment, Inc., a Delaware corporation (the "Company"), MAC Music LLC, a Delaware limited liability company ("MAC"), and SK-Palladin Partners, LP, a Delaware limited partnership ("Palladin" and, together with MAC, the "Purchasers").

         WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, (i) an aggregate of 20,000 shares (the "Shares") of the Company's Series B Convertible Preferred Stock, par value $.001 per share, having the terms and conditions set forth in a Certificate of Designation substantially in the form attached hereto as Exhibit A (the "Preferred Stock"), and (ii) warrants to purchase an aggregate of 3,600,000 shares of the Company's Common Stock, at the prices per share set forth in the form of Warrant Certificate attached hereto as Exhibit B (the "Warrants" and together with the shares of Preferred Stock, the "Securities"), upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, each of the Company and the Purchasers agrees as follows:

         1.   DEFINITIONS.

              The terms defined in this Section 1 shall have the following meanings for all purposes of this Agreement:

         "Act" means the Securities Act of 1933, as amended, or any superseding Federal statute, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time. References to a particular section of the Securities Act of 1933, as amended, shall include a reference to the comparable section, if any, of any such superseding Federal statute.

         An "Affiliate" of, or a person "affiliated" with, a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. No member of MAC and no owner of a limited partnership interest of Palladin shall be deemed an affiliate of, or a Person "affiliated" with, such Purchaser solely by reason of such membership or ownership.

         "Annual Reports" means the Company's Annual Reports on Form 10-K for the years ended May 31, 1997 and 1996, each as filed with the SEC (including, in each case, all amendments thereto filed with the SEC prior to the date of this Agreement, all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any amendments thereto made subsequent to the date hereof).

         "Artist" means (i) any artist or producer who participated in the recording of any Master (or any portion thereof) or (ii) any author or writer of any Musical Composition.

         "Benefit Plans" has the meaning set forth in Section 4.21.

         "Board of Directors" means the Board of Directors of the Company, as constituted from time to time.

         "By-laws" means the By-laws of the Company, as amended through the date hereof.

         "By-law Amendment" means an amendment to the By-laws giving effect to the requirements of Section 6.2.5, in substantially the form of Exhibit C hereto.

         "Certificate of Incorporation" means the Certificate of Incorporation of the Company, as amended through the date hereof.

         "Certificate of Designation" means the Certificate of The Powers Designations, Preferences and Rights of the Preferred Stock substantially in the form of Exhibit A hereto.

         "Change of Control" means (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any Person or group of Persons acting in concert as a partnership or other group within the meaning of Rule 13d-5 under the Exchange Act (a "GROUP OF PERSONS"), (ii) the merger or consolidation of the Company with or into another corporation with the effect that the then existing stockholders of the Company hold less than 50% of the combined voting power of the then outstanding securities of the surviving corporation of such merger or the corporation resulting from such consolidation ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors, (iii) the replacement of a majority of the Board of Directors, over a two-year period, from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by the Board of Directors (or its replacements approved by the Board of Directors) as constituted at the beginning of such period, or (iv) a Person or Group of Persons (other than the Purchasers and their Affiliates) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 49% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

         "Closing" has the meaning set forth in Section 2.1.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Closing Date" has the meaning set forth in Section 2.1.

         "Common Stock" means a share of the Company's Common Stock, par value $.001 per share.

         "Company" has the meaning set forth in the preamble to this Agreement.

         "Credit Agreement" means the credit agreement to be entered into prior to the Closing, among the Company, Intersound, Inc., Bank of Montreal as Administrative Agent and as Syndication Agent, and the several lenders from time to time parties thereto.

         "Disclosure Schedules" has the meaning set forth in Section 6.1.2.

         "Encumbrance" means any mortgage, pledge, lien, security interest, restriction upon voting or transfer, claim or other encumbrance of any kind.

         "Environmental Laws" means all federal, state, local and foreign laws, principles of common law, regulations, codes and ordinances, as well as orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment, or health and safety, as in effect on the date hereof.

         "ERISA" has the meaning set forth in Section 4.21.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any superseding Federal statute, and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include a reference to the comparable section, if any, of such superseding Federal statute.

         "Existing Credit Agreement" shall mean the Amended and Restated Credit Agreement, dated as of January 31, 1997, among the Company, Bank of Montreal and the several lenders from time to time party thereto, as amended through the date hereof.

         "Governmental Authority" means the government of any nation or state, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Intellectual Property" has the meaning set forth in Section 4.16(a).

         "IP Licenses" has the meaning set forth in Section 4.16(b).

         "Knowledge of the Company" means the knowledge, after due inquiry, of any of the following officers of the Company: Steven Devick, Doug Laux, Thomas Levens, Michael Olsen, Lynne Hoffman-Engle, Bryan Hadley, Jena Finley, William Gilbert, George Collier, Leighton Singelton, Edward A. Mascolo, Juan Contreas and Angel Sanchez.

         "Law" means any law, treaty, rule or regulation of a Governmental Authority or judgment, order, writ, injunction or determination of an arbitrator or a court or other Governmental Authority as in effect on the date hereof.

         "Litigation Claims" has the meaning set forth in Section 4.19.

         "Licenses" means any certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate Governmental Authorities.

         "Loan Documents" has the meaning set forth in Section 4.28.

         "Losses" has the meaning set forth in Section 8.

         "Master" means any Master Recording in or to which the Company or any of its Subsidiaries shall have any Rights.

         "Master Recording" means every form of recording (whether now known or unknown), embodying sound alone, which may be used in the recording, production or manufacture of Records.

         "Material Adverse Effect" means a material adverse effect on the assets, results of operations, business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

         "Musical Composition" means any musical composition in or to which the Company or any of its Subsidiaries have any Rights.

         "Music Contracts" shall mean all contracts relating to the Company's and its Subsidiaries compositions and Masters, including without limitation, contracts relating to mechanical rights, synchronization rights, broadcasting rights, television rights, film rights, small performing rights, grand performing rights, printing and publication rights, administration rights, foreign rights of whatsoever kind and nature, audio-visual rights and rights for all use in all media and to all royalties and other payments with respect thereto, or relating to the services of any Person or group of Persons that performs compositions on Masters and/or composes words and/or music and/or receives credit for doing so.

         "1997 Audited Financial Statements" has the meaning set forth in
Section 4.11.

         "NYSE" means the New York Stock Exchange, Inc.

         "Options" has the meaning set forth in Section 4.6.

         "Person" means any individual, firm, corporation, partnership, limited liability company or partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

         "Preferred Stock" has the meaning set forth in the first recital of this Agreement.

         "Proposal" has the meaning set forth in Section 6.1.1.

         "Proxy Statement" means the proxy statement of the Company on
Schedule 14A to be filed with the SEC in connection with the Stockholder Meeting, as amended or supplemented (including all exhibits and schedules thereto and documents incorporated by reference therein).

         "Purchaser Director" means any person nominated for election to the Board of Directors or serving as a member of the Board of Directors who has been designated by the Purchasers in accordance with this Agreement.

         "Purchasers" has the meaning set forth in the preamble to this Agreement.

         "Quarterly Reports" means the Company's Quarterly Reports on Form 10-Q for the quarters ended February 28, 1997, November 30, 1996 and August 31, 1996, each as filed with the SEC and, when filed, the Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1997.

         "Record" means every form of reproduction (whether now known or unknown), embodying sound alone, or sound accompanied by visual images, including, without limitation, discs of any speed or size, reel-to-reel tapes, cartridges, cassettes, other pre-recorded tapes, compact discs, digital audio tapes, digital compact cassettes or any other digital device.

         "Representatives" shall mean the officers and partners of the Purchasers and the employees, counsel, accountants and other authorized representatives of the Purchasers or any of their respective Affiliates.

         "Rights" shall mean any rights, title, interest or benefit of whatever kind and nature.

         "Registrable Securities" shall mean the shares of Common Stock issued or issuable upon conversion or exercise of the Securities.

         "Restricted Securities" shall mean the Securities and shares of Common Stock issued or issuable upon conversion or exercise of the Securities.

         "SEC" means the Securities and Exchange Commission.

         "SEC Documents" means the Annual Reports, the Quarterly Reports and all other documents filed by the Company with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act (including all exhibits and schedules thereto and documents incorporated by reference therein) since June 1, 1996, but shall not include any portion of any document which is not deemed to be filed under applicable SEC rules and regulations.

         "Securities" has the meaning set forth in the first recital of this Agreement.

         "Significant Compositions" shall mean the 300 highest earning compositions of the Company and its Subsidiaries as measured by the net revenues for the year ended May 31, 1997 (giving pro forma effect to the Company's acquisition of Intersound, Inc.).

         "Stockholder Meeting" has the meaning set forth in Section 6.1.

         "Subsidiary" means, with respect to any Person, any corporation, limited or general partnership, joint venture, association, limited liability company or partnership, joint stock company, trust, unincorporated organization, or other entity analogous to any of the foregoing of which 50% or more of the equity ownership is, at the time, owned, directly or indirectly by such Person.

         "Tax" or "Taxes" has the meaning set forth in Section 4.18.

         "Transaction Documents" has the meaning set forth in Section 4.29.

         "Transaction Expenses" means, with respect to the Company or the Purchasers and their Affiliates, the expenses of such Person or Persons (whether or not incurred prior to the date hereof) arising out of, relating to or incidental to the discussion, evaluation, negotiation, documentation and closing or potential closing of the transactions contemplated hereby (including, without limitation, the reasonable fees, disbursements and other expenses of lawyers, accountants, actuaries, investment bankers and any other advisors thereto) and any filing fees incurred in connection with such transactions.

         "Transfer" means, with respect to any Securities, any sale, assignment, transfer or disposition by gift or otherwise, including without limitation, any distribution in liquidation or otherwise by a corporation or partnership or other Person.

         "Unaffiliated Director" means a director who is not a Purchaser Director and who is not an officer or employee of the Company or of any Affiliate of the Company.

         2.   CLOSING.

              2.1 TIME AND PLACE OF THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Securities contemplated hereby (the "Closing") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064, at 10:00 A.M., New York time, on a date to be mutually agreed upon by the parties, which date shall be no later than the later of (i) October 28, 1997, (ii) the first business day following the tenth day after the date on which the Company delivers the last of the Disclosure Schedules to each Purchaser, and (iii) the first business day after the satisfaction of the condition set forth in Section 3.1.2, assuming that all of the other conditions to Closing in Section 3 shall have been satisfied or waived. The "Closing Date" shall be the date the Closing occurs.

              2.2 TRANSACTIONS AT THE CLOSING. At the Closing, subject to the terms and conditions of this Agreement, the Company shall issue and sell to each of the Purchasers, and each of the Purchasers severally (and not jointly) shall purchase, such number of shares of Preferred Stock and the number of Warrants as are set forth opposite such Purchaser's name on Schedule 2.2 for an aggregate purchase price of $20,000,000 (the "Purchase Price"). At the Closing, the Company shall deliver to each of the Purchasers certificates representing such number of shares of Preferred Stock and a Warrant Certificate representing the number of Warrants as are set forth opposite such Purchaser's name on
Schedule 2.2, each registered in the name of such Purchaser or its nominees, against payment by each Purchaser of the portion of the Purchase Price payable by such Purchaser in respect thereof as set forth beside such Purchaser's name on Schedule 2.2 by wire transfer of immediately available funds to an account or accounts previously designated by the Company. The portion of the Purchase Price payable by each Purchaser shall be allocated to the Securities purchased by such Purchaser as set forth on Schedule 2.2.

              2.3 TRANSACTION FEE; TRANSACTION EXPENSES. At the Closing, subject to the terms and provisions of this Agreement, the Company shall pay
(i) to each Purchaser or its designee a transaction fee in an amount equal to 2% of the amount paid by such Purchaser for the Securities purchased pursuant hereto, and (ii) to the Purchasers or their designee an amount equal to the Transaction Expenses of the Purchasers and their Affiliates, in each case, by wire transfer of immediately available funds to an account or accounts designated by the Persons entitled to receive such payment.

         3.   CONDITIONS TO THE CLOSING.

              3.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASERS. The obligations of each of the Purchasers to purchase its Securities, pay its portion of the Purchase Price therefor at the Closing and perform any of its obligation hereunder are subject to satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by each of the Purchasers at or prior to the Closing):

                   3.1.1 COMPLIANCE BY THE COMPANY. All of the terms, covenants and conditions of this Agreement to be complied with and performed by the Company at or prior to the Closing shall have been complied with and performed by it in all material respects, and the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at and as of the Closing, except for (i) changes expressly contemplated by this Agreement and
(ii) representations and warranties that are made as of a specific time, which shall be true and correct only as of such time.

                   3.1.2 STOCKHOLDER APPROVAL. The sale of the Securities to the Purchasers pursuant to this Agreement shall have been duly approved by the holders of the Common Stock at the Stockholder Meeting.

                   3.1.3 BY-LAW AMENDMENT. The By-law Amendment shall have been duly adopted and approved by the Board of Directors and shall be in full force and effect on the Closing Date.

                   3.1.4 BOARD OF DIRECTORS.   The Board of Directors shall
consist of eleven members, four of whom shall be the Purchaser Designees and not less than two of whom shall be Unaffiliated Directors.

                   3.1.5 ABSENCE OF MATERIAL ADVERSE EFFECT. No event or events shall have occurred after May 31, 1997 that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the assets, results of operations, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, other than events affecting the record industry generally.

                   3.1.6 CREDIT AGREEMENT. The Company and the other parties thereto shall have entered into the Credit Agreement, which shall be in a form reasonably satisfactory to the Purchasers. The Company shall have satisfied all (and the lenders shall not have waived any) conditions to the obligation of the lenders under the Credit Agreement to make the initial loans thereunder (other than the condition that the Company has completed the sale of the Securities contemplated by this Agreement) and no event shall have occurred and be continuing, the occurrence or continuance of which would relieve the lenders under the Credit Agreement of their obligations to advance funds, or would preclude them from advancing funds, to the Company; and the lenders under the Credit Agreement shall simultaneously with the purchase of the Securities hereunder advance funds under the Credit Agreement in the amount which, when combined with the proceeds from the sale of the Securities pursuant hereto will permit the Company to repay all indebtedness under the Existing Credit Agreement, pay all Transaction Expenses and pay all Company broker fees and expenses. The Company shall have provided to the Purchasers true and complete copies of the Credit Agreement and all closing documents delivered to the parties to the Credit Agreement.

                   3.1.7 PURCHASE PERMITTED BY APPLICABLE LAWS; LEGAL INVESTMENT. The acquisition of and payment for the Securities and the consummation of the transactions contemplated hereby (a) shall not be prohibited by any applicable law or governmental regulation, (b) shall not subject any Purchaser to any penalty or, in the reasonable judgment of any Purchaser, other onerous condition under or pursuant to any applicable law or governmental regulation and (c) shall be permitted by the laws and regulations of the jurisdictions to which it is subject.

                   3.1.8 OPINION OF COUNSEL. Each Purchaser shall have received the opinion of Katten, Muchin & Zavis, counsel to the Company, dated the Closing Date, addressing the due authorization, execution and delivery by the Company of this Agreement, and such other matters as the Purchasers may reasonably request, in form and substance reasonably acceptable to the Purchasers.

                   3.1.9 APPROVAL OF COUNSEL TO THE PURCHASERS. All actions and proceedings hereunder and all documents required to be delivered by the Company hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been reasonably acceptable to Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Purchasers, as to their form and substance.

                   3.1.10 CONSENTS. All material consents, approvals, authorizations, orders, registrations, filings and qualifications of or with any Governmental Authority and other Persons (whether acting in an individual, fiduciary or other capacity) necessary or required to be made or obtained by the Company for the consummation of the transactions contemplated by this Agreement, shall have been made or obtained, as the case may be, and shall be in full force and effect, and each of the Purchasers shall have been furnished with appropriate evidence thereof.

                   3.1.11 DUE DILIGENCE. Each Purchaser shall have completed and be reasonably satisfied with the results of its due diligence review of the assets, business, properties and financial and other condition of the Company and its Subsidiaries. This condition shall be deemed satisfied unless prior to 5:00 p.m. on the later of (i) October 27, 1997 and (ii) the tenth day after the day on which the Company delivers to each Purchaser the last of the Disclosure Schedules, a Purchaser provides written notice to the Company that it has not been satisfied.

                   3.1.12  MARKET CONDITIONS.  Prior to the Closing Date,
(a) trading in securities generally on the NYSE shall not have been suspended or limited or minimum or maximum prices shall not have been generally established on such exchange, or additional material governmental restrictions, not in force on the date of this Agreement, shall not have been imposed upon trading in securities generally by such exchange or by order of the SEC or any court or other Governmental Authority, (b) a general banking moratorium shall not have been declared by either federal or New York State authorities or (c) any material adverse change in the financial or securities markets in the United States or in political, financial or economic conditions in the United States or any outbreak or material escalation of hostilities or declaration by the United States of a national emergency or war or other calamity or crisis shall not have occurred.

                   3.1.13 NO LITIGATION. No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries which would, if adversely determined, in the reasonable judgment of the Purchasers, (a) after giving effect to the transactions contemplated hereby, have a material adverse effect on the assets, results of operations, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) materially adversely effect the ability of the Company to perform its obligations under this Agreement.

                   3.1.14 NO DEFAULT OR BREACH. The Company shall not have been in default under or with respect to this Agreement and, after giving effect to the transactions contemplated hereby and thereby, the Company will not be in default under any of its obligations or any covenant contained in this Agreement, the Warrant or the Credit Agreement.

                   3.1.15 OFFICER'S CERTIFICATE. The Purchasers shall have received a certificate, dated the Closing Date and signed by the Chairman of the Board of Directors or the President of the Company on behalf of the Company, certifying that the conditions set forth in Sections 3.1.1 through 3.1.6, 3.1.10, 3.1.14 and 3.1.17 have been satisfied on and as of such date.

                   3.1.16 SECRETARY'S CERTIFICATE. The Purchasers shall have received a certificate, dated the Closing Date and signed by the secretary or an assistant secretary of the Company on behalf of the Company, certifying the truth and correctness of attached copies of the Certificate of Incorporation (including amendments thereto), the By-laws (including amendments thereto), and resolutions of the Board of Directors and the holders of the Common Stock approving the sale of the Securities to the Purchasers and the other transactions contemplated hereby.

                   3.1.17 NO INJUNCTION. There shall be no judgment, injunction, order or decree enjoining the Company or the Purchasers from consummating the transactions contemplated by this Agreement to be consummated at or before the Closing.

                   3.1.18 CONSULTING AGREEMENT. The Company shall have executed and delivered to each of the Purchasers (or their respective designees) a Consulting Agreement substantially in the form of Exhibit D hereto.

                   3.1.19 RIGHT OF FIRST REFUSAL. The Company shall have executed and delivered to MAC an agreement substantially in the form of Exhibit E.

                   3.1.20 DISCLOSURE SCHEDULES. The Disclosure Schedules shall have been delivered to each of the Purchasers and shall be in form and substance satisfactory to each Purchaser. This condition shall be deemed satisfied unless prior to 5:00 p.m. on the tenth day after the day on which the Company delivers to each of the Purchasers the last of the Disclosure Schedules, a Purchaser provides written notice to the Company that this condition has not been satisfied.

              3.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to be discharged under this Agreement on or prior to the Closing are subject to satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by the Company at or prior to the Closing):

                   3.2.1 COMPLIANCE BY THE PURCHASERS. All of the terms, covenants and conditions of this Agreement to be complied with and performed by the Purchasers in all material respects at or prior to the Closing, shall have been complied with and performed in all material respects by the Purchasers and the representations and warranties made by the Purchasers in this Agreement, shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at and as of the Closing, except for changes contemplated by this Agreement.

                   3.2.2 STOCKHOLDER APPROVAL. The sale of the Securities to the Purchasers shall have been duly approved by the holders of the Common Stock at the Stockholder Meeting.

                   3.2.3 CONSENTS. All material consents, approvals, authorizations, orders, registrations, filings and qualifications of or with any Governmental Authority and other Persons (whether acting in an individual, fiduciary or other capacity) necessary or required to be made or obtained by the Purchasers for the consummation of the transactions contemplated by this Agreement, shall have been made or obtained, as the case may be, and shall be in full force and effect, and the Company shall have been furnished with appropriate evidence thereof.

                   3.2.4 PURCHASER'S CERTIFICATE. The Company shall have received from each Purchaser a certificate of such Purchaser, dated the Closing Date and signed by such Purchaser's general partner or managing member as the case may be, certifying that the conditions set forth in Sections 3.2.1 and 3.2.3, insofar as they relate to such Purchaser, have been satisfied on and as of such date.

                   3.2.5 NO INJUNCTION. There shall be no judgment, injunction, order or decree enjoining the Company or the Purchasers from consummating the transactions contemplated by this Agreement to be consummated at or before the Closing.

                   3.2.6 ISSUANCE PERMITTED BY LAW. The issuance and sale by the Company to the Purchasers pursuant hereto of the Securities shall not be prohibited by applicable law or governmental regulation.

         4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company hereby represents and warrants to each Purchaser as follows:

              4.1 CORPORATE EXISTENCE AND POWER. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Documents filed with the SEC prior to the date of this Agreement and as currently conducted. The Company is duly qualified to transact business as a foreign corporation and is in good standing (if applicable) in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, other than any failure to be so qualified or in good standing as would not singly or in the aggregate with all such other failures reasonably be expected to have a Material Adverse Effect.

                   (b) True and complete copies of the Certificate of Incorporation and the By-Laws as in effect on the date hereof have been provided by the Company to the Purchasers. The minute books of the Company contain in all material respects true and complete records of all meetings and consents in lieu of meetings of the Board of Directors (and any committees thereof) and of the stockholders of the Company.

              4.2 POWER AND AUTHORITY. The Company has the full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors and no further corporate action on the part of the Company (other than the actions described in Sections
3.1.2 and 3.1.4 and the filing of the Certificate of Designation under the Delaware General Corporation Law) is necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. Subject to stockholder approval of the Proposal, the Board of

Directors shall have duly adopted the Certificate of Designation and the Certificate Amendment. The Board of Directors has approved the By-law Amendment and effective upon the Closing the By-laws will contain the By-law Amendment.
By approving the issue of the Securities the foregoing authorization and approval by the Board of Directors constitutes prior approval by the Board of Directors of the transaction which resulted in the Purchasers becoming "interested stockholders" within the meaning of Section 203 of the Delaware General Corporation Law if the Purchasers, or any one of them, become "interested stockholders" within the meaning of paragraph (a)(1) of Section 203 of the Delaware General Corporation Law as a result of the conversion of the Preferred Shares into shares of Common Stock in accordance with the terms of the Certificate of Designation and/or as a result of the exercise of the Warrants. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

              4.3 AFFILIATE TRANSACTIONS. Except as disclosed in the Proxy Statement in the form first mailed to the Company's stockholders or in Schedule 4.3, since June 1, 1996, the Company and its Subsidiaries have not entered into or continued any material transaction or material series of transactions with any stockholder, officer, director, employee or Affiliate of the Company, other than transactions between or among the Company and its Subsidiaries in the ordinary course of business of the Company and its Subsidiaries.

              4.4 NO CONTRAVENTION, CONFLICT, BREACH, ETC. The execution, delivery and performance of this Agreement and each Transaction Document to which it is a party by the Company and the consummation of the transactions contemplated hereby and thereby will not conflict with, contravene or result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the creation or imposition of any Encumbrance upon any assets or properties of the Company or any of its Subsidiaries or cause the Company or any of its Subsidiaries to be required to redeem, repurchase or offer to repurchase any of their respective indebtedness under (i) the certificate of incorporation, the by-laws or other organizational document of the Company or any of its Subsidiaries, (ii) any material Law of any Governmental Authority having jurisdiction over the Company or any of its Subsidiaries or any of their respective assets, properties or operations or (iii) any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any material lease, permit, license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the assets, properties or operations of the Company or any of its Subsidiaries is subject.

              4.5 CONSENTS. No consent, approval, authorization, order, registration, filing or qualification of or with any (i) Governmental Authority,
(ii) stock exchange on which the securities of the Company are traded or (iii) other Person (whether acting in an individual, fiduciary or other capacity) is required to be made or obtained by the Company or any of its Subsidiaries for the execution, delivery and performance by the Company of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, except the actions described in
Section 3.1.2 and such approvals as may be required under the Act and state securities laws in connection with the performance by the Company of its obligations under Section 9 hereof and except consents which are not material to the business or operations of the Company and its Subsidiaries, taken as a whole.

              4.6 CAPITALIZATION. Set forth on Schedule 4.6 is a true and complete description of (i) the authorized capital stock of the Company, (ii) the issued and outstanding capital stock of the Company and (iii) all outstanding options, warrants, conversion privileges or other rights to purchase or otherwise acquire any authorized but unissued or treasury shares of capital stock (collectively, "Options") of the Company. No shares of the Company's Series A-1 Preferred Stock, par value $.001 per share (the "Series A-1 Preferred Stock), or Series A-2 Preferred Stock, par value $.001 per share (the "Series A-2 Preferred Stock") are issued and outstanding, and no Options to acquire any such shares are outstanding. Schedule 4.6 sets forth the number of shares of Common Stock reserved for (a) issuance upon exercise of all outstanding Options,
(b) issuance upon conversion of the Preferred Stock, and (c) issuance upon exercise of the Warrants. No other shares of the Company's capital stock are reserved for future issuance. The shares of Preferred Stock and the shares of Common Stock issuable upon conversion of the shares of Preferred Stock, and the Warrants and the shares of Common Stock issuable upon exercise of the Warrants, when issued and paid for in compliance with the provisions of this Agreement, the Certificate of Designation, the Warrants and the Certificate of Incorporation, will be duly authorized, validly issued, fully paid and nonassessable. The issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance with the registration and qualification requirements of all applicable federal securities laws or an exemption therefrom.

              4.7 NO RIGHTS PLAN. The Company has not adopted a stockholders rights plan, poison pill or similar arrangement.

              4.8 REGISTRATION RIGHTS. Except as set forth on Schedule 4.8, neither the Company nor any of its Subsidiaries has previously entered into any agreement granting any registration rights to any Person, whether consistent or inconsistent with the rights to be granted to the Purchasers in this Agreement.

              4.9 SUBSIDIARIES. Schedule 4.9 sets forth a complete and accurate list of all of the Subsidiaries of the Company together with their respective jurisdictions of incorporation or organization. Except for its Subsidiaries, the Company holds no equity, partnership, joint venture or other interest in any Person. True and complete copies of the certificate of incorporation, by-laws and other organizational documents of the Subsidiaries of the Company as in effect on the date hereof have been provided by the Company to the Purchasers. Each Subsidiary of the Company has been duly incorporated or organized and is validly existing as a corporation or other legal entity in good standing under the laws of the jurisdiction of its incorporation or organization, has the corporate or other organizational power and authority to own, lease and operate its properties and to conduct its business as currently conducted and is duly qualified to transact business as a foreign corporation or other legal entity and is in good standing (if applicable) in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, other than any failure to be so qualified or in good standing as would not singly or in the aggregate with all such other failures reasonably be expected to have a Material Adverse Effect. All of the outstanding capital stock of each Subsidiary of the Company has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company, directly or through other Subsidiaries of the Company (other than directors' qualifying shares), free and clear of any Encumbrance (other than the pledge of capital stock of Subsidiaries of the Company under the Existing Credit Agreement or the Credit Agreement and such transfer restrictions as may exist under federal and state securities laws or any Encumbrances between or among the Company and/or any Subsidiary of the Company), and there are no rights granted to or in favor of any third party (whether acting in an individual, fiduciary or other capacity), other than the Company or any Subsidiary of the Company, to acquire any such capital stock, any additional capital stock or any other securities of any such Subsidiary. There exists no restriction, other than those pursuant to applicable law or regulation, on the payment of cash dividends by any Subsidiary.

              4.10 SEC DOCUMENTS.

                   (a) The Company has delivered true and complete copies of all SEC Documents to the Purchasers.

                   (b) As of its filing date, each SEC Document filed, and each SEC Document that will be filed by the Company prior to the Closing Date, as amended or supplemented prior to the Closing Date, if applicable, pursuant to the Exchange Act (i) complied or will comply in all material respects with the applicable requirements of the Exchange Act and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                   (c) Each final registration statement filed with the SEC, and each final registration statement that will be filed with the SEC by the Company prior to the Closing Date, as amended or supplemented prior to the Closing Date, if applicable, pursuant to the Act, as of the date such statement or amendment became or will become effective (i) complied or will comply in all material respects with the applicable requirements of the Act and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in light of the circumstances under which they were made).

                   (d) At the time the Proxy Statement is first mailed to the stockholders of the Company, and at the time such stockholders vote on approval of the transactions contemplated hereby, the Proxy Statement, as then amended or supplemented, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to (i) any statement or omissions included in the Proxy Statement based upon information furnished in writing to the Company by the Purchasers specifically for use therein or (ii) any portion thereof which is not deemed to be filed under applicable SEC rules and regulations.

              4.11 FINANCIAL STATEMENTS. The audited consolidated financial statements and related schedules and notes included in the SEC Documents comply in all material respects with the requirements of the Exchange Act and the Act and the rules and regulations of the SEC thereunder, were prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved except as noted therein, and fairly present in all material respects the financial condition, results of operations, cash flows and changes in stockholders' equity of the Company and its Subsidiaries at the dates and for the periods presented. The Company previously delivered true and complete copies of the audited consolidated financial statements and related schedules and notes of the Company as of May 31, 1997 and May 31, 1996, and for each of the three years in the period ended May 31, 1997 (the "1997 Audited Financial Statements"). The unaudited quarterly consolidated financial statements and the related notes included in the SEC Documents, and the unaudited quarterly consolidated financial statements and related notes for the three month period ended August 31, 1997 previously delivered by the Company to the Purchasers, fairly present in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries at the dates and for the periods to which they relate, subject to normal year-end adjustments, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis except as otherwise stated therein and have been prepared on a basis consistent with that of the audited financial statements referred to above except as otherwise stated therein.

              4.12 NO EXISTING VIOLATION, DEFAULT, ETC. None of the Company or any of its Subsidiaries is (i) in violation of any provision of its certificate of incorporation, by-laws or other organizational documents or (ii) in violation of any applicable Law, stock exchange rule or regulation, which violation has or would reasonably be expected to have a Material Adverse Effect. No breach, event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, permit, license or other agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, which breach, event of default, or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default, has or would reasonably be expected to have a Material Adverse Effect. Without giving effect to any waiver previously granted, (1) no event of default, (2) no event that, but for the giving of notice or the lapse of time or both, would constitute an event of default and (3) no event that would require the Company to prepay, redeem, repurchase or offer to repurchase any of its indebtedness exists under the Existing Credit Agreement.

              4.13 LICENSES AND PERMITS. The Company and its Subsidiaries have such Licenses as are necessary to own, lease or operate their properties and to conduct their businesses in the manner described in the SEC Documents and as currently owned or leased and conducted and all such Licenses are valid and in full force and effect except such Licenses that the failure to have or to be in full force and effect individually or in the aggregate has not had, and would not reasonably be expected to have, a Material Adverse Effect. None of the Company or any of its Subsidiaries has received any written notice that any violations are being or have been alleged in respect of any such License and no proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke or limit any such License the effect of which would reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with their respective obligations under such Licenses, with such exceptions as individually or in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect, and no event has occurred that allows, or after notice or lapse of time would allow, revocation, suspension, limitation or termination of such Licenses, except such events as have not had, or would not reasonably be expected to have, a Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 4.13, the Company and its Subsidiaries have all Licenses that are necessary to allow the Company and its Subsidiaries to release substantially on schedule each recording scheduled to be released by the Company or any of its Subsidiaries as shown on the Release Schedule previously delivered by the Company to the Purchasers.

              4.14 TITLE TO PROPERTIES. The Company and its Subsidiaries have sufficient title to all material properties (real and personal) owned by the Company and any such Subsidiary that are necessary for the conduct of the business of the Company and any such Subsidiary as described in the SEC Documents filed with the SEC prior to the date of this Agreement and as currently conducted, free and clear of any Encumbrance that may materially interfere with the conduct of its business, and all material properties held under lease by the Company and the Subsidiaries are held under valid, subsisting and enforceable leases except for such leases the loss of which would not reasonably be expected to have a Material Adverse Effect.

              4.15 RIGHTS TO CATALOGUE. (a) Schedule 4.15(a) sets forth all of the Masters. Except as set forth on Schedule 4.15(a), neither the Company nor any Subsidiary of the Company has received any written notice of (i) any asserted present or past failure of the Masters to comply with all applicable laws and regulations or (ii) any asserted present or past violation, breach or infringement relating to the Masters of any contractual Right, common law Right or statutory Right of any living or deceased Person whatsoever, including, without limitation, Rights with respect to patents, trademark, trade names, copyrights, defamation, and rights of privacy and publicity. To the Knowledge of the Company, all costs of recording the Masters which have become due and payable in the ordinary course of business consistent with past practice have been paid in full. To the Knowledge of the Company, all costs of manufacturing all Records embodying any Master which have become due and payable in the ordinary course of business consistent with past practice have been paid in full. All of the performers, Artists and other Persons whose services were furnished in connection with recording the Masters (and each selection thereon) were free to furnish such services, without violation of any contract, contractual restriction or duty owed to any Person. With respect to each and all Records (in all configurations) embodying any Master, the Company has all Rights and licenses necessary to reproduce mechanically all compositions embodied in such Records, including all copyrighted compositions.

                   (b) To the Knowledge of the Company, all AFTRA members whose performances are embodied on Masters have been paid not less than the minimum rates specified in the applicable AFTRA collective bargaining agreements and all payments due to the AFTRA pension and welfare funds have been made. To the Knowledge of the Company, the Masters have been recorded in accordance with the rules and regulations of all unions having jurisdiction over the recording thereof.

                   (c) Except as set forth on Schedule 4.15(c), with respect to each Master, the Company or a Subsidiary of the Company is the sole owner throughout the universe of: (i) such Master, (ii) all performances embodies in such Master, (iii) the right to make and distribute records derived from such Master and (iv) all applicable sound recording copyrights in such Master. The Company has the exclusive and perpetual Right to use, solely in connection with the packaging, advertising, distribution or sale of Records embodying any Master, all artwork and other graphic materials heretofore used by the Company for such purposes. Except as set forth on Schedule 4.15(c), the Company and its Subsidiaries have complete ownership of the copyrights in and to the Masters and control, directly or indirectly, all Rights relative to the exploitation of the Masters.

                   (d) The Artists, music publishing licensors and the other royalty participants or Persons listed on Schedule 4.15(d) hereto are the only parties to whom royalties may be payable by the Company or any of its Subsidiaries in connection with the exploitation of the Masters. To the Knowledge of the Company, no Persons other than the Persons identified on
Schedule 4.15(d) as licensees under the license agreements now have, or hereafter shall have in accordance with the terms and provisions of such license agreements, any licensee rights in or to any Master.

                   (e) Schedule 4.15(e) sets forth a complete list of all Significant Compositions, indicating with respect to each, the title, the writer, the nature and extent of any share controlled, the extent and territory of the Rights controlled by the Company or any Subsidiary of the Company, the original copyright date, the copyright expiration date, the status of all applicable renewal and/or extended renewal periods.

                   (f) Schedule 4.15(f) sets forth, as of May 31, 1997, a complete list of (i) all Music Contracts pursuant to which future payments of advances are required to be made to writers of compositions, joint owners of Rights, co-publishers or subpublishers, indicating, with respect to each, the date, the parties, the compositions covered, the acquisition term, the retention term, any required annual payment and the extent of any unrecouped capitalized advances and provisions relating thereto as at May 31, 1997; and (ii) all Music Contracts with any licensee, administrator or subpublisher where any Rights thereunder may revert to the Company or any Subsidiary of the Company, indicating, with respect to each, the date, the parties, the compositions covered, the territory covered, the acquisition term and the retention term (specifying the date on which all Rights of such licensor, administrator or subpublisher in the compositions covered thereby shall revert to the Company or any Subsidiary of the Company.)

                   (g)  Except as disclosed on Schedule 4.15(g), (i) the
Company and each of its Subsidiaries owns the Rights in the compositions purported to be granted to the Company or such Subsidiary under the terms of the Music Contracts that relate thereto; (ii) the Company's and its Subsidiaries' interest in such composition is not subject to any Encumbrance, adverse claim, royalty or other audit claim, suit, action, proceeding, or to the Knowledge the Company, any written threat thereof, and (iii) no written notice of any infringement or conflict with the asserted rights of others, or of any royalty or other audit sought to be commenced by any Person has been received. Each Music Contract relating to a Significant Composition or a Significant Recording is a valid and binding agreement and in full force and effect. Neither the Company nor any of its Subsidiaries is in default in any material respect under any Music Contract relating to a Significant Composition or a Master, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder, and to the Knowledge of the Company, no other party thereto is in default in any material respect under any such Music Contract nor does any condition exist that with notice or lapse of time or both would constitute a material default by such party thereunder. Without limiting the generality of the foregoing sentence, the Company and each of its Subsidiaries have in all material respects complied with and fulfilled all of its obligations under each Music Contract, including, without limitation, its obligation to make payment of all royalties or other amounts due pursuant thereto in respect of all periods of time to the date hereof, and the Company and each Subsidiary will continue in all material respects to comply with and fulfill its obligations under each such Music Contract in respect of the period from the date hereof to the Closing Date. Neither the Company nor any of its Subsidiaries has received any written notice of termination pursuant to copyright Law.

              4.16 INTELLECTUAL PROPERTY.   (a)  The Company and each of its
Subsidiaries owns or is licensed to use all (i) patents, trademarks, trade names, service marks, copyrights and any applications therefor and (ii) trade secrets, know-how, computer software programs and proprietary information, in each case, that are material to the conduct of the business of the Company and the Subsidiaries as described in the SEC Documents and as currently conducted, free and clear of any Encumbrance that may materially interfere with the conduct of their business ("Intellectual Property").

                   (b) Schedule 4.16 lists (a) all registered trademark, registered copyrights and patents owned by the Company or any of its Subsidiaries, specifying as to each item, as applicable: (1) the category of Intellectual Property, (2) the owner of the item; (3) the jurisdictions in which the item is recognized or registered, or in which any application for registration has been filed, including the registration or application number;
(4) the issue date and expiration date of the item, and (5) with respect to any trademarks or service marks, the type of goods or services on which such mark is or is intended to be used; and (b) all material licenses, sublicenses and other agreements ("IP Licenses") under which the Company or any of its Subsidiaries is either a licensor or licensee of any Intellectual Property. True and complete copies of all material documents evidencing Intellectual Property as in effect on the date hereof have been delivered by the Company to the Purchasers.

                   (c) None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or default under any IP License. Each IP License is now, and immediately following the consummation of the transactions herein contemplated will be, valid and in full force and effect.

                   (d) Except as set forth in the SEC Documents filed by the Company with the SEC prior to the date of this Agreement, no Litigation Claim is pending or, to the Knowledge of the Company, threatened, that challenges the validity, enforceability or ownership of, or right to use or license, any Intellectual Property that could reasonably be expected to have a Material Adverse Effect, nor to the knowledge of the Company do any valid grounds for any such claim exist.

                   (e) No item of Intellectual Property is subject to any outstanding order, ruling, judgment, decree or agreement restricting the use thereof by the Company or Subsidiaries except for agreements made in the ordinary course of business of the Company or its Subsidiaries. None of the Company or any Subsidiary has agreed to indemnify any person against any charge of infringement or other violation with respect to any Intellectual Property owned or used by the Company or any Subsidiary except in the ordinary course of business.

                   (f) To the Knowledge of the Company, none of the Company or its Subsidiaries has infringed upon or otherwise violated the intellectual property rights of third parties which would reasonably be expected to have a Material Adverse Effect. None of the Company or any of its Subsidiaries has received any written complaint or notice alleging any such infringement or other violation.

                   (g) To the Company's knowledge, no third party is infringing upon or otherwise violating the Intellectual Property rights of the Company or any Subsidiary.

                   (h) All material patents and registered trademarks and copyrights held by the Company or any Subsidiary are valid and subsisting. The Company and its Subsidiaries have taken all necessary action to maintain and protect the Intellectual Property that they own or use other than as would not reasonably be expected to have a Material Adverse Effect.

                   (i) To the Knowledge of the Company, all material trade secrets of the Company and its Subsidiaries are protected against the use of such trade secrets by other persons to an extent and in a manner customary in the industry in which the Company and its Subsidiaries operate.

              4.17 ENVIRONMENTAL MATTERS. Subject to such disclosures as are contained in SEC Documents filed prior to the date of this Agreement:

                   (a) the Company and its Subsidiaries and their respective operations and properties, are and have been in compliance with all applicable Environmental Laws except for such failures which, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

                   (b) There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries pursuant to Environmental Laws which could reasonably be expected to result in a fine, penalty or other obligation, cost or expense, except such obligations, costs or expenses which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

                   (c) There are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which may prevent compliance by the Company or its Subsidiaries with, or which have given rise to, or will give rise to, material liability to the Company or any of its Subsidiaries under Environmental Laws, except any such events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

              4.18 TAXES. The Company and its Subsidiaries have filed or caused to be filed, or have properly filed extensions for, all material Tax returns that are required to be filed and have paid or caused to be paid all material Taxes as shown on said returns and on all material assessments received by it to the extent that such Taxes have become due, except Taxes the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves, in accordance with generally accepted accounting principles, have been set aside. The Company and its Subsidiaries have paid or caused to be paid, or have established reserves that the Company or such Subsidiaries reasonably believe to be adequate in all material respects, for all Tax liabilities applicable to the Company and its Subsidiaries for all fiscal years that have not been examined and reported on by the taxing authorities (or closed by applicable statutes). Schedule 4.18 sets forth the tax year through which United States Federal income tax returns of the Company and its Subsidiaries have been examined and closed. For purposes of this Section 4.18, "Tax" or "Taxes" means any federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustments related to any of the foregoing.

              4.19 LITIGATION. Except as set forth in SEC Documents filed with the SEC prior to the date of this Agreement, there are no pending actions, suits, proceedings, arbitrations or investigations, royalty or other audits, complaints, against or affecting the Company or any of its Subsidiaries or any of their respective properties, assets or operations, or with respect to which the Company or any such Subsidiary is responsible by way of indemnity or otherwise (together "Litigation Claims"), that are required under the Exchange Act to be described in such SEC Documents or that could singly, or in the aggregate, with all such other Litigation Claims, reasonably be expected to have, a Material Adverse Effect and, to the Knowledge of the Company, no such Litigation Claims are threatened.

              4.20 LABOR RELATIONS. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice. Except as disclosed in the SEC Documents filed with the SEC prior to the date of this Agreement or as set forth on Schedule 4.20, (a) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries;
(b) no strike, labor dispute, slowdown or stoppage has occurred within the past 36 months or is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (c) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or contract; and
(d) to the Knowledge of the Company, no union organizing activities are taking place that affect the employees of the Company or any Subsidiary.

              4.21 EMPLOYEE BENEFITS. (a) Except for the plans described in the SEC Documents filed with the SEC prior to the date of this Agreement, or on
Schedule 4.21 (the "Benefit Plans"), there are no employee benefit plans or arrangements of any type (including, without limitation, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and the regulations thereunder ("ERISA")), under which the Company or any of its Subsidiaries has or in the future could have directly, or indirectly through a Commonly Controlled Entity (within the meaning of Sections 414(b), (c), (m) and
(o) of the Code), any material liability with respect to any current or former employee of the Company or any of its Subsidiaries or any Commonly Controlled Entity. No such Benefit Plan is a "multiemployer plan" (within the meaning of ERISA Section 4001(a)(3)) or subject to Title IV of ERISA.

                   (b) With respect to each Benefit Plan, the Company has delivered or made available to the Purchasers complete and accurate copies of

(i) all plan texts and agreements (as amended or modified to date), (ii) all summary plan descriptions and similar material employee communications,
(iii) the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), (iv) the most recent annual and periodic accounting of plan assets, (v) the most recent determination letter received from the Internal Revenue Service and (vi) the most recent actuarial valuation.

                   (c) With respect to each Benefit Plan: (i) such Benefit Plan has been maintained and administered at all times in material compliance with its terms and applicable law and regulation; (ii) to the Knowledge of the Company, no event has occurred and there exists no circumstance under which the Company or any of its Subsidiaries could directly, or indirectly through a Commonly Controlled Entity, incur any material liability under ERISA, the Code or otherwise (other than routine claims for benefits); (iii) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Benefit Plan or against the assets of any Benefit Plan with respect to which suits the Company or any of its Subsidiaries could incur any material liability; (iv) all contributions and premiums due and owing to any Benefit Plan have been made or paid on a timely basis and no "accumulated funding deficiency", as defined in Code Section 412, has been incurred, whether or not waived; and (v) if such Benefit Plan is intended to be qualified under Section 401(a) of the Code, such Benefit Plan has been determined to be so qualified and each trust created under such Benefit Plan has been determined to be exempt from tax under Section 501(a) of the Code and no event has occurred since the date of such determinations, including effective changes in laws or regulations or modifications to the Benefit Plans, that would adversely affect such qualification or tax exempt status.

                   (d)  The Company has no Postretirement Benefit Obligation
(as defined in Statement of Financial Accounting Standards No. 106) in respect of post-retirement health and medical benefits for current and former employees of the Company and its Subsidiaries. No condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any plan providing health or medical benefits in respect of current or former employees of the Company or its Subsidiaries.

                   (e) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or its Subsidiaries that, individually or collectively, could give rise to the payment by the Company or its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

                   (f) No employee or former employee of the Company or its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

              4.22 CONTRACTS. All of the material contracts of the Company or any of its Subsidiaries that are required to be described in the SEC Documents or to be filed as exhibits thereto are described in SEC Documents filed with the SEC prior to the date of this Agreement or filed as exhibits thereto and are in full force and effect. True and complete copies of all such material contracts have been delivered by the Company to the Purchasers. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any such contract except for such breaches and defaults as in the aggregate have not had, and would not reasonably be expected to, have a Material Adverse Effect.

              4.23 CONTINGENT LIABILITIES. Except as fully reflected or reserved against in the 1997 Audited Financial Statements for the year ended May 31, 1997 or disclosed in the footnotes contained in such financial statements, the Company and its Subsidiaries had no liabilities (including tax liabilities) at the date of such financial statements, absolute or contingent, that were required to be reflected or disclosed in such financial statement in accordance with generally accepted accounting principles.

              4.24 NO MATERIAL ADVERSE CHANGE. Since May 31, 1997: (a) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would reasonably be expected to result in a Material Adverse Effect; (b) the Company and its Subsidiaries have not sustained any loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that would reasonably be expected to have a Material Adverse Effect; (c) there has been no material change in the indebtedness of the Company and its Subsidiaries (except as contemplated by Section 3.1.6 and except for changes relating to intercompany indebtedness of the Company and/or its Subsidiaries);
(d) there has been no dividend or distribution of any kind declared, paid or made by the Company or any of its Subsidiaries on any class of its capital stock; (e) neither the Company nor any of its Subsidiaries has made (nor does it propose to make) (i) any material change in its accounting methods or practices or (ii) any material change in the depreciation or amortization policies or rates adopted by it, in either case, except as may be required by law or applicable accounting standards; and (f) there has been no event causing a Material Adverse Effect, nor any development that would, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

              4.25 BROKER'S FEES. Except for Donaldson, Lufkin & Jenrette Securities Corporation, and except for fees payable to the Purchasers, no broker, finder or other party is entitled to receive from the Company or any of its Subsidiaries any brokerage or finder's fee for the transactions contemplated by this Agreement as a result of the actions of the Company, any of its Subsidiaries, or any of its Affiliates.

              4.26 INVESTMENT COMPANY. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

              4.27 EXEMPTION FROM REGISTRATION; RESTRICTIONS ON OFFER AND SALE OF SAME OR SIMILAR SECURITIES. Assuming the representations and warranties of the Purchasers set forth in Section 5.5 hereof are true and correct in all material respects, the offer and sale of the Securities made pursuant to this Agreement will be exempt from the registration requirements of the Act. Neither the Company nor any Person acting on its behalf has, in connection with the offering of the Securities engaged in (a) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Act), (b) any action involving a public offering within the meaning of
Section 4(2) of the Act, or (c) any action that would require the registration under the Act of the offering and sale of the Securities pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws. The Company has not made and will not prior to the Closing make, directly or indirectly, any offer or sale of shares of its capital stock, or any Options, if as a result the offer and sale of the Securities contemplated hereby, or any of them, could fail to be entitled to exemption from the registration requirements of the Act. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Act.

              4.28 LOAN DOCUMENTS. Each representation and warranty of the Company or any Subsidiary of the Company made in the Credit Agreement or in any other agreement or document executed and delivered by the Company or any of its Subsidiaries in connection with the Credit Agreement (the "Loan Documents"), will be true and correct in all respects when made and are hereby incorporated into this Agreement as if set forth in full herein.

         5.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

         Each Purchaser, solely as to itself, hereby represents and warrants to the Company that:

              5.1 EXISTENCE AND POWER. Such Purchaser is a limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to conduct its business as currently conducted.

              5.2 POWER AND AUTHORITY. Such Purchaser has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by such Purchaser of this Agreement and the consummation by such Purchaser of the transactions contemplated hereby have been duly authorized by such Purchaser. This Agreement has been duly executed and delivered by such Purchaser and is a valid and binding agreement of such Purchaser, enforceable against such Purchaser in accordance with its terms.

              5.3 NO CONTRAVENTION, CONFLICT, BREACH, ETC. The execution, delivery and performance of this Agreement by such Purchaser and the consummation of the transactions contemplated hereby will not conflict with, contravene or result in a breach or violation of any of the terms and provisions of, or constitute a default under, (i) the partnership agreement, limited liability company agreement, or other organizational documents of such Purchaser, (ii) any Law of any Governmental Authority having jurisdiction over such Purchaser, or (iii) any material agreement to which such Purchaser is a party.

              5.4 CONSENTS. No consent, approval, authorization, order, registration, filing, or qualification of or with any Governmental Authority or other Person (whether acting in an individual, fiduciary or other capacity) is required to be made or obtained by such Purchaser for the consummation of the transactions contemplated hereby.

              5.5 ACQUISITION FOR OWN ACCOUNT. The Securities to be acquired by such Purchaser pursuant to this Agreement are being acquired by such Purchaser for its own account and with no intention of distributing or reselling the Securities in any transaction that would be in violation of the Act or the securities laws of any state, without prejudice, however, to the rights of such Purchaser at all times to sell or otherwise dispose of all or any part of the Securities under an effective registration statement under the Act, under an exemption from such registration available under the Act, and subject, nevertheless, to the disposition of the Purchaser's property being at all times within its control. Such Purchaser (a) is an "accredited investor," as defined in Regulation D promulgated by the SEC under the Act, (b) has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities, and (c) can bear the economic risk of an investment in the Securities and can afford a complete loss of such investment. Such Purchaser acknowledges that it has been afforded the opportunity to ask such questions as it deemed necessary, and to receive answers from, representatives of the Company concerning the merits and risks of investing in the Securities. Notwithstanding the foregoing, nothing contained in this

Section 5.5 shall affect or be deemed to modify any representation or warranty made by the Company.

              5.6 AVAILABLE FUNDS. Such Purchaser has committed capital that is sufficient to purchase the Securities pursuant to this Agreement.

              5.7 INTERESTED STOCKHOLDER. Prior to the consummation of the Transactions contemplated hereby, such Purchaser was not an "interested Stockholder" of the Company within the meaning of Section 203 of the Delaware General Corporation Law.

         6.   CERTAIN COVENANTS AND AGREEMENTS.

              6.1  PRE-CLOSING COVENANTS.

                   6.1.1 STOCKHOLDER MEETING; PROXY MATERIAL. The Company shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable, for the purpose of voting on a proposal for the approval of sale of the Securities as contemplated by this Agreement (the "Proposal") and transacting such other business as may properly come before the meeting or any adjournment thereof (the "Stockholder Meeting"). The Board of Directors shall recommend approval and adoption of the Proposal. In connection with the Stockholder Meeting, the Company: (a) shall promptly prepare and file with the SEC in accordance with the Exchange Act the Proxy Statement, shall use all reasonable efforts to have the Proxy Statement and/or any amendment or supplement thereto cleared by the SEC and shall thereafter mail to its stockholders as promptly as practicable the Proxy Statement; (b) shall use all reasonable efforts to obtain the necessary approvals by its stockholders of the Proposal; and (c) shall otherwise comply with all legal requirements applicable to such meeting. The Company shall make available to the Purchasers prior to the filing thereof with the SEC copies of the preliminary Proxy Statement and any amendments or supplements thereto and shall make any changes therein reasonably requested by the Purchasers insofar as such changes relate to any matters relating to the Purchasers or the description of the transactions contemplated by this Agreement.

                   6.1.2 DELIVERY OF SCHEDULES. Not later than ten days following the date of this Agreement, the Company shall deliver to each Purchaser a copy of Schedules 4.3, 4.6, 4.8, 4.9, 4.13, 4.15(a), 4.15(c),
4.15(d), 4.15(e), 4.15(f), 4.15(g), 4.16, 4.18, 4.20 and 4.21 (the "Disclosure
Schedules").

                   6.1.3 CONDUCT OF BUSINESS. From and after the date of this Agreement until the Closing, each of the Company and the Purchasers shall act with good faith towards, and shall use its reasonable efforts to consummate, the transactions contemplated by this Agreement, and neither the Company nor the

Purchasers will take any action that would prohibit or impair its ability to consummate the transactions contemplated by this Agreement. From the date hereof until the Closing, the Company shall conduct the business of it and its Subsidiaries in the ordinary course and shall use all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of the present directors, officers and key employees. Without limiting the generality of the foregoing, from the date hereof until the Closing, except as contemplated by this Agreement, without the Purchasers' prior written consent:

               (a) the Company shall not adopt or propose (or agree to commit to) any change in the Certificate of Incorporation or its By-Laws, except for the By-law Amendment;

               (b) except as contemplated by Section 3.1.6, the Company shall not, and shall cause each of its Subsidiaries not to, (i) enter into any loan agreement or other agreement pursuant to which the Company or such Subsidiary incurs indebtedness for borrowed money (other than any such agreement among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries) or (ii) amend any such existing agreement;

              (c) other than in the ordinary course of business of the Company or any Subsidiary consistent with past practice, the Company shall not, and shall cause each of its Subsidiaries not to, sell any of the assets of the Company or such Subsidiaries (or the securities of entities holding the same) in one transaction or a series of related transactions;

              (d) other than in the ordinary course of business of the Company consistent with past practice, the Company shall not, and shall cause each of its Subsidiaries not to, acquire any assets of any other Person or Persons or acquire any equity, partnership or other interests in any other Person or Persons, in one transaction or series of related transactions;

              (e) except as contemplated by Section 3.1.6 and repayments of the Existing Creditor Agreement, the Company shall not, and shall cause each of its Subsidiaries not to, repay, redeem or repurchase any indebtedness of the Company or any of the Subsidiaries or any shares of capital stock of the Company;

              (f) the Company shall not, and shall cause each of its Subsidiaries not to, enter into any transaction with any director, executive officer or Affiliate (other than any transaction among the Company and its wholly-owned Subsidiaries or among any wholly-owned Subsidiaries of the

    Company) of the Company out of the ordinary course of its business consistent with past practice;

              (g) the Company shall not, and shall cause each of its Subsidiaries not to, (i) grant to any employee any increase in salary or other remuneration not consistent with past practices or any increase in severance or termination pay; (ii) grant or approve any general increase in salaries of all or a substantial portion of its employees not consistent with past practice; (iii) pay or award any bonus, incentive, compensation, service award or other like benefit for or to the credit of any employee except in accordance with written policy or consistent with past practice; or (iv) enter into any employment contract or severance arrangement with any employee except in accordance with written policy or consistent with past practice or adopt or amend in any material respect any of its employee benefit plans except as required by law;

              (h) the Company shall, and shall cause each of its Subsidiaries to, not take or agree to commit to take any action that would make any representation or warranty of the Company hereunder required to be true at and as of the Closing as a condition to the Purchasers' obligations to consummate the transactions contemplated hereby, inaccurate at the Closing;

              (i) the Company shall not, and shall cause its Subsidiaries not to, agree to expend, commit or otherwise obligate itself to make any capital expenditures except in the ordinary course of business, consistent with past practice; and

              (j) the Company shall not, and shall cause each of its Subsidiaries not to, agree or commit to do any of the foregoing.

                   6.1.4     INSPECTION.

              (a) The Company will permit, and will cause each of its Subsidiaries to permit, the Purchasers and their respective Representatives to visit and inspect any of its properties, to examine its corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss its affairs, business practices, finances and accounts with their respective directors, officers and independent public accountants, as often as may be reasonably requested, upon reasonable advance notice to the Company.

              (b) Each Purchaser will utilize reasonable good faith efforts to maintain, and cause its Representatives to maintain, as confidential any information obtained from the Company pursuant to Section 6.1.4(a) (other than information which (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by such Purchaser or any of its representatives), (ii) is available to such Purchaser on a non-confidential basis from a source other than the Company or its Subsidiaries, provided that such source was not known by such Purchaser to be bound by a confidentiality agreement with the Company or any of its Subsidiaries, or (iii) has been independently developed by such Purchaser), and shall not disclose any information obtained from the Company pursuant to
Section 6.1.4(a) and required to be maintained as confidential pursuant hereto, except (1) to the respective Representatives, agents, partners and employees of such Purchaser, (2) to any bona fide prospective transferee of any of the Securities or the shares of Common Stock issued upon the exercise of the Warrants or of an interest in such Purchaser or in a successor fund sponsored by such Purchaser or its Affiliates, (3) as may be required by law (including a court order, subpoena or other administrative order or process) or applicable regulations to which such Purchaser is or becomes subject, (4) in connection with any litigation arising out of or related to this Agreement, (5) to the executive officers of the Company or any of its Subsidiaries, or (6) with the written consent of the Company. Each Purchaser shall be responsible for breaches of this Section 6.1.4(b) by such Purchaser's Representatives.

                   6.1.5 PUBLICITY. Except as required by law, regulation or stock exchange requirements, neither (a) the Company or any of its Affiliates nor (b) the Purchasers or any of their respective Affiliates shall, without the consent of the other, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement. In no event will either (i) the Company or any of its Affiliates or (ii) the Purchasers or any of their respective Affiliates make any public announcement or issue any press release without consulting with the other party, to the extent feasible, as to the content of such public announcement or press release.

              6.2  POST-CLOSING COVENANTS.

                   6.2.1 USE OF PROCEEDS. The proceeds of from the sale of Securities, together with the Company's initial borrowings under the Credit Agreement, shall be used by the Company to repay the Existing Credit Agreement, to pay Transaction Expenses and for general corporate purposes.

                   6.2.2 FINANCIAL STATEMENTS. So long as any Purchaser or its Affiliate continues to hold any Securities or any shares of Common Stock, the Company shall deliver to such Purchaser:

                        (a) as soon as available, but not later than 90 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and accompanied by a management summary and analysis of the operations of the Company and its Subsidiaries for such fiscal year and by the opinion of a nationally recognized independent public accounting firm which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with generally accepted accounting principles applied on a basis consistent with prior years;

                        (b) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company commencing with the fiscal quarter ended November 30, 1997, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related consolidated statements of income and cash flow for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter, all certified by an appropriate officer of the Company;

                        (c) as soon as available, but not later than 30 days after the end of each month commencing with the month of November, 1997, monthly financial information in a form reasonably acceptable to the Purchasers, certified by an appropriate officer of the Company;

                        (d) simultaneously with the delivery thereof to any of the Company's lenders (including but not limited to the lenders under the Credit Agreement) or other holders of the Company's indebtedness, such other financial and operating data of the Company and its Subsidiaries as the Company is required to deliver to such lenders or other debt holders (any such information to be subject to the provisions of Section 6.1.4(b));

                        (e) promptly after the same are filed with the SEC, copies of all reports, statements and other documents filed with the SEC pursuant to the Act or the Exchange Act; and

                        (f) promptly following receipt thereof, a copy of any communication received by the Company from any holder of the Company's outstanding indebtedness notifying the Company that a default or event of default exists under the terms of the instruments governing such indebtedness.

                   6.2.3 INSPECTIONS. So long as any Purchaser or its Affiliates, employees, partners or members, holds any shares of Preferred Stock, or such Purchaser or its Affiliates, employees, partners or members hold any Warrant Shares (as defined in Section 6.2.5 hereof), and all Purchasers, together with their Affiliates, employees, partners or members, hold, in the aggregate not less than 25% of the Warrant Shares (as defined in Section 6.2.5(a) hereof) represented immediately after the Closing by the Warrants sold pursuant hereto (with appropriate adjustment made for any stock dividend, split-up or subdivision or any combination or reclassification made or effected, subsequent to the Closing
Date), such Purchaser shall continue to have the inspection rights set forth in
Section 6.1.4(a); PROVIDED, HOWEVER, that the provisions of Section 6.1.4(b) shall be applicable with respect to any information obtained as a result of the exercise by such Purchaser of its inspection rights hereunder.

                   6.2.4 RESTRICTIONS ON TRANSFER; LEGENDS. (a) Each of the Purchasers agrees that it will not Transfer, pledge, mortgage, hypothecate or grant a security interest in any of the Restricted Securities, except pursuant to an effective registration statement under the Act or an applicable exemption from registration under the Act.

                        (b) So long as the Restricted Securities are not sold pursuant to an effective registration statement under the Act or pursuant to Rule 144 under the Act, the Restricted Securities shall be subject to a stop-transfer order and the certificates therefor shall bear the following legend by which each holder thereof shall be bound:

              "THE [WARRANTS EVIDENCED BY THIS WARRANT CERTIFICATE/SHARES REPRESENTED BY THIS CERTIFICATE] MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER AS EVIDENCED BY AN OPINION OF COUNSEL DELIVERED AND REASONABLY ACCEPTABLE TO THE COMPANY."

                        (c) After the termination of the legend requirements of
Section 6.2.4(b), the Company shall, upon the written request of the holder of the Restricted Securities and receipt by the Company of evidence reasonably satisfactory to it that such requirement has terminated (including, with respect to the legend required by the Section 6.2.4(b), a written opinion of outside counsel), issue certificates for such Restricted Securities that do not bear all or part of the legend described in Section 6.2.4(b).

                   6.2.5     BOARD OF DIRECTORS.

                        (a) For purposes of this Section 6.2.5, "Warrant Shares" shall mean shares of Common Stock underlying the Warrants and shares of Common Stock which were received upon exercise of a Warrant.

                        (b) So long as the Purchasers, or the Affiliates, employees, partners or members of any Purchaser, hold, in the aggregate, not less than 35% of the Warrants Shares represented immediately following the Closing by the Warrants being sold pursuant hereto (with appropriate adjustment made for any stock dividend, split-up or subdivision or any combination or reclassification made or effected subsequent to the Closing Date): (i) the Company's Board of Directors shall consist of not more than eleven (11) member, four (4) of which shall be Purchaser Directors and two (2) of which shall be Unaffiliated Directors, (ii) not less than two (2) members of each Committee of the Company's Board of Directors (including, without limitation, the executive, audit and compensation committees) shall be Purchaser Directors and the Purchasers Directors and Unaffiliated Directors who are members of such Committee shall together constitute not less than a majority of the members thereof, and (iii) each of the following corporate actions shall be required to be approved by not less than two-thirds of the directors then in office (unless the Purchaser Directors constitute a majority of the members of the Board of Directors, in which event, such action shall be required to be approved by a majority of the directors then in office):

                             (1)     any incurrence of indebtedness by the
    Company or any Subsidiary in excess of $1,000,000, other than draw-downs under the revolving credit facility contained in the Credit Agreement or in another loan agreement approved in the manner set forth in this Section 6.2.5(b)(iii); any refinancing of the Company's or any Subsidiary's indebtedness; any amendment to the terms of any instrument evidencing or governing any indebtedness of the Company or a Subsidiary; any issuance of debt or equity securities by the Company or any Subsidiary (other than securities issued by a Subsidiary to the Company); and the grant of any Options by the Company; PROVIDED, HOWEVER, that the provisions of this
    Section 6.2.5(b)(iii) shall not apply to (x) any issuance by the Company of debt or equity securities having financial terms which are more favorable to the Company than the financial terms of the Preferred Stock where the proceeds from the issuance of such debt or equity securities are to be used by the Company solely to redeem the Preferred Stock or prepay the subordinated notes issued in connection with the acquisition by the Company of Intersound, Inc., (y) borrowing funds under the Credit Agreement for the purpose of prepaying the subordinated notes issued in connection with the acquisition by the Company of Intersound, Inc. or (z) the grant of any employee stock options issued pursuant to any plan or arrangement which has been approved by a majority of the Unaffiliated Directors;

                             (2)  any acquisition or disposition of material
    assets of the Company or any Subsidiary; entering into any joint business venture or material licensing arrangement involving the Company or any Subsidiary, or any licensing arrangement involving the Company or its Subsidiaries outside the ordinary course of business; or entering into any transaction which will result in a Change of Control;

                             (3)  approval or amendment of or changes to the
    Company's annual budget; and

                             (4)  the hiring, dismissal, election or removal of
    any members of the senior management team of the Company (including, without limitation, the chief executive officer, chief operating officer, chief financial officer and President of any Subsidiary of the Company) or any material change to the terms and conditions of employment of any such Person.

                        (c) So long as the Purchasers, or the Affiliates, employees, partners or members of any Purchaser, hold, in the aggregate, not less than 15% of the Warrants Shares represented immediately following the Closing by the Warrants being sold pursuant hereto (with appropriate adjustment made for any stock dividend, split-up or subdivision or any combination or reclassification made or effected subsequent to the Closing Date): (i) two (2) member of the Company's Board of Directors shall be Purchaser Directors, and
(ii) not less than one member of each Committee shall be a Purchaser Director.

                        (d) In the event that either (i) the Company defaults in its obligation to purchase the Warrants in accordance with Section 7 of the Warrants, or (ii) an Event of Default exists and is continuing (and has not been waived) under the Credit Agreement (as the same may be amended from time to time subsequent to the date hereof) or any successor debt instrument thereto and such Event of Default has either (1) continued for a period of not less than 30 days following expiration of any applicable notice and cure period under such Credit Agreement or successor debt instrument or (2) resulted in the acceleration of the indebtedness outstanding thereunder, the Purchasers shall be entitled to designate, and the Company shall cause to be elected, an additional number of Purchaser Directors which, when added to the number of Purchaser Directors then serving on the Board of Directors of the Company, shall constitute a majority of the members of the Board of Directors of the Company. If the size of the Board of Directors cannot be expanded in order to accomplish the result set forth in the first sentence of this Subsection (d), the Company shall cause such number of directors who are not Purchaser Directors to be removed and replaced by Purchaser Directors as may be necessary to accomplish such result.

                        (e) So long as any Warrants or Warrant Shares remain outstanding, the Company shall not enter into any transaction with an Affiliate of the Company (other than transactions between or among the Company and its

Subsidiaries in the ordinary course) involving the payment or receipt of amounts in excess of $200,000, or the transfer of any property or assets having a fair market value in excess of $200,000, unless such transaction has been approved by members of the Board of Directors who constitute a majority of the Purchaser Directors and the Unaffiliated Directors.

                        (f) Notwithstanding anything to the contrary set forth in this Section 6.2.5:

                             (1)  the provisions of Sections 6.2.5(b)(i),
    6.2.5(b)(ii), 6.2.5(c) and 6.2.5(d) shall be suspended during any period in which the holders of the Preferred Stock are entitled pursuant to Section
    5.10 the Certificate of Designation to elect eight directors to the Company's Board of Directors, and during such period the directors elected by the holders of the Preferred Stock shall be deemed to be "Purchaser Directors" for purposes of Sections 6.2.5(b)(iii) and 6.2.5(e); and

                             (2)  the provisions of Sections 6.25(b)(ii),
    6.2.5(b)(iii) and 6.2.5(e) shall terminate on the later of (x) 66 months from the Closing Date and (y) the date on which all outstanding shares of Preferred Stock are redeemed by the Company pursuant to Section 3 of the Certificate of Designation.

                        (g)  The Company shall cause provisions of Section this
Section 6.2.5 to be incorporated into the By-laws by adoption of the By-law Amendment and once adopted, such By-law provisions may not be amended except by unanimous action of the Company's Board of Directors.

                   6.2.6 SERIES A PREFERRED STOCK. So long as the Purchasers, or any Affiliate, employee, partner or member of any Purchaser, holds any shares of Preferred Stock or any Warrants, the Company shall not issue any shares of its Series A-1 Preferred Stock or its Series A-2 Preferred Stock.

              6.3 PRINCIPAL SHAREHOLDERS AGREEMENT. Each of Steven Devick, Frontenac VI Limited Partnership, Andrew J, Filipowski and Craig Duchossois hereby agree with the Purchasers that they shall vote all shares Common Stock held by them for the Proposal, that they shall not grant any proxy to vote any such shares of Common Stock or preferred stock in a manner inconsistent with their agreement set forth herein, and that so long as they retain record and beneficial ownership of their shares of Company capital stock they shall take such action as shall be necessary to permit the Company to comply with its obligations under Section 6.2.5 hereof.

         7.   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

         The representations and warranties, covenants and agreements contained herein shall survive the execution and delivery of this Agreement and the Closing hereunder. The foregoing notwithstanding, the Company's liability to the Purchasers for breaches of, or inaccuracies in, any of the Company's representations and warranties contained in Section 4 (other than Sections 4.2, 4.6, 4.17, 4.18 and 4.21), shall expire 18 months following the Closing Date (unless any Purchaser shall have given notice to the Company claiming a breach thereof prior to such date); liability for any breach of or inaccuracy or misrepresentation in Section 4.17 shall expire following the fifth anniversary of the Closing Date (unless any Purchaser shall have given notice to the Company claiming a breach thereof prior to such date), liability in respect of the breach of or inaccuracy or misrepresentation in Sections 4.18 and 4.21 shall expire following the expiration of the statute of limitation (after giving effect to any extensions granted thereof) for any governmental authority or beneficiary to make any claim with respect to the matters set forth in such Sections (unless any Purchaser shall have given notice to the Company claiming a breach thereof prior to such time); and there shall be no expiration of the time when a claim may be made by Purchasers for breach of or any inaccuracy or misrepresentation in Sections 4.2 and 4.6.

         8.   INDEMNIFICATION.

              Except as otherwise provided in this Section 8, the Company agrees to indemnify, defend and hold harmless each Purchaser and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons to the fullest extent permitted by law from and against any and all claims, losses, liabilities, damages, deficiencies, judgements, assessments, fines, settlements, costs or expenses (including interest, penalties and reasonable fees, disbursements and other charges of counsel) (collectively, "Losses") (a) based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement or any other Transaction Document, or (b) resulting from any legal, administrative or other actions brought by any Person or entity (including actions brought by the Company or any equity or debt holders of the Company or derivative actions brought by any Person claiming through the Company or in the Company's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of this Agreement, the transactions contemplated hereby, or any indemnified party's role therein or in the transactions contemplated hereby; PROVIDED, HOWEVER, that the Company shall not be liable under this Section 8 to an indemnified party to the extent that it is finally judicially determined that such Losses resulted primarily from the gross negligence or willful malfeasance of such indemnified party. In connection with the obligation of the

Company to indemnify for Liabilities as set forth above, the Company further agrees to reimburse each indemnified party for all such expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such indemnified party.

         Notwithstanding anything to the contrary in this Section 8, the indemnification and contribution provisions of Section 9 shall govern any claim made with respect to registration statements filed pursuant thereto or sales made thereunder.

         9.   REGISTRATION RIGHTS.

         The Company hereby agrees to provide registration rights with respect to the Registrable Securities as set forth below.

              9.1  SECURITIES SUBJECT TO THIS AGREEMENT.

                   (a)  REGISTRABLE SECURITIES.  For the purposes of this
Section 9, Registrable Securities will cease to be Registrable Securities when such Registrable Securities are sold pursuant to Rule 144 under the Act or a registration statement covering such Registrable Securities has been declared effective under the Securities Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective registration statement.

                   (b) HOLDERS OF REGISTRABLE SECURITIES. A Person is deemed to be a holder of Registrable Securities whenever such Person owns of record Registrable Securities, or holds a warrant to purchase, or a security convertible into or exercisable or exchangeable for, Registrable Securities whether or not such acquisition or conversion has actually been effected and disregarding any legal restrictions upon the exercise of such rights. If the Company receives conflicting instructions, notices or elections from two or more persons with respect to the same Registrable Securities, the Company may act upon the basis of the instructions, notice or election received from the registered owner of such Registrable Securities. Registrable Securities issuable upon exercise of an option or upon conversion of another security shall be deemed outstanding for the purposes of this Section 9.

              9.2  DEMAND REGISTRATION.

                   (a) REQUEST FOR DEMAND REGISTRATION. At any time after the date that is 270 days after the Closing Date, the holders of 25% of the outstanding Registrable Securities may make a written request for registration of Registrable Securities under the Act, and under the securities or blue sky laws of any jurisdiction designated by such holder or holders (a "Demand Registration"); provided, that the Company will not be required to effect more than six Demand Registrations in the aggregate at the request of the holders of Registrable Securities pursuant to this Section 9.2(a) and provided, further, that the Company will not be required to effect more than four Demand Registrations pursuant to this Section 9.2(a) using a registration form other than a Form S-3 Registration Statement; and provided, further, that the Company shall not be required to complete any Demand Registration after the fourth Demand Registration unless the anticipated aggregate proceeds to the selling shareholders would exceed $2,500,000. Each such request for a Demand Registration shall specify the amount of the Registrable Securities proposed to be sold, the intended method of disposition thereof and the jurisdictions in which registration is desired. Upon a request for a Demand Registration, the Company shall promptly take such steps as are necessary or appropriate to prepare for the registration of the Registrable Securities to be registered. Within fifteen (15) days after the receipt of such request, the Company shall give written notice thereof to all holders holding Registrable Securities and include in such registration all Registrable Securities held by a holder thereof with respect to which the Company has received written requests for inclusion therein at least ten (10) days prior to the filing of the registration statement. Each such request will also specify the number of Registrable Securities to be registered, the intended method of disposition thereof and the jurisdictions in which registration is desired. Except with respect to Persons who as of the date of this Agreement have the contractual right to piggy-back on a Demand Registration pursuant to registration rights agreements identified on Schedule 4.8, unless holders of a majority of the Registrable Securities to be included in the Demand Registration consent in writing, no other Person (other than the Company and any other holder of Registrable Securities), shall be permitted to offer securities under any such Demand Registration. Subsequent to the date hereof, the Company shall not grant to any Person who does not presently have such right, the right to piggy-back on a Demand Registration.

                   (b) EFFECTIVE DEMAND REGISTRATION. A registration shall not constitute a Demand Registration until it has become effective under the Act and remains effective until the earlier of the completion of any offering of securities thereunder and the expiration of 135 days from date on which it first became effective under the Act (unless withdrawn upon request of the holders). The Company shall use reasonable efforts to cause any such Demand Registration to become effective under the Act not later than ninety (90) days after it receives a request under Section 9.2(a) hereof.

                   (c) EXPENSES. In any registration initiated as a Demand Registration, the Company shall pay all Registration Expenses (as defined in Section 9.6) in connection therewith, whether or not such Demand Registration becomes effective.

                   (d) UNDERWRITING PROCEDURES. If holders of a majority of the Registrable Securities included in the Demand Registration so elect, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of a firm commitment underwritten offering and the managing underwriter or underwriters selected for such offering shall be the Approved Underwriter selected in accordance with Section 9.2(e). In such event, if the Approved Underwriter advises the Company in writing that in its opinion the aggregate amount of such Registrable Securities requested to be included in such offering is sufficiently large to have a material adverse effect on the success of such offering, the Company shall include in such registration only the aggregate amount of Registrable Securities that in the opinion of the Approved Underwriter may be sold without any such material adverse effect and shall first reduce (to zero, if necessary) the amount of Securities sought to be included therein by the Company and any other Person who wishes to participate through the exercise of piggy-back registration rights and, if such reduction is not sufficient, reduce, pro rata based on the amounts included in the request for Demand Registration, the amount of Registrable Securities to be included by each holder. To the extent Registrable Securities so requested to be registered are excluded from the offering, then the holders of such Registrable Securities shall have the right to one additional Demand Registration under this Section
9.2 with respect to such Registrable Securities.

                   (e) SELECTION OF UNDERWRITERS. If any Demand Registration of Registrable Securities is in the form of an underwritten offering, the holders holding a majority of the Registrable Securities to which the Demand Registration relates shall select and obtain an investment banking firm of national reputation to act as the managing underwriter of the offering (the "Approved Underwriter"); provided, that the Approved Underwriter shall, in any case, be acceptable to the Company in its reasonable judgment.

              9.3  PIGGY-BACK REGISTRATION.

                   (a) PIGGY-BACK RIGHTS. If the Company proposes to file a registration statement under the Act with respect to an offering by the Company for its own account or for the account of any other holder of registration rights exercising demand registration rights (such other holder or registration rights being "Demand Holder") of any class of equity securities (other than a registration statement on Form S-4 or S-8 or any successor or other forms not available for registering equity securities for sale to the public), then the Company shall give written notice of such proposed filing to each holder of Registrable Securities at least thirty (30) days before the anticipated filing date, and such notice shall describe in detail the proposed registration and distribution (including those jurisdictions where registration under the securities or blue sky laws is intended) and offer such holders the opportunity to register such number of Registrable Securities as each such holder may request. The Company shall use its best efforts (within ten (10) days of the notice provided for in the preceding sentence) to cause the managing underwriter or underwriters of a proposed underwritten offering (the "Underwriter") to permit the holders of Registrable

Securities that have requested to participate in the registration for such offering to include such Registrable Securities in such offering on the same terms and conditions as the securities of the Company or the Demand Holder, as the case may be, included therein. Notwithstanding the foregoing, if in the opinion of the Underwriter the total amount or kind of securities which the holders of Registrable Securities, the Company and any other persons or entities intend to include in such offering (the "Total Securities") is sufficiently large so as to have a material adverse effect on the distribution of the Total Securities, then the amount or kind of securities to be offered for the account of such holders of Registrable Securities and such other persons or entities other than (i) the Company, if such registration is being filed for the Company's own account, or (ii) the Demand Holders, if such registration is being made at the demand of a Demand Holder, shall be reduced pro rata (to zero, if necessary) to the extent necessary to reduce the Total Securities to the amount recommended by the Underwriter.

                   (b) EXPENSES. The Company shall bear all Registration Expenses in connection with any registration pursuant to this Section 9.3.

              9.4  HOLDBACK AGREEMENTS.

                   (a) RESTRICTIONS ON PUBLIC SALE BY HOLDERS OF REGISTRABLE SECURITIES. To the extent not inconsistent with applicable law, each holder of Registrable Securities participating in such registration agrees not to effect any public sale or distribution of any Registrable Securities being registered or of any securities convertible into or exchangeable or exercisable for such Registrable Securities, including a sale pursuant to Rule 144 under the Securities Act, during the ten (10) Business Days prior to, and during the ninety (90) days beginning on, the effective date of such registration statement (except as part of such registration), if and to the extent requested by the Company in the case of a non-underwritten public offering or if and to the extent requested by the Underwriter in the case of an underwritten public offering.

                   (b) RESTRICTIONS ON PUBLIC SALE BY THE COMPANY. The Company agrees not to effect any public sale or distribution of any of its equity securities, or any securities convertible into or exchangeable or exercisable for such equity securities (except pursuant to registrations on Form S-4 or S-8 or any successor or other forms not available for registering equity securities for sale to the public) during the ten (10) Business Days prior to, and during the ninety (90) day period beginning on, the later of (i) the effective date of any registration statement in which the holders of Registrable Securities are participating and (ii) the commencement of a public distribution of the Registrable Securities pursuant to such registration statement.

              9.5  REGISTRATION PROCEDURES.

                   (a) OBLIGATIONS OF THE COMPANY. Whenever registration of Registrable Securities has been requested pursuant to Section 9.2 or 9.3 of this Agreement, the Company shall use reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof, and in connection with any such request, the Company shall, as soon as reasonably practicable:

                        (i) prepare and file with the SEC (in any event not later than thirty (30) business days after receipt of a request to file a registration statement with respect to Registrable Securities) a registration statement on any form for which the Company then qualifies which counsel for the Company shall deem appropriate and which form shall be available for the sale of such Registrable Securities in accordance with the intended method of distribution thereof, and use its best efforts to cause such registration statement to become effective under the Act; provided, however, that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall
    (A) provide counsel selected by the holders of a majority of the Registrable Securities being registered in such registration ("Holders' Counsel") with an opportunity to participate in the preparation of such registration statement and each prospectus included therein (and each amendment or supplement thereto) to be filed with the SEC, which documents shall be subject to the review of Holders' Counsel, and (B) notify the Holders' Counsel and each seller of Registrable Securities of any stop order issued or threatened by the SEC and take all reasonable action required to prevent the entry of such stop order or to remove it if entered;

                        (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period which will terminate when all Registrable Securities covered by such registration statement have been sold (but not before the expiration of the ninety (90) day period referred to in
    Section 4(3) of the Act and Rule 174 thereunder, if applicable), and comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

                        (iii)  furnish to each seller of Registrable
    Securities, prior to filing a registration statement, copies of such registration statement as is proposed to be filed, and thereafter such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as each such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

                        (iv) use reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller of Registrable Securities requests, and to continue such qualification in effect in such jurisdiction for as long as is permissible pursuant to the laws of such jurisdiction, or for as long as any such seller requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, however, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 9.5(a)(iv), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction;

                        (v) use reasonable efforts to cause the Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the seller or sellers of Registrable Securities to consummate the disposition of such Registrable Securities;

                        (vi) notify each seller of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and the Company shall promptly prepare a supplement or amendment to such prospectus and furnish to each seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

                        (vii) enter into and perform customary agreements (including an underwriting agreement in customary form with the Approved Underwriter or Underwriter, if any, selected as provided in Sections 9.2 or 9.3) and take such other actions as are reasonably required in order to facilitate the disposition of such Registrable Securities;

                        (viii) make available for inspection by any seller of Registrable Securities, any managing underwriter participating in any disposition pursuant to such registration statement, Holders' Counsel and any attorney, accountant or other agent retained by any such seller or any managing underwriter (each, an "Inspector" and collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's and its subsidiaries' officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspector in connection with such registration statement;

                        (ix) if such sale is pursuant to an underwritten offering, obtain a "cold comfort" letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by "cold comfort" letters as Holders' Counsel or the managing underwriter reasonably requests;

                        (x) furnish, at the request of any seller of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the registration statement with respect to such securities becomes effective, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion is being given as such seller may reasonably request and are customarily included in such opinions;

                        (xi) otherwise use reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable but no later than fifteen (15) months after the effective date of the registration statement, an earnings statement covering a period of twelve (12) months beginning after the effective date of the registration statement, in a manner which satisfies the provisions of Section 11(a) of the Act;

                        (xii) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed (including NASDAQ), provided, that the applicable listing requirements are satisfied;

                        (xiii) provide officers' certificates and other customary closing documents;

                        (xiv) cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc. (the "NASD"); and

                        (xv) use reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby.

                   (b) NOTICE TO DISCONTINUE. Each holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 9.5(a)(vi), such holder shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 9.5(a)(vi) and, if so directed by the Company, such holder shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such holder's possession, of the prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such registration statement shall be maintained effective pursuant to this Agreement (including without limitation the period referred to in Section 9.5(a)(ii)) by the number of days during the period from and including the date of the giving of such notice pursuant to
Section 9.5(a)(vi) to and including the date when the holder shall have received the copies of the supplemented or amended prospectus contemplated by and meeting the requirements of Section 9.5(a)(vi).

              9.6 REGISTRATION EXPENSES. The Company shall pay all expenses (other than underwriting discounts and commissions) arising from or incident to the performance of, or compliance with, Section 9 of this Agreement, including without limitation, (i) SEC, stock exchange, NASDAQ and NASD registration and filing fees, (ii) all fees and expenses incurred in complying with securities or blue sky laws (including reasonable fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities),
(iii) all printing, messenger and delivery expenses, (iv) the fees, charges and disbursements of counsel to the

Company and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company (including without limitation any expenses arising from any special audits incident to or required by any registration or qualification), and (v) any liability insurance or other premiums for insurance obtained by the Company and the reasonable fees, charges and expenses of any special experts retained by the Company in connection with any Demand Registration or piggy-back registration pursuant to the terms of this Agreement, regardless of whether such registration statement is declared effective. In connection with each registration hereunder, the Company shall reimburse the holders of Registrable Securities being registered in such registration for the reasonable fees, charges and disbursements of not more than one counsel chosen by the holders of a majority of Registrable Securities being registered in such registration. All of the expenses described in this
Section 9.6 are referred to herein as "Registration Expenses."

              9.7  INDEMNIFICATION; CONTRIBUTION.

                   (a) INDEMNIFICATION BY THE COMPANY. The Company agrees to indemnify, to the fullest extent permitted by law, each holder of Registrable Securities, its officers, directors, partners, employees, advisors and agents and each Person who controls (within the meaning of the Act or the Exchange Act) such holder from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) arising out of or based upon any untrue, or alleged untrue, statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or notification or offering circular (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein and provided further that the Company will not be liable to any holder of Registrable Securities or any person controlling such holder with respect to any loss, claim, liability, expense, charge or damage arising out of or based on any untrue statement or alleged untrue statement or omission or alleged omission to state a material fact in any preliminary prospectus which is corrected in the prospectus. The Company shall also indemnify any underwriters of the Registrable Securities, their officers, directors and employees and each Person who controls such underwriters (within the meaning of the Act and the Exchange
Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

                   (b) INDEMNIFICATION BY HOLDERS. In connection with any registration statement in which a holder of Registrable Securities is participating pursuant to Section 9.2 or 9.3 hereof, each such holder shall furnish to the Company in writing such information with respect to such holder as the Company may reasonably request or as may be required by law for use in connection with any such registration statement or prospectus and each holder, by its participation in such registration, agrees to indemnify, to the extent permitted by law, the Company, any underwriter retained by the Company and their respective directors, officers, employees and each Person who controls the Company or such underwriter (within the meaning of the Act and the Exchange Act) to the same extent as the foregoing indemnity from the Company to the holders of Registrable Securities, but only with respect to any such information furnished in writing by or on behalf of such holder.

                   (c) CONDUCT OF INDEMNIFICATION PROCEEDINGS. Any Person entitled to indemnification hereunder (the "Registration Rights Indemnified Party") agrees to give prompt written notice to the indemnifying party (the "Registration Rights Indemnifying Party") after the receipt by the Registration Rights Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Registration Rights Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, that the failure so to notify the Registration Rights Indemnifying Party shall not relieve the Registration Rights Indemnifying Party of any liability that it may have to the Registration Rights Indemnified Party hereunder unless, and only to the extent that, such failure results in the Registration Rights Indemnifying Party's forfeiture of substantial rights or defenses. If notice of commencement of any such action is given to the Registration Rights Indemnifying Party as above provided, the Registration Rights Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Registration Rights Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such Registration Rights Indemnified Party. The Registration Rights Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the Registration Rights Indemnified Party unless (i) the Registration Rights Indemnifying Party agrees to pay the same, (ii) the Registration Rights Indemnifying Party fails to assume the defense of such action with counsel satisfactory to the Registration Rights Indemnified Party in its reasonable judgment, (iii) the named parties to any such action (including any impleaded parties) have been advised by such counsel that either (A) representation of such Registration Rights Indemnified Party and the Registration Rights Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (B) there may be one or more legal defenses available to the Registration Rights Indemnified Party which are different from or additional to those available to the Registration Rights Indemnifying Party. No Registration Rights Indemnifying Party shall, without the prior written consent of each Registration Rights Indemnified Party, settle, compromise or consent to the entry of any judgment unless such settlement, compromise or consent includes an unconditional release of the Registration Rights Indemnified Party from all liability relating thereto.

In either of such cases the Registration Rights Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Registration Rights Indemnified Party. No Registration Rights Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

                   (d) CONTRIBUTION. If the indemnification provided for in this Section 9.7 from the Indemnifying Party is unavailable to a Registration Rights Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the Indemnifying Party, in lieu of indemnifying such Registration Rights Indemnified Party, shall contribute to the amount paid or payable by such Registration Rights Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Registration Rights Indemnifying Party and Registration Rights Indemnified Party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative faults of such Registration Rights Indemnifying Party and Registration Rights Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Registration Rights Indemnifying Party or Registration Rights Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Sections 9.7(a), 9.7(b) and 9.7(c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

         The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9.7(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person.

                   9.8 RULE 144. The Company covenants that it shall file any reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the Commission thereunder; and that it shall take such further action as each holder of Registrable Securities may reasonably request (including providing any information necessary to comply with Rules 144 and 144A under the Securities Act), all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Act within the limitation of the exemptions provided by (a) Rule 144 or Rule 144A under the Act, as such rules may be amended from time to time, or (b) any similar rules or regulations hereafter adopted by the SEC. The Company shall, upon the request of any holder of Registrable Securities, deliver to such holder a written statement as to whether it has complied with such requirements.

         10.  TERMINATION.

              10.1 TERMINATION. Subject to Section 10.2, this Agreement may be terminated at any time prior to the Closing:

                   (a) by the Purchasers or the Company if the Stockholder Meeting is held to consider the transactions contemplated hereby and the stockholders fail to approve the Proposal;

                   (b) by the Purchasers if there has been a material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which breach is incurable or has not been cured by the Company within 10 days after written notice from the Purchasers; PROVIDED, HOWEVER, that no pending or threatened action, suit, proceeding or investigation questioning the validity of this Agreement or any action to be taken pursuant hereto or thereto or seeking to enjoin consummation of any of the transactions contemplated hereby or thereby, shall give the Purchasers any right to terminate this Agreement under this Section 10.1(a) except as set forth in paragraph (f) below;

                   (c) by the Company if there has been a material breach of any representation, warranty, covenant or agreement of the Purchasers contained in this Agreement, which breach is incurable or has not been cured by the Purchasers within 10 days after written notice from the Company;

                   (d) by the Purchasers if the Disclosure Schedules are not in form and substance satisfactory to the Purchasers;

                   (e) by the Company or the Purchasers, if the Closing shall not have occurred on or before December 31, 1997; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

                   (f) by the Company or the Purchasers, if any judgment, injunction, order or decree enjoining the Company or the Purchasers from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, order or decree becomes final and nonappealable; PROVIDED,

HOWEVER, that the party seeking to terminate this Agreement must use all reasonable efforts to remove such judgment, injunction, order or decree; or

                   (g) by mutual written consent of the Company and the Purchasers.

              10.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the representation contained in Section 4.25 and the covenants and agreements contained in Sections 6.1.4(b), 6.1.5, 8, 10.2 and 11 shall survive the termination hereof.

         11.  MISCELLANEOUS.

              11.1 PERFORMANCE; WAIVER. The provisions of this Agreement may be modified or amended, and waivers and consents to the performance and observance of the terms hereof may be given (i) prior to the Closing, by written instrument executed and delivered by the Company and the Purchasers, and (ii) subsequent to the Closing, by written instrument executed and delivered by the Company and the holders of (x) 66 2/3% of the outstanding shares of Preferred Stock, if any, and (y) 66 2/3% of the Warrant Shares (as defined in Section 6.2.4(a)). The failure at any time to require performance of any provision hereof shall in no way affect the full right to require such performance at any time thereafter (unless performance thereof has been waived in accordance with the terms hereof for all purposes and at all times by the parties to whom the benefit of such performance is to be rendered). The waiver by any party to this Agreement of a breach of any provision hereof shall not be taken or held to be a waiver of any succeeding breach of such provision of any other provision or as a waiver of the provision itself.

              11.2 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and the applicable provisions of this Agreement, the Purchasers may assign any of their rights under any of this Agreement to any of their Affiliates, employees, members or partners. The Company may not assign any of its rights under this Agreement, except to a successor-in-interest to the Company, without the written consent of the Purchasers. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

              11.3 NOTICES. All notices or other communications given or made hereunder shall be validly given or made if in writing and delivered by facsimile transmission or in Person at, mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by a reputable overnight courier to, the following addresses (and shall be deemed effective at the time of receipt thereof).

         If to the Company:

              Platinum Entertainment, Inc.
              20001 Butterfield Road, Suite 1400
              Downers Grove, Illinois 60515
              Telecopy:  (630) 769-0049
              Attention:  Chief Executive Officer

         with a copies to:

              Katten, Muchin & Zavis
              525 West Monroe Street, Suite 1600
              Chicago, Illinois
              Telecopy:   (312) 902-1061
              Attention:  Matthew S. Brown, Esq.

         If to the Purchasers:

              SK-Palladin Partners, LP
              c/o Palladin Capital, Inc.
              1285 Avenue of the Americas
              New York, New York  10019-6064
              Telecopy:   (212) 641-5065
              Attention:  Mark J. Schwartz

              and

              MAC Music LLC
              c/o Alpine Equity Partners, L.P.
              1285 Avenue of the Americas
              New York, New York  10019-6064
              Telecopy:   (212) 641-5148
              Attention:  Lorraine E. Jackson, Esq.

         with a copy to:

              Paul, Weiss, Rifkind, Wharton & Garrison
              1285 Avenue of the Americas
              New York, New York  10019-6064
              Telecopy:   (212) 757-3990
              Attention:  Bruce A. Gutenplan, Esq.

or to such other address as the party to whom notice is to be given may have previously furnished notice in writing to the other in the manner set forth above.

              11.4 TRANSACTION EXPENSES. The Company shall pay all Transaction Expenses incurred by the Purchaser, regardless of whether or not the Closing occurs unless this Agreement has been terminated by the Company pursuant to
Section 10.1(c) hereof.

              11.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

              11.6 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, each of the Company and the Purchasers directs that such court interpret and apply the remainder of this Agreement in the manner that it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

              11.7 HEADINGS; INTERPRETATION. The index and section headings herein are for convenience only and shall not affect the construction hereof. References to sections means sections of this Agreement unless the context otherwise requires. References to herein or hereof mean this Agreement.

              11.8 ENTIRE AGREEMENT. This Agreement embodies the entire agreement between the parties relating to the subject matter hereof and supersedes any and all prior oral or written agreements, representations or warranties, contracts, understandings, correspondence, conversations, and memoranda, whether written or oral, between the Company and the Purchasers, or between or among any agents, representatives, parents, Subsidiaries, Affiliates, predecessors in interest or successors in interest, with respect to the subject matter hereof.

              11.9 NO THIRD PARTY RIGHTS. Except for the indemnified parties, this Agreement is intended solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person (including, without limitation, any stockholder or debtholder of the Company) other than the parties hereto.

              11.10 REMEDIES FOR BREACH. The parties agree that in addition to any other rights or remedies which may be available at law or equity, the parties shall be entitled to seek specific performance of any post-Closing duty or obligation of any party hereto.

              11.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                                       PLATINUM ENTERTAINMENT, INC.


                                       By: /s/ Steven Devick
                                          ------------------------------------
                                          Name: Steven Devick
                                          Title: Chief Executive Officer

                                       MAC MUSIC LLC

                                       By:  Alpine Equity Partners, L.P.,
                                            Managing Member

                                            By:   AEP, LLC
                                                  General Partner

                                       By: /s/ Lisa Hook
                                          ------------------------------------
                                            Name: Lisa Hook
                                            Title: Managing Director

                                       By:  Maroley Media Group LLC,
                                            Managing Member

                                       By: /s/ Andrew B. Lipsher
                                          ------------------------------------
                                            Name: Anderew B. Lipsher
                                            Title: Executive Vice President

                                       SK-PALLADIN PARTNERS, LP

                                       By:  SK-Palladin Gen Par, LP,
                                            General Partner

                                            By:  SK-Palladin Gen Par, Inc.
                                                 General Partner



                                       By: /s/ Mark J. Schwartz
                                          ------------------------------------
                                           Name: Mark J. Schwartz

              EACH OF THE UNDERSIGNED, by execution hereof and delivery of a counterpart hereof hereby join and becomes a party to the foregoing Securities Purchase Agreement but only for purposes of Sections 6.3 and 11 thereof.

                                       FRONTENAC VI LIMITED PARTNERSHIP



                                       By: /s/ Rodney L. Goldstein
                                          ------------------------------------
                                          Name: Rodney L. Goldstein
                                          Title:


                                       /s/ Steven Devick
                                       ---------------------------------------
                                       Steven Devick


                                       /s/ Andrew J. Filipowski
                                       ---------------------------------------
                                       Andrew J. Filipowski


                                       /s/ Craig Duchossois
                                       ---------------------------------------
                                       Craig Duchossois

                                     SCHEDULE 2.2


                        NUMBER OF SHARES                   PORTION OF
    PURCHASER           OF PREFERRED STOCK  WARRANTS       PURCHASE PRICE
---------------------------------------------------------------------------
MAC Music LLC                10,000         1,800,000      $10,000,000.00
SK-Palladin Partners, LP     10,000         1,800,000      $10,000,000.00

ALLOCATION OF PURCHASE PRICE: The portion of the Purchase Price paid by each Purchaser shall be allocated ____% to the shares of Preferred Stock purchased by such Purchaser and ___% to the Warrants purchased by such Purchaser.*



---------------
* As soon as practicable, but no later than 15 days after the Closing Date (unless the parties agree to an extension beyond such date) the parties will in good faith attempt to reach agreement with respect to an allocation. If the parties are unable to agree, then the allocation shall be determined by an "Independent Financial Expert" within the meaning of, and chosen in the manner set forth in, the definition of "Current Market Price" in Section 1.12 of the Certificate of Designation.

                          PLATINUM ENTERTAINMENT, INC.
                             2001 BUTTERFIELD ROAD
                         DOWNERS GROVE, ILLINOIS 60515

                 PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON OCTOBER 29, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder(s) hereby appoints Steven Devick and Douglas
C. Laux, and each of them, with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes each of them to represent and to vote all of the shares of Common Stock of Platinum Entertainment, Inc. ("Platinum") held of record by the undersigned as of October 3, 1997 which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on October 29, 1997, at the offices of Platinum, 2001 Butterfield Road, Suite 1400, Downers Grove, Illinois 60515 at 10:00 a.m., Chicago time, and at any adjournment thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT THEREOF IN THE MANNER DESCRIBED HEREIN. IF NO CONTRARY INDICATION IS MADE THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, AND 5 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.

SEE REVERSE SIDE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSALS 1, 2, 3, 4 AND 5.

1. Proposal to elect two Class II directors as described in the Company's Proxy Statement:

    For      Withhold     For All Except
    / /        / /            / /

    Class II directors to serve until the Annual Meeting of Stockholders in 2000, as provided in the By-laws of the Company.

                  Michael P. Cullinane and Andrew J. Filipowski

    (INSTRUCTION: To withhold authority to vote for any nominee[s], mark the "For All Except" box above and write the nominee name[s] on the line below.)

    ___________________________________________________________________________

2. Proposal to approve the issuance and sale by the Company of 20,000 shares of Series B Convertible Preferred Stock together with warrants to purchase an aggregate of 3,600,000 shares of the Company's common stock, par value $.001 per share.

    For      Against      Abstain
    / /        / /          / /

3. Proposal to approve an amendment to the Platinum Entertainment, Inc. 1995 Directors' Stock Option Plan.

    For      Against      Abstain
    / /        / /          / /

4. Proposal to adopt the Platinum Entertainment, Inc. 1997 Employee Stock Purchase Plan.

    For      Against      Abstain
    / /        / /          / /

5. Proposal to ratify the appointment by the Board of Directors of Ernst & Young LLP as the independent auditors of the Company's financial statements for the fiscal year ending May 31, 1998.

    For      Against      Abstain
    / /        / /          / /


    Each of the persons named as proxies herein are authorized, in such person's discretion, to vote upon such other matters as may properly come before the Annual Meeting.


/ / MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

This Proxy must be signed exactly as your name appears hereon. When shares are held by joint tenants, both should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

                                (Reverse Side)


Signature(s)

-------------------------------------------


Date                                 , 1997
    --------------------------------